     As Filed With the Securities and Exchange Commission on April 26, 2002


                                                     Registration No. 333-84532
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------


                                 iVILLAGE INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            7375

(State or other jurisdiction of                    (Primary Standard Industrial
 incorporation or organization)                    Classification Code Number)


                                   13-3845162

                                (I.R.S. Employer
                               Identification No.)

                             500-512 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 600-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              DOUGLAS W. McCORMICK
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 iVILLAGE INC.
                             500-512 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 600-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                  Please send copies of all communications to:

        Richard V. Smith, Esq.
          Iain Mickle, Esq.
 Orrick, Herrington & Sutcliffe LLP                  David A. Sirignano, Esq.
  Old Federal Reserve Bank Building                 Morgan, Lewis & Bockius LLP
         400 Sansome Street                       1111 Pennsylvania Avenue, N.W.
   San Francisco, California 94111                    Washington, D.C. 20004
           (415) 392-1122                                 (202) 739-3000



                                ----------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                              PROMOTIONS.COM, INC.
                        268 West 44th Street, 4th Floor
                            New York, New York 10036

                                  May __, 2002


Dear Stockholder:

     The Promotions.com board of directors has unanimously approved an agreement and plan of merger dated as of February 11, 2002 and amended as of March 13, 2002 that provides for the merger of Virgil Acquisition Corp., a wholly owned subsidiary of iVillage Inc., with and into Promotions.com. As a result of the merger, Promotions.com will become a wholly owned subsidiary of iVillage. Pursuant to the merger, each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash. The shares of iVillage common stock to be issued to stockholders of Promotions.com as a result of the merger will be listed on the Nasdaq National Market under the trading symbol "IVIL."

     Promotions.com has scheduled a meeting of its stockholders on May 24, 2002 to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Holders of record of Promotions.com common stock at the close of business on May 2, 2002 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. However, because Virgil Acquisition Corp. acquired approximately 11,915,010 shares of Promotions.com common stock (representing approximately 77.9% of the outstanding shares of Promotions.com common stock as of April 25, 2002 assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement), Virgil Acquisition Corp. can cause the merger to occur without the affirmative vote of any other Promotions.com stockholder.


                                         Sincerely,


                                         /s/ STEVEN KREIN

                                         Chairman and Chief Executive Officer

                              PROMOTIONS.COM, INC.
                        268 WEST 44TH STREET, 4TH FLOOR
                            NEW YORK, NEW YORK 10036


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2002


To the Stockholders of Promotions.com, Inc.:

     A special meeting of stockholders of Promotions.com, Inc. will be held on May 24, 2002 at 10:00 a.m., local time, at the offices of iVillage Inc., 512 Seventh Avenue, New York, New York, for the following purpose:

   o To consider and vote upon a proposal to approve and adopt the merger agreement among iVillage Inc., Virgil Acquisition Corp., which is a newly formed, wholly owned subsidiary of iVillage, and Promotions.com, Inc., and the transactions contemplated by the merger agreement, including the merger.

     Only holders of record of shares of Promotions.com common stock at the close of business on May 2, 2002 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

     The Promotions.com board of directors has determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Promotions.com and its stockholders and has declared the advisability of the merger agreement and the transactions contemplated by it. Accordingly, the Promotions.com board of directors recommends that stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting.

     Promotions.com stockholders will have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, Promotions.com stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex B to the attached proxy statement/prospectus and a summary of these provisions can be found under "The Merger and the Merger Agreement-Rights of Dissenting Promotions.com Stockholders" in the attached proxy statement/prospectus.

     Please take the time to vote by completing and mailing the enclosed proxy card. A postage-prepaid envelope has been provided for your convenience. If your shares are held in "street name" at a brokerage firm, you must instruct your broker how to vote your shares. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares in person.


                                         By order of the board of directors,


                                         /s/ STEVEN KREIN

                                         Chairman and Chief Executive Officer

New York, New York
May __, 2002



     Please do not send any Promotions.com stock certificates at this time.

                              PROMOTIONS.COM, INC.
                                PROXY STATEMENT
                                ----------------

                                 iVILLAGE INC.
                                   PROSPECTUS


                           PROXY STATEMENT/PROSPECTUS



     This proxy statement/prospectus is being furnished to the stockholders of Promotions.com, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Promotions.com board of directors for use at a special meeting of stockholders to be held on May 24, 2002.

     The Promotions.com board of directors has unanimously approved an agreement and plan of merger dated as of February 11, 2002 and amended as of March 13, 2002 that provides for the merger of Virgil Acquisition Corp., a wholly owned subsidiary of iVillage Inc., with and into Promotions.com. As a result of the merger, Promotions.com will become a wholly owned subsidiary of iVillage. Pursuant to the merger, each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash.

     Promotions.com has scheduled a special meeting of its stockholders on May 24, 2002 to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Holders of record of Promotions.com common stock at the close of business on May 2, 2002 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. However, because Virgil Acquisition Corp. acquired approximately 11,915,010 shares of Promotions.com common stock (representing approximately 77.9% of the outstanding shares of Promotions.com common stock as of April 25, 2002 assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement), Virgil Acquisition Corp. can cause the merger to occur without the affirmative vote of any other Promotions.com stockholder.

     iVillage common stock is listed on the Nasdaq National Market under the symbol "IVIL." Promotions.com common stock is listed on the Over-the-Counter Bulletin Board under the symbol "PRMO.OB." On February 11, 2002, the day before the public announcement of the proposed offer and merger, the last sale price per share of iVillage common stock on the Nasdaq National Market was $2.47 and the last sale price per share of Promotions.com common stock on the Over-the-Counter Bulletin Board was $0.84. On April 25, 2002, the most recent practicable date prior to the filing of this proxy statement/prospectus, the last sale price per share of iVillage common stock was $1.90. On April 24, 2002, the most recent practicable date prior to the filing of this proxy statement/prospectus for which trading was reported, the last sale price per share of Promotions.com common stock was $0.84.

     Please read this proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page 9 for a description of various risks that you should consider in evaluating the merger.

     All information contained in this proxy statement/prospectus with respect to iVillage has been supplied by iVillage and all information with respect to Promotions.com has been supplied by Promotions.com.

     This proxy statement/prospectus also serves as a prospectus for iVillage under the Securities Act of 1933, as amended, for the issuance of the shares of iVillage common stock in the merger.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF IVILLAGE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated April 26, 2002, and is intended to be first mailed to Promotions.com stockholders on May 3, 2002.



The information in this proxy statement/prospectus may change. We may not complete the merger and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

                               TABLE OF CONTENTS



                                                                            Page
                                                                        --------
QUESTIONS AND ANSWERS ABOUT THE MERGER..............................           1
SUMMARY OF THE MERGER...............................................           3
 The Promotions.com special meeting ................................           3
 The companies .....................................................           3
 Summary of iVillage's and Promotions.com's revenues and operating
  losses for the years ended December 31, 2001 and 2000.............           4
 The merger ........................................................           4
 What Promotions.com stockholders will receive .....................           4
 Nasdaq National Market Listing ....................................           4
 Recommendation of Promotions.com's board of directors .............           4
 Material federal income tax consequences ..........................           4
 Comparative per share market price information ....................           5
 What iVillage stockholders will hold after the merger .............           5
 Ownership of iVillage after the merger ............................           5
 Stockholder vote required to approve the merger ...................           5
 Appraisal or dissenters' rights ...................................           5
 Promotions.com board of directors .................................           5
 Interests of Promotions.com's officers and directors in the
  transaction.......................................................           6
 Accounting treatment ..............................................           6
 Regulatory clearances .............................................           6
 Conditions to the merger ..........................................           6
 Termination of the merger agreement ...............................           6
 Termination fee ...................................................           6
 Opinions of Promotions.com's financial advisors ...................           6
UNAUDITED COMPARATIVE PER SHARE DATA................................           8
RISK FACTORS........................................................           9
 Risks Relating to the Merger ......................................           9
 Risks Relating to the Combined Company Following the Merger .......          11
FORWARD-LOOKING STATEMENTS..........................................          23
THE SPECIAL MEETING.................................................          24
 Time, Place, Date .................................................          24
 Purpose of the Special Meeting ....................................          24
 Record Date; Quorum; Outstanding Shares Entitled to Vote ..........          24
 Vote Required .....................................................          24
 Voting by Proxy ...................................................          24
 Revoking Your Proxy ...............................................          25
BACKGROUND OF THE MERGER............................................          26
REASONS FOR THE OFFER AND THE MERGER................................          33
 Certain Projections ...............................................          34
 Recommendation of Promotions.com's Board of Directors .............          35
 Opinions of Promotions.com's Financial Advisors ...................          37
INTERESTS OF PROMOTIONS.COM DIRECTORS AND OFFICERS IN THE
  TRANSACTION.......................................................          50
THE MERGER AND THE MERGER AGREEMENT.................................          52
 Merger Structure and Timing .......................................          52
 Merger Consideration; Fractional Shares ...........................          52

                                                                            Page
                                                                        --------
 Promotions.com's Board of Directors ...............................          52
 The Merger ........................................................          53
 Treatment of Promotions.com Stock Options and other Promotions.com
  Stock Rights......................................................          53
 Representations and Warranties ....................................          54
 Conduct of Business Pending the Merger ............................          55
 Covenants .........................................................          56
 No Solicitation of Transactions ...................................          57
 Indemnification ...................................................          58
 Public Announcements ..............................................          58
 Employee Benefit Plans and Arrangements ...........................          58
 Tax Treatment .....................................................          58
 Conditions to the Merger ..........................................          58
 Termination .......................................................          58
 Standstill, Non-Solicitation of Promotions.com Senior Management ..          59
 Expenses ..........................................................          60
 Amendment .........................................................          60
 Extension and Waiver ..............................................          60
 Material United States Federal Income Tax Consequences ............          61
 Rights of Dissenting Promotions.com Stockholders ..................          62
 Regulatory Clearances .............................................          63
 Source and Amount of Funds ........................................          63
 Relationships between iVillage and Promotions.com .................          63
 Accounting Treatment ..............................................          64
 SFAS 142 ..........................................................          64
 Fees and Expenses .................................................          65
 Restrictions on Sales of Shares by Affiliates .....................          65
 Listing on the Nasdaq National Market of iVillage Common Stock to
  be Issued in the Merger...........................................          65
AGREEMENTS RELATED TO THE MERGER AGREEMENT..........................          66
 Stockholder Agreements ............................................          66
 Affiliate Agreements ..............................................          69
INFORMATION CONCERNING iVILLAGE.....................................          70
 Business of iVillage ..............................................          70
 Selected Consolidated Financial Data of iVillage ..................          83
 iVillage's Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............................          84
 iVillage's Directors and Executive Officers .......................          96
 Principal Stockholders of iVillage ................................         104
 Certain Transactions ..............................................         106
INFORMATION CONCERNING PROMOTIONS.COM...............................         110
 Business of Promotions.com ........................................         110
 Selected Financial Data of Promotions.com .........................         119
 Promotions.com's Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............................         120
 Promotions.com Directors and Executive Officers ...................         129
 Principal Stockholders of Promotions.com ..........................         132
 Certain Transactions ..............................................         134
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS........................................................         136

                                                                            Page
                                                                      ----------
iVILLAGE AND PROMOTIONS.COM MARKET PRICE AND DIVIDEND INFORMATION            140
DESCRIPTION OF iVILLAGE CAPITAL STOCK ............................           141
 iVillage Common Stock ...........................................           141
 iVillage Preferred Shares .......................................           141
 Warrants ........................................................           141
 Special Meetings ................................................           142
 Voting ..........................................................           142
 Business Combination Law ........................................           142
 Limitation of Director Liability and Indemnification
  Arrangements....................................................           143
 Hearst Stockholder Agreement ....................................           144
COMPARISON OF THE RIGHTS OF HOLDERS OF PROMOTIONS.COM COMMON
  STOCK AND iVILLAGE COMMON STOCK.................................           147
 Authorized Capital Stock ........................................           147
 Stockholder Rights Plan .........................................           147
 Size of the Board of Directors ..................................           147
 Classified Board of Directors ...................................           147
 Cumulative Voting ...............................................           148
 Removal of Directors ............................................           148
 Vacancies on the Board of Directors .............................           148
 Charter Amendments ..............................................           148
 Bylaw Amendments ................................................           149
 Advance Notice of Director Nominations and New Business .........           149
 Special Meetings of Stockholders ................................           149
 Stockholder Action Without a Meeting ............................           149
 Indemnification of Directors and Officers .......................           149
 Limitation of Personal Liability of Directors ...................           150
 Preemptive Rights ...............................................           150
 Distributions ...................................................           150
LEGAL MATTERS ....................................................           150
EXPERTS ..........................................................           150
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ..........           151
WHERE YOU CAN FIND MORE INFORMATION ..............................           151
OTHER MATTERS ....................................................           152
INDEX TO FINANCIAL STATEMENTS ....................................           F-1
ANNEX A-1 ........................................................         A-1-1
 Agreement and Plan of Merger
ANNEX A-2 ........................................................         A-2-1
 Amendment No. 1 to Agreement and Plan of Merger
ANNEX B ..........................................................           B-1
 Section 262 of the General Corporation Law of the State of
  Delaware
ANNEX C ..........................................................           C-1
 Opinion of Allen & Company Incorporated, dated February 11, 2002
ANNEX D ..........................................................           D-1
 Opinion of Capitalink, L.C., dated March 15, 2002

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


   The merger of Virgil Acquisition Corp., a wholly owned subsidiary of iVillage, with and into Promotions.com will constitute the second and final step of the acquisition of Promotions.com by iVillage. The first step was an exchange offer, commenced by iVillage through its subsidiary on March 19, 2002, for the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash for each share of Promotions.com common stock validly tendered and not withdrawn. The per share fractional amount of iVillage common stock was determined in accordance with a formula set forth in the merger agreement based on the average of the closing sale prices of iVillage common stock on the Nasdaq National Market for the five trading days ended April 16, 2002, which average was $2.198. The offer was completed on April 18, 2002. Through its subsidiary, iVillage acquired approximately 11,915,010 shares of Promotions.com common stock (and associated preferred share purchase rights), representing approximately 77.9% of the shares outstanding as of April 25, 2002 assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement. The following are some questions you, as a stockholder of Promotions.com, may have and the answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this proxy statement/prospectus. Promotions.com stockholders are urged to read this proxy statement/prospectus in its entirety.


Q:      When and where is the special meeting?

A: Promotions.com will hold a special meeting of stockholders on May 24, 2002, at 10:00 a.m., local time, at the offices of iVillage, 512 Seventh Avenue, New York, New York 10018.

Q:      What is the purpose of the special meeting?

A: The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Following the merger, Promotions.com will become a wholly owned subsidiary of iVillage.

Q:      Is my vote required to adopt the merger agreement?

A: No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of Promotions.com as of May 2, 2002, the record date, will be required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Virgil Acquisition Corp., a wholly owned subsidiary of iVillage, has agreed to vote all of the Promotions.com shares it owns in favor of the merger. Because Virgil Acquisition Corp. owned approximately 77.9% of the Promotions.com outstanding shares as of April 25, 2002, assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement, approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger is assured without the vote of any other stockholder.

Q: What will I be entitled to receive in exchange for my shares of Promotions.com?

A: Upon completion of the merger, each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash, which is the same consideration paid in the offer. iVillage will not issue any fractional shares of its common stock in connection with the merger. All fractional shares of iVillage common stock that a Promotions.com stockholder would otherwise be entitled to receive because of the merger will be aggregated and, if a fractional share results from such aggregation, the Promotions.com stockholder will receive cash for those fractional shares.

Q:      Should I send in my stock certificate now?

A: No. After the merger is completed, iVillage will send you written instructions, including a letter of transmittal, that explain how to exchange your Promotions.com stock certificates for iVillage stock certificates. Please do not send in any Promotions.com stock certificates until you receive these written instructions and the letter of transmittal.

Q:      Is there an agreement governing the merger?

A: Yes. iVillage, Virgil Acquisition Corp. and Promotions.com entered into an agreement and plan of merger dated as of February 11, 2002 and amended as of March 13, 2002. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of Virgil Acquisition Corp. with and into Promotions.com. After completion of the merger, Promotions.com will be a wholly owned subsidiary of iVillage.

Q:      How long will it take to complete the merger?

A: We expect to complete the merger promptly after the special meeting of the Promotions.com stockholders to approve the merger.

Q:      Does Promotions.com support the merger?


A: Yes. The members of the Promotions.com board of directors, at a meeting duly called and held on February 11, 2002, unanimously:

     o Determined that the merger agreement and the transactions it contemplates, including the offer and the merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of Promotions.com and its stockholders;

     o Approved the merger agreement and the transactions it contemplates, including the offer and the merger, in all respects; and

     o as of that date, resolved to recommend that the stockholders of Promotions.com accept the offer, tender their Promotions.com shares to Virgil Acquisition Corp. and approve and adopt the merger agreement and the merger.


Q:      Will I be taxed on the iVillage shares I receive?

A: Yes. The receipt of cash and shares of iVillage common stock in exchange for shares of Promotions.com common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. Each Promotions.com stockholder's gain or loss per share of Promotions.com common stock will be equal to the difference between the amount of cash and the fair market value of the shares of iVillage common stock received in the merger and the stockholder's adjusted tax basis in the shares converted. Promotions.com stockholders are urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences of the merger in light of their particular circumstances.


Q:      Is iVillage's financial condition relevant?

A: Yes. Since shares of Promotions.com common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash, Promotions.com stockholders should consider iVillage's financial condition and, particularly, the section entitled "Risk Factors," before deciding whether to elect to become a stockholder of iVillage pursuant to the merger. In considering iVillage's financial condition, you should review carefully the information in this proxy statement/ prospectus because it contains detailed business, financial and other information about iVillage.


Q:      Where can I find more information about iVillage and Promotions.com?


A: You can find more information about iVillage and Promotions.com as described under "Where You Can Find More Information" on page 151.

Q:      Whom should I contact if I have more questions about the merger?


A: You may contact the information agent using the following contact information:

                               Information Agent
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                                 (800) 207-3159
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 207-3159

                             SUMMARY OF THE MERGER

   This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/ prospectus, including the merger agreement, which is attached as Annexes A-1 and A-2, and the information regarding appraisal rights, which is attached as Annex B.

The Promotions.com special meeting (see page 24)

   The Promotions.com special meeting is scheduled to be held on May 24, 2002, at 10:00 a.m., local time, at the offices of iVillage, 512 Seventh Avenue, New York, New York 10018. At the special meeting, stockholders of Promotions.com will consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, pursuant to which Virgil Acquisition Corp. will be merged with and into Promotions.com and Promotions.com will become a wholly owned subsidiary of iVillage. Only Promotions.com stockholders of record as of May 2, 2002, the record date, will be entitled to vote at the special meeting.

The companies (see pages 70 through 135)


iVillage Inc.
500-512 Seventh Avenue
New York, New York 10018
(212) 600-6000

   iVillage Inc. is a leading women's media company and the number one brand serving women online. iVillage includes iVillage.com, Women.com, Business Women's Network, iVillage Solutions, Lamaze Publishing, The Newborn Channel and Astrology.com. iVillage.com is a leading women's online destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network broadcast in over 1,100 hospitals nationwide. Business Women's Network offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members.

   iVillage.com is organized into communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. iVillage is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as e-mail, personal homepages and other community tools.

   iVillage was incorporated in Delaware on June 9, 1995 and has been a public company since March 19, 1999. It is traded on the Nasdaq National Market under the symbol "IVIL."

Virgil Acquisition Corp.
c/o iVillage Inc.
500-512 Seventh Avenue
New York, New York 10018
(212) 600-6000

   Virgil Acquisition Corp. is a wholly owned subsidiary of iVillage. Virgil Acquisition Corp. was organized on January 2, 2002 for the purpose of acquiring the Promotions.com shares tendered in response to the offer and merging with Promotions.com in the merger. It has not carried on any activities other than in connection with the transactions contemplated by the merger agreement.

Promotions.com, Inc.
268 West 44th Street, 4th Floor
New York, New York 10036
(212) 971-9800

   Promotions.com, Inc. is a leading provider of integrated custom promotion and direct marketing services that build sales and brand awareness for marketers. Promotions.com leverages its extensive promotion experience, Internet expertise and proprietary technology infrastructure with a broad range of promotion and direct marketing tools to optimize marketing spending and provide quantifiable results for its customers.

   Promotions.com's patent-pending iDIALOG(TM) technology is the platform for its solutions and enables its customers to use pre-selected criteria to deliver targeted offers to consumers during a promotion. During the year ended December 31, 2001, Promotions.com served promotions and offers for approximately 250 customers.

   Promotions.com was incorporated in New York on January 8, 1996 as Webstakes, Inc. On June 5, 1996, Promotions.com reincorporated in Delaware as Netstakes, Inc. and continued conducting business under the name Webstakes. The company changed its name to

Webstakes.com, Inc. on June 11, 1999 and, on January 27, 2000, the company's name was changed to Promotions.com, Inc.

   Promotions.com has been a public company since September 24, 1999. It is currently quoted on the Over-the-Counter Bulletin Board under the symbol "PRMO.OB."


Summary of iVillage's and Promotions.com's revenues and operating losses for the years ended December 31, 2001 and 2000 (see pages 83 through 96 and 119 through 128)


   iVillage had revenues of $60.0 million for the year ended December 31, 2001 and $76.4 million for the year ended December 31, 2000. Promotions.com's revenues were $11.2 million and $26.7 million for the same periods. Both companies generated losses from operations during the years ended December 31, 2001 and 2000. iVillage had net losses from continuing operations of $48.5 million for the year ended December 31, 2001 and $179.5 million for the year ended December 31, 2000. Promotions.com had net losses of $9.8 million for the year ended December 31, 2001 and $24.4 million for the year ended December 31, 2000.


The merger (see page 52)

   We have attached the merger agreement governing the merger as Annexes A-1 and A-2 to this proxy statement/prospectus. We encourage you to read this agreement because it is the legal document that governs the merger.


What Promotions.com stockholders will receive (see page 52)


   Upon completion of the merger, each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash, which is the same consideration paid in the offer.

   iVillage will not issue any fractional shares of common stock in connection with the merger. All fractional shares of iVillage common stock that a Promotions.com stockholder would otherwise be entitled to receive because of the merger will be aggregated and, if a fractional share results from such aggregation, the Promotions.com stockholder will receive cash for these fractional shares. Each Promotions.com stockholder who would otherwise be entitled to a fractional share of iVillage common stock in connection with the merger will receive cash in an amount equal to that fraction multiplied by $2.198, which is the average of the closing sale prices of iVillage common stock on the Nasdaq National Market for each of the five trading days immediately preceding the second trading day prior to the expiration of the offer, which we refer to as the base price.

Nasdaq National Market Listing (see page 65)

   The shares of iVillage common stock to be issued to Promotions.com stockholders in the merger will be included for quotation on the Nasdaq National Market, subject to official notice of issuance.

Recommendation of Promotions.com's board of directors (see page 35)


   At a meeting duly called and held on February 11, 2002, Promotions.com's board of directors took the following unanimous actions:

   o determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, taken together, are at a price and on terms advisable, fair to and in the best interests of Promotions.com and its stockholders;

   o approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, in all respects; and

   o recommended that, as of the date of the meeting, Promotions.com's stockholders accept the offer, tender their Promotions.com shares and approve and adopt the merger agreement.

   The Promotions.com board of directors affirmed these actions at a meeting held on March 15, 2002.


Material federal income tax consequences (see page 61)

   The receipt of cash and shares of iVillage common stock in exchange for shares of Promotions.com common stock pursuant to the merger, or the receipt of cash pursuant to the exercise of appraisal rights with respect to such shares, will be a taxable transaction for federal income tax purposes. Each Promotions.com stockholder's gain or loss per share of Promotions.com common stock will be equal to the difference between the amount of cash and the fair market value of the shares of iVillage common stock received in the merger or pursuant to the exercise of appraisal rights and the stockholder's adjusted tax basis in the shares surrendered. Gain or loss must be calculated separately for each block of Promotions.com shares acquired at the same cost in a single transaction.

Assuming that such shares constitute capital assets in the hands of the Promotions.com stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period is more than one year.


   Promotions.com stockholders are urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences of the merger in light of their particular circumstances.

Comparative per share market price information (see page 140)

   iVillage common stock is listed on the Nasdaq National Market under the symbol "IVIL." Promotions.com common stock is listed on the Over-the-Counter Bulletin Board under the symbol "PRMO.OB." On February 11, 2002, the day before the public announcement of the proposed offer and merger, the last sale price per share of iVillage common stock on the Nasdaq National Market was $2.47 and the last sale price per share of Promotions.com common stock on the Over-the-Counter Bulletin Board was $0.84. On April 25, 2002, the most recent practicable date prior to the filing of this proxy statement/prospectus, the last sale price per share of iVillage common stock was $1.90. On April 24, 2002, the most recent practicable date prior to the filing of this proxy statement/prospectus for which trading was reported, the last sale price per share of Promotions.com common stock was $0.84.


What iVillage stockholders will hold after the merger

   iVillage stockholders will continue to own their existing shares of iVillage common stock after the merger. iVillage stockholders should not send in their stock certificates in connection with the merger.

Ownership of iVillage after the merger


   iVillage will issue an aggregate of approximately 1,600,646 shares of iVillage common stock to Promotions.com stockholders in the offer and merger. These shares of iVillage common stock will represent approximately 3.0% of the outstanding shares of iVillage common stock after the merger. This information is based on the number of shares of iVillage and Promotions.com common stock outstanding on April 25, 2002, assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement but does not take into account warrants to purchase Promotions.com common stock or any shares of common stock that may be issued by iVillage or Promotions.com pursuant to an employee stock plan.

Stockholder vote required to approve the merger

   The merger requires the affirmative vote of at least a majority of the shares of Promotions.com common stock outstanding on the record date for the special meeting to approve the merger.

   Since Virgil Acquisition Corp. owns more than a majority of the Promotions.com common stock, approval of the merger by Promotions.com stockholders is assured, although consummation of the merger is still subject to other conditions.

Appraisal or dissenters' rights (see page 62)

   The merger entitles you to appraisal rights with respect to your Promotions.com shares. See "The Merger and the Merger Agreement -- Rights of Dissenting Promotions.com Stockholders" on page 62.

Promotions.com board of directors (see page 52)

   The merger agreement provides that, following the successful completion of the offer, Virgil Acquisition Corp. is entitled to designate a number of directors on Promotions.com's board of directors that gives Virgil Acquisition Corp. representation on Promotions.com's board of directors in the same proportion as the number of shares of Promotions.com common stock beneficially owned by iVillage, Virgil Acquisition Corp. and their affiliates bears to the total number of shares of outstanding Promotions.com common stock.


   Following this designation, the merger agreement also provides that Virgil Acquisition Corp. may require Promotions.com to include on each committee of Promotions.com's board of directors the directors designated by Virgil Acquisition Corp. in the same percentage that Virgil Acquisition Corp.'s designated directors represent on Promotions.com's board of directors.

   The merger agreement also requires Promotions.com to cause to be delivered to iVillage resignations of all of the current directors of Promotions.com to be effective upon the consummation of the merger.


   Pursuant to these provisions in the merger agreement, on April 19, 2002 Steven Elkes, Scott Levine, Jane Tollinger and Richard Kolberg were appointed to serve on Promotions.com's board of directors as representatives of Virgil Acquisition Corp. and Daniel J. Feldman and Dirk Hall resigned from the Promotions.com board of directors. Accordingly, the number of directors constituting the

Promotions.com board of directors is currently set at six, of which four were designated by Virgil Acquisition Corp. Also pursuant to the merger agreement, on April 19, 2002, Messrs. Elkes and Levine were appointed to serve on Promotion.com's audit and compensation committees.

Interests of Promotions.com's officers and directors in the transaction (see page 50)

   When you consider the Promotions.com board's recommendation that Promotions.com stockholders vote in favor of the merger, you should be aware that some Promotions.com directors and executive officers may have interests in the merger that may be different from, or in addition to, yours, such as severance payments, retention bonuses and option acceleration. See "Interests of Promotions.com Directors and Officers in the Transaction" on page 50.


Accounting treatment (see page 64)

   iVillage will account for the merger as a purchase for financial reporting purposes.


Regulatory clearances (see page 63)

   Completion of the merger does not require the approval of any government agency other than an order of the SEC declaring effective the registration statement of which this proxy statement/prospectus is a part.

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission provide that some merger transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods have expired or been terminated. The merger is exempt from these requirements.

Conditions to the merger (see page 58)

   The merger agreement provides that the respective obligations of Promotions.com and Virgil Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

   o the merger agreement and the merger shall have been approved by the stockholders of Promotions.com in accordance with Delaware law and any other applicable laws or orders;

   o no governmental entity shall have prohibited the completion of the merger; and

   o there shall be no pending or threatened governmental or third party action seeking to prohibit the completion of the merger.

Termination of the merger agreement (see page 58)

   iVillage and Promotions.com may jointly agree to terminate the merger agreement by mutual written agreement at any time prior to the effective time of the merger. In addition, either iVillage or Promotions.com may terminate the merger agreement if, without fault of the terminating party, any court or governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger.

   Promotions.com may terminate the merger agreement at any time prior to the effective time of the merger if any representation or warranty of iVillage or Virgil Acquisition Corp. contained in the merger agreement is or has become untrue, or upon a material breach by iVillage or Virgil Acquisition Corp. of its covenants or agreements in the merger agreement, in each case resulting in a material adverse effect on the completion of the merger and the transactions contemplated by the merger, and in each case subject to the ability of iVillage to correct such event prior to the effective time of the merger.

   iVillage may terminate the merger agreement at any time prior to the effective time of the merger if any representation or warranty of Promotions.com contained in the merger agreement is or has become untrue, or upon a material breach by Promotions.com of its covenants or agreements in the merger agreement, in each case subject to the ability of Promotions.com to correct such event within ten business days of its occurrence and prior to the effective time of the merger.

Termination fee (see page 60)

   Promotions.com must pay iVillage a termination fee of $250,000 in cash if the merger agreement is terminated under the circumstances described under "The Merger and the Merger Agreement--Expenses" on page 60. iVillage must pay Promotions.com a termination fee of $250,000 in cash if the merger agreement is terminated under certain other circumstances as described under "The Merger and the Merger Agreement--Expenses" on page 60.

Opinions of Promotions.com's financial advisors (see page 37)


   In connection with the offer and the merger, Promotions.com's board of directors received the written opinions, dated February 11, 2002 and March 15, 2002, respectively, of its financial advisors, Allen & Company

Incorporated and Capitalink, L.C., to the effect that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the consideration to be received in the offer and the merger by holders of Promotions.com common stock was fair, from a financial point of view, to the holders of Promotions.com common stock. The full text of Allen & Company's and Capitalink, L.C.'s opinions dated February 11, 2002 and March 15, 2002, respectively, are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and should be read carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinions of Allen & Company and Capitalink, L.C. do not constitute a recommendation to any stockholder as to whether or not stockholders should tender shares pursuant to the offer or how stockholders should vote or act on any matter relating to the merger.


   Promotions.com entered into an engagement letter with Allen & Company, dated July 20, 1999, in which Allen & Company agreed to provide general financial advisory services to Promotions.com. This arrangement was terminated by the parties in July 2001. Allen & Company was subsequently engaged by Promotions.com to issue the fairness opinion referred to above.

   As of September 28, 1999, iVillage entered into a financial advisory agreement with Allen & Company pursuant to which Allen & Company acted as iVillage's financial advisor with respect to various matters from time to time. In February 2000, iVillage executed an amendment to the agreement that extended its term to September 28, 2000 and set forth additional fees payable to Allen & Company for up to twelve months after expiration of the agreement upon the occurrence of certain events. During July 2001, iVillage paid Allen & Company a fee of approximately $2.0 million in connection with their services related to the Women.com acquisition.

   On March 7, 2002, iVillage entered into a new one-year financial advisory agreement with Allen & Company pursuant to which Allen & Company has agreed to act as iVillage's financial advisor with respect to various matters unrelated to the offer or the merger from time to time. iVillage is obligated to pay Allen & Company an initial non-refundable fee of $505,000 in April 2002, which fee shall be credited towards any additional fees payable to Allen & Company for services rendered pursuant to this agreement.


   After learning on March 10, 2002 of iVillage's March 7, 2002 agreement with Allen & Company, Promotions.com's board of directors determined that, while it had no evidence that Allen & Company's relationship with iVillage impacted its fairness opinion to Promotions.com, in light of the appearance of a potential conflict of interest, the board desired an opinion of a new independent financial advisor. On March 11, 2002, Promotions.com contacted Capitalink, L.C., from whom Promotions.com had received a proposal and whom the Promotions.com board had considered prior to selecting Allen & Company to provide the original fairness opinion, to engage it to review the offer and the merger, conduct its own due diligence and advise the Promotions.com board of directors with respect to the fairness of the offer and the merger, from a financial point of view, to Promotions.com stockholders. See "Background of the Merger" on page 26 and Promotions.com's Solicitation/Recommendation Statement on Schedule 14D-9.

                      UNAUDITED COMPARATIVE PER SHARE DATA



   We have set forth below information concerning net loss per share, cash dividends declared and book value per share data for Promotions.com and iVillage on both historical and pro forma bases and on a per share equivalent pro forma basis for Promotions.com. We have derived the pro forma net loss per share from the "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 136. Promotions.com has not declared any cash dividends since the completion of its initial public offering in September 1999 and iVillage has not declared any cash dividends since the completion of its initial public offering in March 1999. iVillage's management does not expect to pay cash dividends for the foreseeable future after the completion of the merger. Basic and diluted net loss per share and the book value per share for the pro forma presentation is based on outstanding shares of iVillage common stock, adjusted to include the estimated number of shares of iVillage common stock to be issued in connection with the offer and the merger for outstanding shares of Promotions.com common stock. The per share equivalent pro forma data for shares of Promotions.com common stock is based on the assumed conversion of each of the shares of Promotions.com common stock into shares of iVillage common stock.

   You should read the information set forth below in conjunction with the respective audited financial statements of iVillage and Promotions.com included in this proxy statement/prospectus and the "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" and the notes thereto beginning on page 136. See "Where You Can Find More Information" beginning on page 151.


                                                                           Year Ended
                                                                          December 31,
                                                                              2001
                                                                          ------------
      Promotions.com Historical Data:
       Basic and diluted net loss per share...........................       $(0.68)
       Cash dividends per share.......................................           --
       Book value per share...........................................       $ 0.96
      iVillage Historical Data:
       Basic and diluted net loss per share ..........................       $(1.13)
       Cash dividends per share.......................................           --
       Book value per share...........................................       $ 2.07
      Pro Forma Combined Data:
       Basic and diluted net loss per share ..........................       $(1.32)
       Cash dividends per share.......................................           --
       Book value per share...........................................       $ 2.08
      Pro Forma Promotions.com Equivalent Data:
       Basic and diluted net loss per share...........................       $(7.32)
       Cash dividends per share.......................................           --
       Book value per share...........................................       $10.32

                                  RISK FACTORS



   The merger involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the risks involved in the merger, including the following risk factors, before you decide how to vote on the proposal to adopt the merger agreement.

Risks Relating to the Merger

   No adjustments to the value of the stock portion will be made as a result of decreases in the market price of iVillage common stock prior to the effective time of the merger.

   Each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted in the merger into 0.1041 of a share of iVillage common stock, which we call the stock portion, and $0.64 in cash. No adjustments to the stock portion will be made as a result of changes in the market price of iVillage common stock prior to the effective time of the merger. Accordingly, if your shares are converted into the merger consideration in the merger, you will not receive any additional consideration as a result of any decrease in the market price of iVillage common stock prior to the effective time of the merger.

   The market price of iVillage common stock may decline after completion of the merger.

   The market price of iVillage common stock may decline after completion of the merger if:


   o the integration of the business and operations of Promotions.com is unsuccessful or takes longer than anticipated;

   o the effect of the merger on the combined company's financial results is not consistent with the expectations of securities analysts or investors;

   o iVillage does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by securities analysts or investors; or

   o following the merger, significant stockholders of iVillage decide to dispose of their shares because the results of the merger are not consistent with their expectations.

   iVillage's stock price has been volatile and you should expect it to continue to fluctuate.

   In attempting to integrate the business and technology of Promotions.com, iVillage will incur significant costs which may harm its business.

   iVillage expects to incur costs and commit significant management time integrating Promotions.com's operations, technology, Web sites, products, customers and personnel. These costs may be substantial and may include costs for:

   o integration of operations, including combining teams and processes in various functional areas;

   o reorganization or closure of operations and/or facilities, including the cost of office space that iVillage is unable to sublease;

   o integration of technology, Web sites and products;

   o fees and expenses of professionals and consultants involved in completing the integration process; and

   o potential existing liabilities of Promotions.com.

   Successful integration of Promotions.com's operations, technology, Web sites, products, customers and personnel will place a significant burden on the management and internal resources of the combined company. The diversion of the attention of management and any difficulties encountered in the transition and integration process could have a material adverse effect on the future business, financial condition and operating results of the combined company.

   If iVillage does not successfully integrate the business and operations of Promotions.com, iVillage's financial results and its ability to achieve profitability will be adversely affected.

   Upon the consummation of the merger, iVillage will commence the integration of Promotions.com's operations, technology, Web sites, products, customers and personnel. iVillage will strive to maintain the companies' relationships with key customers. Integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on strategic plans, personnel and other decisions. iVillage does not know whether it will be successful in these integration efforts and it cannot assure you that it will be able to integrate the business and operations of Promotions.com in a timely and efficient manner. If iVillage cannot successfully integrate Promotions.com's operations, technology, Web sites, products, customers and personnel and maintain its and Promotions.com's relationships with key customers, the business, financial condition and results of operations of the combined company may be seriously harmed.

   Promotions.com's directors, officers and certain related persons have interests that may influence them to support and approve the merger.

   The directors and officers of Promotions.com have interests in the merger that may be different from, or in addition to, those of the Promotions.com stockholders, including the following:


   o several officers and related persons of Promotions.com are to receive severance or success payments of up to an aggregate of $495,000 in connection with the merger;

   o several officers and a related person of Promotions.com are to receive retention bonuses of an aggregate of $500,000 when the merger are completed;


   o iVillage has made offers of employment to Messrs. Steven H. Krein, Chief Executive Officer of Promotions.com, and Daniel J. Feldman, President of Promotions.com, pursuant to which, if these offers of employment are accepted, each would be employed as a Senior Vice President of Promotions.com and each would receive an annual salary of $225,000 plus bonuses and other benefits;

   o iVillage has agreed to maintain directors and officers' insurance for the current directors and officers of Promotions.com for six years and to preserve for the same period the rights to indemnification of the current and former directors, officers and employees of Promotions.com, the estimated cost of which has been reflected in the calculation of the cash portion of the offer price; and

   o options held by several officers of Promotions.com will be accelerated to vest in connection with the merger, which is earlier than they otherwise would have vested.


   For the above reasons, the directors and officers of Promotions.com could be more likely to support the merger agreement than if they did not have these interests. Promotions.com stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the merger. For additional information, see "Interests of Promotions.com Directors and Officers in the Transaction" on page 50.


   Failure to complete the merger could negatively affect the businesses of iVillage and Promotions.com and the market prices of iVillage and Promotions.com common stock.

   If the merger is not completed for any reason, iVillage and Promotions.com will be subject to a number of risks that may affect their respective businesses and common stock prices, including:

   o Promotions.com could be required to pay iVillage a $250,000 termination fee, or iVillage could be required to pay Promotions.com a $250,000 termination fee;

   o the market prices of shares of iVillage common stock and Promotions.com common stock may decline to the extent that the current market price of those shares reflects a market assumption that the merger will be completed;

   o costs related to the merger, such as legal and accounting fees and a portion of Promotions.com's investment banking fees, must be paid even if the merger is not completed;

   o the benefits that iVillage expects to realize from the merger would not be realized; and

   o the diversion of management attention from the day-to-day business of iVillage and Promotions.com and the unavoidable disruption to their employees and their relationships with customers and joint venturers during the period before consummation of the merger, may make it difficult for the companies to regain their market positions if the merger does not occur.

   If the merger agreement is terminated and Promotions.com's board of directors seeks another merger or business combination, Promotions.com stockholders cannot be certain that Promotions.com will be able to find another company willing to pay an equivalent or more attractive price than the price to be paid by iVillage in the offer and the merger.

Risks Relating to the Combined Company Following the Merger

   The combined company will face difficulties encountered in the new and rapidly evolving markets in which it will operate.

   Both iVillage and Promotions.com face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the Internet advertising market. The combined company will face the risks that:

   o the combined company may not attract a larger audience to the iVillage network of web sites;

   o the combined company may be unable to increase awareness of the iVillage brand;

   o the combined company may be unable to strengthen user loyalty;

   o the combined company may be unable to offer compelling content;

   o the combined company may be unable to maintain current, and develop new, strategic relationships;

   o the combined company may be unable to attract a large number of customers from a variety of industries;

   o the combined company may be unable to respond effectively to competitive pressures;

   o the combined company may be unable to continue to develop and upgrade its technology; and

   o the combined company may be unable to attract, retain and motivate qualified personnel.

   The failure of the combined company effectively to address these risks, or any one of them, effectively could have a material adverse effect on the combined company's business, financial condition and results of operations.

   Neither iVillage nor Promotions.com has achieved profitability and both have recent and anticipated continuing losses.

   Neither iVillage nor Promotions.com has achieved profitability and iVillage expects the combined company to continue to incur operating losses for the foreseeable future. iVillage incurred net losses attributable to common stockholders of $48.5 million for the year ended December 31, 2001, $191.4 million for the year ended December 31, 2000 and $116.6 million for the year ended December 31, 1999. Promotions.com incurred net losses attributable to common stockholders of $9.8 million for the year ended December 31, 2001, $24.4 million for the year ended December 31, 2000 and $27.1 million for the year ended December 31, 1999. As of December 31, 2001, iVillage's accumulated deficit was $432.8 million and Promotions.com's accumulated deficit was $54.4 million. iVillage will need to generate significant revenues to achieve and maintain profitability.

   We cannot assure you that the combined company following the merger will achieve sufficient revenues for profitability. Even if the combined company does achieve profitability, we cannot assure you that it will be able to sustain or increase profitability on a quarterly or annual basis. If revenues grow slower than iVillage anticipates, or if operating expenses exceed iVillage's expectations or cannot be adjusted accordingly, its business, financial condition and results of operations will be materially adversely affected. Because iVillage's strategy includes acquisitions of, and joint ventures with, other businesses, acquisition and joint venture expenses and any cash used to make these acquisitions and joint ventures will reduce its available cash.

   iVillage's and Promotions.com's quarterly revenues and operating results are not indicative of future performance, are difficult to forecast and have been and are likely to continue to fluctuate.

   iVillage does not believe that period-to-period comparisons of its operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance, thus making it difficult to forecast quarterly revenues and results of operations. In addition, the operating results of the combined company are likely to fluctuate significantly from quarter to quarter as a result of several factors, many of which are outside iVillage's control, and any of which could materially harm the business of the combined company. These factors include:

   o fluctuations in the demand for Internet advertising or electronic commerce;

   o bankruptcies or other payment defaults of Internet or other companies that are a source of advertising revenues;

   o volatility in the Internet market and the high number of Internet companies decreasing their marketing budgets;

   o changes in the level of traffic on its network; and

   o fluctuations in marketing expenses and technology infrastructure costs.

   iVillage's revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on its Web sites. Future revenues are difficult to forecast. iVillage may be unable to adjust spending quickly enough to offset any unexpected reduction in revenues in a particular quarter, which may materially and adversely affect its business, financial condition and results of operations.

   In one or more future quarters, iVillage's results of operations may fall below the expectations of securities analysts and investors. If iVillage's results of operations fall below expectations, the trading price of its common stock would likely be materially adversely affected. In addition, if the revenues of iVillage in any particular quarter are lower than anticipated, iVillage may be unable to reduce spending in that quarter. If iVillage has a shortfall in revenues in relation to its expenses, then iVillage's business, financial condition and results of operations would be materially adversely affected.

   The combined company may need to raise additional capital and its prospects for obtaining additional financing are uncertain.

   Both iVillage and Promotions.com currently anticipate that their existing cash and cash equivalents will be sufficient to meet their anticipated capital expenditures and working capital requirements for at least the next 12 months. The amount of cash and cash equivalents that will be available to the combined company on consummation of the merger cannot be accurately predicted, however, and depends on many factors, including the amount of revenues received and expenses incurred by each company during the period prior to the date on which the merger is completed. Accordingly, the combined company may need to raise additional funds in the future to fund its operations. We cannot assure you that additional financing will be available to the combined company on acceptable terms, or at all. In particular, unless the market price of iVillage's common stock increases dramatically, it is unlikely that the combined company will be able to raise funds through a public offering of its common stock. Due primarily to iVillage's lack of profitability, it is also unlikely that the combined company will be able to obtain any bank financing. If anticipated operating results are not achieved, management of iVillage has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if those resources were not available on terms acceptable to iVillage, although there can be no assurances in this regard.

   The downturn in the economy has raised uncertainties concerning the business prospects of the combined company.

   The national economy has recently experienced a slowdown. As a result, many of our customers and those of Promotions.com have experienced difficulty in maintaining their current operations and implementing their business plans. Many of these customers have reduced their spending on our products and services, and/or may not be able to discharge their current payables and other obligations to Promotions.com or to us. The non-payment or late payment of amounts due to Promotions.com or to us from a significant customer, or the non-payment or late payment by multiple customers which, in the aggregate, are substantial would materially adversely affect our business, financial condition and results of operations.

   iVillage may incur liability under lawsuits currently pending against Promotions.com.

   Promotions.com is currently engaged in a number of civil litigation matters, including a lawsuit brought by E.piphany, Inc. E.piphany is a software company that was engaged by Promotions.com in February 2000 to provide an e-mail management software solution. The lawsuit brought by E.piphany alleges, among other claims, breach of contract as a result of nonpayment by Promotions.com. The lawsuit seeks approximately $689,000 in damages. If the merger is completed, iVillage may incur liability arising from this and other lawsuits pending against Promotions.com. iVillage intends to vigorously defend against these lawsuits, and believes that Promotions.com has several meritorious defenses and, in some instances, counterclaims. Litigation is, however, never certain. If the defenses are not successful, iVillage may be forced to make material payments to these plaintiffs and these payments, if not fully covered by insurance carriers or Promotions.com's existing litigation reserves, could harm iVillage's business, financial condition and results of operations. Even if these claims are not successful, the litigation could result in material costs to iVillage and could divert management's time and attention away from business operations.

   As of December 31, 2001, Hearst Communications, Inc. ("Hearst") owned approximately 30.2% of the outstanding shares of iVillage common stock and had three representatives on the iVillage board of directors; therefore, Hearst is able to significantly influence iVillage's corporate direction and policies.

   As of December 31, 2001, Hearst owned approximately 30.2% of the outstanding shares of iVillage's common stock, assuming that all of the shares of Women.com Networks, Inc. held by former Women.com stockholders have been exchanged for shares of iVillage common stock, in which case there are 53,352,208 shares of iVillage common stock outstanding. In addition, Hearst holds a warrant entitling it to purchase 2,065,695 shares of iVillage's common stock.

   Pursuant to an amended and restated stockholder agreement entered into between Hearst and iVillage on June 20, 2001, iVillage appointed three representatives of Hearst to its board of directors, with one Hearst designee appointed to each class of director. The amended and restated stockholder agreement provides that the number of Hearst representatives is subject to reduction if Hearst's ownership of iVillage common stock falls below certain threshold levels. There is also a Hearst representative on each of iVillage's nominating and compensation committees.

   Hearst's board representation and stock ownership allows Hearst to significantly influence iVillage's corporate direction and policies, including any mergers, acquisitions, consolidations, strategic relationships or sales of assets. This board representation and stock ownership may also discourage or prevent transactions involving an actual or potential change of control, including transactions in which iVillage stockholders would otherwise receive a premium for their shares. In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, iVillage's interests, particularly with respect to new business opportunities and future acquisitions.

   Although Hearst is required to vote all shares that it holds in excess of 25% (subject to adjustment) of iVillage's outstanding voting securities in accordance with the recommendation of iVillage's board of directors, Hearst may effectively control certain stockholder actions, including approving changes to iVillage's certificate of incorporation or bylaws and adopting or changing equity incentive plans. Hearst's effective control over stockholder actions may also determine the outcome of any merger, consolidation, sale of all or substantially all of iVillage's assets or other form of change of control that iVillage might consider.

iVillage's business will be harmed if Internet usage does not continue to grow.

   iVillage's market is new and rapidly evolving. iVillage's business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

   o inadequate network infrastructure;

   o security concerns;

   o inconsistent quality of service;

   o lack of availability of cost-effective, high-speed service;

   o consumers returning to traditional or alternative sources for information, shopping and services; and

   o privacy concerns, including those related to the ability of Web sites to gather information about users without their knowledge or consent.

   If Internet usage continues to grow significantly, Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Internet service providers and Web sites have experienced interruptions in their services as a result of the bankruptcies of Internet service and infrastructure providers, outages and other delays occurring throughout Internet network infrastructure. If these service interruptions frequently occur in the future, Internet usage, including the usage of the combined company's Web sites, could grow more slowly or decline.

   The market for Internet advertising is still developing. If the Internet fails to gain further acceptance as a medium for advertising, the combined company would have slower revenue growth than expected and would incur greater than expected losses.

   iVillage expects to continue to derive a substantial portion of its revenues from sponsorships and advertising for the foreseeable future, as demand and market acceptance for Internet advertising continues to develop. Accordingly, iVillage's business depends on market acceptance of the Internet as a medium for advertising. Although iVillage derives a portion of its revenues from fees for Internet content and services, consumer reluctance to subscribe to or pay for Internet content and services may limit iVillage's ability to supplement Internet advertising as a substantial source of revenue in the foreseeable future.

   Although there are currently several standards to measure the effectiveness of Internet advertising, the industry has had difficulty convincing potential advertisers that Internet advertising is a significant advertising medium. Advertisers and advertising agencies that have historically relied on traditional forms of advertising may be reluctant or slow to adopt online advertising. In addition, advertisers and advertising agencies that use the Internet as an advertising medium may find online advertising to be less effective for promoting their products and services than traditional advertising media, including television, radio and print. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may also be reluctant to reallocate their resources to online advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising. The market for online advertising also depends on the overall growth and acceptance of electronic commerce. If the markets for online advertising and electronic commerce fail to develop or develop more slowly than iVillage expects, or if it is unable to adapt to new forms of Internet advertising, iVillage would have slower than expected revenue growth and would incur greater than expected losses, and its business and financial condition would be harmed.

   Furthermore, different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project iVillage's future advertising rates and revenues.

   iVillage has a small number of advertisers and the loss of a number of these advertisers could adversely affect its business, financial condition and results of operations.

   iVillage depends on a limited number of advertisers for a significant portion of its revenues. For the years ended December 31, 2001 and 2000, revenues from iVillage's five largest advertisers accounted for approximately 37% and 23% of its total revenues, respectively. Unilever United States, Inc. and its affiliates ("Unilever") accounted for approximately 12% of iVillage's total revenues for the year ended December 31, 2001 and no one advertiser accounted for greater than 10% of iVillage's total revenues for the year ended December 31, 2000. At December 31, 2001, Hearst, which is a related party, and Unilever accounted for approximately 14% and 10% of iVillage's net accounts receivable, respectively, and, at December 31, 2000, Ford Motor Media accounted for approximately 11% of iVillage's net accounts receivable. iVillage anticipates that its results of operations in any given period will continue to depend to a significant extent on revenues from a small number of advertisers. In addition, iVillage's largest advertisers have in the past varied over time, and iVillage anticipates that they will continue to do so in the future. Consequently, the loss of even a small number of iVillage's largest advertisers at any one time may adversely affect iVillage's business, financial condition and results of operations, unless iVillage is able to enter into a sufficient number of new comparable contracts.

   iVillage may be unable to respond to the rapid technological change in its industry.

   iVillage's market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in iVillage's industry exacerbates these market characteristics. To achieve its goals, iVillage needs to effectively integrate the various software programs and tools required to enhance and improve its product offerings and manage its business. For example, iVillage's failure to promptly or adequately implement the World Wide Web Consortium's Platform for Privacy Preferences, or P3P, standards could result in reduced user traffic to iVillage's Web sites or regulatory and/or legal claims if iVillage's P3P policy does not conform to iVillage's written privacy policy posted on its Web sites. iVillage's future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its services. iVillage may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, iVillage's new enhancements must meet the requirements of iVillage's current and prospective users and must achieve significant market acceptance. iVillage also could incur substantial costs if it needs to modify its services or infrastructures to adapt to these changes.

   Seasonal and cyclical patterns may adversely affect iVillage's business.

   iVillage believes that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If iVillage's market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop also in its market, which, if similar to those in traditional media, may result in lower advertising revenues in the first and third calendar quarters of each year. In addition, traffic levels on iVillage's Web sites typically fluctuate during the summer and year-end vacation and holiday periods. These seasonal and cyclical patterns may adversely affect iVillage's business, financial condition and results of operations.

   iVillage's uncertain sales cycles could adversely affect its business.

   The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor is often lengthy, typically six weeks for smaller agreements and longer for larger agreements, and is subject to delays over which we have little or no control, including:

   o advertisers' and sponsors' budgetary constraints;

   o advertisers' and sponsors' internal acceptance reviews;

   o the success and continued internal support of advertisers' and sponsors' own development efforts; and

   o the possibility of cancellation or delay of projects by advertisers or sponsors.

   During the sales cycle, iVillage may expend funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, iVillage's results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

   iVillage relies on third parties to adequately measure the demographics of its user base and delivery of advertisements on iVillage's Web sites. iVillage's business would be harmed if these third parties fail to provide this service to iVillage.

   It is important to iVillage's advertisers that iVillage accurately measure the demographics of its user base and the delivery of advertisements on iVillage's Web sites. iVillage depends on third parties to provide many of these measurement services. If these third parties are unable or unwilling to provide these services to iVillage in the future, iVillage would need to perform them or obtain them from another provider. This could cause iVillage to incur additional costs or cause interruptions in its business until these services are replaced. Companies may choose to not advertise on iVillage's Web sites or may pay less for advertising if they perceive iVillage's demographic measurements are not reliable. Either of these events could adversely affect iVillage's business.

   iVillage has historically relied on third parties to drive traffic to iVillage's Web sites and generate page views, and iVillage's business, financial condition and results of operations could be harmed by the recent expiration or termination of certain agreements.

   Historically, America Online, Inc. ("AOL") has accounted for a significant portion of iVillage's online traffic. Although it is difficult to measure accurately, iVillage believes that AOL accounts for approximately 10% to 12% of iVillage's online traffic. iVillage's primary agreement with AOL expired on December 31, 2001, Women.com terminated its agreement with AOL in December 2001 and iVillage's agreement with AOL related to Astrology content expires in June 2002. Although iVillage is currently negotiating a new AOL agreement, there is no assurance that iVillage will be able to enter into an acceptable agreement with AOL or that AOL will not discontinue carrying iVillage's content. AOL is not prohibited from carrying online sites or developing and providing content that compete with iVillage's Web sites, and AOL currently carries competing Web sites. As a result of the expiration or termination of our agreements with AOL, or if AOL decides to discontinue carrying iVillage content, traffic to our Web sites may decline and our business, financial condition and results of operations could be materially adversely affected.

   iVillage may not be able to deliver various services if third parties fail to provide reliable software, systems and related services to iVillage.

   iVillage depends on various third parties for software, systems and related services. For example, iVillage relies on Doubleclick Inc.'s software for the placement of advertisements, Trellix Corporation for personal space home pages and Mail2World, Inc. for e-mail. Several of the third parties which provide software and services to iVillage have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, iVillage's ability to deliver various services to its users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to iVillage. If iVillage is unable to deliver the services that its users expect, its business, results of operations and financial condition could be materially adversely affected.

   iVillage's principal investors' investments in its competitors may result in conflicts of interest that could be adverse to iVillage.

   iVillage's principal investors, such as AOL Time Warner, Rho Capital Partners, Inc. and Hearst, may have conflicts of interests by virtue of investments in other companies that may compete with iVillage. These investments may result in a conflict of interest for our principal investors or result in the diversion of attractive business opportunities from our principal investors to another company. iVillage is unable to determine all of the competing investments held by these principal investors. In addition, iVillage does not have the ability to constrain the investment activity of any of its principal investors and therefore cannot predict the extent of any future investments in businesses that are competitive with iVillage.

   Restrictions on iVillage's ability to enter into sponsorship, advertising or other business relationships with Hearst's competitors may adversely affect iVillage's business.

   In connection with iVillage's merger with Women.com in June 2001, iVillage entered into a magazine content license and hosting agreement with Hearst. That agreement restricts iVillage's ability to enter into relationships with competitors of Hearst and those restrictions may prevent iVillage from expanding its network and enhancing its content and the visibility of iVillage's brand, and may cause iVillage to forego potential advertising revenues from competitors of Hearst. Specifically, the agreement provides that iVillage may not, without Hearst's consent:

   o enter into any agreement to include in iVillage's network any Web sites for magazines that compete with Hearst magazines;

   o display on the magazine Web sites any advertising or other promotional materials from magazines that compete with Hearst magazines; or

   o display on an iVillage Web page the brands, logos, trademarks or proprietary content of both Hearst and a Hearst competitor.

   iVillage's business could be affected by future terrorist attacks.

   Although neither the terrorist attacks on the World Trade Center in September 2001 nor the late 2001 bio-terrorist attacks on various organizations have had a material adverse effect on iVillage's business, operations or financial condition, we cannot assure you that future terrorist attacks in the United States, and particularly in New York City where iVillage's headquarters are located, or the response of the U.S. government to the recent or any future terrorist actions, would not negatively affect iVillage through further disruption of the economy or financial markets, or otherwise. The proximity of our headquarters to certain possible terrorist targets in New York City could also, in the event of future terrorist attacks, result in damage to or destruction of our headquarters as well as the permanent or temporary loss of key personnel. iVillage has not yet fully developed a disaster recovery plan and we cannot guarantee that iVillage's insurance coverage would adequately reimburse iVillage for any damages suffered as a result of a terrorist attack.

   iVillage may not be able to expand its business through acquisitions and joint ventures if iVillage is unable to compete successfully for acquisition candidates and/or joint venture partners and, even if iVillage is successful in this regard, iVillage's operations may be adversely affected as a result of an acquisition or joint venture.

   iVillage's business strategy includes growth through business combinations, acquisitions and joint ventures. iVillage's business could be harmed if it is unable to implement this business strategy. iVillage's ability to implement this business strategy depends in large part on iVillage's ability to compete successfully with other entities for acquisition candidates and joint venture partners. Factors affecting iVillage's ability to compete successfully in this regard include:

   o iVillage's financial condition relative to the financial condition of its competitors; and

   o the attractiveness of iVillage's common stock as potential consideration for entering into these types of transactions as compared to the common stock of other entities competing for these opportunities.

   Many of the entities with which iVillage competes for acquisition candidates and joint venture partners have greater financial resources than those of iVillage. In addition, iVillage's acquisition program has been materially adversely affected by the substantial decline in the market price of iVillage's common stock.

   If, despite these factors, iVillage is successful in entering into additional business combinations, acquisitions and joint ventures, iVillage's business, financial condition and results of operations could be materially and adversely affected if iVillage is unable to integrate the operations of the acquired companies or joint ventures. iVillage's ability to integrate the operation of the acquired companies or joint ventures will depend, in part, on iVillage's ability to overcome or address:

   o the difficulties of assimilating the operations and personnel of the acquired companies and the potential disruption of iVillage's ongoing business as a result of these assimilation efforts;

   o the difficulties of establishing a new joint venture, including the need to attract and retain qualified personnel and the need to attract customers and advertisers;

   o the need to incorporate successfully the acquired or shared technology or content and rights into iVillage's products and media properties;

   o the difficulties of maintaining uniform standards, controls, procedures and policies; and

   o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel.

   In addition, effecting acquisitions could require use of a significant amount of iVillage's available cash. Furthermore, iVillage may have to issue equity or equity-linked securities to pay for future acquisitions, and any of these issuances could be dilutive to existing and future stockholders. In addition, acquisitions and investments may have negative effects on iVillage's reported results of operations due to acquisition-related charges, amortization of acquired technology and other intangibles, and/or potential liabilities associated with the acquired businesses or joint ventures. Any of these acquisition-related risks or costs could harm iVillage's business, financial condition and operating results.

   There is intense competition among Internet-based businesses and publishing companies focused on women, and this competition could result in price reductions, reduced margins or loss of market share.

   There are a large number of Web sites competing for the attention and spending of members, users and advertisers. iVillage's Web sites compete for members, users and advertisers with the following types of companies:

   o online services or Web sites targeted at women, such as Oxygen.com and condenet.com;

   o cable networks targeting women, such as Oxygen Media, Inc. and Lifetime Television;

   o Web search and retrieval and other online service companies, commonly referred to as portals, such as AOL, Terra Networks, S.A. and Yahoo! Inc.;

   o e-commerce companies such as Amazon.com; and

   o publishers and distributors of traditional media, such as television, radio and print.

   Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect iVillage's business, financial condition and results of operations.

   Lamaze Publishing's magazines directly compete with publishers of pre- and post-natal publications such as Gruner and Jahr, Primedia and AOL Time Warner. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing's magazines and a decline in Lamaze Publishing's advertising rates, which could adversely affect its business, financial condition and results of operations.

   iVillage's business would be harmed if iVillage's systems fail or experience a slowdown.

   Substantially all of iVillage's communications hardware and some of its other computer hardware operations are located at Exodus Communications, Inc.'s facilities in New Jersey and Verio, Inc.'s facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. System failures may adversely affect iVillage's user traffic, which could adversely affect its revenues and operating results and harm its reputation with users, advertisers and commerce partners. Computer viruses, electronic break-ins or other similar disruptive problems, such as those historically experienced by several leading Web sites, could also adversely affect iVillage's Web sites. iVillage's insurance policies may not adequately compensate it for any losses that may occur due to any failures or interruptions in its systems. iVillage does not presently have any secondary "off-site" systems or a formal disaster recovery plan. In addition, Exodus Communications recently filed for bankruptcy protection and we cannot assure you that Exodus Communications will be able to continue to provide sufficient services for iVillage or that iVillage will be able to engage a satisfactory alternative service provider.

   iVillage's Web sites must accommodate a high volume of traffic and deliver frequently updated information. iVillage's Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material effect on iVillage's business. These types of occurrences in the future could cause users to perceive iVillage's Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

   In addition, iVillage's users depend on Internet service providers, online service providers and other Web site operators for access to iVillage's Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to iVillage's systems.

   Promotions.com depends on Corsis Technology Group for material technology needs, including the support, maintenance and hosting of its iDIALOG(TM) technology platform, software development and other related services material to its business. Although Promotions.com has an agreement with Corsis to provide these services, there are no assurances that Corsis will continue to provide such services at current costs or at all. The failure of Corsis to provide these services to Promotions.com would cause substantial disruption to Promotions.com's business, which could cause a loss of revenue to Promotions.com and potential loss of customers. While Promotions.com may be able to replace the services provided by Corsis with another vendor, such transition would be time-consuming and costly and could have a material adverse effect on the business of the combined company.

   iVillage may incur liability for the information iVillage publishes or the products and services iVillage has sold.

   iVillage's business, financial condition and results of operations could be materially and adversely affected if iVillage were to become liable for damage claims based on information published by it or products and services sold by it. For example, iVillage has been in the past, and may be in the future, subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information iVillage publishes on its Web sites. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. In addition, iVillage could be subjected to claims based upon the content that is accessible from iVillage's Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards.

   In addition, through iVillage.com, Women.com, Lamaze Publishing and iVillage Integrated Properties, Inc., iVillage distributes publications and broadcasts over its Web sites and The Newborn Channel information and advice regarding healthcare, childbirth, infant care and financial and tax issues. iVillage may be exposed to liability claims in connection with this information.

   iVillage also offers e-mail services through a third party vendor, which may subject iVillage to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service.

   Consumers may also sue iVillage if any of the products or services that it sells are found to be defective, fail to perform properly or injure the user. iVillage may also face potential liability in connection with the sale of products and services by its e-commerce and other partners.

   iVillage's insurance, which covers commercial general liability, may not adequately protect iVillage against these claims. Liability claims could require iVillage to spend significant time and money in litigation and to pay significant damages. As a result, liability claims, whether or not successful, could seriously damage iVillage's reputation and iVillage's business. iVillage may also be forced to implement expensive measures to alter the way iVillage's services are provided to avoid potential liability.

   Possible infringement by third parties of iVillage's intellectual property rights, or claims of intellectual property infringement asserted against iVillage, could harm our business.

   iVillage cannot be certain that the steps it has taken to protect its intellectual property rights will be adequate or that third parties will not infringe or misappropriate iVillage's proprietary rights. Enforcing iVillage's intellectual property rights could entail significant expense and could prove difficult or impossible.

Any infringement or misappropriation by third parties could have a material adverse effect on iVillage's future financial results.

   Furthermore, iVillage has invested resources in acquiring domain names for existing and potential future use. iVillage cannot guarantee that iVillage will be entitled to use these domain names under applicable trademark and similar laws or that other desired domain names will be available.

   Although iVillage believes that its technologies do not infringe upon the intellectual property rights of others, third parties have in the past asserted, and could assert in the future, claims of patent, trademark or copyright infringement or misappropriation of creative ideas or formats against iVillage with respect to iVillage's use of domain names, iVillage's content, Web page formats, Web business methods or any third-party content it carries. iVillage expects that participants in iVillage's markets will continue to be subject to infringement claims. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention, require iVillage to enter into costly royalty or licensing arrangements or prevent iVillage from using important technologies, ideas or formats, any of which could materially harm iVillage's business, financial condition or results of operations.

   iVillage may face potential liability for its privacy practices.

   Growing public concern about privacy and the collection, distribution and use of information about individuals may subject iVillage to increased regulatory scrutiny and/or litigation. If iVillage is accused of violating the stated terms of iVillage's privacy policy, iVillage may be forced to expend significant amounts of monetary and human resources to defend against these accusations. iVillage also may be required to make changes to its present and planned products or services. These consequences, together with any resulting liability for iVillage's privacy practices, could have a material adverse effect on iVillage's business, financial condition and results of operations.

   iVillage may be liable if third parties misappropriate iVillage's users' personal information.

   If third parties were able to penetrate iVillage's network security or otherwise misappropriate its users' personal information or credit card information, iVillage could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. iVillage could incur additional expenses if new regulations regarding the use of personal information are introduced or if iVillage's privacy practices are investigated.

   Consumer protection privacy regulations could impair iVillage's ability to obtain information about its users, which could result in decreased advertising revenues.

   If iVillage becomes unable to collect personal data from a sufficient number of the users of its network, iVillage may lose significant advertising revenues. iVillage asks its members and users to "opt-in" to receive special offers and other direct marketing opportunities from iVillage, its advertisers and partners. iVillage's network also requests and obtains personal data from users who register to become members of the network. Registration as a member is required in order for users to have full access to the services offered by iVillage's network. Personal data gathered from members is used to tailor content to them and is provided, on an aggregate basis, to advertisers to assist them in targeting their advertising campaigns to particular demographic groups. The attractiveness of iVillage's network to current or prospective advertisers depends in part on iVillage's ability to provide user data to support this tailoring capability. Privacy concerns may cause users to resist providing this personal data, however. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of iVillage's use of personal data. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted legislation or regulations containing these notification requirements.

   iVillage's network also uses cookies to track user behavior and preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Information gathered from cookies are used by iVillage to tailor content to users of our network and may also be provided to advertisers on an aggregate basis. In addition, advertisers may themselves use cookies to track user behavior and preferences. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, it may become more difficult for iVillage to tailor content to its users, making iVillage's network less attractive to users. Similarly, the unavailability of cookies may restrict the use of tailored advertising, making iVillage's network less attractive to advertisers and causing iVillage to lose significant advertising revenues.

   Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

   There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future that address issues such as user privacy, pricing and taxation, content, copyrights, distribution, antitrust matters and the characteristics and quality of products and services, however. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to iVillage's business. Any new laws or regulations relating to the Internet could adversely affect our business.

   Due to the global nature of the Internet, it is possible that, although iVillage's transmissions over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate iVillage's business activities. In addition, because iVillage's service is available over the Internet in multiple states and foreign countries, these jurisdictions may require iVillage to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject iVillage to taxes and other regulations.

   The sweepstakes industry is subject to extensive regulation on the local, state and national levels, regardless of whether promotions are conducted online or offline. Congress and many state attorneys general and legislatures recently have announced regulatory initiatives aimed at the sweepstakes industry due to recently reported deceptive industry practices. The publicity generated by these initiatives may adversely affect demand for Promotions.com's services. Although we believe that additional laws and regulations are likely to be enacted, we cannot predict what they will be. Any new sweepstakes regulations may have a material adverse effect on the business, financial condition and results of operations of the combined company. Additionally, the Internet is a new medium for sweepstakes, and it is difficult to predict how existing laws and regulations will be interpreted as applying to the Internet.

   iVillage's operation of Lamaze Publishing and The Newborn Channel poses a number of risks that could materially adversely affect iVillage's business strategy.

   There are a number of risks in operating Lamaze Publishing and The Newborn Channel, which are primarily non-Internet businesses, including:

   o the competitiveness of the media and publishing industry;

   o iVillage's limited experience in operating a multi-media publishing company;

   o iVillage's ability to identify and predict trends in a timely manner that may impact consumer tastes in baby-related information in Lamaze Publishing's publications and on The Newborn Channel;

   o iVillage's ability to continue to sell advertising and sponsorships on its Web sites and in Lamaze Publishing's magazines, videos and Web site, and on The Newborn Channel;

   o iVillage's ability to continue to commercialize and protect the Lamaze mark; and

   o iVillage's ability to maintain and market the Lamaze.com Web site.

   iVillage's inability to perform the functions required for the operation of Lamaze Publishing and The Newborn Channel in an efficient and timely manner could result in a disruption of operations of Lamaze Publishing and The Newborn Channel that could have a material adverse effect on iVillage's business strategy.

   Satellite transmissions over The Newborn Channel may be interrupted.

   Through iVillage Integrated Properties, iVillage operates The Newborn Channel, a satellite television network broadcast in over 1,100 hospitals in the United States. There is a risk that the satellite from which the transmission is sent may malfunction, interrupting The Newborn Channel's broadcasts. In the event this occurs, there may be a period of time before The Newborn Channel can transmit to and from another satellite. Any interruption in iVillage's ability to transmit The Newborn Channel could have an adverse effect on its business. In addition, extreme adverse weather or third parties could damage or disable receivers and transmitters on the ground and hinder transmissions.

   If iVillage fails to attract and retain key personnel, iVillage's business would be materially adversely affected.

   iVillage's future success depends to a significant extent on the continued services of iVillage's senior management and other key personnel, particularly Douglas W. McCormick, iVillage's Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. McCormick would likely harm iVillage's business. We currently do not maintain "key person" life insurance for any of our senior management.

   iVillage may be unable to retain its key employees or attract, assimilate or retain other highly qualified employees in the future. iVillage has from time to time experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of its relatively low common stock price. As a result, iVillage has in the past and may in the future incur increased salaries and benefits.
If iVillage does not succeed in attracting new personnel or retaining and motivating its current personnel, iVillage's business will be materially adversely affected.

                           FORWARD-LOOKING STATEMENTS



   We have included in this proxy statement/prospectus certain "forward-looking statements" concerning the business, operations and financial condition of iVillage, Promotions.com and the combined company. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance.


   Actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed below and in our other public filings, press releases and statements by management, including:

   o the volatile and competitive nature of the media industry,

   o changes in domestic and foreign economic, political and market conditions,

   o the effect of federal, state and foreign regulation on our business,

   o the impact of recent and future acquisitions on our business and financial condition,

   o intellectual property and other claims,

   o the impact of pending litigation on iVillage's business and financial condition,

   o the possibility that the merger will not be consummated,

   o the possibility that the anticipated benefits from the merger will not be fully realized,

   o the possibility that costs or difficulties related to the integration of Promotions.com and iVillage will be greater than expected, and

   o our ability to establish and maintain relationships with advertisers, sponsors and other third party providers and partners.

   All forward-looking statements are current only as of the date on which such statements were made. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                              THE SPECIAL MEETING

Time, Place, Date

   This proxy statement/prospectus is being furnished to the holders of outstanding shares of Promotions.com common stock in connection with the special meeting of Promotions.com stockholders to be held on May 24, 2002, at 10:00 a.m., local time, at the offices of iVillage, 512 Seventh Avenue, New York, New York 10018, including any adjournments or postponements.

Purpose of the Special Meeting

   At the special meeting, stockholders of Promotions.com will consider and vote upon a proposal to approve and adopt the merger agreement, dated as of February 11, 2002 and amended as of March 13, 2002, among Promotions.com, iVillage and Virgil Acquisition Corp. and the transactions contemplated by the merger agreement, including the merger, pursuant to which Virgil Acquisition Corp. will be merged with and into Promotions.com with Promotions.com as the surviving corporation at and after the effective time of the merger. The merger agreement is incorporated by reference to this proxy statement/ prospectus from Annexes A-1 and A-2. Promotions.com stockholders will also consider such other business as may properly come before the special meeting.

Record Date; Quorum; Outstanding Shares Entitled to Vote

   The record date for the special meeting has been fixed as the close of business on May 2, 2002. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

   On the record date, there were ______________ shares outstanding. The outstanding shares were held of record by approximately ________ registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by Virgil Acquisition Corp. will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

Vote Required

   Pursuant to Delaware law, the merger agreement and the transactions contemplated by the merger agreement, including the merger, must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against adoption of the merger agreement. Pursuant to the merger agreement, Virgil Acquisition Corp. is required to vote its shares for adoption of the merger agreement. As of April 25, 2002, Virgil Acquisition Corp. beneficially owned 11,915,010 shares (approximately 77.9% of all outstanding shares assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement). Because the approval of the holders of a majority of all outstanding shares is sufficient to adopt the merger agreement, Virgil Acquisition Corp. can cause the merger to occur without the affirmative vote of any other stockholder. If you wish to vote your shares, you may do so by completing and returning the enclosed proxy or by attending the special meeting and voting in person.

   Promotions.com stockholders may be able to exercise appraisal rights in connection with the merger. See "The Merger and the Merger Agreement--Rights of Dissenting Promotions.com Stockholders" on page 62.

Voting by Proxy

   You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

   If you hold shares of Promotions.com common stock through a broker or other custodian, please follow the voting instructions for the voting form used by that firm. If you submit a proxy but do not make specific choices, your proxy will follow the recommendation of the Promotions.com board of directors and your proxy will be voted in accordance with the board's recommendation.

Revoking Your Proxy

   You may revoke your proxy before it is used by:

   o submitting a new proxy with a later date;

   o notifying the corporate secretary of Promotions.com in writing before the special meeting that you have revoked your proxy; or

   o voting in person at the special meeting.

                            BACKGROUND OF THE MERGER



   The terms and conditions of the merger agreement, the merger and the exchange offer are the result of arm's length negotiations between representatives of Promotions.com and representatives of iVillage.

   In July 1999, Promotions.com signed a three-year retainer agreement with Allen & Company Incorporated, a leading investment banking firm, to search for value added partnerships and to provide general financial advisory services. This arrangement was terminated by the parties in July 2001.

   Beginning in the spring of 2000, Promotions.com began to intensify its search for new partnerships and sales opportunities, and engaged Thomas Weisel Partners, a leading technology investment bank, to work with Allen & Company in evaluating Promotions.com's strategic alternatives. Shortly thereafter, Promotions.com's advisors began identifying potential strategic partners.

   Between November 2000 and February 2001, Promotions.com began discussions with several potential strategic partners regarding a variety of different business combinations. By the end of February 2001, Promotions.com had concluded that these potential business combinations either offered no real strategic advantages or the potential partner was facing internal financial difficulties that made a potential business combination unattractive.

   In May 2001, Allen & Company reported to Promotions.com's board of directors that Promotions.com should sell its operations for the best available price to a larger strategic partner.

   Throughout the spring, summer and fall of 2001, Promotions.com continued to evaluate its strategic options in the midst of increasingly unfavorable market and industry conditions. Although discussions continued with several potential partners and acquirers, including discussions with one potential acquirer who was interested in acquiring Promotions.com's Webstakes business, those discussions did not result in a definitive agreement. In June 2001, Promotions.com's common stock was delisted from the Nasdaq National Market.

   On October 1, 2001, Daniel Feldman, President of Promotions.com, received an inquiry from a publicly traded industry partner, code-named "Bingo," and Promotions.com commenced discussions regarding a possible merger. At the same time, Promotions.com was engaged in general discussions with other potential acquirers.

   On November 15, 2001, the Promotions.com board of directors authorized its officers to vigorously pursue the evaluation of a potential merger transaction with Bingo.

   iVillage's business strategy includes growth through business combinations, acquisitions and joint ventures. Prior to the date that iVillage first initiated discussions with Promotions.com, iVillage had several internal discussions concerning a potential acquisition of, or strategic alliance with, Promotions.com. Management of iVillage was aware of Promotions.com's promotional and marketing experience and believed that it would be perceived favorably by iVillage's advertisers. Management of iVillage also believed that there might be potential cross-selling opportunities to customers of Promotions.com and other benefits to iVillage and its stockholders if it were to acquire Promotions.com. As a result of these internal discussions, Scott Levine, iVillage's Chief Financial Officer, was instructed to initiate contact with Promotions.com, and Mr. Levine did so on November 19, 2001 by leaving a telephone message for Lawrence Quartaro, Chief Financial Officer of Promotions.com.

   Also on November 19, 2001, Promotions.com received an initial merger proposal from Bingo, and Promotions.com commenced negotiations on that proposal.

   On November 22, 2001, Mr. Quartaro returned Mr. Levine's telephone call and, during that telephone call, Mr. Levine suggested that representatives of the two companies meet in person to discuss a strategic alliance with, or possible acquisition of, Promotions.com. No specific terms of any transaction were discussed during this telephone call. Mr. Quartaro expressed to Mr. Levine Promotions.com's willingness to meet, and told him that he would call him the following week to set a time for this meeting.

   On November 28, 2001, Mr. Quartaro called Mr. Levine and they agreed to meet on December 5, 2001 at the offices of Promotions.com.

   During late November and early December 2001, Promotions.com conducted negotiations with a total of four potential acquirers, and received an indication of interest for one of its lines of business. Certain of the other potential acquirers supplied Promotions.com with written proposals containing general parameters of potential transactions, including financing transactions.

   During the morning of December 5, 2001, iVillage and Promotions.com entered into a non-disclosure agreement, and Promotions.com provided iVillage with certain financial projections. Later that day, Mr. Levine and Steven A. Elkes, iVillage's Executive Vice President of Operations and Business Affairs, met at the offices of Promotions.com with Mr. Quartaro and Steven Krein, Promotions.com's Chairman and Chief Executive Officer. During this meeting, the representatives of Promotions.com provided the iVillage representatives with an overview of Promotions.com's business, strategy and financial results, and the iVillage representatives asked various questions relating to Promotions.com. Following that discussion, the parties spoke in general terms of a possible acquisition of Promotions.com by iVillage. iVillage expressed its willingness to explore an acquisition transaction that would include the distribution of Promotions.com's net cash to Promotions.com's stockholders. While the general meaning of the term "net cash" was discussed during this meeting, the parties did not agree on the precise elements of the definition. At the conclusion of this meeting, iVillage committed to provide Promotions.com with a term sheet outlining the structure of a potential acquisition transaction.

   On December 6, 2001, Mr. Levine called Mr. Quartaro to discuss the general terms of the proposed transaction, as well as Promotions.com's projected financial results for the fourth quarter of 2001. During that telephone call, Mr. Levine and Mr. Quartaro agreed to meet on December 10, 2001 to discuss Promotions.com's financial projections in greater detail.

   Later in the day of December 6, 2001, Promotions.com received a final merger proposal from Bingo in which Promotions.com's stockholders would receive cash in an amount equal to Promotions.com's net cash at the date of signing, less $3.0 million, plus stock of Bingo valued at $6.0 million on the date of signing.

   On December 10, 2001, Messrs. Levine and Elkes, Jane Tollinger, iVillage's Senior Vice President of Operations and Business Affairs, and Richard Kolberg, iVillage's Vice President and Controller, met at the offices of Promotions.com with Messrs. Krein and Quartaro to review in detail Promotions.com's historical financial results and its financial projections. During this meeting, the parties also discussed in general the terms of a potential acquisition, including the formula for determining the potential per share price to be offered to Promotions.com's stockholders in exchange for their shares, and iVillage reiterated its willingness to structure a transaction that would permit Promotions.com's net cash to be distributed to its stockholders in cash with $2.5 million of iVillage stock being issued as consideration for the value of the ongoing business. No agreement on price was reached at this meeting and the parties agreed to defer their discussion on the meaning of "net cash." After that meeting, iVillage representatives discussed the potential transaction among themselves and that night an initial draft of a term sheet outlining the terms upon which Promotions.com would be merged with and into a wholly-owned subsidiary of iVillage was distributed to Promotions.com.

   On December 11, 2001, Messrs. Elkes and Levine telephoned Mr. Krein and further discussed the formula for determining the price per share to be offered to Promotions.com stockholders in the proposed merger and increased their offer to $3.5 million of iVillage stock for the value of the ongoing business. No agreement on price was reached during this telephone call. Later that day, iVillage consulted with its outside legal counsel, Orrick, Herrington & Sutcliffe LLP, regarding the structure of the proposed transaction and, as a result of that discussion, determined that if the transaction were structured as an exchange offer followed by a merger, it was likely that the timing of the closing could be accelerated. Representatives of iVillage continued to consult with outside legal counsel throughout the negotiations with Promotions.com. Mr. Levine called Mr. Krein to inform him that they intended to proceed with an exchange offer, and a revised term sheet reflecting this new structure was distributed by iVillage to Promotions.com later that day.

   On December 12, 2001, Promotions.com provided iVillage with Promotions.com's initial comments on the proposed term sheet. These comments were discussed by iVillage and Promotions.com telephonically later that day and, although several terms of the proposed transaction were left open for future discussion and negotiation, the parties agreed on the formula for determining the price per share to be offered to the stockholders of Promotions.com. The parties agreed that, in the aggregate, the Promotions.com stockholders would receive $3.5 million of iVillage common stock and all of Promotions.com's net cash. No agreement on the manner of calculating Promotions.com's "net cash" was reached during this meeting.

   Also on December 12, 2001, Messrs. Elkes and Levine and Ms. Tollinger had dinner with Messrs. Krein and Feldman, and Ian J. Berg, a director and significant stockholder of Promotions.com. This was Mr. Berg's first meeting with representatives of iVillage, and much of the time during this dinner was devoted to providing Mr. Berg with an introduction to iVillage's business, strategy and financial results and an overview of the terms of the proposed transaction with Promotions.com.

   On December 13, 2001, iVillage provided Promotions.com with a due diligence request list, a proposed no-shop agreement and a revised draft of the proposed term sheet. Mr. Krein went back to Bingo and one other potential acquirer with whom Promotions.com had had recent discussions and requested their "best offer."

   On December 14, 2001, Messrs. Elkes, Levine and Michael A. Gilbert, iVillage's Senior Vice President and General Counsel, had several telephone calls with Mr. Krein and Bari Krein, Promotions.com's corporate counsel, regarding the proposed terms of the transaction. The primary issues discussed involved the scope of the no-shop clause and the provision granting iVillage the right to purchase, under certain conditions, the shares owned by the major stockholders (which purchase right the parties subsequently mutually agreed to delete). The Promotions.com board of directors met on December 14, 2001 and determined to enter into the no-shop agreement with iVillage and to discontinue discussions with Bingo and the other potential bidders, as the board of directors believed, based on a comparison of the financial terms of the various transactions and the other factors discussed below under "Reasons for the Offer and the Merger - Recommendation of Promotions.com's Board of Directors," that the iVillage offer was the best offer.

   On December 15, 2001, Messrs. Elkes, Levine and Gilbert continued their telephonic discussions with Mr. Krein and Ms. Krein. During these calls, the parties agreed upon the terms of the no-shop agreement.

   On December 17, 2001, Promotions.com retained Morgan, Lewis & Bockius LLP as its outside legal counsel with respect to the transaction. Prior to that date, Promotions.com had been represented by other outside counsel with respect to corporate and securities law matters not relating to the the transaction with iVillage. Representatives of Promotions.com continued to consult with Promotions.com's outside legal counsel throughout the negotiations with iVillage. Later that day, after review by Promotions.com's outside counsel, iVillage and Promotions.com executed the no-shop agreement.

   During the week of December 17, 2001, Promotions.com spoke with, and received proposals from, numerous potential financial advisors, including Allen & Company and Capitalink, L.C., and determined to retain Allen & Company as financial advisor for the proposed transaction. The engagement was ultimately memorialized in an engagement letter dated January 14, 2002.

   On December 20, 2001, Promotions.com provided iVillage with the first installment of information and documents responsive to the due diligence request previously submitted by iVillage. The information and documents provided included internal projections and other material non-public information.

   On December 21, 2001, counsel to iVillage provided Promotions.com with an initial draft of a proposed agreement and plan of merger. Also on December 21, 2001, Promotions.com delivered to iVillage a request for information submitted by Allen & Company in connection with the preparation of its fairness opinion.

   On December 26, 2001, Promotions.com provided iVillage with comments to the draft agreement and plan of merger.

   On December 28, 2001, Ms. Krein and Mr. Krein of Promotions.com and Messrs. Elkes and Levine of iVillage, and their respective outside legal counsel, had a telephonic conference to discuss the material comments to the agreement and plan of merger.

   On December 29, 2001, counsel to iVillage provided Promotions.com with a revised draft of the agreement and plan of merger and initial drafts of the proposed stockholder agreements and affiliate letters.

   On January 3, 2002, Allen & Company contacted iVillage and requested additional information for the purpose of the Allen & Company fairness opinion. Also on January 3, 2002, counsel to Promotions.com conveyed to iVillage a list of the primary open issues from Promotions.com's perspective, and these items were discussed during a conference call among the parties later that day. On January 3, 2002, Promotions.com's board of directors met to discuss the open issues and Promotions.com's approach to resolving them.

   On January 4, 2002, Messrs. Elkes, Levine and Kolberg and Ms. Tollinger met with Messrs. Krein and Quartaro at the offices of Promotions.com to discuss the definition of "net cash" and reserves requested by iVillage. Although no agreement on this definition was reached at this meeting, iVillage expressed its desire to complete the transaction without any cash outlay on its part, other than the cash required to pay its expenses of the offering. To accomplish this goal, the parties agreed that the definition of net cash would need to exclude agreed upon amounts for accounts payable, accrued liabilities, merger related expenses, including bonuses, severance payments, accounting and legal fees and premiums for directors' and officers' insurance, and agreed upon amounts for a reserve for pending and threatened litigation and a general reserve. Most of the discussion between the parties regarding the net cash definition concerned the appropriate amounts to be reserved for pending and threatened litigation and an adjustment to be made with respect to certain equipment leases.

   On January 7, 2002, Messrs. Elkes, Levine and Kolberg and Ms. Tollinger met with Messrs. Krein and Quartaro at the offices of Promotions.com to continue their discussion regarding the net cash definition and, in particular, the appropriate amounts to be reserved for pending and threatened litigation and the equipment lease adjustment. Also on January 7, 2002, Matthew Jaeger, iVillage's Chief Technology Officer, Gregg Alwine, Promotions.com's chief technologist, and Mr. Feldman met separately to discuss Promotions.com's technology and integration issues and representatives of iVillage, Promotions.com and their respective outside legal counsel had a telephonic conference to discuss the status of the litigation pending and threatened against Promotions.com.

   On January 8, 2002, Promotions.com provided iVillage with its comments on the form of stockholder agreement.

   On January 9, 2002, the board of directors of iVillage held a special telephonic board meeting. Messrs. Elkes, Levine and Douglas McCormick, iVillage's Chairman and Chief Executive Officer, summarized for the board the status of the negotiations and the unresolved issues. After its deliberations, the iVillage board of directors approved the merger agreement and the related agreements and the transactions contemplated by those agreements, including the exchange offer.

   On January 10, 2002, Promotions.com provided iVillage with a preliminary copy of its balance sheet as of December 31, 2001.

   On January 11, 2002, Promotions.com provided iVillage with an initial draft of its disclosure letter and iVillage provided Promotions.com with a request for additional information required as part of the iVillage due diligence investigation.

   On January 14, 2002, Messrs. Elkes, Levine and Kolberg and Ms. Tollinger met with Messrs. Krein, Quartaro and Berg at the offices of Promotions.com to continue their discussion regarding the net cash definition. No agreement on the net cash definition was reached during this meeting, primarily because the parties could not agree on the appropriate amounts to be reserved for pending and threatened litigation and the equipment lease adjustment.


   On January 15, 2002, iVillage and its outside counsel had a telephonic conference call to discuss the litigation pending and threatened against Promotions.com, which related to real estate issues, a breach of contract claim, and several other matters. On that call, iVillage expressed a strong desire for a particular case, referred to in this proxy statement/prospectus as the "appealed litigation," which Promotions.com did not deem material, to be resolved prior to signing the merger agreement.

   On January 15, 2002, Messrs. Elkes and Levine met with Messrs. Krein and Berg and informed them that iVillage continued to have significant concerns regarding the litigation pending and threatened against Promotions.com. Mr. Elkes added that, in his view, the existence of this pending and threatened litigation, and the resulting uncertainty it created regarding Promotions.com's potential liability for damages, was the primary reason that iVillage and Promotions.com had been unable to agree on the net cash definition. Mr. Elkes noted that, although the appealed litigation had been dismissed, the plaintiff in that lawsuit had 30 days to appeal the dismissal. Mr. Elkes suggested that the parties defer additional merger discussions until the 30-day appeal period had expired.

   Also on January 15, 2002, Promotions.com's board of directors met to discuss the definition of "net cash." At this meeting, the Promotions.com board of directors rejected the net cash definition proposed by iVillage and discussed ways to increase the net cash available to Promotions.com's stockholders, including by settling outstanding accounts payable, settling outstanding litigation and clarifying Promotions.com's right to certain payments from its previous landlord. In light of the financial benefit (estimated by Promotions.com to be up to $1 million in the aggregate) achievable from resolving some of these items, the Promotions.com board of directors voted to extend the no-shop agreement until February 12, 2002 to permit time to do so.

   On January 16, 2002, Messrs. Elkes and Levine and Ms. Tollinger called
Mr. Krein. Mr. Krein informed them that the Promotions.com board of directors had voted to extend the no-shop period through February 12, 2002.

   On January 21, 2002, Promotions.com and iVillage executed an amendment to the no-shop agreement extending the no-shop period through February 12, 2002.

   During late January and early February 2002, Promotions.com was able to resolve certain contingent liabilities for which iVillage had previously requested a reserve to "net cash."

   On or about February 7, 2002, Mr. Feldman telephoned Mr. Levine and informed him that Promotions.com had received a release from the plaintiff with respect to the appealed litigation.

   On February 8, 2002, Messrs. Berg, Quartaro and Feldman met with Messrs. Levine, Elkes, Kolberg and Gilbert at the offices of iVillage to finalize the net cash definition. An agreement on the methodology for calculating net cash was reached at this meeting. The parties also agreed on the various dollar amounts to be used to derive the net cash amount.

   On February 9, 2002, Mr. Levine called Mr. Berg to discuss issues arising out of Mr. Berg's purchase of additional shares of Promotions.com common stock from At Home Corporation on or around the date of the bankruptcy filing by At Home. During this call, Mr. Levine expressed his view that in light of the bankruptcy filing by At Home and the fact that Mr. Berg had not yet paid the purchase price for these Promotions.com shares there was some uncertainty regarding Mr. Berg's right to tender these shares in the exchange offer and to vote them in favor of the merger. Messrs. Levine and Berg discussed various ways to address this concern. Also on February 9, 2002, iVillage provided Promotions.com with an initial draft of its disclosure letter.

   On February 10, 2002, representatives of iVillage, Promotions.com and their respective outside legal counsel had a telephonic conference to discuss unresolved issues. Also on February 10, 2002, Messrs. Levine and Berg had another telephone call to discuss the effect of the At Home bankruptcy on the shares of Promotions.com acquired by Mr. Berg from At Home and counsel for iVillage circulated a draft of the Berg stockholder agreement.

   On February 11, 2002, the board of directors of Promotions.com held a special board meeting. At this meeting, Mr. Krein summarized for the board the status of the negotiations and the final unresolved issues. Allen & Company, which was present at the meeting by teleconference, advised the board that it had a past business relationship with iVillage. Allen & Company further indicated that it may have a future business relationship with iVillage, but that, while it was having ongoing discussions with iVillage, Allen & Company had no current engagement letter or other business relationship with iVillage. The board asked Allen & Company to refrain from entering into any business relationship with iVillage prior to completion of the offer, and the representative of Allen & Company indicated that he did not have the authority to bind Allen & Company with respect to future engagements, but that he would discuss it internally and get back to Promotions.com. He further indicated that no investment banking professional who worked on the

Promotions.com fairness opinion had ever worked on any iVillage matters. Following this discussion, Allen & Company rendered its oral opinion to the board, which Allen & Company confirmed by delivery of a written opinion, dated February 11, 2002, to the effect that, as of February 11, 2002 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration that Promotions.com stockholders would receive in the offer and the merger was fair, from a financial point of view, to Promotions.com stockholders. After consideration of the presentations made by Allen & Company and after its deliberations, the Promotions.com board of directors approved the agreement and plan of merger and the related agreements and the transactions contemplated by those agreements, including the exchange offer. While a representative of Allen & Company and one of the members of the Promotions.com board of directors did speak later that evening, no clear understanding of Allen & Company's future role with iVillage was reached. Allen & Company reiterated that no one at Allen & Company involved in representing Promotions.com would work on any iVillage matters or receive any direct or indirect compensation resulting from any iVillage engagement with Allen & Company.

   Throughout the day and late into the night on February 11, 2001, Mr. Berg and representatives of iVillage, Promotions.com and their respective outside legal counsel continued to negotiate the unresolved issues relating to the proposed exchange offer and merger. During this time, Promotions.com provided iVillage with revised projections for the first quarter of fiscal 2002. Early in the morning on February 12, 2002, the agreement and plan of merger and stockholder agreements were executed and, shortly thereafter, iVillage and Promotions.com issued a joint press release announcing the proposed transaction.

   On March 10, 2002, Promotions.com learned that iVillage had entered into an engagement letter with Allen & Company dated March 7, 2002 pursuant to which Allen & Company would act as iVillage's financial advisor with respect to various matters unrelated to the offer or the merger from time to time in exchange for an initial non-refundable fee of $505,000 payable in April 2002, which fee shall be credited towards any additional fees payable to Allen & Company for services rendered pursuant to this agreement. At a board meeting that evening, the board of directors of Promotions.com determined that, while it had no evidence that Allen & Company's relationship with iVillage impacted its fairness opinion to Promotions.com, in light of the appearance of a potential conflict of interest, the board desired an opinion of a new independent financial advisor that the consideration that Promotions.com stockholders would receive in the offer and the merger is fair, from a financial point of view, to Promotions.com stockholders.

   On March 11, 2002, Promotions.com contacted Capitalink, L.C., from whom the board of directors of Promotions.com had received a proposal and whom the Promotions.com board had previously considered prior to selecting Allen & Company during the week of December 17, 2001, to engage it to review the offer and the merger, conduct its own due diligence and advise the board of directors of Promotions.com with respect to the fairness of the offer and the merger, from a financial point of view, to Promotions.com stockholders. Capitalink began performing these tasks that day. Capitalink indicated in its engagement letter, which was executed on March 12, 2002, that it had never had a business relationship with iVillage and would not negotiate to enter into such a relationship prior to completion of the offer. Capitalink received a fee of $45,000 plus up to $5,000 for expenses.

   On March 11, 2002, representatives of iVillage, Promotions.com and their respective outside legal counsel had a teleconference during which an amendment to the merger agreement was proposed in order to provide, among other things, accomodation of the review by Capitalink and an extension by an additional period of 25 business days of the period during which the offer by Virgil Acquisition Corp. must commence under the merger agreement.

   On March 13, 2002, counsel to iVillage provided Promotions.com with a proposed amendment to the merger agreement. Throughout the day on March 13, 2002, representatives of iVillage, Promotions.com and their respective counsel negotiated and resolved issues related to the proposed amendment to the merger agreement. On March 14, 2002, iVillage and Promotions.com executed the amendment to the merger agreement, which amendment was dated as of March 13, 2002.

   On March 15, 2002, the board of directors of Promotions.com held a meeting at which Capitalink reviewed its analysis with the Promotions.com board. Capitalink rendered its oral opinion to the Promotions.com board, which Capitalink later confirmed by delivery of a written opinion dated March 15,

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
2002, to the effect that, as of March 15, 2002 and based on the assumptions, qualifications and limitations set forth in its opinion, the consideration that Promotions.com stockholders would receive in the offer and the merger was fair, from a financial point of view, to Promotions.com stockholders. The board of directors of Promotions.com then affirmed its recommendation that Promotions.com's stockholders accept the offer, tender their Promotions.com shares and approve and adopt the merger agreement.


   iVillage commenced the exchange offer through Virgil Acquisition Corp., its wholly owned subsidiary, on March 19, 2002. As a result of the offer, iVillage acquired approximately 11,915,010 shares of Promotions.com common stock, representing approximately 77.9% of the outstanding shares assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement. iVillage completed the offer on April 18, 2002. The merger of Virgil Acquisition Corp., a wholly owned subsidiary of iVillage, with and into Promotions.com will constitute the second and final step of the acquisition of Promotions.com by iVillage.

                      REASONS FOR THE OFFER AND THE MERGER

   The board of directors of iVillage believes that the combination of iVillage and Promotions.com will enhance iVillage's ability to provide advertisers and other customers with immediate direct marketing and promotion solutions. The board of directors of iVillage has determined that the terms of the offer, the merger, the merger agreement and related agreements are fair to and in the best interests of iVillage and its stockholders. In reaching the conclusion that the offer and the merger are in the best interest of iVillage and its stockholders, iVillage's board of directors consulted with iVillage's senior management regarding the strategic and operational aspects of the merger and the results of due diligence efforts undertaken by senior management. iVillage's board also consulted with iVillage's internal counsel and representatives of its outside legal counsel regarding the duties of the members of the board of directors, legal due diligence matters and the terms and conditions of the merger agreement and the related agreements.

   The following factors, among others, were also evaluated in connection with the merger:

   o information concerning the financial condition, business, operations, strategic objectives and prospects and competitive position of iVillage and Promotions.com before and after giving effect to the merger;

   o the market conditions and industry trends affecting iVillage, Promotions.com and Internet media companies in general, specifically recent declines in the Internet advertising market which have made it more difficult for each company separately to maintain or increase its respective revenue levels;

   o current financial market conditions and historical market prices, volatility and trading information with respect to iVillage common stock and Promotions.com common stock, particularly the decline in the Nasdaq Stock Market in general and in the market prices of each company's common stock since April 2000;

   o iVillage will be required to issue only a minimal amount of cash in the merger, thus preserving its available cash for working capital and other general corporate purposes, and the total consideration iVillage will issue in the merger is favorable based on the consideration offered in comparable actual or potential merger transactions of which iVillage was aware;

   o the merger is not expected to have an adverse effect on the advertisers, sponsors, customers and employees of iVillage and provides iVillage with access to the potential revenues, resources and strategic value offered by Promotions.com's customers, as well as to the skills and experience provided by Promotions.com employees; and

   o the terms and conditions of the merger agreement and related agreements were deemed to be favorable to iVillage and its stockholders in the aggregate.

   The iVillage board believes that the offer, the merger and the other transactions contemplated by the merger agreement and the related agreements will be beneficial to iVillage and its stockholders for the following reasons:

   o the terms and conditions of the merger and the related agreements are reasonable, especially since iVillage will primarily issue its common stock as consideration for the acquisition rather than cash;

   o iVillage believes that its existing advertisers will derive value from Promotion.com's promotional and marketing experience, and this will be beneficial to iVillage's business;

   o iVillage believes that the acquisition of Promotions.com will provide it with cross-selling opportunities to customers of iVillage and Promotions.com that could result in increased revenues to iVillage;

   o iVillage believes that access to Promotion.com's technology will allow iVillage to offer more advanced online sweepstakes, promotional and direct marketing opportunities to its customers;

   o iVillage's belief that the acquisition of Promotions.com will result in both an increase in revenues and a diversification in revenues, both of which will be beneficial to iVillage;

   o iVillage's belief that the acquisition of Promotions.com will allow iVillage to provide an increased level of service offerings to iVillage customers and will result in an increase in the traffic and number of users on the iVillage network, all of which will make the iVillage network of Web sites more

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
     attractive to potential advertisers and sponsors and enable the combined company to compete more effectively for advertising revenues with other large Web sites and media properties;

   o iVillage's conclusion that it would be more cost effective to integrate Promotions.com's existing technology and technical experience than to develop similar technology; and

   o iVillage's belief that the acquisition of Promotions.com will better position iVillage in the capital markets due to its improved financial position, strategic relationships, and leadership in its online category.

   iVillage's board also identified and considered a number of potentially negative factors in its deliberations concerning the merger agreement and related agreements, including the following:

   o the risk that the potential benefits of the merger to help iVillage strengthen and expand the business of the combined company and the increased advertising value of the iVillage network derived from the addition of Promotions.com services and technology may not be realized;

   o the challenges of integrating Promotions.com's operations with those of iVillage, including combining the respective management teams and operational departments of the two companies, consolidating operations, and the costs associated with integration;

   o the risk that users, advertisers, sponsors, partners and other third parties with whom iVillage and/or Promotions.com currently do business will not continue their relationship with the combined company following the merger;

   o the risk that iVillage management will not be able to timely or sufficiently reduce operating and other expenditures of the combined company in order to achieve operating efficiency and profitability; and

   o the risk that iVillage management will not be able to combine and leverage the respective iVillage and Promotions.com brands and assets in a manner that is attractive to users, advertisers and sponsors.

   This discussion of the information and factors considered by iVillage's board is not intended to be exhaustive, but includes the material factors considered. iVillage's board did not find it practicable to, and did not, quantify or otherwise assign particular weight to or rank the specific factors it considered in approving the offer, the merger, the merger agreement and related agreements. In considering the factors described above, the individual members of the iVillage board may have given different weight to various factors. The iVillage board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Certain Projections


   On December 5, 2001 and December 20, 2001, Promotions.com provided iVillage with certain projected financial data for the fourth quarter of fiscal 2001 and the fiscal year ending December 31, 2002 (the "Projections"), which, as to the first quarter of fiscal 2002, were subsequently revised. The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. Promotions.com's management prepared the Projections for its internal purposes, and provided them to iVillage's management to assist it in evaluating Promotions.com's future financial performance. The Projections are included in this proxy statement/prospectus only because they were made available to iVillage. Neither iVillage nor PricewaterhouseCoopers LLP, iVillage's independent certified public accountants, examined, compiled or applied any procedures with respect to the Projections or expressed any opinion or provided any kind of assurance thereon. The PricewaterhouseCoopers reports included in this registration statement relate to iVillage's and Promotions.com's historical financial statements. These reports do not extend to prospective financial information and should not be read to do so.


   While presented with numerical specificity, the Projections are based on a variety of assumptions relating to Promotions.com's business that, although considered appropriate by Promotions.com at the time, may not be realized. Moreover, the Projections and the assumptions upon which they are based are subject to significant uncertainties and contingencies, many of which are beyond Promotions.com's control. Consequently, the Projections and the underlying assumptions are necessarily speculative in nature and

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
inherently imprecise, and there can be no assurance that projected financial results will be realized. It is expected that there will be differences between actual and projected results, and projected results and actual results are likely to vary materially from those shown. Any such variance will likely increase over time. Neither iVillage nor Promotions.com nor any of their respective affiliates or advisors intends to update or otherwise revise the Projections.

   iVillage's board of directors gave little weight to the Projections other than the Projections for the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002. Further, the iVillage board believed that Promotions.com's near-term projected results may be difficult to achieve given current market conditions and scaled back the expectations for Promotions.com's near-term performance.


   The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that iVillage or Promotions.com or any of their respective affiliates or advisors considers the Projections likely to be an accurate prediction of future results. The Projections are not fact and stockholders are cautioned not to place undue reliance on the Projections, which should be read in conjunction with the information relating to Promotions.com's business, assets and financial condition included elsewhere in this proxy statement/prospectus.


Promotions.com, Inc.
Projected Income Statements
For the Fourth Quarter of 2001 and Fiscal 2002


                                                                   Projected
                                                                      2001                         Projected 2002
                                                                   ----------    --------------------------------------------------
                                                                       Q4          Q1(1)          Q2            Q3           Q4
                                                                       --          -----          --            --           --
Revenue........................................................    $1,216,382   $1,452,000    $1,815,000    $2,085,000   $2,855,000
Expenses.......................................................    $2,095,711   $2,026,263    $2,113,865    $2,157,813   $2,277,963
Net Income (Loss)..............................................    $ (778,829)  $ (473,763)   $ (198,365)   $   27,688   $  677,537
EBITDA(2)......................................................    $ (178,829)  $  126,237    $  401,635    $  627,688   $1,277,537

---------------
(1) The projections for the first quarter of fiscal 2002 were revised by Promotions.com on or about February 11, 2002 to project revenues of $1,245,000, expenses of $1,986,609, net income (loss) of ($716,108) and
    EBITDA of $(116,108). Projections for the other periods presented in the table were not further addressed.
(2) For purposes of the Projections, EBITDA is net income (loss) adjusted to eliminate interest, taxes, depreciation and amortization. EBITDA, as presented in the Projections, may not be comparable to similarly titled measures reported by other companies. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP.


   The Projections contain forward-looking information and are subject to a number of risks discussed elsewhere in this proxy statement/prospectus. See "Risk Factors" beginning on page 9 and the discussion of potentially negative factors above in "Reasons for the Offer and the Merger." These risks are likely to cause actual results in the future to differ significantly from results expressed or implied in the Projections.


Recommendation of Promotions.com's Board of Directors

   At a meeting duly called and held on February 11, 2002, Promotions.com's board of directors took the following unanimous actions:

   o determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, taken together, are at a price and on terms advisable, fair to and in the best interests of Promotions.com and its stockholders;

   o approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, in all respects; and

   o recommended that Promotions.com's stockholders accept the offer, tender their Promotions.com shares and approve and adopt the merger agreement.

The Promotions.com board of directors affirmed these actions at a meeting held on March 15, 2002.

   In approving the merger agreement and the other transactions contemplated thereby, and recommending that Promotions.com's stockholders accept the offer and tender their shares of common stock pursuant to the terms of the offer, and approve and adopt the merger agreement and the merger, the board of directors of Promotions.com considered a number of factors that supported its approval and recommendation, including:

   o The concern of Promotions.com's board that the financial performance of Promotions.com is not expected to improve significantly over the short term as an independent entity, and that, as a result, the performance of Promotions.com's common stock would not generate significant returns for stockholders.

   o The current status of the industry, which has been marred by bankruptcies and severe reductions in market value for Internet companies which have in turn drastically reduced revenues and the quality of receivables of advertising companies with exposure to Internet companies.

   o The view of Promotions.com's board that, based on the level of interest shown by other potential acquirers, and the prior discussions of Promotions.com with other potential acquirers, the merger agreement, and the transactions contemplated thereby, represented the most attractive alternative available to maximize stockholder value.

   o The fact that the only other firm offer received by Promotions.com following negotiations with several potential bidders had a value of $1 million less than the iVillage offer and provided $3 million less in cash to be distributed to Promotions.com stockholders.

   o The fact that, under the terms of the merger agreement, stockholders of Promotions.com will receive approximately $9.8 million in cash, representing a distribution of approximately $0.64 cash per share to Promotions.com's stockholders.

   o That, while the consummation of the transactions contemplated by the merger agreement and related agreements would eliminate the opportunity for Promotions.com stockholders to participate in any future dividends and per share price increase, if any, of Promotions.com, the contemplated transactions give stockholders the opportunity to participate in any increase in iVillage's per share price, or the opportunity to sell these more liquid iVillage shares in open market transactions.

   o The extensive arms' length negotiations between Promotions.com and iVillage which resulted in an offer of $0.87 per share in total compensation for Promotions.com stockholders.

   o The historical market price and recent trading activity of Promotion.com's common stock, including the fact that the total per share consideration of $0.87 to be received under the terms of the merger agreement represents (i) a 6% premium over the closing price of Promotions.com shares as of February 11, 2002, the last full day of trading before the merger was announced, (ii) a premium of approximately 84% and 150%, respectively, over the three month and six month average closing price of Promotions.com common stock, and (iii) a premium of 161% over the twelve month average closing price of Promotions.com's common stock.

   o The fact that the common stock of Promotions.com has been delisted from Nasdaq, limiting the liquidity of the shares.

   o The opinions of Allen & Company and Capitalink, L.C., financial advisors for Promotions.com, that the consideration to be received under the terms of the merger agreement by the holders of Promotions.com's common stock was fair, from a financial point of view, to such holders. Promotions.com's board considered each of the these opinions as a whole and did not select or focus on any specific portion of either opinion in reaching its approval and recommendation. The Capitalink opinion is more fully described under the heading "Opinion of Promotions.com's Financial Advisor" in Promotions.com's Solicitation/ Recommendation Statement on Schedule 14D-9.


   o The fact that the merger agreement provides for a prompt cash tender offer for all Promotions.com's shares to be followed by a second step merger for the same consideration, thereby enabling Promotions.com's stockholders to obtain the benefits of the transaction at the earliest possible time.

   o The reasonable likelihood of the consummation of the transactions contemplated by the merger agreement.


   o The fact that the merger agreement permits Promotions.com's board to, in response to a superior competing transaction (which Promotions.com's board, in good faith, and after consultation with outside counsel, concludes to be superior), (1) withdraw or modify its approval or recommendation of the merger agreement and the transactions contemplated thereby, (2) approve the superior competing transaction and (3) enter into an agreement with respect to a superior competing transaction, but only after the tenth business day following iVillage's receipt of written notice advising iVillage that Promotions.com's board has received a proposal to enter into a Superior Competing Transaction which it intends to accept, specifying, the material terms and conditions of such proposal and identifying the person making such proposal and the absence of a superior New iVillage Proposal (as defined in the merger agreement).


   o The fact that the merger of the businesses of Promotions.com and iVillage is expected to lead to various promotional and cross-selling opportunities that Promotions.com would not have access to as a stand-alone company.

   o The increased level of service offerings to Promotions.com customers that will be provided by the combined company.

   The foregoing discussion of information and factors considered and given weight by the board of directors of Promotions.com is not intended to be exhaustive, but is believed to include all of the material factors considered by Promotions.com's board of directors, each of which factors supported the approval and recommendation of the offer and the merger by the Promotions.com board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the Promotions.com board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Promotions.com board of directors may have given different weights to different factors.

Opinions of Promotions.com's Financial Advisors

   Opinion of Allen & Company Incorporated

   Promotions.com engaged Allen & Company to act as its financial advisor in connection with the offer and the merger. In connection with this engagement, Promotions.com requested that Allen & Company evaluate the fairness, from a financial point of view, to the holders of Promotions.com common stock of the consideration to be received in the offer and the merger. On February 11, 2002, at a meeting of the Promotions.com board held to authorize the offer and the merger in accordance with the board's instructions, Allen & Company rendered an opinion, which opinion was confirmed by delivery to the Promotions.com board of a written opinion dated February 11, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received was fair, from a financial point of view, to holders of Promotions.com common stock.


   The full text of Allen & Company's written opinion dated February 11, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C. ALLEN & COMPANY'S OPINION IS ADDRESSED TO THE BOARD AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED AS PROVIDED FOR IN THE OFFER AND THE MERGER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A

RECOMMENDATION TO ANY HOLDER OF PROMOTIONS.COM COMMON STOCK AS TO WHETHER SUCH STOCKHOLDER SHOULD EXCHANGE SHARES OF PROMOTIONS.COM COMMON STOCK IN THE OFFER OR HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE OFFER OR THE MERGER. THE SUMMARY OF ALLEN & COMPANY'S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

   In arriving at its opinion, Allen & Company:

   o reviewed and analyzed the terms of the offer and the merger, including the draft of the merger agreement and drafts of the agreements ancillary thereto;

   o reviewed and analyzed historical publicly available business information and financial results of Promotions.com and iVillage, including Securities and Exchange Commission filings of each of Promotions.com and iVillage;

   o reviewed and analyzed non-public operating and financial information of Promotions.com and iVillage provided by the managements of Promotions.com and iVillage;

   o reviewed and analyzed information regarding the past and current operations and financial conditions and the business prospects of Promotions.com and iVillage;

   o held discussions with senior executives of Promotions.com and iVillage relating to strategic, financial and operational benefits anticipated from the offer and the merger;

   o reviewed and analyzed historical market prices and trading volumes for the Promotions.com common stock and the iVillage common stock;

   o reviewed and analyzed projections as to the future operating and financial performance of Promotions.com and iVillage as provided by the managements of Promotions.com and iVillage, respectively;

   o reviewed and analyzed financial and operating data for selected publicly traded companies Allen & Company deemed comparable to Promotions.com and iVillage;

   o reviewed and analyzed publicly available financial information relating to selected comparable merger and acquisition transactions;

   o reviewed and analyzed research reports relating to each of Promotions.com and iVillage and companies which Allen & Company deemed comparable to Promotions.com and iVillage;

   o reviewed and analyzed certain other information concerning the specialized online marketing industry; and

   o performed such other analyses and reviewed such other information as Allen & Company deemed appropriate, including trends prevailing in relevant industries and financial markets.

   In rendering its opinion, Allen & Company relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Promotions.com, iVillage and their respective employees, representatives and affiliates provided to, or discussed with, Allen & Company. With respect to the financial projections provided to it, Allen & Company assumed, at the direction of the management of Promotions.com and iVillage, without independent verification or investigation, that the forecasts were reasonably prepared in good faith reflecting the best currently available estimates and judgments of Promotions.com and iVillage as to the future operating and financial performance of Promotions.com and iVillage, respectively. Allen & Company also assumed, with Promotions.com's consent, that the offer and the merger would be consummated in all material respects in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the offer and the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on Promotions.com, iVillage or the contemplated benefits of the offer and the merger.

Allen & Company relied, at the direction of the senior management of Promotions.com and iVillage, without independent verification or investigation, upon the assessments of the management of Promotions.com and iVillage as to the anticipated financial and operational benefits of the offer and the merger and the risks associated therewith.

   Allen & Company did not (i) make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Promotions.com or iVillage, (ii) perform due diligence on Promotions.com's or iVillage's physical properties and facilities, sales, marketing or service organizations, or (iii) express any opinion as to the underlying valuation, future performance or long-term viability of Promotions.com or iVillage, the price at which Promotions.com common stock would trade after announcement or upon consummation of the offer or the merger, or the price at which iVillage common stock would trade at any time in the future. Allen & Company expressed no view as to, and Allen & Company's opinion does not address, the underlying business decision of Promotions.com to effect the offer or the merger, and the opinion does not constitute a recommendation of the offer and the merger over any alternative business strategy that may be available to Promotions.com. Allen & Company's opinion was necessarily based on the information available to Allen & Company and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Allen & Company as of the date of its opinion. Although subsequent developments may affect its opinion, Allen & Company does not have any obligation to update, revise or reaffirm its opinion. Promotions.com imposed no other instructions or limitations on Allen & Company with respect to the investigations made or the procedures followed by Allen & Company in rendering its opinion.

   This summary is not a complete description of Allen & Company's opinion to the Promotions.com board or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Allen & Company believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Allen & Company's analyses and opinion.

   In performing its analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Promotions.com and iVillage. No company or business used in the analyses as a comparison is identical to Promotions.com or iVillage, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

   The estimates contained in Allen & Company's analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Allen & Company's analyses and estimates are inherently subject to substantial uncertainty.

   The type and amount of consideration payable in the offer and the merger was determined through negotiation between Promotions.com and iVillage and the decision to enter into the offer and the merger was solely that of the Promotions.com board. Allen & Company's opinion and financial analyses were only one of many factors considered by the Promotions.com board in its evaluation of the offer and the merger and should not be viewed as determinative of the views of the Promotions.com board or Promotions.com's management with respect to the offer and the merger or the consideration to be received by the holders of Promotions.com common stock as provided for in the offer and the merger.

   Each of the analyses conducted by Allen & Company was carried out to provide a different perspective on the offer and the merger and to enhance the total mix of information. Allen & Company did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness to holders of Promotions.com common stock, from a financial point of view, of the consideration to be received. Allen & Company did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.

   Selected Companies Analysis

   Allen & Company reviewed and compared certain financial, operating and stock market information related to Promotions.com and iVillage with publicly held companies in the specialized online marketing industry (the "Comparable Companies"), which were 24/7 Real Media, Inc., Aptimus, Inc., CoolSavings, Inc., Engage, Inc., L90, Inc. and Network Commerce, Inc.

   Allen & Company analyzed enterprise values, calculated as equity value, plus debt, less cash, and equity values as multiples of calendar year 2000 and latest 12 months ("LTM") revenues. All multiples were based on closing stock prices on February 8, 2002. This analysis indicated the following multiples:


                                                                                                       Multiples of    Multiples of
                                                                      Low    High   Median    Mean    Promotions.com     iVillage
                                                                     ----    ----   ------    ----    --------------   ------------
Enterprise Value as a Multiple of:
  2000 Actual Revenues                                               -0.4    2.2      0.0      0.4         0.1              0.9
  LTM Revenues                                                       -0.4    2.7      0.0      0.4         0.2              1.5
Equity Value as a Multiple of:
  2000 Actual Revenues                                                0.0    1.4      0.3      0.4         0.4              1.1
  LTM Revenues                                                        0.0    2.3      0.4      0.8         1.1              1.9


Based on the enterprise value and equity value multiples shown above (for closing stock prices on February 8, 2002), Allen & Company noted that Promotions.com and iVillage traded within the range of multiples for the Comparable Companies.

   Allen & Company reviewed the historical stock price and trading volume data for the Promotions.com common stock and the iVillage common stock and compared the historical trading patterns of the two companies against each other and to the trading patterns of certain market indices (Dow Jones Industrial Average and Nasdaq Composite Index) and of the Comparable Companies. Allen & Company also analyzed the historical trading patterns of the Promotions.com common stock and the iVillage common stock in relation to selected public announcements regarding each company and reviewed the perspective of certain Wall Street analysts on each company. Allen & Company noted that the iVillage common stock generally outperformed both the broader market indices and the index of the Comparable Companies, and has generally outperformed Promotions.com over the past year.

   Based on the foregoing analyses, Allen & Company commented that it believed that Promotions.com's closing stock price of $0.77 per share on February 8, 2002 was fair and representative of Promotions.com's value. Similarly, Allen & Company commented that it believed that iVillage's closing stock price of $2.54 per share on February 8, 2002 was fair and representative of iVillage's value.

   Mergers and Acquisitions by Comparable Companies Analysis

   Using publicly available information, Allen & Company reviewed and compared the purchase prices (including net debt) and implied transaction value multiples paid in the following twelve selected merger and acquisition transactions in the specialized online marketing industry, as well as other merger and acquisition transactions involving internet content companies that Allen & Company deemed appropriate (the "Comparable Transactions"). The Comparable Transactions were:


                     Target                                                   Acquiror
                 -----------                                              ------------
                 Fatbrain                                                 BarnesandNoble.com
                 @Plan                                                    DoubleClick
                 About.com                                                Primedia
                 Women.com                                                iVillage
                 Uproar                                                   Flipside
                 eMusic                                                   Vivendi Universal
                 MP3.com                                                  Vivendi Universal
                 MyPoints.com                                             United NewVentures
                 Launch.com                                               Yahoo
                 LifeMinders                                              Cross Media Marketing
                 Hotjobs                                                  Yahoo
                 L90                                                      eUniverse


   Allen & Company analyzed the transaction values and equity values implied by the purchase prices in the Comparable Transactions as multiples of LTM revenues and compared such multiples with the multiples of LTM revenues implied by the offer. All multiples were based on financial information available at the closing date of the relevant transaction. The analysis indicated the following multiples:


                                                                                  Low   High    Median    Mean   Multiples of Offer
                                                                                  ---   ----    ------    ----   ------------------
Transaction Value as a Multiple of:
 LTM Revenues                                                                     0.0    6.0      1.1     1.9            0.3
Equity Value as a Multiple of:
 LTM Revenues                                                                     0.4    8.6      1.9     2.8            1.2


   Based on the foregoing analyses, the transaction value and equity value multiples for the offer and the merger are within the range of multiples for the Comparable Transactions.

   Miscellaneous

   Promotions.com selected Allen & Company as its financial advisor in connection with the offer and the merger based on Allen & Company's reputation, expertise and familiarity with Promotions.com and its business. Allen & Company is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Allen & Company disclosed to the Promotions.com Board that it had, in the past, provided financial advisory services to iVillage in connection with projects unrelated to the offer and merger and that Allen may also provide financial advisory services to iVillage in the future.

   Pursuant to an engagement letter dated January 14, 2002, Allen & Company provided its opinion in connection with the offer and the merger. The engagement letter provides for the payment to Allen & Company of a fee for its opinion in the amount of $75,000. Promotions.com has also agreed to reimburse Allen & Company for its expenses, including reasonable fees and disbursements of Allen & Company's counsel, incurred in performing its services for an amount not in excess of $5,000. In addition, Promotions.com has agreed to indemnify Allen & Company and its affiliates, directors, officers, agents and employees and each person, if any, controlling Allen & Company or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Allen & Company's engagements and any related transactions.

   Opinion of Capitalink, L.C.

   In connection with the offer and merger (which are sometimes referred to together in this section as the "Proposed Transaction"), Promotions.com engaged Capitalink to render an opinion as to the fairness, from a financial point of view, to Promotions.com's stockholders, of the consideration to be received. On March 15, 2002, Capitalink rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received is fair to Promotions.com's stockholders from a financial point of view. Subsequently, Capitalink delivered its written fairness opinion.


   THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK, DATED AS OF MARCH 15, 2002, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE PROMOTIONS.COM STOCKHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


   No limitations were imposed by Promotions.com on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink opinion was for the use and benefit of the board in connection with its consideration of the offer and merger and was not intended to be and does not constitute a recommendation to any stockholder of Promotions.com as to whether to accept the consideration in connection with the Proposed Transaction or as to how such stockholder should vote with respect to the merger, if such a vote is required. Capitalink was not requested to opine as to, and its opinion does not address, Promotions.com's underlying business decision to proceed with or effect the offer and merger. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the offer and merger as compared to any alternative business strategy that might exist for Promotions.com.

   In arriving at its opinion, Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things, reviewed documents relating to the Proposed Transaction, including (i) the merger agreement, (ii) the Berg stockholder agreement dated as of February 11, 2002 by and among iVillage, Virgil Acquisition Corp. and Ian J. Berg, (iii) the stockholder agreement dated as of February 11, 2002 by and among iVillage, Virgil Acquisition Corp. and certain stockholders of Promotions.com, (iv) the rights agreement between Promotions.com and American Stock Transfer & Trust Company, dated as of June 28, 2001, and Amendment No. 1, dated as of February 11, 2002, (v) the draft Solicitation/Recommendation Statement on Schedule 14D-9, dated March 12, 2002, and (vi) the draft Registration Statement on Form S-4, dated March 14, 2002 (the "Draft S-4").

   Capitalink also (i) reviewed publicly available financial information and other data with respect to Promotions.com, including the report on Form 10-Q for the quarterly period ended September 30, 2001, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) reviewed Promotions.com's draft Annual Report on Form 10-K for the fiscal year ended December 31, 2001 dated March 12, 2002, (iii) reviewed publicly available information and other data with respect to iVillage, including the report on Form 10-Q for the quarterly period ended September 30, 2001, the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Current Report on Form 8-K, dated February 15, 2002, and other publicly available information deemed appropriate, (iv) reviewed draft iVillage audited financial statements for the fiscal year ended December 31, 2001 and other financial and operational information included in the Draft S-4, (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Promotions.com or those of iVillage,
(vi) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to Promotions.com or iVillage, (vii) reviewed and analyzed the premiums paid in certain other transactions, (viii) reviewed and discussed with representatives of the management of Promotions.com and iVillage certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of Promotions.com or iVillage, (ix) considered the historical financial results and present financial condition of Promotions.com and iVillage, (x) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of Promotions.com, iVillage and companies deemed comparable, (xi) inquired about and discussed the Proposed Transaction and other matters related thereto with Promotions.com management and its legal counsel, and (xii) performed such other analyses and examinations as were deemed appropriate.

   In arriving at its opinion, Capitalink has relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of Promotions.com management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. In arriving at its opinion, Capitalink did not make a physical inspection of the properties and facilities of Promotions.com or iVillage, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Promotions.com or iVillage. Capitalink assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Promotions.com, it is assumed that the Proposed Transaction will be a taxable event to Promotions.com stockholders. Capitalink does not express any opinion as to the underlying valuation or future performance of Promotions.com or iVillage or the price at which the iVillage common stock would trade at any time in the future. Capitalink assumed, with Promotions.com's consent, that the Proposed Transaction will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by Promotions.com of any of the conditions to any obligations thereunder or that any such revisions or waivers thereto will not be detrimental to Promotions.com's stockholders. Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 14, 2002. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

   The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

   Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the offer and merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the offer and merger to Promotions.com's stockholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

   The summary of Capitalink's analysis described below is not a complete description of the analysis underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Capitalink believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.

Capitalink analyzed the fairness of the merger using the following methodologies:

   Historical Financial Data Analysis.

   Capitalink utilized a Historical Financial Data Analysis to better understand and interpret the earning power and financial strength of Promotions.com and iVillage.

   Capitalink reviewed and analyzed certain financial information for both Promotions.com and iVillage: (i) as reported in the respective annual reports on Form 10-K and quarterly reports on Form 10-Q, including audited and unaudited financial statements; and (ii) as provided by Promotions.com and iVillage and not reported in their public filings.


   Historical Stock Price Analysis.


   Capitalink utilized a Historical Stock Price Analysis to review and compare Promotions.com's and iVillage's performance to general market indices and selected peer groups and reviewed the liquidity of their common stock in the public trading markets.

   Capitalink reviewed the daily closing market price and trading volume of Promotions.com's common stock over the period from February 12, 2001 through February 11, 2002 (one day prior to first public announcement of the Proposed Transaction). Capitalink reviewed the daily closing market price and trading volume of iVillage's common stock over the period from March 14, 2001 through March 14, 2002. Capitalink compared the daily closing market price performance of both Promotions.com's and iVillage's common stock for the respective periods to each of the Promotions.com Comparable Companies (as defined below) and the iVillage Comparable Companies (as defined below), respectively, and the Russell 3000 Index. Capitalink calculated total trading volumes at various closing price ranges for each. In addition, the number of trading days, and the respective percentages, at certain trading volumes were set forth. Capitalink noted that the iVillage common stock prices at March 14, 2002 and February 11, 2002, were $2.36 and $2.47, respectively.

   In addition, Capitalink compared the daily closing market price and trading volume of Promotions.com's common stock, iVillage common stock and the Russell 3000 Index over the period commencing February 12, 2001 through February 11, 2002. Capitalink noted that during the period under review, the Promotions.com's common stock rose 78.7%, while the iVillage common stock rose 34.2% and the Russell 3000 Index declined 15.7%.

   Merger Consideration Analysis.

   Capitalink utilized the Merger Consideration Analysis to review a range of iVillage stock prices and its impact on the number of shares issuable to Promotions.com stockholders.

   Capitalink reviewed the range of base prices, calculating aggregate iVillage shares of common stock issuable to Promotions.com's stockholders and aggregate percentage of ownership by Promotions.com stockholders in iVillage based upon the range of Base Prices. In addition, Capitalink calculated the consideration payable to a Promotions.com stockholder owning 100 shares of Promotions.com common stock across the range of Base Prices.

   Capitalink also reviewed and calculated the above information based upon the closing and trailing five day average closing prices of iVillage's common stock of March 14, 2002 - $2.36 and $2.40, respectively, and February 11, 2002
- $2.43 and $2.57, respectively.

   Selected Comparable Company Analysis.

   Capitalink utilized the Selected Comparable Companies Analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics to develop value measures and correlation based on prices at which stock of similar companies are trading in a public market.

   The selected comparable company analysis involved the review of publicly traded companies deemed comparable to Promotions.com (the "Promotions.com Comparable Companies") or iVillage (the "iVillage Comparable Companies", collectively, the "Comparable Companies"). Capitalink reviewed certain financial information relating to each of Promotions.com or iVillage in the context of the corresponding financial information, ratios and public market multiples for the respective Comparable Companies. No company used in Capitalink's analysis was deemed to be identical or directly comparable to Promotions.com or iVillage, as the case may be; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

   Capitalink located seven companies that it deemed comparable to Promotions.com. These companies were deemed by Capitalink to be comparable to Promotions.com because they each operate primarily as Internet based direct marketing firms and rely on marketing based services as their main source of revenue. The Promotions.com Comparable Companies utilized were: Aptimus, Inc., CoolSavings, Inc., DoubleClick, Inc., Digital Impact, Inc., Engage, Inc., L90, Inc., and 24/7 Real Media.

   Capitalink located six companies that it deemed comparable to iVillage. These companies were deemed by Capitalink to be comparable to iVillage because they each operate, as their core business, Internet community websites that serve as information hubs to their respective target markets and rely on advertising and sponsorships as their main source of revenue. The iVillage Comparable Companies utilized were: Alloy, Inc., Crosswalk.com Inc., CNET Networks, Bankrate, Inc., Snowball.com, Inc., and SportsLine.com, Inc.

   Based on publicly available information, Capitalink reviewed the following financial information for each of the Comparable Companies: enterprise value, market value, total invested capital, revenue, common equity, net tangible common equity, and selected financial ratios. The review and analysis for Promotions.com and iVillage were as of February 11, 2002 and March 14, 2002, respectively. The earlier date utilized in the Promotions.com analysis removes the announcement of the Proposed Transaction's influence on Promotions.com's indicated value. Subsequent to such review and based on the respective market value, total invested capital or enterprise value as of March 14, 2002 or February 11, 2002, Capitalink calculated and compared the following multiples for each of the Comparable Companies. Due to Promotions.com's negative enterprise value as of February 11, 2002 (based on LTM September 2001 financials), enterprise value multiples with respect to Promotions.com are not applicable.

                      Promotions.com Comparable Companies


                                                                                                PRMO   High    Mean    Median   Low
                                                                                                ----   ----    ----    ------   ---
Market Value as Multiple of:
 Last Twelve Months ("LTM") Revenue.........................................................    0.8x    3.3x    1.3x    1.3x    0.1x
 Estimated Current Fiscal Year ("CFY") Revenue..............................................    1.5     3.9     2.6     2.6     1.3
 Common Equity..............................................................................    1.0     4.7     1.5     0.8     0.2
 Net Tangible Equity........................................................................    1.0     2.1     0.9     0.5     0.4
Total Invested Capital as Multiple of:
 LTM Revenue................................................................................    0.9     3.9     1.6     1.4     0.1
 CFY Revenue................................................................................    1.6     4.6     3.0     3.0     1.4
 Total Assets...............................................................................    0.7     1.5     0.8     0.7     0.2
Enterprise Value as Multiple of:
 LTM Revenue................................................................................     na     2.6     0.9     0.6     0.0
 CFY Revenue................................................................................     na     3.1     1.9     1.9     0.7
 Total Assets...............................................................................     na     1.0     0.5     0.5     0.0

                         iVillage Comparable Companies


                                                                                            iVillage   High    Mean    Median   Low
                                                                                            --------   ----    ----    ------   ---
Market Value as Multiple of:
 LTM Revenue............................................................................      2.1x      3.8x    2.0x    1.4x    1.0x
 CFY Revenue............................................................................      1.7       3.3     2.6     3.3     1.3
 Common Equity..........................................................................      1.1       4.5     2.1     1.5     0.9
 Net Tangible Equity....................................................................      2.2       5.3     3.2     3.7     1.0
Total Invested Capital as Multiple of:
 LTM Revenue............................................................................      2.1       3.9     2.2     1.6     1.2
 CFY Revenue............................................................................      1.7       4.0     3.0     3.4     1.5
 Total Assets...........................................................................      0.9       2.7     1.4     1.2     0.6
Enterprise Value as Multiple of:
 LTM Revenue............................................................................      1.6       3.8     1.7     1.1     0.5
 CFY Revenue............................................................................      1.3       3.5     2.5     3.3     0.9
 Total Assets...........................................................................      0.7       2.6     1.1     0.9     0.2


   All of Promotions.com's multiples were determined by Capitalink to be between the low and mean of the Promotions.com Comparable Companies, with the exception of net tangible equity (which was at the mean). Capitalink concluded that the lower average valuation of Promotions.com relative to its comparables may be a result of the Promotions.com significant historical losses, smaller relative size and the limited liquidity of the stock.

   All of iVillage's multiples were determined by Capitalink to be at the mean of the iVillage Comparable Companies, with the exception of net tangible equity (which was at the low range). Capitalink concluded that the results suggest that iVillage is priced similarly to its Comparable Companies.

   As noted above, none of the Comparable Companies is identical or directly comparable to Promotions.com or iVillage. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

   Selected Comparable Transaction Analysis.

   Capitalink utilized the Selected Comparable Transaction Analysis, a market valuation approach, for the purposes of compiling guideline or comparable transaction statistics to develop value measures and correlation based on prices at which transactions of a similar nature took place.

   The Selected Comparable Transaction Analysis involves a review of merger, acquisition and asset purchase transactions involving companies that are in related industries to either Promotions.com or iVillage, as the case may be (the "Comparable Transactions"). Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the Selected Comparable Transaction Analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

   Capitalink located eight transactions since November 2000 involving companies in industries similar to Promotions.com, where financial data of the acquired company and the terms of the transaction were disclosed (the "Promotions.com Comparable Transactions"). The Promotions.com Comparable Transactions are as follows:

                  Acquiror                                                Target
               -------------                                            ----------
               Divine, Inc.                                             Delano Technology Corp.
               ValueClick, Inc                                          Be Free, Inc.
               Cross Media Marketing                                    Lifeminders, Inc.
               ValueClick, Inc                                          Mediaplex
               Warburg Pincus & Co.                                     Cobalt Group, Inc.
               United New Ventures                                      MyPoints.com
               SEAT Pagine Gialle SpA                                   NetCreations Inc.
               ValueClick, Inc.                                         ClickAgents.com


   Capitalink located five transactions since October 2000 involving companies in industries similar to iVillage, where financial data of the acquired company and the terms of the transaction were disclosed (the "iVillage Comparable Transactions"). The iVillage Comparable Transactions are as follows:

                  Acquiror                                                       Target
               -------------                                                   ----------
               Universal Music Group                                           Emusic.com, Inc.
               National Broadcasting Corp.                                     NBC Internet
               iVillage                                                        Women.com
               W. Atlee Burpee & Co.                                           Garden.com
               Primedia, Inc.                                                  About.com

   Based on the information disclosed in the each of the Comparable Transactions, Capitalink calculated and compared (i) enterprise value and (ii) price paid as multiples of (x) revenue, (y) total assets, and (z) net tangible equity. The multiples were derived by dividing either the total enterprise value (price paid for equity plus interest bearing debt less cash and marketable securities), or the price paid, by items (x), (y), and (z) above.

                     Promotions.com Comparable Transactions

                                                                                               PRMO   High    Mean    Median    Low
                                                                                               ----   ----    ----    ------   ----
Market Value as Multiple of:
 LTM Revenue...............................................................................    0.2x   4.5x    1.3x     1.0x    0.2x
 Total Assets..............................................................................     0.1    3.1     0.8      0.4     0.1
 Net Tangible Equity.......................................................................     0.1    6.8     1.4      0.6     0.1
Enterprise Value as Multiple of:
 LTM Revenue...............................................................................     1.2    5.5     2.0      1.8     0.6
 Total Assets..............................................................................     0.8    3.5     1.1      0.6     0.4
 Net Tangible Equity.......................................................................     1.0    7.7     2.0      1.0     0.7

                        iVillage Comparable Transactions

                                                                                           iVillage   High    Mean    Median    Low
                                                                                           --------   ----    ----    ------   ----
Market Value as Multiple of:
 LTM Revenue...........................................................................       na      7.1x    2.4x     0.8x    0.2x
 Total Assets..........................................................................       na       2.3     0.8      0.6     0.1
 Net Tangible Equity...................................................................       na       4.4     2.1      1.2     0.2
Enterprise Value as Multiple of:
 LTM Revenue...........................................................................       na       6.6     2.4      0.8     0.2
 Total Assets..........................................................................       na       2.1     0.7      0.4     0.1
 Net Tangible Equity...................................................................       na       8.0     2.6      0.7     0.2

   Capitalink also calculated the same enterprise value multiples for Promotions.com, and multiples based on the price to be paid in the Proposed Transaction. Capitalink concluded that, due to the amount of cash, Promotions.com multiples based on enterprise value (market value plus debt, less cash) fall in the low range of the target companies in the Promotions.com Comparable Transactions.

   None of the Comparable Transactions are identical to the offer and merger. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.

   Acquisition Premiums Analysis.

   Capitalink utilized the Acquisitions Premiums Analysis, a market valuation approach, for the purposes of compiling guideline or comparable transaction premium statistics to develop value measures and correlation based on premiums at which transactions of a similar nature took place.

   Capitalink reviewed the acquisition premiums offered in (i) the Promotions.com Comparable Transactions, and (ii) acquisitions since June 2001 with a deal size less than $25 million, excluding acquisitions at a discount (the "Recent Acquisitions"). Capitalink reviewed the one-day, five-day, one month, and two month (Promotions.com Comparable Transactions only) premiums and compared them to the range of premiums in the offer and merger.

                     Promotions.com Comparable Transactions


                                                                                                  High      Mean    Median     Low
Implied Premium:                                                                         PRMO     ----      ----    ------     ---
 One Day Premium....................................................................      3.6%    79.5%    39.0%    37.5%    -11.0%
 Five Day Premium...................................................................     74.0%    87.1%    37.1%    27.5%    -12.9%
 One Month Premium..................................................................      0.0%   300.0%    63.2%    28.8%    -14.1%
 Two Month Premium..................................................................    135.1%   208.2%    36.7%    -3.4%    -27.0%


                              Recent Acquisitions


                                                                                                    High      Mean    Median    Low
Implied Premium:                                                                           PRMO     ----      ----    ------    ---
 One Day Premium.......................................................................     3.6%   410.0%    73.3%    53.3%    5.7%
 Five Day Premium......................................................................    74.0%   537.5%    91.5%    70.9%    5.7%
 One Month Premium.....................................................................     0.0%   410.0%    86.7%    68.3%    0.0%


   With respect to the price paid multiples, Capitalink concluded that the multiples generated by the Proposed Transactions fall within the mid-range of the Promotions.com Comparable Transactions. Capitalink also concluded that the slightly higher transaction multiples for iVillage compared to its Comparable Company multiples reflected the expected acquisition premium.

   Neither the Promotions.com Comparable Transactions or the Recent Acquisitions is identical to the offer and merger. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Promotions.com Comparable Transactions and the Recent Acquisitions and other factors that could affect the respective acquisition values.

   Premiums Paid Analysis.

   Capitalink utilized the Premiums Paid Analysis, a market valuation approach, for the purposes of comparing a per share transaction price to a range of the Company's historical stock prices to determine if the consideration is offered at a premium.

   The premiums paid analysis involves the comparison of the consideration in the offer and merger to the average closing price of Promotions.com's common stock over varying time periods prior to February 11, 2002.

                                                                                   Implied
                                                                                   Premium
                                                                                   -------
          As of February 11, 2002 ..............................................      3.6%
          One Day Prior ........................................................     13.0%
          Average 5 Days Prior .................................................     25.0%
          Average 10 Days Prior ................................................     34.3%
          Average 20 Days Prior ................................................     31.1%
          Average 30 Days Prior ................................................     33.6%
          Average 60 Days Prior ................................................     79.9%
          Average 90 Days Prior ................................................    114.4%
          Average Six Months Prior .............................................    149.0%
          Average One Year Prior ...............................................    160.1%


   Capitalink noted that the Proposed Transaction represented a premium for all periods reviewed and a significant premium prior to January 1, 2002.

   Capitalink performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink, it does not purport to be a complete description of the presentations by Capitalink to the Board or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of Promotions.com or iVillage. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Promotions.com and iVillage. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the consideration to be received in the offer and merger, from a financial point of view, to the stockholders of Promotions.com, and were provided to the Promotions.com board solely in connection with the delivery of the Capitalink opinion.

   In connection with the issuance of its opinion, Capitalink received a fee of $45,000. Promotions.com has agreed to reimburse Capitalink for its expenses incurred in connection with its engagement and to indemnify Capitalink and its affiliates against certain liabilities that may arise out of the rendering of its opinion.

   Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

     INTERESTS OF PROMOTIONS.COM DIRECTORS AND OFFICERS IN THE TRANSACTION


   The directors and officers of Promotions.com have interests in the merger that may be different from, or in addition to, those of the Promotions.com stockholders, including those described below.

   Options to purchase Promotions.com common stock held by the directors and officers of Promotions.com and Bari Krein, Promotions.com's corporate counsel, will be accelerated to vest in connection with the merger, which is earlier than they otherwise would have vested. Assuming this acceleration, the directors and officers and Ms. Krein have, collectively, options to purchase 810,002 shares of Promotions.com common stock at an exercise price of less than $0.87 per share, the aggregate per share consideration to be received by Promotions.com stockholders in the offer or the merger, broken down as follows:

                                                                              Number of In-the-
                                                                              Money Options (1)
                                                                              -----------------
      Name                                                                    Vested    Unvested   Aggregate Dollar Value (2)
       ----                                                                   ------    --------   --------------------------
      Steven H. Krein .....................................................   68,753     68,747             $ 81,275
      Daniel J. Feldman ...................................................   68,753     68,747             $ 81,275
      Lawrence M. Quartaro ................................................   48,753     48,747             $ 52,925
      Dirk A. Hall ........................................................        0          0                    0
      Ian J. Berg .........................................................   35,000    245,000             $170,800
      Bari S. Krein .......................................................   78,751     78,751             $ 95,475

---------------
(1) Includes all options having an exercise price of less than $0.87 per share.
(2) Represents the product of (i) the difference between the exercise price of each option and $0.87 per share and (ii) the number of options with an exercise price of less than $0.87 per share and which will be exercisable if the offer is completed.

   The Compensation Committee of Promotions.com's board of directors has determined to pay the following retention bonuses to the executive officers of Promotions.com and to Ms. Krein, each of whom took an active role in the claim resolution and disclosure process necessary to enter into the merger agreement. Ms. Krein and Mr. Krein are siblings. Payment of these retention bonuses is intended to incentivize the recipients to remain with Promotions.com through the consummation of the merger, is conditioned upon consummation of the offer and will be made at the effective time of the merger.

      Steven H. Krein                                                         $180,000
      Daniel J. Feldman                                                       $180,000
      Lawrence M. Quartaro                                                    $ 70,000
      Bari S. Krein                                                           $ 70,000
                                                                              --------
         Total                                                                $500,000


   In addition to these retention bonuses, Promotions.com has agreed that Messrs. Krein and Feldman shall each receive, on the date that is 90 days after the effective date of the merger and in recognition of their efforts towards a successful transaction, a success payment of $175,000, which is the amount contemplated to be paid to Messrs. Krein and Feldman upon their termination (other than for cause) under their current employment agreements.

   Furthermore, Promotions.com has agreed, pursuant to letter agreements between Promotions.com and these individuals, to pay Mr. Quartaro and Ms. Krein, each of whom was notified that their services would not be needed after consummation of the merger, on the date their employment is terminated by Promotions.com, severance payments of $65,000 and $80,000, respectively.

   iVillage has made offers of employment to Messrs. Krein and Feldman which, if accepted, would be memorialized in employment agreements to become effective at the effective time of the merger. The iVillage proposals include the following terms, which have not been finalized: Messrs. Krein and Feldman would each be employed as a Senior Vice President of Promotions.com for a period of one year, would each receive an annual salary of $225,000, as well as benefits in accordance with iVillage's standard practices, and would each be eligible to receive a bonus of up to 40% of their base salary, based on certain iVillage and individual goals. The payment to each of Messrs. Krein and Feldman of $25,000 of the bonus would be guaranteed for 2002 and payable quarterly. Furthermore, for a period of three years unless earlier terminated, each of Messrs. Krein and Feldman would receive a portion of the net profit of iVillage's Promotions.com subsidiary in excess of the annual net profit goal for the subsidiary, as agreed to by iVillage senior management and Messrs. Krein and Feldman. This portion of net profit would be calculated in accordance with the employment agreements. Each of Messrs. Krein and Feldman would also receive options to purchase 150,000 shares of the common stock of iVillage at the fair market value on the date of grant. These options would vest in equal quarterly installments over four years. Mr. Krein and Mr. Feldman would each receive, upon their termination by iVillage, other than for cause, occurring at least three months following the consummation of the merger, a severance payment equal to their annual base salary. If either Mr. Krein or Mr. Feldman is terminated by iVillage with or without cause less than three months after the consummation of the merger or voluntarily leaves his employment at any time, he would receive no such severance payment. Messrs. Krein and Feldman would each be subject to a non-compete agreement for one year following termination of employment.

   iVillage has agreed to maintain directors and officers' insurance for the current directors and officers of Promotions.com for six years and to preserve for the same period the rights to indemnification of the current and former directors, officers and employees of Promotions.com, the estimated cost of which has been reflected in the calculation of the cash portion of the offer price.

   In order to permit the release of a lien on the shares of Promotions.com common stock owned by Mr. Feldman, as required by his stockholder agreement, on February 11, 2002, Promotions.com loaned Mr. Feldman $69,131. Mr. Feldman executed a promissory note for such loan, the terms of which provide that the note is due on the earlier of closing of the offer or 30 days after termination of the merger agreement. Interest is to be paid on the borrowed funds at the rate of six percent per year.

   For the above reasons, the directors and officers of Promotions.com could be more likely to support the merger agreement than if they did not have these interests. Promotions.com stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the merger.

                      THE MERGER AND THE MERGER AGREEMENT


   The following is a brief summary of the provisions of the merger agreement, a copy of which is attached as Annexes A-1 and A-2 to this proxy statement/ prospectus and is incorporated by reference into this prospectus. You are urged to read it carefully. Although iVillage and Promotions.com believe that this description covers the material terms of the merger agreement, this summary may not contain all the information that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement attached to this proxy statement/prospectus as Annexes A-1 and A-2. References to the merger agreement in this proxy statement/prospectus are to the merger agreement as amended.


Merger Structure and Timing

   Pursuant to the merger agreement, and subject to the terms and conditions of the merger agreement:


   o iVillage caused Virgil Acquisition Corp., a wholly owned subsidiary of iVillage, to make an exchange offer to acquire outstanding shares of Promotions.com's common stock in exchange for shares of iVillage common stock;

   o at the effective time of the merger (which will occur promptly after the special meeting), Virgil Acquisition Corp. will merge with and into Promotions.com;


   o Virgil Acquisition Corp. will cease to exist as a corporation;

   o Promotions.com will remain as the surviving corporation and as a wholly owned subsidiary of iVillage;

   o Promotions.com's certificate of incorporation as it will be amended and restated in the Certificate of Merger and bylaws will be the surviving corporation's certificate of incorporation and bylaws;

   o all property, rights, debts and liabilities of Promotions.com will remain the property, rights, debts and liabilities of Promotions.com; and

   o the officers and directors of Virgil Acquisition Corp. immediately prior to the completion of the merger will be the officers and directors of the surviving corporation after completion of the merger.


Merger Consideration; Fractional Shares

   Upon completion of the merger, each share of Promotions.com common stock (other than shares owned by Virgil Acquisition Corp., iVillage or Promotions.com and shares for which appraisal rights have been exercised and perfected in accordance with Delaware law) will be converted into the right to receive 0.1041 of a share of iVillage common stock and $0.64 in cash, which is the same consideration paid in the offer. iVillage will not issue any fractional shares of its common stock in connection with the merger. All fractional shares of iVillage common stock that a Promotions.com stockholder would otherwise be entitled to receive because of the merger will be aggregated and, if a fractional share results from such aggregation, the Promotions.com stockholder will receive cash for those fractional shares. Each share of Promotions.com common stock issued and outstanding immediately prior to the effective time that iVillage or Virgil Acquisition Corp. owns, or that Promotions.com owns as treasury stock, will be canceled and retired and cease to exist and no payment or distribution will be made with respect to such shares of Promotions.com common stock.

Promotions.com's Board of Directors

   The merger agreement provides that, promptly following Virgil Acquisition Corp.'s acceptance for payment and payment for Promotions.com common stock pursuant to the offer, Virgil Acquisition Corp. will be entitled to designate a number of directors on the Promotions.com board of directors that will give Virgil Acquisition Corp. representation on the Promotions.com board of directors in the same proportion as the number of shares of Promotions.com common stock beneficially owned by iVillage, Virgil Acquisition Corp. and their affiliates bears to the total number of outstanding shares of Promotions.com common stock. Following this designation, the merger agreement also provides that Virgil Acquisition Corp. may require Promotions.com to include on each committee of Promotions.com's board of directors the directors designated by Virgil Acquisition Corp. in the same percentage that Virgil Acquisition Corp.'s designated directors represent on Promotions.com's board of directors. The merger agreement also requires Promotions.com to cause to be delivered to iVillage resignations of all the directors of Promotions.com to be effective upon the consummation of the merger.

   Pursuant to these provisions in the merger agreement, on April 19, 2002 Steven Elkes, Scott Levine, Jane Tollinger and Richard Kolberg were appointed to serve on Promotions.com's board of directors as representatives of Virgil Acquisition Corp. and Daniel J. Feldman and Dirk Hall resigned from the Promotions.com board of directors. Accordingly, the number of directors constituting the Promotions.com board of directors is currently set at six, of which four were designated by Virgil Acquisition Corp. Also pursuant to the merger agreement, on April 19, 2002, Messrs. Elkes and Levine were appointed to serve on Promotion.com's audit and compensation committees.

   Prior to the effective time of the merger, the affirmative vote of a majority of the directors on Promotions.com's board of directors who are neither officers of Promotions.com nor directors appointed by iVillage (Ian J. Berg is currently the only person who falls within this category) is required to:


   o amend or terminate the merger agreement on behalf of Promotions.com;

   o exercise or waive any of Promotions.com's rights or remedies under the merger agreement;

   o extend the time for performance of any of the obligations of Virgil Acquisition Corp. under the merger agreement;

   o take any other action by Promotions.com in connection with the merger agreement required to be taken by the Promotions.com board of directors; or

   o take any action by Promotions.com in connection with the transactions contemplated by the merger agreement.


The Merger

   The merger agreement provides that, following the completion of the offer, Virgil Acquisition Corp. will merge with and into Promotions.com, with Promotions.com as the surviving entity. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware. The filing will be made promptly after the Promotions.com special meeting.

   At the effective time of the merger, the certificate of incorporation of Promotions.com as amended and restated by the certificate of merger will be the certificate of incorporation of the surviving entity and the bylaws of Promotions.com immediately prior to the effective time shall be the bylaws of the surviving entity. In addition, the directors and officers of Virgil Acquisition Corp. at the effective time of the merger will become the directors and officers of the surviving entity.

Treatment of Promotions.com Stock Options and other Promotions.com Stock
Rights

   Immediately following the completion of the offer, each outstanding stock option to purchase shares of Promotions.com common stock became exercisable in full. All outstanding Promotions.com stock options that were not exercised by the fifth business day following the completion of the offer were terminated immediately after the fifth business day following the offer and prior to the completion of the merger, except that holders of outstanding Promotions.com stock options with an exercise price per share which is less than $0.87 will receive a certain number of whole Promotions.com common shares. Each such holder will receive an amount equal to the amount by which $0.87 exceeds the per share exercise price of such options multiplied by the number of shares subject to the option. This amount will be paid in whole Promotions.com common shares valued at $0.87, which is the value of the stock portion and cash portion paid in the offer, with the value of any fractional shares so issuable to be paid in cash. This amount will be subject to applicable tax withholding, provided that option holders may elect to have shares of Promotions.com common stock withheld to satisfy such tax withholding. All shares of Promotions.com common stock received for the exchange of options will be converted in the merger into the same consideration as offered in exchange for each share of Promotions.com common stock in the offer.



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   At or prior to the closing of the merger, Promotions.com will take all actions necessary to terminate the Promotions.com employee benefit plans.

   Under the terms of the merger agreement, at the effective time of the merger each outstanding warrant to purchase Promotions.com common stock and any options, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, arrangements or commitments (contingent or otherwise) issued or authorized by Promotions.com related to issued or unissued Promotions.com capital stock, if not exercised prior to the effective time of the merger, will be terminated by virtue of the merger.


Representations and Warranties


   The merger agreement contains representations and warranties by Promotions.com relating to, among other matters:

   o due organization, corporate power and good standing of Promotions.com;

   o Promotions.com's qualification to do business;

   o authorization, execution, delivery and enforceability of the merger agreement by Promotions.com;

   o Promotions.com's capital structure;

   o Promotions.com's past and present subsidiaries;

   o the absence of breaches or violations of Promotions.com's certificate of incorporation, bylaws, agreements and instruments and law resulting from the execution, delivery and performance of the merger agreement;

   o consents and approvals required to be obtained by Promotions.com;

   o the conduct of Promotions.com's business in compliance with applicable law and regulations;

   o litigation involving Promotions.com;

   o Promotions.com's filings with the SEC;

   o Promotions.com's financial statements;

   o absence of undisclosed liabilities of Promotions.com;

   o changes in Promotions.com's business since September 30, 2001;

   o Promotions.com's taxes;

   o Promotions.com's title to real and personal property;

   o environmental laws that apply to Promotions.com and Promotions.com's compliance with such laws;

   o Promotions.com's employee benefit plans;

   o matters relating to Promotions.com's employees;

   o Promotions.com's contracts;


   o accuracy of information supplied by Promotions.com in this proxy statement/prospectus and the related Schedule 14D-9, registration statement and Schedule TO;


   o Promotions.com's insurance policies;

   o Promotions.com's compliance with consumer protection laws and its Web site privacy policy;

   o Promotions.com's intellectual property rights;

   o related party transactions involving Promotions.com;

   o absence of negotiations between Promotions.com and a third party in connection with a competing transaction;

   o the inapplicability of antitakeover restrictions to the merger;


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
   o that Promotions.com has taken all requisite action under the Rights Agreement;

   o broker or investment banking fees arising from the offer or the merger;
     and

   o the required Promotions.com stockholder vote to approve the merger and the merger agreement.

   The merger agreement also contains representations and warranties by iVillage and Virgil Acquisition Corp. relating to, among other things:

   o due organization, corporate power and good standing of iVillage and Virgil Acquisition Corp;

   o iVillage's and Virgil Acquisition Corp.'s qualification to do business;

   o authorization, execution, delivery and enforceability of the merger agreement by iVillage and Virgil Acquisition Corp.;

   o iVillage's capital structure;

   o the absence of breaches or violations of iVillage's or Virgil Acquisition Corp.'s certificates of incorporation, bylaws, agreements and instruments and law resulting from the execution, delivery and performance of the merger agreement;

   o consents and approvals required to be obtained by iVillage or Virgil Acquisition Corp.;

   o iVillage's compliance with regulatory matters and other applicable laws;

   o litigation involving iVillage or any of its subsidiaries;

   o iVillage's filings with the SEC;

   o iVillage's financial statements;

   o absence of undisclosed liabilities of iVillage or any of its subsidiaries;

   o changes in iVillage and its subsidiaries' business since September 30, 2001;

   o iVillage and its subsidiaries' taxes;


   o accuracy of information supplied by iVillage and Virgil Acquisition Corp. in this proxy statement/prospectus and the related Schedule 14D-9, registration statement and Schedule TO;


   o iVillage and its subsidiaries' intellectual property rights;

   o broker or investment banking fees arising from the offer or the merger;
     and

   o reservation of adequate shares and availability of adequate cash to pay the merger consideration.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

Conduct of Business Pending the Merger

   Promotions.com has agreed that, beginning on the date of the merger agreement and ending at the effective time of the merger, except as provided in the merger agreement or consented to by iVillage, Promotions.com will carry on its businesses in the usual, regular and ordinary course and in a manner consistent with prior practice. Additionally, among other things, Promotions.com has agreed to:

   o use commercially reasonable efforts to preserve its business organizations;

   o keep available the services of its current officers and employees;

   o preserve its relationships with customers, suppliers and other significant business relations; and

   o comply with applicable laws wherever it conducts business.

   In addition, Promotions.com has agreed that, except as permitted under the terms of the merger agreement or consented to in writing by iVillage, beginning on the date of the merger agreement and ending

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
at the effective time of the merger, Promotions.com will conduct its business in compliance with specific restrictions relating to the following:

   o dividends or other distributions;

   o splits, combinations, reclassifications or other changes in capital stock;

   o issuance, sale, repurchase or redemption of securities;

   o actions that would make Promotions.com's representations and warranties contained in the merger agreement not true and correct in all material respects;

   o actions that would, or could reasonably be expected to, result in any of the conditions set forth in the merger agreement not being satisfied;

   o modification of Promotions.com's certificate of incorporation or bylaws;

   o incurrence of indebtedness;

   o making of loans to third parties;

   o material transactions such as mergers or consolidations or the sale of assets;

   o accounting policies;

   o employment terms for directors and officers;

   o employees, compensation and employee benefits;

   o changes to employee benefit plans;

   o encumbrances of material property or assets; and

   o taxes.

   The agreements related to the conduct of Promotions.com's business in the merger agreement are complicated and not easily summarized. You are urged to read carefully Section 6.1 of the merger agreement entitled "Conduct of the Business Pending the Merger" and the rest of the merger agreement for more information regarding the agreements which may relate to the conduct of Promotions.com's business.

Covenants

   iVillage, Virgil Acquisition Corp. and Promotions.com also agreed that prior to the effective time of the merger they will, among other things:

   o use commercially reasonable efforts to complete the offer, the merger and the other transactions contemplated by the merger agreement and the stockholder agreements;

   o use commercially reasonable efforts to obtain consents, qualifications, waivers and approvals required to complete the offer, the merger and the other transactions contemplated by the merger agreement and the stockholder agreements;

   o provide each other reasonable access to information; and

   o use commercially reasonable efforts to defend any lawsuits or legal proceedings challenging the offer, the merger, the merger agreement or the transactions contemplated thereby.

   Promotions.com also agreed that, prior to the effectiveness of the merger, it will, among other things:

   o notify iVillage and Virgil Acquisition Corp. if any representation or warranty becomes untrue or inaccurate in any material respect;

   o notify iVillage and Virgil Acquisition Corp. if it fails to comply with or satisfy any covenant, condition or agreement under the merger agreement;

   o use reasonable efforts to encourage its employees to accept offers of employment extended by iVillage;


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
   o take all actions necessary to ensure antitakeover restrictions do not become operative with respect to the offer, the merger, the merger agreement or any transaction contemplated thereby;

   o timely file, or cause to be filed, with the SEC all documents required to be filed; and

   o if antitakeover restrictions do become operative with respect to the offer, the merger, the merger agreement or any transactions contemplated thereby, take all actions necessary to ensure that the transactions contemplated by the merger agreement may be completed as soon as practicable.

No Solicitation of Transactions

   The merger agreement requires Promotions.com to take all actions reasonably necessary to cause its affiliates, representatives and any other agents to immediately cease any discussions, negotiations or communications with any third party regarding any Competing Transaction (as defined below). Promotions.com agreed that promptly following the public announcement of the merger agreement it would request each individual or entity who executed a confidentiality agreement in the past year in connection with its consideration of acquiring Promotions.com and was supplied with currently confidential information, if any, to return all confidential information furnished to such individual or entity by or on behalf of Promotions.com. The merger agreement also provides that Promotions.com will not authorize or permit any officer, trustee, director or employee of, or any investment banker, attorney, agent or other advisor or representative of, Promotions.com to:

   o solicit, initiate, intentionally encourage, participate in, or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction;

   o furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of Promotions.com; or

   o take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal relating to a Competing Transaction;


   Additionally, the Promotions.com board of directors has agreed that it will not:


   o withdraw or modify the approval and recommendation by the Promotions.com board of directors of the offer, merger, merger agreement and transactions contemplated thereby in any manner adverse to iVillage or to Virgil Acquisition Corp.;

   o approve or recommend any Competing Transaction;

   o approve, recommend, execute or enter into any acquisition agreement;

   o approve, recommend, execute or enter into any agreement requiring it to abandon, terminate or fail to complete the offer, the merger, the merger agreement or any transaction contemplated thereby;

   o take any action to redeem the preferred share purchase rights associated with Promotions.com common stock;

   o take any action to waive or amend any provision of the Rights Agreement;

   o take any action with respect to the Rights Agreement which would permit or facilitate the completion of a Competing Transaction;

   o take any action necessary to render the provisions of any antitakeover law inapplicable to any Competing Transaction; or

   o propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Competing Transaction.


   The merger agreement places restrictions on the ability of the Promotions.com board of directors to modify its recommendation regarding the offer or the merger or accepting a Superior Competing Transaction (as defined in the merger agreement). Now that iVillage has acquired in excess of 80% of the outstanding capital stock of Promotions.com and has designated a majority of the members of the Promotions.com board of directors, these restrictions are no longer material.



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
Indemnification

   iVillage agreed that, after completion of the merger, it would cause the surviving corporation to:

   o indemnify all past and present directors of Promotions.com to the same extent that the past and present directors of Promotions.com are indemnified for acts or commissions occurring prior to the effective time of the merger pursuant to Promotions.com's certificate of incorporation and bylaws; and

   o until the sixth anniversary of the effective time of the merger, purchase prior to the effective time of the merger and maintain directors' and officers' liability insurance policies for the benefit of Promotions.com's directors and officer with respect to claims arising from facts or events that occurred prior to the effective time of the merger provided that the estimated cost of maintaining the directors' and officers' liability policies will be applied against the determination of net cash at the effective time of the merger.

Public Announcements

   Promotions.com and iVillage have agreed to consult with each other before issuing any press release or other public statement with respect to the offer, the merger, the merger agreement or any of the transactions contemplated thereby. Additionally, Promotions.com and iVillage have agreed not to issue any such press release or make any such public statement without the prior consent of the other party, not to be unreasonably withheld or delayed, except as may be required by law or in accordance with any listing agreement with Nasdaq or any national securities exchange.

Employee Benefit Plans and Arrangements

   Promotions.com has agreed:


   o at the effective time of the merger, to cease all benefit accruals under and terminate the Promotions.com 401(k) and its other retirement plans; and

   o at the effective time of the merger, to terminate the Promotions.com employee stock purchase plan and return unused contributions to participants.

   iVillage and Promotions.com have agreed to make retention bonus and severance payments described under "Interests of Promotions.com Directors and Officers in the Transaction" on page 50.


Tax Treatment

   For federal income tax purposes, iVillage, Virgil Acquisition Corp. and Promotions.com intend the transactions contemplated by the merger agreement to constitute a taxable transaction.

Conditions to the Merger

   Pursuant to the merger agreement, the obligations of Virgil Acquisition Corp. and Promotions.com to complete the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:


   o approval of the merger agreement and the merger by the Promotions.com stockholders; and

   o absence of any law, court order, regulatory action or pending or threatened lawsuit, action, government investigation or proceeding permanently enjoining, restraining or otherwise prohibiting the merger or the ownership or operation of Promotions.com by iVillage or Virgil Acquisition Corp.

Termination


   At any time prior to the effective time of the merger, whether before or after the requisite approvals by the Promotions.com stockholders, the merger agreement may be terminated and the merger may be abandoned:

   o by mutual written consent of iVillage, Virgil Acquisition Corp. and Promotions.com;


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
   o by Promotions.com or iVillage if, any court or governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the offer or the merger;


   o by iVillage upon a breach of any representation or warranty on the part of Promotions.com set forth in the merger agreement, or if any representation or warranty of Promotions.com has become untrue, or upon a material breach by Promotions.com of its covenants or agreements in the merger agreement, in each case subject to the ability of Promotions.com to correct such breach within ten days of the breach and prior to the effective time of the merger; or

   o by Promotions.com upon a breach of any representation or warranty on the part of iVillage or Virgil Acquisition Corp. set forth in the merger agreement, or if any representation or warranty of iVillage or Virgil Acquisition Corp. has become untrue, or upon a material breach by iVillage or Virgil Acquisition Corp. of its covenants or agreements in the merger agreement, in each case resulting in a material adverse effect on the completion of the offer, the merger and the transactions contemplated by the merger, and in each case subject to the ability of iVillage to correct such breach prior to the effective time of the merger.

   The agreements of iVillage, Virgil Acquisition Corp. and Promotions.com relating to their respective ability to terminate the merger agreement are complicated and not easily summarized. You are urged to read carefully the section in the merger agreement entitled "Termination, Amendment and Waiver."


Standstill, Non-Solicitation of Promotions.com Senior Management

   If the merger agreement is terminated:


   o by the mutual written consent of iVillage, Virgil Acquisition Corp. and Promotions.com; or

   o by Promotions.com due to the failure of iVillage and Virgil Acquisition Corp. to comply with their obligations under the merger agreement;

then, for a period from the date of termination of the merger agreement, until the earlier of:


   o three months from the date of termination of the merger agreement; and

   o the date on which one of the following events occurs:

     o a merger, consolidation, reorganization or other similar transaction which results in the stockholders of iVillage immediately prior to the transaction not holding at least fifty percent of the voting power of the surviving, continuing or purchasing entity; or

     o a sale of all or substantially all of the assets of iVillage to another entity,

iVillage will not:

   o without prior written consent from Promotions.com, directly solicit the employment of any officer or senior manager of Promotions.com who became known to iVillage during its evaluation of a possible transaction with Promotions.com; and

for a period from the date of termination of the merger agreement, until the earlier of:

   o nine months from the date of termination of the merger agreement; and

   o the date on which one of the following events occurs:

     o a merger, consolidation, reorganization or other similar transaction which results in the stockholders of iVillage immediately prior to the transaction not holding at least fifty percent of the voting power of the surviving, continuing or purchasing entity; or

     o a sale of all or substantially all of the assets of iVillage to another entity,

neither iVillage nor any subsidiary of iVillage will:

   o without prior written consent from the Promotions.com board of directors, acquire or offer or agree to acquire any securities of Promotions.com; or


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
   o without prior written consent from the Promotions.com board of directors, solicit proxies or consents to vote or become a participant in any "election contest" with respect to Promotions.com (as such terms are used in Rule 14a-1 and Rule 14a-11 of Regulation 14A of the Securities Exchange Act of 1934).

Expenses


   Except as described below or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the cost or expense. However, all costs and expenses incurred in connection with the filing, printing and mailing of the registration statement of which this proxy statement/prospectus is a part, this proxy statement/prospectus, the Schedule TO, any post-effective amendment to this registration statement and the Schedule 14D-9 will be borne equally by iVillage and Promotions.com.

   Promotions.com will be required to pay a termination fee of $250,000 to iVillage if iVillage terminates the merger agreement because:

   o Promotions.com fails to comply with its obligations under the merger agreement, and, as of the termination date,

      o A third party has proposed a Competing Transaction or publicly announced a Competing Transaction, or

      o Promotions.com enters into an acquisition agreement (or resolves or announces its intent to do so) in connection with a Competing Transaction prior to January 31, 2003; or

   o Promotions.com accepts a Superior Competing Transaction; or

   o a triggering event occurs.

   iVillage will be required to pay a termination fee of $250,000 to Promotions.com if Promotions.com terminates the merger agreement because iVillage and Virgil Acquisition Corp. fail to comply with their obligations under the merger agreement.


Amendment

   iVillage, Virgil Acquisition Corp. and Promotions.com may amend the merger agreement in writing at any time before or after obtaining the approval of Promotions.com's stockholders and prior to the effective time of merger. However, after stockholder approval is obtained, no amendment, modification or supplement to the merger agreement may be made which:

   o alters the amount or changes the form of consideration paid to Promotions.com's stockholders in the merger; or

   o alters or changes any of the terms or conditions of the merger agreement if the alteration or change would adversely affect Promotions.com's stockholders.

Extension and Waiver

   At any time prior to the effective time of the merger, each of iVillage, Virgil Acquisition Corp. or Promotions.com may:

   o extend the time for the performance of any of the obligations or other acts of the other party;

   o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

   o subject to other restrictions on amendments in the merger agreement, waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.


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Material United States Federal Income Tax Consequences

   The following is a summary of the material United States federal income tax consequences to holders of Promotions.com common stock who exchange their shares in the merger (or pursuant to the proper exercise of appraisal rights). The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authorities and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to Promotions.com common stock held as a capital asset, and does not address the tax consequences that may be relevant to holders of Promotions.com common stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, or holders who hold the Promotions.com common stock as part of a hedge, straddle, constructive sale or conversion transaction, as "qualified small business stock," or who acquired the Promotions.com common stock pursuant to the exercise of employee stock options or otherwise as compensation. For purposes of this summary, a United States holder means a beneficial owner of Promotions.com common stock that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax on a net income basis in respect of the Promotions.com common stock. The term non-United States holder refers to any beneficial owner of Promotions.com common stock other than a United States holder.

   The United States federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Promotions.com common stock should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

   United States Holders

   For purposes of this discussion, "United States holder" means a beneficial owner of Promotions.com common stock who is:

   o a citizen or resident of the United States;

   o a corporation, partnership or other entity created or organized in or under the laws of the United States, or any State thereof (including the District of Columbia);

   o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of the source of the income; or

   o a trust, the administration of which is subject to the primary supervision of the United States courts and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

   For purposes of this discussion, a "non-United States holder" means a beneficial owner of Promotions.com common stock who is not a United States holder.

   The receipt of cash and shares of iVillage common stock by a United States holder for Promotions.com common stock pursuant to the merger (whether upon receipt of the consideration in the merger, or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws).

   In general, for United States federal income tax purposes, a United States holder of Promotions.com common stock will recognize capital gain or loss equal to the difference between the holder's adjusted tax basis in the Promotions.com common stock surrendered in the merger (or pursuant to the proper exercise of appraisal rights) and the amount of cash and fair market value of iVillage common stock received therefor. Such gain or loss will be long-term capital gain or loss if the holder's holding period is more than one year. The fair market value of the iVillage common stock must be determined on the date of the merger (or pursuant to the proper exercise of appraisal rights). Gain or loss must be calculated separately for each block


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

of Promotions.com common stock (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

   Payments made to a United States holder in connection with the merger (or pursuant to the proper exercise of appraisal rights) may be subject to backup withholding at a rate of thirty percent (30%). Backup withholding generally applies if a United States holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, under penalty of perjury, that the TIN provided is correct and such holder is not subject to backup withholding. The amount of any backup withholding from a payment to a United States holder generally will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS"). Certain persons, including certain corporations and financial institutions, are exempt from backup withholding. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

   Non-United States Holders

   The receipt of cash and iVillage common stock by a non-United States holder for Promotions.com common stock pursuant to the merger (whether upon receipt of the consideration in the merger, or pursuant to the proper exercise of appraisal rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year of such disposition and certain other conditions are met, or
(ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder.

   Backup withholding and information reporting may apply to the payments received by a non-United States holder for Promotions.com common stock pursuant to the merger (or pursuant to the proper exercise of appraisal rights) unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. To avoid backup withholding, a non-United States holder should complete IRS Form W-8BEN to certify its non-United States holder status or to certify that it is entitled to an exemption.

   Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Rights of Dissenting Promotions.com Stockholders

   If the merger is consummated, holders of Promotions.com shares at the effective time of the merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Promotions.com shares. Under Section 262, stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Promotions.com shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In order to be entitled to appraisal rights under Section 262, a Promotions.com stockholder must:

   o hold shares of Promotions.com stock on the date of the making of a demand for appraisal rights;

   o continuously hold such shares through the effective date of the merger;

   o comply with the provisions of Section 262(d) regarding perfection of appraisal rights, which include:

      o if the merger is to be submitted for approval at a meeting of stockholders, the stockholder must deliver to Promotions.com, before the taking of the vote on the merger, a written demand for appraisal of such stockholder's shares; and

   o neither vote in favor of the merger nor consent to the merger in writing.



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

   Any such judicial determination of the fair value of Promotions.com shares could be based upon factors other than, or in addition to, the price per Promotions.com share to be paid in the merger or the market value of the Promotions.com shares. The value so determined could be more or less than the price per Promotions.com share to be paid in the merger.

   The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of
Section 262 of the DGCL, which is set forth in Annex B to this proxy statement/prospectus. Stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Regulatory Clearances

   iVillage and Promotions.com have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the merger. Other than the SEC declaring the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the filing of a certificate of merger under the DGCL with respect to the merger, iVillage and Promotions.com do not believe that any additional material governmental filings are required with respect to the merger.

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission, or the FTC, provide that some merger transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the FTC and the applicable waiting periods have expired or been terminated. The exchange of Promotions.com common stock pursuant to the merger is exempt from these requirements.

Source and Amount of Funds

   The total amount of funds required by Virgil Acquisition Corp. to consummate the offer and the merger and to pay related fees and expenses is estimated to be approximately $500,000. iVillage will finance the offer and the merger with its own internally available funds.

Relationships between iVillage and Promotions.com

   Except as set forth in this proxy statement/prospectus, neither iVillage nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Promotions.com, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 2000, between iVillage or, to the best of its knowledge, any of its directors, executive officers or other affiliates on the one hand, and Promotions.com or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this proxy statement/ prospectus, neither iVillage nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has since January 1, 2000 had any transaction with Promotions.com or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the merger.

   Except as described herein, neither iVillage nor, to the best of its knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any Promotions.com shares and neither iVillage nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has effected any transaction in the Promotions.com shares during the past 60 days other than as set forth below.

   Except as described in this proxy statement/prospectus, as of the date of this proxy statement/prospectus, there exists no material agreement, arrangement or understanding or any actual or potential conflict of interest


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between Promotions.com or its affiliates and (1) Promotions.com's executive officers, directors or affiliates or (2) iVillage or Virgil Acquisition Corp. or their respective executive officers, directors or affiliates other than as set forth below:

   Confidentiality Agreement

   Promotions.com and iVillage entered into a confidentiality agreement dated December 4, 2001 pursuant to which iVillage and Promotions.com agreed not to disclose the other's confidential information or to use the other's confidential information other than for the purpose of evaluating a possible transaction between iVillage and Promotions.com. Pursuant to the confidentiality agreement, iVillage also agreed that for a period of three months (which time period has now expired) it would not:

   o directly solicit the employment of any key employee, officer or senior manager of Promotions.com who first became known to iVillage during its evaluation of a possible transaction with Promotions.com; or

   o hire any key employee, officer or senior manager employed by Promotions.com or any former key employee, officer or senior manager, in either case who first became known to iVillage during its evaluation of a possible transaction with Promotions.com, whose employment ceased with thirty days of such solicitation or hire.

   The above summary and description are qualified in their entirety by reference to the confidentiality agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

   Agreements Related to the Merger Agreement

   For a description of the Promotions.com stockholder agreements and affiliate agreements, see "Agreements Related to the Merger Agreement" on page 66. The merger agreement also placed limitations on the ability of Promotions.com to enter into a competing transaction. Now that the offer has been completed, these limitations no longer apply.

Accounting Treatment

   iVillage's acquisition of Promotions.com will be accounted for as a "purchase," as that term is used under United States generally accepted accounting principles, commonly referred to as "GAAP", for accounting and financial reporting purposes. Promotions.com will be treated as the acquired corporation for these purposes. Promotions.com's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the acquisition and combined with the historical book values of the assets and liabilities of iVillage. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities, in-process research and development expense and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill, unearned stock compensation, and other intangible assets. In accordance with the recently issued SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized against earnings unless it becomes impaired, at which time an immediate charge would be made in the consolidated financial statements. Other intangible assets are expected to be amortized against the combined company's earnings over a period equal to the combined company's expected economic benefit following completion of the merger and unearned stock compensation is expected to be amortized against earnings over the vesting period of assumed options. For further information concerning the amount of goodwill and other intangibles to be recorded in connection with the merger and the amortization of other intangible assets, see "Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" on page 139.

SFAS 142

   In June 2001, the FASB approved SFAS No. 142, "Goodwill and Other Intangible Assets," which supercedes APB Opinion No. 17, "Intangible Assets." SFAS 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to


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periodically evaluate goodwill for impairment. iVillage has and will continue to apply the provisions of this statement for all business combinations completed after July 1, 2001. See "iVillage's Management's Discussion and Analysis--Recent Accounting Pronouncements."

Fees and Expenses

   iVillage retained D.F. King & Co., Inc. to act as information agent in connection with the offer and the merger. The information agent may contact holders of Promotions.com shares by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the merger to beneficial owners of Promotions.com shares. iVillage will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. iVillage has agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer.

   In addition, iVillage have retained Continental Stock Transfer and Trust Company as the exchange agent. iVillage will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

   Except as set forth above, neither Promotions.com nor iVillage will pay any fees or commissions to any broker, dealer or other person for soliciting Promotions.com proxies in connection with the special meeting. iVillage will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding proxy materials to their customers.

Restrictions on Sales of Shares by Affiliates

   The shares of iVillage common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of iVillage common stock issued to any person who is an affiliate of Promotions.com or iVillage. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Promotions.com or iVillage and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of iVillage common stock acquired in the merger except pursuant to:

   o an effective registration statement under the Securities Act of 1933 covering the resale of those shares,

   o an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933, or

   o any other applicable exemption under the Securities Act. Pursuant to the terms of the merger agreement, Promotions.com has delivered to iVillage affiliate agreements executed by certain Promotions.com affiliates that prohibit the sale, transfer or other disposition of iVillage common stock received by such Promotions.com affiliate in the offer or the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws. See "Agreements Related to the Merger Agreement--Affiliate Agreements" on page 69.

Listing on the Nasdaq National Market of iVillage Common Stock to be Issued in the Merger

   iVillage has agreed to cause the listing on the Nasdaq National Market of the shares of iVillage common stock issuable, and those required to be reserved for issuance, in connection with the merger, subject to official notice of issuance.



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                   AGREEMENTS RELATED TO THE MERGER AGREEMENT


   This section of the proxy statement/prospectus describes the Promotions.com stockholder agreements and the affiliate agreements. Although iVillage and Promotions.com believe that this description covers the material terms of these agreements, this summary may not contain all the information that is important to you. These agreements have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part and we urge you to read them carefully. This summary is qualified in its entirety by reference to the full text of the form of stockholder agreements, the stockholder agreement with Ian J. Berg, which we refer to as the Berg stockholder agreement, and the form of affiliate agreement. See "Where You Can Find More Information" on page 151 for information on how you can obtain copies of the exhibits to the registration statement of which this proxy statement/prospectus is a part.


Stockholder Agreements

   Parties


   As an inducement to iVillage and Virgil Acquisition Corp. to enter into the merger agreement, certain of Promotions.com's directors, officers and other stockholders entered into stockholder agreements dated February 11, 2002 with iVillage and Virgil Acquisition Corp. The obligations of those stockholders under the stockholder agreements cover an aggregate of 5,939,667 shares of Promotions.com common stock (6,494,667 shares after giving effect to the exercise of all of their options with an exercise price less than $0.87 and which will become exercisable if the offer is completed), which represented approximately 41% of the outstanding shares of Promotions.com common stock as of January 11, 2002 (approximately 42% after giving effect to the exercise of all of their options with any exercise price less than $0.87 and which have become exercisable).


   Berg Stockholder Agreement


   Ian J. Berg, a director and stockholder of Promotions.com, currently holds 2,166,334 shares of Promotions.com common stock, 1,076,667 of which Mr. Berg believes were transferred to him by At Home Corporation and are the subject of an ownership dispute with At Home. These shares are referred to in this proxy statement/prospectus as the "At Home shares." Mr. Berg contends that he acquired the At Home shares pursuant to a stock purchase agreement with At Home Corporation on or about September 27, 2001. At Home filed a chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of California on September 28, 2001. Mr. Berg believes the At Home shares were transferred to him on or prior to October 1, 2001, but Mr. Berg has not yet paid the purchase price. As a result of the pending bankruptcy petition and the fact that Mr. Berg has not paid the purchase price for the At Home shares, At Home may claim that the transfer of the At Home shares to Mr. Berg was invalid or voidable by At Home. Mr. Berg has filed a complaint with the bankruptcy court seeking a declaration that he is the owner of the At Home shares. Because of the ownership dispute with At Home, the Berg stockholder agreement contains provisions dealing specifically with the treatment of the At Home shares. The Berg stockholder agreement requires Mr. Berg to use commercially reasonable efforts to obtain a bankruptcy court decision with respect to the ownership of the At Home shares as soon as practicable. In addition, the Berg stockholder agreement provides that the merger consideration to be paid in respect of the At Home shares will be held in escrow pending a final bankruptcy court decision with respect to the At Home shares. The other material terms of the Berg stockholder agreement are described below.


   Tender Agreement

   Each Promotions.com stockholder who signed a stockholder agreement agreed to tender in the offer and not withdraw his, her or its shares of Promotions.com common stock. With respect to the At Home shares, however, Mr. Berg will be required to tender the At Home shares in the offer only if Mr. Berg obtains a bankruptcy decision stating that At Home has no claim to the At Home shares or otherwise expressly permitting the tender of the At Home shares in the offer. Each Promotions.com stockholder who signed a stockholder agreement also agreed not to:


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   o transfer, assign, sell, gift-over, pledge or otherwise dispose of any of the stockholder's shares of Promotions.com common stock;

   o enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer, assignment, sale, gift-over, pledge or other disposition of any of the stockholder's shares of Promotions.com common stock;

   o grant any proxy, power-of-attorney or other authorization or consent with respect to any of the stockholder's shares of Promotions.com common stock;

   o deposit any of the stockholder's shares of Promotions.com common stock into a voting trust, or enter into a voting agreement or arrangement with respect to any of the stockholder's shares of Promotions.com common stock; or

   o take any action that would in any way restrict, limit or interfere with the performance of the stockholder's obligations under the stockholder agreement or the transactions contemplated by the merger agreement.

Under the Berg stockholder agreement, however, Mr. Berg is expressly permitted to transfer, assign, sell, gift-over, pledge or otherwise dispose of the At Home shares as directed by a bankruptcy court decision.

   The stockholder agreement requires each Promotions.com stockholder who signed a stockholder agreement to surrender to Promotions.com or its transfer agent, within 15 business days after the execution of the stockholder agreement, the certificates representing the stockholder's shares of Promotions.com common stock and to cause Promotions.com or its transfer agent to affix a legend to the certificates indicating the shares are subject to the transfer restrictions imposed by the stockholder agreements. Under the Berg stockholder agreement, however, Mr. Berg is required to surrender the certificates representing the At Home shares as soon as practicable after the execution date of the stockholder agreement.

   Voting Agreement

   Each Promotions.com stockholder who signed a stockholder agreement further agreed, during the period that the stockholder agreement is in effect, to:

   o appear at each Promotions.com stockholders meeting or otherwise cause his, her or its shares to be counted as present at the meeting for purposes of establishing a quorum;

   o vote his, her or its shares, or cause his, her or its shares to be voted, in favor of the adoption of the merger agreement and any action required by the merger agreement; provided, however, that under the Berg stockholder agreement Mr. Berg must abstain from voting the At Home shares unless and until Mr. Berg shall have obtained a bankruptcy decision stating that At Home has no claim to the At Home shares or otherwise expressly permitting Mr. Berg to vote the At Home shares; and

   o vote his, her or its shares, or cause his, her or its shares to be voted, against:

      o any "Competing Transaction," which is defined in the stockholder agreements as any proposal or offer, in writing or otherwise, from any third party to acquire beneficial ownership of all or more than 15% of the assets of Promotions.com or 15% or more of any class of Promotions.com's equity securities pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of more than 15% of the assets of Promotions.com or 15% or more of any class of its equity securities;

      o any "Frustrating Transaction," which is defined in the stockholder agreements as any amendment of Promotion.com's certificate of incorporation or bylaws or other proposal, action or transaction which amendment or other proposal, action or transaction could reasonably be expected to:


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         o prevent or materially impede or delay the completion of the offer, the merger, the merger agreement or the transactions contemplated by the merger agreement,

         o deprive iVillage of any material portion of the benefits anticipated by iVillage to be received by it from the completion of the offer, the merger, the merger agreement or the stockholder agreement, or

         o change in any manner the voting rights of Promotions.com common stock.

   Each Promotions.com stockholder who signed a stockholder agreement agreed not to:

   o solicit proxies or become a "participant" in a "solicitation" (as those terms are defined in Regulation 14A of the Securities Exchange Act of
     1934) with respect to a Competing Transaction or Frustrating Transaction or otherwise encourage or assist any party in taking or planning any action that would compete or otherwise interfere with the timely completion of the offer or the merger in accordance with the terms of the merger agreement;

   o initiate a vote or action by written consent in lieu of a Promotions.com stockholders' meeting; or

   o become a member of a "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934) with respect to any voting securities of Promotions.com, with respect to any Competing Transaction or Frustrating Transaction.

   Pursuant to the stockholders agreement, each Promotions.com stockholder who signed a stockholder agreement appointed iVillage as the stockholder's attorney and irrevocable proxy with full power of substitution and resubstitution, to:

   o cause the stockholder's shares of Promotions.com common stock to be counted as present at any Promotions.com stockholders' meeting;

   o vote the stockholder's shares at any Promotions.com stockholders' meeting against any Competing Transaction and Frustrating Transaction; and

   o execute consents in respect of the stockholder's shares of Promotions.com common stock against any Competing Transaction and Frustrating Transaction.

   Non-Solicitation Agreement

   Each Promotions.com stockholder who signed a stockholder agreement agreed to notify iVillage and Virgil Acquisition Corp. if any proposals are received by, information is requested from, or any negotiations or discussions are sought to be initiated or continued with the stockholder, Promotions.com or a representative of Promotions.com, in connection with any Competing
Transaction. The notification is required to include the following:

   o the name of the person making the proposal, requesting the information or seeking negotiations or discussions in connection with a Competing Transaction; and

   o the material terms and conditions of any proposals or offers.

   Each Promotions.com stockholder who signed the stockholders agreement also agreed to immediately cease and terminate any existing discussions, negotiations and communications related to any Competing Transaction. Further, each such stockholder agreed that it will not, nor will it authorize any of its representatives to:

   o solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction;


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   o directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any third party any information or data with respect to Promotions.com or the stockholders;

   o provide access to the properties, offices, books, records, officers, directors or employees of Promotions.com or the stockholders; or

   o take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that is, or may reasonably be expected to lead to, any Competing Transaction.

   Termination of the Stockholders Agreement

   The stockholders agreement will terminate upon the earlier of:

   o the effective time of the merger; or

   o the termination of the merger agreement.

Affiliate Agreements

   Certain executive officers, directors and stockholders of Promotions.com entered into an affiliate agreement with iVillage under which he or she:

   o acknowledged that his or her shares of iVillage common stock issued in connection with the offer or the merger would be subject to the restrictions set forth in Rule 145 under the Securities Act of 1933; and

   o agreed not to sell, transfer or otherwise dispose of his or her shares of iVillage common stock issued in connection with the offer or the merger unless the sale, transfer or other disposition is made in compliance with the requirements of Rule 145(d) under the Securities Act of 1933, is made pursuant to an effective registration statement or an appropriate exemption, or is made in reliance upon an opinion of counsel reasonably acceptable to iVillage that the sale, transfer or disposition is otherwise exempt from registration.


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
                        INFORMATION CONCERNING iVILLAGE

Business of iVillage

Overview

   iVillage is a media company that operates iVillage.com, Women.com, Business Women's Network, iVillage Solutions, Lamaze Publishing, The Newborn Channel and Astrology.com. iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network broadcast in over 1,100 hospitals nationwide. Business Women's Network offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members.

   iVillage.com is organized into communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing the same look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

   iVillage is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as e-mail, personal homepages and other community tools.

   iVillage.com's page views have grown to a monthly average of 343.3 million for the quarter ended December 31, 2001 up from 214.3 million average monthly page views in the fourth quarter of 2000. According to Jupiter Media Metrix, in December 2001, iVillage ranked 25th out of the top 50 Web and Digital Media properties with more than 11.5 million unique users and had an average reach of 10.8% of the online population. Also according to Jupiter Media Metrix, visitors spend an average of 27.7 minutes on the iVillage site and return an average of 2.3 times per month.

iVillage Content Areas

   iVillage.com is organized around content specific areas that focus on issues of most importance to women and provide interactive services, peer support and online access to experts and tailored shopping opportunities. iVillage.com is updated daily to promote content and community, including highlights. The following table provides a brief description of the features of each content area as of December 31, 2001:

Area                           Description

Babies A parenting community center site that caters to women who are trying to conceive, are expecting or are new parents and includes bulletin boards and weekly chats.

Beauty A site offering users beauty advice, product reviews and access to hair, makeup and skincare experts. The beauty channel, Substance.com, is operated by a joint venture between a subsidiary of Unilever United States, Inc. ("Unilever") and iVillage.

Diet & Fitness                 A diet and fitness site which includes body
                               calculators, nutrition experts, message boards, quizzes and community challenges to improve one's fitness level.

Entertainment                  An area which includes iVillage Radio, celebrity
                               interviews, jokes and entertainment-related tools and quizzes.

Food A food site providing information on meal planning, nutrition and recipes which includes food experts and cooking basics.


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Area                           Description

Health One of the leading consumer health sites on the Internet, Health assists users in becoming better health care decision makers through bulletin boards and weekly chats.

Home & Garden                  A home and garden site offering users
                               information and tools on gardening issues.

Horoscopes                     A site providing users with horoscopes,
                               celebrity profiles, romance charts, monthly guidance and the ability to purchase astrology reports.

Money A financial planning site providing users with information on savings and investment strategies focusing on key life stages of women.

Parenting                      A parenting site providing users with a branded
                               online community where parents share parenting solutions, talk with experts and find answers and support.

Pets A site that provides information on caring for your pet, selecting a breed, adopting a pet and choosing a veterinarian.

Pregnancy                      An area for expectant parents providing
                               information on fertility and pregnancy,
                               including Lamaze.com.

Quizzes An area offering interactive quizzes on a variety of subjects.

Relationships                  A site offering users information and
                               conversation on love, marriage, sex and family.

Work A site providing women who work from home with tools and resources such as home office basics, a tax guide and a software library. The site also provides women with tools and resources relating to professional development and career-related issues.

   iVillage believes that user support is critical in order to attract and retain users. iVillage provides user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVlllage.com, and iVillage.com's user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide e-mail support for broad-ranging issues. iVillage does not charge for these services.

Sponsorship and Advertising Revenues

   iVillage has derived a significant amount of its revenues to date from the sale of sponsorships and advertisements. For the years ended December 31, 2001 and 2000, sponsorship and advertising revenues represented 80% and 92%, respectively, of iVillage's total revenues.

   iVillage's strategy is focused in part on generating a majority of its advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. iVillage is aggressively working to build its leadership position as the preeminent women's brand to the advertising community. iVillage's sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions and online research. Sponsorships allow iVillage to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to develop a dialogue with their key consumer prospects through iVillage's message boards, chats, polls and special events, which allows sponsors the opportunity to gain insights into their customers. iVillage's sponsorship arrangements generally have longer terms than typical banner advertising placements, provide for higher cost per thousand impressions per advertiser and independence from page-views as the sole measure of value. Recently, however, the length of the typical sponsorship agreement has been shorter than iVillage's historical experience. In addition, iVillage occasionally develops extensive content to support the marketing initiatives

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of advertisers. iVillage's sponsorship agreements can be exclusive. However,
iVillage believes that the combined company will not have to terminate any advertising or sponsorship agreement after the acquisition of Promotions.com as a result of these exclusive relationships.

   iVillage also derives a portion of its sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top and bottom of pages throughout iVillage.com and Women.com. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer.

   During the first quarter of 2001, iVillage began to offer research to its sponsors, advertisers and other customers for a fee. Through third party vendors and internal staff, iVillage provides customers with research designed to measure the ability of online advertising to create brand awareness and impact purchase decisions. This research is conducted primarily through live online campaigns during which visitors to the iVillage Web site are invited at random to take a brief survey designed to measure their product and brand awareness levels and their purchase intents. This allows iVillage's sponsors and advertisers to help make their online marketing campaigns more effective in connection with wide scale initiatives and provides them with important aggregated demographic information such as age, sex and income. To date, iVillage has not received a significant portion of revenues from paid research.

   For the years ended December 31, 2001 and 2000, revenues from iVillage's five largest advertisers accounted for approximately 37% and 23% of total revenues, respectively. One advertiser, Unilever, accounted for 12% of iVillage's total revenues for the year ended December 31, 2001, and no one advertiser accounted for greater than 10% of total revenues for the year ended December 31, 2000. At December 31, 2001, Hearst and Unilever accounted for approximately 14% and 10% of the net accounts receivable, respectively, and at December 31, 2000, Ford Motor Media accounted for approximately 11% of the net accounts receivable. iVillage anticipates that after the completion of the merger its results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of advertisers. In addition, iVillage's largest advertisers have in the past varied over time, and iVillage anticipates that they will continue to do so in the future.

Membership

   iVillage believes a large and active membership base is critical to its success. Some features of iVillage's Web sites are restricted to members. Membership is free and available to iVillage.com visitors who disclose their name, address, e-mail address, age and gender and choose a member name and password to be used throughout member-only areas. Members form iVillage.com's core audience and are its most valuable users. E-mail, community challenges, message boards and chats are examples of members-only benefits.

   iVillage recognizes the importance of maintaining the confidentiality of member information and has a privacy policy to protect this information. In addition, iVillage Health is a founding member of the Health Internet Ethics, or Hi-Ethics, organization. iVillage's current privacy policy is accessible through a link from the iVillage.com home page as well as every Web page on iVillage.com, including the page where a person initially registers for membership. iVillage's current policy is to never sell or disclose to any third party any member's personal identifying information such as his or her name or address, unless the member has provided consent in the form of an "opt-in" or in certain limited situations as described in iVillage's privacy policy. For example, in some situations, iVillage does allow a third-party partner access to database information if it is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has generally agreed to be bound by iVillage's current policy. iVillage does share aggregated member information with third parties, such as average age or geographic dispersion. iVillage also reserves the right to offer products and services to members who opt-in to receive such offers. iVillage may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, iVillage may, on behalf of an advertiser, send e-mail offers to all opt-in members from a particular region or target advertisements to all users who frequent a specific area of the site.

   iVillage periodically offers its members the opportunity to purchase certain for-pay premium services, such as newsletters, quizzes, tools and education courses. iVillage plans to continue to offer these premium

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services as well as new for-pay services to its members in the future. To date, iVillage has not received a significant amount of revenues from these services.

Women.com

   iVillage acquired Women.com in June 2001 and relaunched the Women.com Web site in October 2001 as a place for women looking for information and entertainment to come for diversion and downtime. Women.com features lighthearted entertainment content in five departments: Sex & Dating, Entertainment, Style (including shopping), Horoscopes and Games. The site provides message boards for women who want to talk about entertainment, sex, dating, friendships, fashion trends and celebrity gossip, among other topics. Women.com is also a source of daily gossip and entertainment news, music news and videos, movie and television reviews and soap opera news.

Business Women's Network

   On July 16, 2001, iVillage acquired control of Public Affairs Group, Inc. ("PAG"), operator of Business Women's Network ("BWN"), a privately-held, Washington, D.C. based company. PAG is one of the most comprehensive sources of information and program linkage to the women's market around the world and offers one of the most extensive databases of women's organizations and Web sites in the nation. PAG offers several fee-based benefits and services to subscribing companies and members including:

Service                               Description

Diversity Best Practices              A specialized service through which
                                      member companies and government entities share and exchange best practices around key diversity issues through conference calls, seminars, special reports and an online resource center.

Best Practices in Corporate           A member-based business resource for
Communications                        corporate communications that
                                      facilitates the development of
                                      innovative solutions and strong
                                      relationships within the corporate world and helps boost corporate efficiency by providing conference calls, white papers and reports, seminars and an informative online resource center.

Women's Best Practices                A member-based service that acts as a
                                      strategic partner to consult with
                                      companies and government agencies on
                                      attracting and retaining the women's
                                      market in their sales and diversity
                                      initiatives through conferences, forums
                                      and other events.

Business Women's Network              Resources include: the BWN Directory of
Information Resources                 Business and Professional Women's
                                      Organizations which lists over 5,000
                                      organizations and Web sites; the BWN
                                      Calendar of Women's Events; and Women
                                      and Diversity WOW! Facts, an annual
                                      compendium of more than 10,000 salient
                                      facts, figures and statistics on and
                                      about the women's marketplace compiled
                                      from more than 9,800 research reports.

Business Women's Network              An online subscription service offering
Interactive                           resources and business opportunities for
                                      women and helping companies and
                                      government agencies to target and reach
                                      professional women.

Business Women's Network              BWN assists government agencies and
Government                            departments in meeting the 5%
                                      government-wide women and minority-owned small business procurement goal.

iVillage Parenting Network

   The iVillage Parenting Network was formed in 2001 as an umbrella organization for the parenting divisions of iVillage including: Lamaze Publishing, The Newborn Channel and the iVillage parenting Web

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sites (Lamaze.com, ParentsPlace.com, and ParentSoup.com). The iVillage
Parenting Network is a leading source of information for parents estimated to reach more than 90% of all families with newborns.

   Lamaze Publishing is used to solidify iVillage's leading position in the parenting category. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents and is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze International, Inc., the owner of the LAMAZE family of marks. iVillage also operates the Lamaze.com Web site.

   Lamaze is a method of childbirth preparation based on the Lamaze philosophy of birth. The Lamaze philosophy of birth states that birth is "normal, natural and healthy," and "childbirth education empowers women to make informed choices in healthcare, to assume responsibility for their health and trust their inner wisdom."

   Lamaze International was founded by interested parents, childbirth educators and healthcare providers in 1960 to promulgate these ideas. Lamaze Publishing was established as a for-profit company in 1990 to provide childbirth and infant care educational materials.

   During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. These busy healthcare professionals typically have neither the time nor the resources to create the consumer publications or communications that would assist this process and allow parents to absorb this material at home.

   The Lamaze Publishing business strategy is to provide superior editorial products that target the expectant/new parent market. These informational, instructional, "how to" magazines and videos speak to the issues and concerns of expectant parents and are hand-delivered through Lamaze Publishing's vast network of health care professionals and child birth educators. These consumer publications or communications are given to the childbirth educators and maternity nurses free of charge, and Lamaze Publishing offsets the expense incurred by selling print advertising and commercial messages to advertisers who target the young family market.

   Lamaze Publishing publications include:

   o Lamaze Parents Magazine, a leading prenatal publication used in childbirth education. Editorial covers such relevant topics as prenatal nutrition, the role of the childbirth partner, and the physical and emotional challenges of pregnancy. Childbirth educators distribute Lamaze Parents to expectant parents on the first night of class. Lamaze Parents had an annual circulation of approximately 2.5 million for 2001.

   o Lamaze para Padres Magazine, a leading Spanish-language pre and post-natal publication that reaches more than 95% of all Hispanic births in the United States. Spanish-speaking childbirth educators and healthcare professionals distribute Lamaze para Padres to expectant parents on the first night of class. Annual circulation of Lamaze para Padres Magazine reached approximately 625,000 in 2001.

   o "Lamaze You and Your Baby," a 60-minute video textbook, has been a leading choice of childbirth educators for the past 10 years. In 2001, more than 12,000 childbirth educators distributed this video to expectant parents. Its educational how-to content on infant care is viewed at home by expectant parents and later returned to the childbirth educator. In 2001, Lamaze You and Your Baby enjoyed an annual circulation of approximately 2.0 million.

   o "Lo Mejor para Su Bebe," a 45-minute Spanish-language video textbook, provides expectant and new parents with important instruction on infant care. This video, which is modeled after "Lamaze You and Your Baby," is distributed annually to childbirth educators, typically during the first four months of the year. In 2001, more than 4,500 childbirth educators distributed the video reaching approximately 475,000 new parents.


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   o Lamaze Special Delivery, a sampling/promotional program, offers advertisers the ability to distribute coupons, samples and promotional literature via polybagged magazines to expectant and new parents.

   Lamaze.com was launched on iVillage.com in 2000. This Web site combines the latest interactive tools with trusted expert advice on pregnancy, childbirth and early parenting.

   Through iVillage Integrated Properties, iVillage also owns The Newborn Channel and Baby Steps Magazine. The Newborn Channel is a satellite television network that offers exclusive programming to new mothers in their hospital rooms following birth 24 hours a day, 7 days a week. During 2001, The Newborn Channel continued to expand its programming lineup by introducing a new show, "Begin With Love," which is hosted by Oprah Winfrey. In 2001, more than 1,100 hospitals nationwide aired this channel reaching an annual circulation of approximately 2.4 million mothers.

   Baby Steps Magazine is a leading source of post-natal information and the only magazine endorsed by the National Association of Pediatric Nurse Practitioners (NAPNAP), a professional organization with 6,000 members across the country. Handed out to new mothers and fathers by the maternity nurse at the hospital bedside, Baby Steps, which debuted in November 2001, currently has a circulation of approximately 3.0 million.

   Complementing the very targeted off-line parenting media vehicles are the popular, highly trafficked iVillage Web sites ParentsPlace.com and ParentSoup.com. Research shows that 75% of iVillage female users research baby products online and our popular communities and message boards are a key feature of both parenting areas, presenting sponsors with a variety of advertising opportunities.

   ParentsPlace.com is a community where new and expecting parents can connect, communicate and share in the joy of starting a family. On average, a visitor spends 22 minutes and views approximately 42 pages. Additionally, 37% of iVillage female users rely on ParentsPlace.com for reliable information and advice on parenting. Key features are the Baby Name Finder, Pregnancy
Calendar, First Year of Life Newsletter, Expecting Clubs, Playgroups and certified healthcare experts offering professional wisdom and advice.

   ParentSoup.com acts as a headquarters for parents committed to raising happy and healthy kids from toddlers to teens. More than 52% of iVillage female users turn to ParentSoup.com for information and advice on parenting. Key features include the Toddlers Department, Preschool Department, Name Finder, Development Tracker, Mothers Circles, Thirty-Something Parents and certified healthcare experts offering professional wisdom and advice.

Astrology.com

   Astrology.com is a leading destination for women seeking daily horoscopes, astrology content and personalized forecasts online. Through iVillage's network of sites organized by topics of interest to women such as family, love, money and career, Astrology.com provides a timely, personalized experience for the user, stimulates commerce sales of monthly and annual forecasts by subject and creates an advertising environment that is appealing to advertisers due to targeting possibilities within the site and through e-mail communication.

   Astrology.com brings iVillage a content and commerce site that is appealing to iVillage's core demographic of women and a vehicle to drive repeat visits to iVillage.com through the use of daily horoscopes. Astrology.com accounts for a substantial portion of iVillage's traffic. iVillage attempts to leverage the popularity of Astrology.com by using internal promotion and links to attract Astrology.com users to other areas of iVillage's Web site, resulting in higher average page views and time spent per visit. Astrology.com has also created an interactive commerce system that provides instantaneous, digital astrology reports. The system consists of software which operates the Web site and is capable of generating customized astrology reports based on input from users.

iVillage Solutions

   iVillage Solutions is an interactive offering which helps companies create and develop their Web sites, digital commerce platforms and other aspects of their technology infrastructures. Previously offered only to

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iVillage's joint venture partners, during the first quarter of 2001 iVillage began to offer iVillage Solutions to other third parties. Through iVillage Solutions, iVillage provides third parties with production; Web consulting; Web site design, development and hosting; Web site traffic reporting and analysis; content publishing; Web community building; project management; and e-marketing initiatives.

Magazine Web Sites

   Pursuant to an agreement with Hearst, the iVillage Web site includes links to eight Hearst magazine Web sites to which iVillage has online distribution rights. Please see "Certain Transactions" for a description of this agreement. iVillage Solutions produces, maintains and hosts these branded sites. iVillage also has an agreement with Prevention Magazine to produce, maintain and host the Prevention.com Web site. The content from these sites links to various areas within iVillage's network. The following table describes each magazine site:

Magazine                            Related Web Site Description

Cosmopolitan                        Features fashion and relationship advice
                                    aimed at the "fun, fearless female."

Country Living                      Provides lifestyle and home design ideas.

Good Housekeeping                   Features topics relating to food and
                                    recipes, home, family and consumer reports.

House Beautiful                     Features topics relating to designing,
                                    improving or remodeling one's home.

Marie Claire                        Features fashion and beauty trends.

Prevention                          Offers articles, resources, guidance and
                                    expertise on a variety of health-related topics.

Redbook                             Focuses on family, health and marriage.

Town & Country                      Focuses on living, arts, travel and
                                    weddings.

Victoria Offers support and advice for women entrepreneurs, including stories and lifestyle tips.

Alliances

   iVillage pursues strategic relationships to increase its access to online customers, build brand recognition and expand its online presence. Historically, iVillage has pursued strategic alliances to reach online and offline customers. iVillage's principal strategic alliances and relationships include the following:

   Media Arrangements

   In November 1998, as amended in March 1999, iVillage entered into an advertising and promotional agreement with National Broadcasting Company, Inc. ("NBC") pursuant to which NBC promotes iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage was to purchase its advertising or promotional spots on the NBC network. The revised terms required iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during 2001 and the remaining approximately $8.6 million during 2002. iVillage purchased approximately $1.6 million and $1.3 million of advertising or promotional spots from NBC during 2001 and 2002, respectively. In February 2002, iVillage and NBC terminated the advertising and promotional agreement. See "iVillage's Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events."

   Please also see "Certain Transactions" for a summary of iVillage's agreements with AOL and Hearst.


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   Sponsorship Arrangements

   iVillage has a number of sponsorship arrangements with leading advertisers and sponsors, including:

   o Clairol--premier sponsor of hair care products on the iVillage network, including content integration within iVillage's Beauty channel.

   o Kimberly-Clark--exclusive sponsor on certain parenting areas of diapers, wipes, training pants and similar products.

   o Pepperidge Farm--online promotion of Milano brand cookies, combined with offline promotion of iVillage.com on Pepperidge Farm packaging.

   o Procter & Gamble--promotion of various Procter & Gamble brands in several consumer product categories.

   o Unilever--promotion of various Unilever brands in several consumer product categories.

   Joint Venture and International License Arrangements

   iVillage has entered into the following material joint venture and international license arrangements:

   o Cooperative Beauty Ventures, L.L.C.--iVillage and Unilever have formed, through a joint venture arrangement, Cooperative Beauty Ventures, L.L.C. d/b/a Substance.com, to provide women with a focused community, an array of interactive, customized online services, beauty and personal care products and personalized product recommendations. iVillage presently owns 80.1% of the venture and Unilever owns the remaining 19.9%. iVillage, over the twenty-year term of the venture, is obligated to fund the ongoing business and operations of the venture, subject to a maximum funding obligation of $7.0 million. As of December 31, 2001, iVillage had contributed $1.9 million to Cooperative Beauty Ventures, L.L.C.

     Unilever can exercise a "put" option to require iVillage to purchase Unilever's remaining ownership interest in the venture for fair market value at any time after September 30, 2002, or at any earlier time if the venture permits any person to use the "Substance" mark other than in connection with the venture's business or the venture fails to use the "Substance" mark in connection with its business from and after May 1, 2001. At any time on or after September 30, 2002, iVillage can exercise a "call" option to require Unilever to sell its remaining interest in the venture to iVillage for fair market value; provided, however, that Unilever can exercise a "call" option superior to iVillage's "call" option to purchase a portion of iVillage's interest in the venture for fair market value, up to a limit of 50% of the venture's ownership. In addition, at any time on or after September 30, 2002, Unilever can exercise a "call" option to purchase a portion of iVillage's interest in the venture for fair market value, up to a limit of 50% of the venture's ownership.

   o iVillage UK Limited--In July 2000, iVillage, through a foreign subsidiary, entered into a business arrangement with Tesco PLC, a leading U.K. supermarket chain, to form iVillage UK Limited, a leading U.K. supermarket company. iVillage, through its foreign subsidiary, holds approximately a 50% interest in iVillage UK Limited. Through a women's Web site (located at www.ivillage.co.uk), iVillage UK Limited serves the women's online market in the United Kingdom and the Republic of Ireland through a focused community and an array of interactive, customized online solutions and services. iVillage, through its foreign subsidiary, provides marketing, branding, an immaterial amount of cash, intellectual property, and other resources through online and offline activities in support of iVillage UK Limited and the U.K. and Ireland Web sites. Tesco is obligated to provide $18.0 million in cash over the three-year period following the establishment of the relationship, and online and offline promotional considerations. The iVillage.co.uk Web site also promotes Tesco's retail business. Revenue is derived primarily from advertising and sponsorship.


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Sales, Marketing and Public Relations

   Sales

   As of February 28, 2002, iVillage had a direct sales organization consisting of 18 sales professionals and 20 sales operations staff. iVillage's sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of co-branded Web sites which provide information about advertisers and/or their products and services, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. iVillage also offers paid research and cross-platform sales opportunities across its various media properties. Six professionals concentrate primarily on advertising sales for The Newborn Channel and Lamaze Publishing video products and print advertising sales. Twelve professionals are involved in sales of publications, seminars, subscriptions and other products and services offered by PAG. iVillage generally seeks to hire individuals with significant experience in selling advertising and pre-existing relationships with advertisers in a variety of media.

   Marketing and Public Relations

   iVillage employs a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations and national television, cross-promotional arrangements to secure advertising and other promotional considerations. To extend the iVillage.com brand, iVillage has also entered into several strategic alliances with offline partners. See "--Alliances." In addition, iVillage leverages other audience-building strategies, including working closely with search engine submissions, news group postings and cross-promotion to properly index materials. iVillage's marketing department consisted of five marketing professionals as of February 28, 2002.

   iVillage's internal public relations department oversees a comprehensive public relations program that iVillage believes is a key component of its marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/business and consumer audience, respectively.

   To maximize distribution of iVillage's publications and The Newborn Channel, and gain the endorsement of the professional community for these products, iVillage focuses on marketing efforts targeted to childbirth educators, maternity nurses and hospitals. A staff of two marketing professionals contacts hospitals for distribution of The Newborn Channel and works with the professional community to maintain distribution levels of iVillage's publications and demonstrate how they can be used as teaching tools for expectant and new parents. iVillage's representatives maintain contact with the professional community through trade shows, professional conferences, consumer publication updates and personal sales calls.

Operating Infrastructure

   iVillage's Internet operating infrastructure has been designed and implemented to support the delivery of millions of page views a day. If necessary, iVillage can increase its capacity by adding additional servers or entering into agreements with third parties under which iVillage would receive credit for page views on third party Web sites. Web pages are generated and delivered, in response to end-users' requests, by any one of more than 100 servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

   iVillage's servers run on the Sun Solaris, Microsoft NT and Linux operating systems and use Netscape Enterprise, Apache and Microsoft Corporation's IIS Web server software.

   iVillage maintains all of its production servers at Exodus Communications' facilities in New Jersey and Verio's facilities in California. iVillage's operations depend upon these companies' ability to protect their respective systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

   Exodus Communications provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. The servers located at

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Verio are monitored by iVillage's California operations staff. Exodus
Communications and Verio provide the means of connectivity for iVillage's servers to end-users via the Internet through multiple connections. Each facility is powered by multiple uninterruptible power supplies and backup generators. Exodus Communications recently filed for bankruptcy protection and we can make no assurance that Exodus Communications will be able to continue to provide sufficient services for iVillage or that iVillage will be able to engage a satisfactory alternative service provider.

   All of iVillage's production data, except Astrology.com, are copied to backup tapes each night and stored at a third party, off-site storage facility. Astrology.com's production data is backed up on a daily basis to local storage. iVillage is in the process of developing a comprehensive disaster recovery plan to respond to system failures. iVillage keeps all of its production servers behind firewalls for security purposes and does not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer emergency response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities.

   iVillage's Web sites must accommodate a high volume of traffic and deliver frequently updated information. Components or features of iVillage's Web sites have in the past suffered outages or experienced slower response times because of hardware or software downtime. This has not had a material effect on iVillage's business.

   Broadcasting of The Newborn Channel to hospitals originates from a laser disc system operated by Group W Network Services, from Group W's facility in Stamford, Connecticut. The system provides an uplink signal to a satellite operated by PanAmSat. The signal is received through a satellite dish at each hospital and distributed to patients' rooms. Group W handles installation and service of all hospital-receiving equipment. iVillage maintains business interruption insurance in the event programming is interrupted over the designated satellite.

Competition

   Competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. iVillage believes that the primary competitive factors in creating a content- and community-based business on the Internet are:

   o functionality;

   o brand recognition;

   o member affinity and loyalty;

   o demographic focus;

   o variety of value-added services;

   o ease-of-use;

   o quality of service; and

   o reliability and critical mass.

   Other companies or Web sites which are primarily focused on targeting women online include Oxygen.com and condenet.com, as well as Web sites targeted to categories such as health. iVillage has faced and likely also will face competition in the future from:

   o developers of Web directories;

   o search engine providers;

   o shareware archives;

   o content sites;

   o commercial online services;


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   o sites maintained by Internet service providers; and

   o other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of iVillage's competitors.

   In addition, iVillage could face competition in the future from traditional media companies, a number of which, including Columbia Broadcasting System, Inc. and NBC, have made significant acquisitions of or investments in Internet companies. Further, we can make no assurance that iVillage's competitors and potential competitors will not develop communities that are equal or superior to iVillage's or that achieve greater market acceptance than iVillage's community.

   iVillage also competes with traditional forms of media, such as newspapers, magazines, radio and television, for advertisers and advertising revenues. iVillage believes that the principal competitive factors in attracting advertisers are:

   o the amount of traffic on iVillage's Web sites;

   o brand recognition;

   o the demographics of iVillage's members and visitors;

   o iVillage's ability to offer targeted audiences; and

   o the overall cost-effectiveness of the advertising medium offered by iVillage.

   iVillage believes that the number of Internet companies relying on Web-based advertising revenues may increase in the future. Accordingly, iVillage may face increased competition, which could in turn have a material adverse effect on its business, financial condition and results of operations.

   Many of iVillage's current and potential competitors, including developers of Web directories and search engines and traditional media companies, have:

   o longer operating histories;

   o significantly greater financial, technical and marketing resources;

   o greater name recognition; and

   o larger existing customer bases.

   These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. We can make no assurance that Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of iVillage's current advertising customers and strategic partners also have established collaborative relationships with certain of iVillage's competitors or potential competitors, and other high-traffic Web sites. Accordingly, we can make no assurance that:

   o iVillage will be able to grow its membership, traffic levels and advertiser customer base at historical levels;

   o iVillage will be able to retain its current members, traffic levels or advertiser customers;

   o competitors will not experience greater growth in traffic as a result of these relationships, which could have the effect of making their Web sites more attractive to advertisers; or

   o iVillage's strategic partners will not sever or will elect not to renew their agreements with us.

   Several major publishing companies produce products that directly compete with iVillage's magazines. AOL Time Warner Inc., Gruner and Jahr, and Primedia all publish various pre- and post-natal publications. Disney Publishing and Children's Television Workshop also publish general parenting magazines. All of these publishers have substantially greater marketing, research and financial resources than us. iVillage competes by

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emphasizing the highly targeted nature of its audience, product quality and the fact that its publications are used as teaching tools by professionals, and the credibility and trust parents place in the Lamaze brand name.

   While iVillage's Lamaze Publishing instructional videos and The Newborn Channel currently have no direct competitors, advertisers in this marketplace are heavy users of daytime network television and cable television networks targeted to young parents. The broadcasting companies that provide these opportunities have invested substantial amounts in programming, sales and marketing, and are much better known to advertisers than Lamaze Publishing and The Newborn Channel. To compete, Lamaze Publishing and The Newborn Channel must convince advertisers that advertising recall and effectiveness obtained in an educational or hospital setting is superior to that of traditional broadcasting.

   We can make no assurance that we will be able to compete successfully against our current or future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property, Proprietary Rights and Domain Names

   iVillage regards its copyrights, service marks, trademarks, trade names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect iVillage's proprietary rights. iVillage pursues the registration of its trademarks and service marks in the United States, and has applied for and obtained registration in the United States and certain foreign jurisdictions for certain of its trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which iVillage's products and services are made available online.

   iVillage has licensed in the past, and expects that it may license in the future, certain of iVillage's proprietary rights, such as trademarks or copyrighted material, to third parties. While iVillage attempts to ensure that the quality of its brand is maintained by these licensees, we can make no assurance that the licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. We can make no assurance that the steps taken by iVillage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against iVillage.

   iVillage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by iVillage and its licensees. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if these claims are successful, iVillage may be required to change its trademarks, alter its content, alter its site format and pay financial damages. We can make no assurance that these changes of trademarks, alteration of content or format or payment of financial damages will not adversely affect our business, financial condition and results of operations.

   iVillage may be required to obtain licenses from others to refine, develop, market and deliver new services. We can make no assurance that iVillage will be able to obtain any license on commercially reasonable terms, or at all, or that rights granted pursuant to any licenses will be valid and enforceable.

Employees

   As of February 28, 2002, iVillage employed 262 full-time employees, of whom 82 were in sales and marketing, 73 were in editorial and community, 46 were in administration and customer service, and 61 were in technology, operations and support. None of iVillage's current employees are represented by a labor union or is the subject of a collective bargaining agreement. iVillage believes that relations with its employees are satisfactory.

Properties

   iVillage is headquartered in New York, New York. In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which iVillage has consolidated its New York City operations. In October 2001, iVillage amended this lease to terminate its obligations regarding 21,111 square feet of the leased premises. Additionally, in December 2001, iVillage entered into a five-year sublease agreement pursuant to which iVillage subleased 14,630 square feet of the leased premises to an unrelated third party.

   iVillage also leases a sales office located at 645 North Michigan Avenue, Chicago, Illinois. The lease is on a month-to-month basis.

   Women.com leases approximately 46,000 square feet of space in San Mateo, California. The lease expires on December 31, 2002 as to approximately 29,000 square feet and on August 31, 2003 as to the remainder. In March 2001, Women.com subleased approximately 9,326 square feet of the leased premises to an unrelated third party through December 31, 2002, the expiration date of such subleased premises. In January 2002, Women.com amended its lease to terminate its obligations regarding 1,526 square feet of the leased premises originally scheduled to expire on August 31, 2003. In February 2002, Women.com subleased 9,541 square feet of the leased premises to an unrelated third party through December 31, 2002, the expiration date of such subleased premises.

   Lamaze Publishing subleases approximately 10,300 square feet of space at 9 Old Kings Highway, Darien, Connecticut. In September 2001, iVillage amended this sublease to terminate its obligations regarding 3,319 square feet of the leased premises. The sublease expires on June 30, 2005.

   Astrology.com leases approximately 7,400 square feet of space in San Francisco, California. The lease expires in November 2002.

   PAG leases approximately 6,800 square feet of space in Washington, D.C. The lease expires in December 2006.

   For additional information regarding iVillage's properties, see "iVillage's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Legal Matters

   Several plaintiffs have filed class action lawsuits in federal court against iVillage, several of its present and former executives and iVillage's underwriters in connection with its March 1999 initial public offering. A similar class action lawsuit was filed against Women.com, several of its former executives and Women.com's underwriters in connection with Women.com's October 1999 initial public offering. The complaints generally assert claims under the Securities Act, the Securities Exchange Act and rules promulgated by the SEC. The complaints seek class action certification, unspecified damages in an amount to be determined at trial, and costs associated with the litigation, including attorneys' fees.

   iVillage believes that the lawsuits and claims asserted against it and its subsidiary pursuant to these class action complaints are without merit and intends to vigorously defend against these claims. iVillage does not believe that any of these legal proceedings will have a material adverse effect on its results of operations.

   iVillage is not currently subject to any other material legal proceedings. iVillage may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

Selected Consolidated Financial Data of iVillage


   The iVillage selected consolidated financial data should be read in conjunction with "iVillage's Management's Discussion and Analysis of Financial Condition and Results of Operations" and iVillage's consolidated financial statements and notes to those statements and other financial information included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2001, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2001 and 2000 are derived from the audited consolidated financial statements of iVillage included in this proxy statement/prospectus. The consolidated balance sheet data as of December 31, 1999, 1998 and 1997 and the consolidated statement of operations data for the years ended December 31, 1998 and 1997 are derived from iVillage's audited consolidated financial statements that are not included in this proxy statement/prospectus. The historical annual results presented here are not necessarily indicative of future results. iVillage acquired Health ResponseAbility Systems, Inc. in May 1997, Astrology.Net in February 1999, OnLine Psychological Services, Inc. and Code Stone Technologies, Inc. in June 1999, Lamaze Publishing and Family Point Inc. in August 1999, an additional 30.1% interest in Cooperative Beauty Ventures in March 2001 to increase iVillage's ownership to 80.1%, Women.com in June 2001 and a controlling interest in Public Affairs Group, Inc. in July 2001. All of these acquisitions have been accounted for under the purchase method of accounting. The financial data reflect the results of operations of these subsidiaries since their dates of acquisition. In April 1998, iVillage acquired a majority interest in iBaby, Inc.; the remaining minority interest in iBaby, Inc. was acquired by iVillage in March 1999. In June 2000, iVillage decided to discontinue the operations of iBaby, Inc. and, as such, all discussion and analysis below represents solely the continuing operations of iVillage.



                                                                                            Year Ended December 31,
                                                                           --------------------------------------------------------
                                                                             2001        2000         1999        1998       1997
                                                                           --------   ---------    ---------    --------   --------
                                                                                     (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues...............................................................    $ 60,041   $  76,352    $  36,576    $ 12,451   $  6,019
                                                                           --------   ---------    ---------    --------   --------
Operating Expenses:
Editorial, product development and technology..........................      33,500      35,327       20,652      11,742      7,606
Sales and marketing....................................................      36,178      54,098       63,526      28,177      8,771
General and administrative.............................................      17,702      22,634       13,164       9,546      7,841
Depreciation and amortization..........................................      23,529      37,681       25,720       5,500      2,886
Impairment of goodwill.................................................          --      98,056           --          --         --
                                                                           --------   ---------    ---------    --------   --------
   Total operating expenses............................................     110,909     247,796      123,062      54,965     27,104
                                                                           --------   ---------    ---------    --------   --------
Loss from operations...................................................     (50,868)   (171,444)     (86,486)    (42,514)   (21,085)
Interest income (expense), net.........................................       2,285       5,261        4,085         571       (216)
Other (expense) income, net............................................         (43)        595          271          --         --
Gain (loss) on sale of assets .........................................         385          --           --        (504)        --
Minority interest......................................................           7          --           --         587         --
Write-down of note receivable and investments..........................        (104)    (13,496)          --          --         --
Loss from unconsolidated joint venture.................................        (127)       (422)          --          --         --
                                                                           --------   ---------    ---------    --------   --------
Net loss from continuing operations....................................     (48,465)   (179,506)     (82,130)    (41,860)   (21,301)
Preferred stock deemed dividend........................................          --          --      (23,612)         --         --
                                                                           --------   ---------    ---------    --------   --------
Net loss attributable to common stockholders from continuing operations    $(48,465)  $(179,506)   $(105,742)   $(41,860)  $(21,301)
                                                                           ========   =========    =========    ========   ========
Basic and diluted net loss per share attributable to common
  stockholders from continuing operations..............................    $  (1.13)  $   (6.05)   $   (5.06)   $ (20.24)  $ (13.65)
                                                                           ========   =========    =========    ========   ========
Weighted average shares of common stock outstanding used in computing
  basic and diluted net loss per share.................................      42,807      29,683       20,901       2,068      1,561
                                                                           ========   =========    =========    ========   ========


                                                                                                 December 31,
                                                                           --------------------------------------------------------
                                                                             2001        2000         1999        1998       1997
                                                                           --------   ---------    ---------    --------   --------
Consolidated Balance Sheet Data:                                                                (in thousands)
Cash and cash equivalents..............................................    $ 29,831   $  48,963    $ 106,010    $ 30,825   $  4,335
Working capital........................................................      30,966      40,252       90,752      19,919      1,114
Total assets...........................................................     132,387     132,459      312,748      45,721     16,236
Long-term liabilities..................................................       4,273       4,818           --          --        139
Stockholders' equity...................................................     108,757     101,366      283,850      32,022     10,522

iVillage's Management's Discussion and Analysis of Financial Condition and Results of Operations


   The following discussion should be read in conjunction with iVillage's consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this proxy statement/prospectus.


Overview

   iVillage is a leading women's media company and the number one brand serving women online. iVillage includes iVillage.com, Women.com, Business Women's Network, iVillage Solutions, Lamaze Publishing, The Newborn Channel and Astrology.com. iVillage.com and Women.com are leading online women's destinations providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network broadcast in over 1,100 hospitals nationwide. Business Women's Network offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members.

   In June 2000, iVillage decided to discontinue the operations of its iBaby, Inc. subsidiary. As such, all discussion and analysis below represents solely our continuing operations.

   In addition, the discussion and analysis below includes the results of operations of Cooperative Beauty Ventures, L.L.C. for the period March 1, 2001 through December 31, 2001, Women.com from June 18, 2001 through December 31, 2001, and PAG for the period from July 16, 2001 through December 31, 2001. Cooperative Beauty Ventures was accounted for under the equity method of accounting prior to March 1, 2001.

   Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of iVillage's Notes to Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of iVillage's consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by iVillage.

   Revenue Recognition

   To date, iVillage's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support the customer's broad marketing objectives, including brand promotion, awareness, product introductions and online research. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and occasionally the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons or other text or images. As part of certain sponsorship agreements, sponsors who also sell products may provide iVillage with a commission on sales of their products generated through iVillage's Web sites. To date, these amounts have not been significant.

   Advertising revenues are derived principally from short-term advertising contracts in which iVillage typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Sponsorship and advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that iVillage has no continuing obligations and the collection of the receivable is reasonably assured, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are achieved.

   Included in sponsorship and advertising revenues are revenues from advertising placements in Lamaze Publishing's publications, videos and Web site and satellite broadcasts on The Newborn Channel. In addition, revenues are generated through a sampling and coupon program, which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant parents.

   Sponsorship and advertising revenues also include barter revenues, which generally represent exchanges by iVillage of advertising space on its Web sites for reciprocal advertising space or traffic on other Web sites. Revenues and expenses from these barter transactions are recorded based upon the fair value of the advertisements delivered. Fair value of advertisements delivered is based upon iVillage's recent practice of receiving cash from similar advertisers. Barter revenues are recognized when the advertisements are displayed on iVillage.com and its affiliated properties. Barter expenses are recognized when our advertisements are displayed on the reciprocal Web sites or properties, which is typically in the same period as when advertisements are displayed on iVillage.com and its affiliated properties, and are included as part of sales and marketing expenses. Revenues from barter transactions were approximately $2.8 million and $3.6 million for the years ended December 31, 2001 and 2000, respectively.

   iVillage Solutions is a business unit within iVillage that provides production and back-end provisioning for customers in need of these services. iVillage recognizes revenues from production services based upon actual hours worked at iVillage's negotiated hourly rates and/or fixed fees stipulated in contracts.

   Business Women's Network is one of the most comprehensive sources of information and program linkage to the women's market around the world and offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members. Revenues from Business Women's Network are generated primarily through subscription-based programs that convey current best practices for women and diversity issues in the workplace. iVillage recognizes revenue from these subscriptions ratably over the term of the contract.

   Revenues from the e-commerce portion of Astrology.com consist of the sale of astrological charts and other related products to visitors to the Astrology.com Web site. iVillage recognizes revenues from Astrology.com product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

   iVillage received fees from licensing portions of its content in connection with its agreement with PlanetRx.com, Inc. These fees are recognized on a straight-line basis over the life of the contract, which ends in the first quarter of 2002.

   iVillage has and expects to continue to receive revenues from new initiatives involving subscription-based properties and the sale of research. While iVillage believes that one or both of these new initiatives will develop into a new source of significant revenues, we can make no assurance that we will be successful in any of these endeavors since none of them have generated any significant revenues to date.

   Goodwill and Intangible Assets

   iVillage assesses the recoverability of its goodwill and intangible assets by determining whether the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment is made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at a rate commensurate with the risk associated when estimating future discounted cash flows. Future cash flows are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Results of Operations

   The following table sets forth iVillage's results of operations expressed as a percentage of total revenues:

                                                                                                        Year Ended December
                                                                                                                31,
                                                                                                        -------------------
                                                                                                        2001   2000    1999
                                                                                                        ----   ----    ----
        Revenues ...................................................................................    100%    100%    100%
                                                                                                        ---    ----    ----
        Operating expenses:
          Editorial, product development and technology.............................................     56      46      56
          Sales and marketing.......................................................................     60      71     174
          General and administrative................................................................     29      30      36
          Depreciation and amortization.............................................................     39      49      70
          Impairment of goodwill....................................................................     --     128      --
                                                                                                        ---    ----    ----
             Total operating expenses...............................................................    185     324     336
                                                                                                        ---    ----    ----
        Loss from operations .......................................................................    (85)   (225)   (236)
                                                                                                        ===    ====    ====
        Net loss from continuing operations ........................................................    (81)%  (235)%  (225)%
                                                                                                        ===    ====    ====


Comparison of Years Ended December 31, 2001 and December 31, 2000

   Revenues

   Revenues were approximately $60.0 million for the year ended December 31, 2001, which represents a decrease of 21% when compared with 2000. The decrease in revenues was primarily due to an overall downturn in the online advertising sector which contributed to significantly lower sponsorship and advertising revenues, offset by revenues from the Women.com and PAG acquisitions of approximately $8.6 million and $1.9 million, respectively. Sponsorship and advertising revenues were approximately $47.8 million for the year ended December 31, 2001, compared to approximately $69.9 million for 2000. Sponsorship and advertising revenues accounted for approximately 80% and 92% of total revenues for the years ended December 31, 2001 and 2000, respectively. Revenues from Lamaze Publishing and The Newborn Channel accounted for approximately 26% and 20% of sponsorship and advertising revenues for the years ended December 31, 2001 and 2000, respectively.

   Included in sponsorship and advertising revenues are barter transactions, which accounted for approximately 6% and 5% of sponsorship and advertising revenues for the years ended December 31, 2001 and 2000, respectively.

   Included in revenues are production fees received from work performed (primarily for Hearst, a related party) by the iVillage Solutions unit, which accounted for approximately 6% of total revenues for the year ended December 31, 2001. Since iVillage Solutions was a new unit formed in 2001, there are no comparative numbers for the corresponding period in 2000.

   Included in revenues are subscription-based fees derived from the services provided by PAG which accounted for approximately 3% of total revenues for the year ended December 31, 2001. PAG was acquired in the third quarter of 2001. There are no comparative numbers for the corresponding period in 2000.

   Included in revenues are fees received from licensing portions of our content, and fees from chart sales through Astrology.com, which accounted for approximately 11% and 8% of total revenues for the years ended December 31, 2001 and 2000, respectively.

   For the years ended December 31, 2001 and 2000, revenues from iVillage's five largest advertisers accounted for approximately 37% and 23% of total revenues, respectively. One advertiser, Unilever, accounted for 12% of iVillage's total revenues for the year ended December 31, 2001. No one advertiser accounted for greater than 10% of total revenues for the year ended December 31, 2000. At December 31, 2001, Hearst, a related party, and Unilever accounted for approximately 14% and 10% of the net accounts receivable, respectively, and at December 31, 2000, Ford Motor Media accounted for approximately 11% of the net accounts receivable.

   Operating Expenses

   Editorial, Product Development and Technology

   Editorial, product development and technology expenses consist primarily of payroll and related expenses for the editorial, technology, Web site design and production staffs, severance costs for terminated employees, the cost of communications, related expenditures necessary to support iVillage's Web sites, software development, technology and support operations, and an allocation of facility expenses, which is based on the number of personnel. Editorial, product development and technology expenses for the year ended December 31, 2001 were approximately $33.5 million, or 56% of total revenues. Editorial, product development and technology expenses were approximately $35.3 million, or 46% of total revenues, for the corresponding period in 2000. The decrease between the comparable twelve-month periods was primarily attributable to the decrease of salaries and related benefits, consultant fees and licensing fees of approximately $2.6 million, $1.3 million and $0.4 million, respectively, offset by the acquisitions of Women.com and an additional 30.1% interest in Cooperative Beauty Ventures, L.L.C., to increase iVillage's ownership to 80.1%, which resulted in incremental costs of approximately $2.2 million and $0.5 million, respectively, and severance costs for terminated employees of approximately $0.6 million. Editorial, product development and technology expenses increased as a percentage of total revenues for the twelve months ended December 31, 2001, as compared to the comparable period in 2000, as a result of a larger percent decline in revenues as compared to the decline in editorial, product development and technology expenses.

   Sales and Marketing

   Sales and marketing expenses consist primarily of costs related to distribution agreements, payroll and expenses for sales and marketing personnel, severance costs for terminated employees, commissions, advertising and other marketing-related expenses, and an allocation of facility expenses, which is based on the number of personnel. Sales and marketing expenses for the year ended December 31, 2001 were approximately $36.2 million, or 60% of total revenues. Sales and marketing expenses were approximately $54.1 million, or 71% of total revenues, for 2000. The dollar decrease in sales and marketing expenses for the year ended December 31, 2001, as compared to 2000, was primarily attributable to our continued cost reduction initiatives, which resulted in an approximately $14.1 million decrease in advertising expenses, and a decrease in salaries, commissions and related benefits of approximately $5.0 million, offset by severance for terminated employees of approximately $0.8 million and the acquisitions of Women.com, PAG, and an additional 30.1% interest in Cooperative Beauty Ventures to increase iVillage's ownership to 80.1%, which resulted in incremental costs of approximately $5.0 million, which includes approximately $1.8 million of non-cash print advertising expenses from Hearst publications assumed in the Women.com acquisition. Sales and marketing expenses decreased as a percentage of total revenues for the twelve months ended December 31, 2001, compared to the comparable period in 2000, as a result of a larger percent decline in sales and marketing expenses as compared to the decline in revenues.

   Included in sales and marketing expenses are barter transactions, which amounted to approximately 8% of sales and marketing costs during the twelve months ended December 31, 2001, compared to approximately 7% of sales and marketing costs for the comparable period in 2000.

   General and Administrative

   General and administrative expenses consist primarily of payroll and related expenses and benefits and related costs for general corporate overhead, including executive management, finance, allocated facilities, human resources and legal, severance costs for terminated employees, non-capitalizable costs associated with the acquisition of Women.com, lease restructuring costs and other professional fees. General and administrative expenses for the year ended December 31, 2001 were approximately $17.7 million, or 29% of total revenues. For the comparable period in 2000, general and administrative expenses were approximately $22.6 million, or 30% of total revenues. The decrease in general and administrative expenses for the comparable twelve-month period was primarily due to a decrease in salaries and related benefits of approximately $0.9 million, consultant and professional fees of approximately $3.0 million, recruiting fees of approximately $1.0 million, expenses incurred for international endeavors of approximately $0.9 million, costs associated with our New York office space of approximately $0.4 million, offset by a lump-sum payout to the former Chief Executive Officer of approximately $1.3 million, increased severance costs of approximately
$0.3 million and lease termination costs of approximately $1.5 million.
General and administrative expenses decreased slightly as a percentage of total revenues for the twelve months ended December 31, 2001, compared to the comparable period in 2000, as a result of a larger percent decline in general and administrative expenses as compared to the decline in revenues.

   Depreciation and Amortization

   Depreciation and amortization expenses for the year ended December 31, 2001 were approximately $23.5 million, or 39% of total revenues. For 2000, depreciation and amortization expenses were approximately $37.7 million, or 49% of total revenues. The dollar decrease between 2000 and 2001 was primarily due to a reduction in amortization expense resulting from the impairment of goodwill recorded in the third quarter of 2000, relating to the acquisitions of OnLine Psychological Services, Inc. and Code Stone Technologies, Inc., Lamaze Publishing and Family Point Inc., offset partially by goodwill amortization associated with the acquisition of an additional 30.1% interest in Cooperative Beauty Ventures in the first quarter of 2001 and the Women.com acquisition in the second quarter of 2001.

   Interest Income, Net

   Interest income, net includes primarily interest income from our cash balances. Interest income, net for the twelve months ended December 31, 2001 was approximately $2.3 million, or 4% of total revenues. For 2000, interest income, net was approximately $5.3 million, or 7% of total revenues. The decrease between 2000 and 2001 was due to lower average net cash and cash equivalents balances and lower interest rates in 2001 than in 2000.

   Income Taxes

   As of December 31, 2001, iVillage had approximately $205.3 million of net operating loss carryforwards for federal tax reporting purposes available to offset future taxable income. iVillage's federal net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of iVillage's earnings history.

   Net Loss

   iVillage recorded a net loss of $48.5 million, or $1.13 per share, for the year ended December 31, 2001. For 2000, iVillage recorded a net loss of $191.4 million, or $6.45 per share. The improvement in net losses from 2000 to 2001 resulted primarily from a charge for the impairment of goodwill of approximately $98.1 million in the third quarter of 2000, the write-down of marketable and non-marketable investments of approximately $8.4 million
($0.3 million in the fourth quarter of 2000 and $8.1 million in the second quarter of 2000), the decline of which was considered other than temporary, the write-down of a note receivable of approximately $5.1 million in the third quarter of 2000, an estimated loss on the sale of iBaby assets of $7.1 million, and a reduction in the operating expenses in 2001 of approximately $38.8 million, offset by a decrease in revenues of approximately $16.3 million.

Comparison of Years Ended December 31, 2000 and December 31, 1999

   Revenues

   Revenues were $76.4 million for the year ended December 31, 2000, which represents an increase of 109% when compared with 1999. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues during 2000 and the benefit of receiving revenues from Lamaze Publishing and The Newborn Channel for the entire 2000 period. Sponsorship, advertising and other revenues were $69.9 million for the year ended December 31, 2000, compared to $35.0 million for 1999. The increase in sponsorship, advertising and other revenues was primarily due to an increase in the number of impressions sold, an increase in the number of sponsors advertising on iVillage's Web sites during 2000, and from operating Lamaze Publishing and The Newborn Channel for the entire 2000 period. Sponsorship, advertising and other revenues accounted for approximately 92% and 95% of total revenues for the years ended December 31, 2000 and 1999, respectively. Revenues from Lamaze Publishing and The Newborn Channel accounted for approximately 20% and 10% of sponsorship, advertising and other revenues for the years ended December 31, 2000 and 1999, respectively.

   Included in sponsorship and advertising revenues are barter transactions, which accounted for approximately 5% of sponsorship and advertising revenues for the year ended December 31, 2000, compared to 10% for 1999.

   Included in total revenues are fees received from the licensing of portions of iVillage's content and fees from chart sales through Astrology.com, which accounted for approximately 8% of total revenues for the year ended December 31, 2000, compared to 5% for 1999.

   Although no one advertiser accounted for greater than 10% of iVillage's total revenues for the year ended December 31, 2000, iVillage's five largest advertisers accounted for 23% of total revenues. The five largest advertisers accounted for 20% of total revenues for the year ended December 31, 1999.

   Operating Expenses

   Editorial, Product Development and Technology

   Editorial, product development and technology expenses consist primarily of payroll and related expenses for the editorial, technology, Web site design and production staffs, the cost of communications, related expenditures necessary to support iVillage's Web sites, software development, technology and support operations, and an allocation of facility expenses, which is based on the number of personnel. Editorial, product development and technology expenses for the year ended December 31, 2000 were approximately $35.3 million, or 46% of total revenues. Editorial, product development and technology expenses were approximately $20.7 million, or 56% of total revenues, for 1999. The increase was primarily due to additional personnel costs related to creating and testing new concepts and tools used throughout iVillage's network of Web sites of $5.0 million and the acquisition of Lamaze Publishing in August 1999, which resulted in an incremental cost of $6.9 million in 2000. Editorial, product development and technology expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Sales and Marketing

   Sales and marketing expenses consist primarily of costs related to distribution agreements, payroll and related expenses for sales and marketing personnel, commissions, advertising and other marketing-related expenses, and an allocation of facility expenses, which is based on the number of personnel. Sales and marketing expenses for the year ended December 31, 2000 were approximately $54.1 million, or 71% of total revenues. Sales and marketing expenses were approximately $63.5 million, or 174% of total revenues, for 1999. The dollar decrease in sales and marketing expenses in 2000 was primarily due to the launch of a national advertising campaign in the third quarter of 1999, which was substantially completed by early 2000, coupled with cost reduction initiatives instituted in the second quarter of 2000 and continued throughout the year, which resulted in a $21.3 million decrease in advertising expenses, offset primarily by an increase in personnel costs of $4.1 million, incremental costs from the acquisition of Lamaze Publishing of $2.4 million, allocation of costs associated with iVillage's office space of $1.7 million and an increase in consultant costs for corporate communications and sales marketing research of $1.0 million. Sales and marketing expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Included in sales and marketing expenses are barter transactions, which amounted to approximately 7% of total sales and marketing costs during the year ended December 31, 2000, compared to 5% of total sales and marketing costs during 1999.


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
   General and Administrative

   General and administrative expenses consist primarily of payroll and related expenses and related costs for general corporate overhead, including executive management, finance, allocated facilities, and legal and other professional fees. General and administrative expenses for the year ended December 31, 2000 were $22.6 million, or 30% of total revenues. For 1999, general and administrative expenses were $13.2 million, or 36% of total revenues. The increase in general and administrative expenses was primarily due to an increase in salaries and benefits of $3.6 million, expenses incurred for international endeavors of $1.2 million, allocation of costs associated with iVillage's office space of $0.4 million, and the acquisition of Lamaze Publishing in August 1999, which resulted in an incremental cost of $1.4 million in 2000. General and administrative expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Depreciation and Amortization

   Depreciation and amortization expenses for the year ended December 31, 2000 were approximately $37.7 million, or 49% of total revenues. For 1999, depreciation and amortization expenses were $25.7 million, or 70% of total revenues. The dollar increase between 1999 and 2000 was primarily due to a full year of amortization expense resulting from iVillage's acquisitions of Astrology.Net, OnLine Psychological Services, Inc. and Code Stone Technologies, Inc., Lamaze Publishing and Family Point Inc. in 1999. In the third quarter of 2000, iVillage recorded a charge of approximately $98.1 million, or $3.30 per share, for the impairment of goodwill relating to certain 1999 acquisitions. The approximately $98.1 million charge consists of the following: OnLine Psychological Services, Inc. and Code Stone Technologies, Inc. - $17.7 million, Lamaze Publishing - $62.0 million, and Family Point Inc. - $18.4 million. The remaining goodwill from the acquisitions of Astrology.Net and Lamaze Publishing will be fully amortized in February 2002 and August 2009, respectively.

   This non-cash charge represents the difference between the historical book value of the goodwill and the discounted estimated future cash flows expected from the related operations. The discounted future cash flows were determined using the best available estimates. iVillage estimated future cash flows based upon historical results, current projections and internal earnings targets, as well as business trends, prospects and market and economic conditions. The projected future cash flows were then discounted at a rate of 20% corresponding to iVillage's estimated cost of capital. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary from management's estimates. Yearly amortization of impaired goodwill was approximately $26.6 million.

   Interest Income, Net

   Interest income, net primarily includes interest income from iVillage's cash balances. Interest income, net for the year ended December 31, 2000 was $5.3 million, or 7% of total revenues. For 1999, interest income, net was $4.1 million, or 11% of total revenues. The increase between 1999 and 2000 was due to higher interest rates in 2000 despite slightly lower average net cash and cash equivalents balances in 2000 resulting primarily from the cash received from iVillage's initial public offering of common stock in March 1999, and secondary offering of common stock in October 1999.

   Net Loss

   iVillage recorded a net loss of $191.4 million, or $6.45 per share, for the year ended December 31, 2000. For 1999, iVillage recorded a net loss of $116.6 million, or $5.58 per share. The net loss for the year ended December 31, 2000 includes one-time expenses totaling approximately $118.7 million. These one-time expenses consisted of a charge for the impairment of goodwill of approximately $98.1 million in the third quarter of 2000, the write-down of marketable and non-marketable investments of approximately $8.4 million
($0.3 million in the fourth quarter of 2000 and $8.1 million in the second quarter of 2000), the decline of which was considered other than temporary, the write-down of a note receivable of approximately $5.1 million in the third quarter of 2000, and an estimated loss on the sale of iBaby assets of $7.1 million. The net loss for the year ended December 31, 1999 includes a deemed dividend of $23.6 million incurred as a result

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
of the difference between the purchase price of the series E convertible preferred stock sold to NBC during the first quarter of 1999, and the fair market value on the date of issuance.

Recent Events

   Hearst

   In January 2002, iVillage signed contracts to provide production and certain hosting rights for two additional Hearst magazine sites, as well as The Hearst Corporation Corporate Web site. The contracts for the magazine sites have an initial term of six months, and The Hearst Corporation Corporate Web site has an initial term of one year, with automatic renewals unless terminated. The minimum amount of production fees for the initial term of the contracts is approximately $0.3 million.

   In addition, in April 2002, iVillage and Hearst amended the magazine content license and hosting agreement to provide that, if a shortfall in production fees occurs in the first year of the agreement, then Hearst must place additional advertising in an amount equal to 40% of the production fee shortfall. iVillage's guaranteed advertising royalty to Hearst would be reduced on a pro rata basis for any production fee shortfall in the first year of the agreement.

   Promotions.com, Inc.

   On February 11, 2002, iVillage agreed to acquire Promotions.com through an exchange offer and merger transaction. The overall transaction has an approximate aggregate value of $13.3 million. Under the terms of the merger agreement, iVillage will issue an aggregate of approximately $3.5 million in shares of iVillage common stock, as well as approximately $9.8 million in cash, which represents a distribution of all cash less accrued liabilities and other reserves of Promotions.com.

   NBC

   On February 22, 2002, iVillage further amended its advertising and promotional agreement with NBC, pursuant to which NBC released iVillage from its obligation to make the remaining $4.6 million in cash payments and to place any additional advertising on NBC, in exchange for the purchase of approximately $1.3 million in telecast spots in February 2002 by iVillage and the forfeiture of iVillage's right to the remaining approximately $4.1 million of prepaid advertising.

   Allen & Company

   In March 2002, iVillage entered into a new one-year financial advisory agreement with Allen & Company pursuant to which Allen & Company has agreed to act as iVillage's financial advisor with respect to various matters from time to time. iVillage is obligated to pay Allen & Company an initial non-refundable fee of $505,000 in April 2002, which fee shall be credited towards any additional fees payable to Allen & Company for services rendered pursuant to this agreement.

Liquidity and Capital Resources

   Financial Reporting Release No. 61, which was recently released by the SEC, requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. iVillage currently does not maintain any off-balance sheet arrangements.

   As of December 31, 2001, iVillage had approximately $29.8 million in cash and cash equivalents and approximately $8.5 million of restricted cash. Cash equivalents include money market accounts. The restricted cash includes money held for a letter of credit collateralizing a real estate lease for iVillage's office space. iVillage maintains its cash and cash equivalents in highly rated financial institutions.

   iVillage has sustained net losses and negative cash flows from operations since its inception. iVillage's ability to meet its obligations in the ordinary course of business is dependent upon its ability to achieve profitable operations and/or raise additional financing through public or private equity financings,

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
collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. Unless the market price of iVillage's common stock increases dramatically, it is unlikely that iVillage will be able to raise funds through a public offering of its common stock, although management believes that it could raise funds through a private placement of its common stock. However, we can make no assurance that iVillage will achieve profitable operations or that it will be able to raise adequate financing from other sources. Due primarily to iVillage's lack of profitability, it is unlikely that the combined company will be able to obtain any bank financing. Management believes that iVillage's current funds will be sufficient to enable iVillage to meet its planned expenditures through the next twelve months. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if those resources were not available on terms acceptable to iVillage, although there can be no assurances in this regard.

   iVillage has and expects to continue to reduce its costs through increased managerial efficiencies and several expense reduction initiatives targeted at certain expenses, including without limitation, reduced advertising, targeted staff reductions and reduced company employee benefit plan costs, as well as other initiatives. In 2001, iVillage paid approximately $9.3 million for severance and related costs for staff reduction and merger-related layoffs.

   Net cash used in operating activities from continuing operations increased to approximately $45.6 million for the year ended December 31, 2001, from approximately $39.4 million for the year ended 2000. The overall increase in net cash used in operating activities from continuing operations resulted primarily from an increase in moneys spent for accounts payable and accrued expenses of approximately $30.4 million, primarily due to liabilities incurred and/or assumed in the Women.com acquisition, offset by a decrease in losses from continuing operations, less adjustments, of approximately $5.0 million and an increase in restricted cash and other assets and accounts receivable of approximately $12.9 million and $5.8 million, respectively. The decreased loss from continuing operations was primarily due to the decrease in sales and marketing and general and administrative expenses resulting from iVillage's expense reduction initiatives and a reduction in amortization expense resulting from the impairment charge recorded in the third quarter of 2000, offset by lower revenues in 2001.

   Net cash provided by investing activities from continuing operations was approximately $4.0 million for the year ended December 31, 2001, and cash used in investing activities from continuing operations was approximately $17.7 million for the year ended December 31, 2000. The overall increase in cash provided by investing activities from continuing operations for the year ended December 31, 2001 to the comparable period in 2000 was primarily from the acquisition of Women.com in the second quarter of 2001, resulting in net cash acquired of approximately $11.0 million and lower fixed asset purchases of approximately $11.5 million.

   Net cash provided by financing activities from continuing operations amounted to approximately $23.1 million for the year ended December 31, 2001, compared to approximately $5.5 million for the year ended December 31, 2000. The overall increase in cash provided by financing activities for the year ended December 31, 2001 to the comparable period in 2000 was primarily due to the purchase of shares of common stock and warrants for $20.0 million by Hearst and other former Women.com stockholders, offset slightly by the costs associated with the issuance of stock and warrants for the Women.com acquisition and rights offering of approximately $1.1 million, and the repurchase of 1,203,446 shares of common stock for approximately $0.5 million.

   As of September 28, 1999, iVillage entered into a financial advisory agreement with Allen & Company pursuant to which Allen & Company acted as iVillage's financial advisor with respect to various matters from time to time. In February 2000, iVillage executed an amendment to the agreement that extended its term to September 28, 2000 and set forth additional fees payable to Allen & Company for up to twelve months after expiration of the agreement upon the occurrence of certain events. During July 2001, iVillage paid Allen & Company a fee of approximately $2.0 million in connection with their services related to the Women.com acquisition. See "--Recent Events".

   In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which it has consolidated its New York City operations. Pursuant to the terms of

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the lease, iVillage received approximately $3.8 million in January 2001 and approximately $0.5 million in April 2001, and anticipates receiving an additional approximately $1.0 million for reimbursement of certain construction expenses in 2002. On October 17, 2001, iVillage amended this lease by terminating obligations under the lease regarding 21,111 square feet of the leased premises. The amended lease reduces iVillage's yearly financial commitment by approximately $0.9 million and approximately $13.5 million over the remaining life of the lease. The financial commitment for rent at this facility is approximately $3.7 million for the next twelve months. Additionally, the lease amendment reduces the amount to be reimbursed by the landlord for certain construction expenses from approximately $5.3 million to $5.1 million. In consideration of the early termination of part of the leased space, iVillage incurred fees of approximately $1.3 million. Concurrently, with the signing of this lease amendment, the letter of credit securing the real estate lease, which is classified as restricted cash on the consolidated balance sheet, was reduced to approximately $8.5 million. In December 2001, iVillage entered into a five-year sublease agreement pursuant to which iVillage subleased to an unrelated third party 14,630 square feet of the leased premises located at 500-512 Seventh Avenue for approximately
$0.6 million annually. iVillage incurred fees of approximately $0.2 million in connection with the sublease.

   In February 2001, iVillage amended its advertising and promotional agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms required iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during 2001 and the remaining approximately $8.6 million during 2002. During 2001, iVillage purchased approximately $1.6 million of advertising or promotional spots. As of December 31, 2001, included in the caption "Other current assets" in the consolidated balance sheet is $5.4 million for advertising or promotional spots to be broadcast during 2002. See "--Recent Events".

   In March 2001, iVillage purchased an additional 30.1% of Cooperative Beauty Ventures from Unilever for $1.5 million, thereby increasing its ownership to 80.1%. The agreement revised iVillage's funding obligation and provides that iVillage will fund the ongoing business and operations of this venture, not to exceed $7.0 million, and terminates Unilever's funding obligation. As of December 31, 2001, iVillage had contributed approximately $1.9 million to the venture. Since June 2001, iVillage has not been required to contribute any material amounts to Cooperative Beauty Ventures pursuant to its funding obligation, and iVillage believes that it will not be required to pay any material amounts in connection with this funding obligation for the foreseeable future.

   Unilever can exercise a "put" option to require iVillage to purchase Unilever's remaining ownership interest in the venture for fair market value at any time after September 30, 2002, or at any earlier time if the venture permits any person to use the "Substance" mark other than in connection with the venture's business or the venture fails to use the "Substance" mark in connection with its business from and after May 1, 2001. This put option must be paid by iVillage in cash. If this put option is exercised, iVillage does not believe the amount of such cash would be material and expects that it would fund this obligation with its working capital. At any time on or after September 30, 2002, iVillage can exercise a "call" option to require Unilever to sell its remaining interest in the venture to iVillage for fair market value; provided, however, that Unilever can exercise a "call" option superior to iVillage's "call" option to purchase a portion of iVillage's interest in the venture for fair market value, up to a limit of 50% of the venture's ownership. In addition, at any time on or after September 30, 2002, Unilever can exercise a "call" option to purchase a portion of our membership interest in the venture for fair market value, up to a limit of 50% of the venture's ownership. As a result of the purchase transaction described above, iVillage gained operational control of the venture and the venture was consolidated within iVillage's financial statements beginning in March 2001.

   In addition, iVillage amended its February 2000 advertising agreement with Unilever. The amendment increased Unilever's advertising purchase commitment to $14.5 million from $12.0 million. Through December 31, 2001, iVillage earned approximately $8.5 million under the advertising agreement and approximately $6.0 million of the advertising purchase commitment remains from January 1, 2002 through March 31, 2003.


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
   In April 2001, iVillage amended its previous agreement with Candice Carpenter, iVillage's former chief executive officer, to provide that Ms. Carpenter would resign as a member of iVillage's board of directors but would remain an iVillage employee available for special projects at the request of iVillage's Chief Executive Officer and board of directors through December 31, 2002. Ms. Carpenter received a one-time lump sum cash payment of $1,327,900 (less an interest payment of $27,900 on her promissory note to us) in lieu of the salary, bonus and other payments set forth in her October 2000 agreement with iVillage, and will receive a monthly salary of $3,758 in 2001 and $3,190 in 2002 (each less set-offs for future interest payments on her promissory note). The amendment also provided that Ms. Carpenter would surrender 333,334 iVillage stock options with an exercise price of $24.00 per share and 75,000 iVillage stock options with an exercise price of $17.17 per share.

   On June 18, 2001, iVillage acquired all of the outstanding stock of Women.com Networks, Inc., the operator of a leading women's online destination. The aggregate purchase price was approximately $33.1 million consisting of approximately $3.2 million in cash (inclusive of closing costs) and 15,519,838 shares of iVillage common stock. The difference between the purchase price and the fair value of the acquired net assets of Women.com of approximately $21.0 million has been recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years.

   On June 18, 2001, Hearst purchased 9,171,343 shares of iVillage common stock and a warrant to purchase 2,065,695 shares of iVillage common stock for an aggregate purchase price of approximately $19.7 million pursuant to an amended and restated securities purchase agreement.

   Pursuant to a rights offering to each former Women.com stockholder as of April 16, 2001, other than Hearst, subsequent to June 15, 2001, the day the rights offering was completed, iVillage issued 152,657 shares of iVillage common stock and warrants to purchase an additional 34,305 shares of iVillage common stock for an aggregate purchase price of approximately $0.3 million.

   Pursuant to an amended and restated magazine content license and hosting agreement with Hearst, Hearst has committed to purchase from iVillage between $15.0 million and $21.0 million of production and advertising services over a three-year period. This agreement also provides for revenue sharing between Hearst and iVillage with respect to advertising revenues obtained by iVillage from the Hearst magazine Web sites and iVillage's other Web sites containing substantial Hearst content. This revenue-sharing arrangement requires that iVillage pay Hearst a royalty payment, based on net advertising revenues, of at least $3.9 million during the three-year term of the agreement. This amount would be reduced on a pro rata basis if Hearst fails to expend a minimum of $5.0 million in production fees in the second and third years of the agreement. See "--Recent Events".

   On July 16, 2001, iVillage acquired control of PAG, operator of BWN, for a purchase price of approximately $0.6 million. The difference between the purchase price and the fair value of the acquired net assets of PAG and BWN of approximately $1.9 million has been recorded as goodwill.

   In September 2001, iVillage surrendered the New York office space assumed in the Women.com acquisition back to the landlord. The lease had a remaining financial commitment of $11.1 million and expired in December 2009. In consideration of the termination of the lease, iVillage forfeited its right to the security deposit securing the lease, approximately $1.4 million, to the landlord, which is reflected in the purchase accounting.

   On September 15, 2001, iVillage's Lamaze Publishing subsidiary amended its lease located at 9 Old Kings Highway, Connecticut, by terminating obligations regarding 3,319 square feet of its leased premises. The amended lease reduces iVillage's yearly financial commitment by approximately $0.1 million and approximately $0.4 million over the remaining life of the lease. In consideration of the early termination of part of the leased space, iVillage incurred fees of approximately $0.1 million.

   On September 20, 2001, iVillage announced its intention to acquire, in open market transactions, up to 2,000,000 shares of its common stock, subject to and in compliance with the provisions and limitations of Rule 10b-18 of the Exchange Act. During September 2001, iVillage repurchased an aggregate of 167,859 shares of its common stock, using general corporate funds, at prevailing market prices for a cumulative cost of approximately $0.1 million. All repurchased shares are currently held as treasury stock.


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
   On October 1, 2001, in a privately-negotiated transaction, iVillage purchased approximately one million shares of its common stock from Capital Guardian Trust Company, and iVillage's Chairman and Chief Executive Officer and certain other officers and directors purchased in aggregate approximately 750,000 additional shares from Capital Guardian, all at a market discount. The cost of the buyback to iVillage was approximately $0.4 million.

   On December 14, 2001, Women.com terminated its interactive services agreement with AOL, which had a remaining financial commitment of approximately $2.1 million. In consideration of the early termination of the agreement, Women.com incurred fees of $0.7 million.

   Concurrent with the termination of Women.com's agreement with AOL, in December 2001, iVillage entered into an advertising agreement with AOL pursuant to which AOL delivered a guaranteed amount of impressions during the period from December 2001 through January 2002. In consideration of these services, iVillage paid AOL $0.7 million.

   iVillage leases office space and equipment under non-cancelable operating leases expiring at various dates through April 2015. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 2001 for the next five years:

         Year Ending December 31:                                          (in thousands)
         -----------------------                                           --------------
         2002..........................................................       $ 6,188
         2003..........................................................         4,607
         2004..........................................................         4,158
         2005..........................................................         4,067
         2006..........................................................         3,977
                                                                              -------
                                                                              $22,997
                                                                              =======


   iVillage's capital requirements depend on numerous factors, including:

   o market acceptance of its services;

   o the amount of resources iVillage devotes to investments in the iVillage network, including entering into joint ventures with and/or the acquisition of other entities;

   o the resources iVillage devotes to marketing; and

   o the resources iVillage devotes to selling its services and brand promotions.

Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets".

   SFAS 141 establishes accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Effective January 1, 2002, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Goodwill will be subject to an annual impairment test, including a transitional impairment test required upon adoption, which must be performed in the year ending December 31, 2002.

   iVillage is still in the process of reallocating previously identifiable intangible assets that do not meet the criteria of SFAS 141 into goodwill and evaluating the useful lives of its remaining identifiable intangible assets. However, iVillage currently estimates that unaudited pro forma net loss attributable to common stockholders and the respective basic and diluted net loss per share would have been approximately $37.4

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
million and $0.87, respectively, for the year ended December 31, 2001 had the provisions of the new standards been applied in 2001 relating to the discontinuation of the amortization of goodwill. iVillage is in the process of completing the transitional impairment assessment of goodwill, and as such the actual effect may be materially different in the event that a significant impairment to goodwill is indicated by such assessment.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". The objective of SFAS 143 is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets. The retirement obligations included within the scope of this project are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this project, as well as tangible long-lived assets with indeterminable lives. The provisions of SFAS 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. iVillage has not yet evaluated the expected impact of the adoption of SFAS 143 on its financial condition, cash flows and results of operations and will adopt SFAS 143 in fiscal 2003.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. iVillage does not expect the adoption of SFAS 144 to have a material impact on iVillage's results of operations or financial position.

iVillage's Directors and Executive Officers

   The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of March 1, 2002.

Name                                       Age        Position
------------                            ---------     -------------------------------------
Douglas W. McCormick(b) ............        52        Chief Executive Officer and Chairman of the Board
Nancy Evans(c) .....................        51        Editor-in-Chief and Director
Steven A. Elkes ....................        40        Executive Vice President, Operations and Business Affairs, and
                                                      Secretary
Scott Levine .......................        37        Chief Financial Officer
Nancy R. Alpert ....................        48        Senior Vice President, Corporate Development
Vanessa Benfield ...................        34        Senior Vice President, Sales
Richard Caccappolo .................        36        Senior Vice President, iVillage Solutions
Jane Tollinger .....................        59        Senior Vice President, Operations and Business Affairs
James Asher(a) .....................        52        Director
Cathleen Black(b) ..................        57        Director
John T. (Jack) Healy(a) ............        62        Director
Habib Kairouz(c) ...................        35        Director
Lennert J. Leader(a) ...............        46        Director
Edward T. Reilly(c) ................        55        Director
Daniel H. Schulman(b) ..............        44        Director
Alfred Sikes(c) ....................        62        Director

---------------
(a) Class I director
(b) Class II director
(c) Class III director

   Douglas W. McCormick, age 52, has been a director of iVillage since February 1999 and Chairman of the Board since April 2001. From April 2000 through July 2000, he served as President of iVillage and has

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
been iVillage's Chief Executive Officer since July 2000. From 1998 to April 2000, Mr. McCormick was President of McCormick Media, a media consulting firm. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various other positions at Lifetime from 1984 to 1993 in the sales, marketing and research areas. Mr. McCormick also serves as a director and on the compensation committee of Streetmail.com. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/ communications from the University of Dayton.


   Nancy Evans, age 51, is a founder of iVillage, has been Editor-in-Chief since June 1995 and a director since December 1998. Ms. Evans was also Co-Chairperson of the Board from December 1998 through April 2001. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans also serves as a director of VIPdesk.com, Inc. Ms. Evans received a B.A. from Skidmore College and is also a graduate fellow at Columbia University.


   Steven A. Elkes, age 40, has been Executive Vice President, Operations and Business Affairs since July 2000 and Secretary since October 1999. From April 1999 to July 2000, Mr. Elkes was Senior Vice President, Business Affairs. From August 1996 to April 1999, Mr. Elkes was Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/ Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received an M.B.A. from Baruch College and a B.A. from Grinnell College.

   Scott Levine, age 37, has been Chief Financial Officer since January 2001. From September 2000 until January 2001, Mr. Levine was Senior Vice President, Finance and interim Chief Financial Officer. From February 1999 to September 2000, Mr. Levine was Vice President, Controller and Chief Accounting Officer. From July 1998 to February 1999, Mr. Levine was Controller for FundTech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received an M.B.A. from Baruch College and a B.A. from State University of New York, Buffalo.

   Nancy R. Alpert, age 48, has been Senior Vice President, Corporate Development since October 2000. From 1994 to 2000, Ms. Alpert served as Senior Vice President, Business and Legal Affairs at Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. From 1992 to 1994, Ms. Alpert was Deputy General Counsel at Liz Claiborne, Inc., and, from 1987 to 1992, Ms. Alpert served as Vice President and Deputy General Counsel at Telemundo Group, Inc., a U.S. Spanish-language broadcast television network. Ms. Alpert received a J.D. from the UCLA School of Law and a B.A. from Brandeis University.

   Vanessa Benfield, age 34, has been Senior Vice President, Sales since October 2001. From May 2001 to October 2001, Ms. Benfield served as Vice President, National Sales at GetMusic, Universal Music Group's online music and media network. Ms. Benfield was Vice President, Sales of Universal Music's FarmClub.com unit, an online record label, from its inception in February 2000 to May 2001. From April 1996 to February 2000, Ms. Benfield was Manager, Eastern Region Advertising Sales at Comedy Central and, from June 1993 to April 1996, she was an Account Executive and then Manager, Eastern Region Advertising Sales at E! Entertainment Television. Prior to June 1993, Ms. Benfield served as Manager of National Sales, Northeast Region at the Cable Television Advertising Bureau, a National Broadcast Buyer at Saatchi & Saatchi, and a Network Negotiator at J. Walter Thompson, all located in New York. Ms. Benfield received a B.A. from Clemson University.

   Richard Caccappolo, age 36, has been Senior Vice President, iVillage Solutions since November 2001. From September 2000 to November 2001, Mr. Caccappolo served as Chief Technology Officer and Senior Vice President of Product Development and, from March 1999 to September 2000, as Chief Technology Officer. From January 1998 to March 1999, Mr. Caccappolo served as the Chief Technology Officer of Kodak Polychrome Graphics, a supplier of products and services to graphics arts industries. From October

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
1994 to December 1997, Mr. Caccappolo served as Sun Chemicals' Director, Information Systems - Europe. Mr. Caccappolo received an M.B.A. from New York University, Leonard N. Stern School of Business and a B.S. from Cornell University.

   Jane Tollinger, age 59, has been Senior Vice President, Operations and Business Affairs since September 2000 and from June 2000 to September 2000 she served as Vice President, Business Affairs. From June 1999 to June 2000, Ms. Tollinger served on several advisory boards. From September 1993 through June 1999, Ms. Tollinger served as Executive Vice President of Lifetime Television Network. Prior to September 1993, Ms. Tollinger held various management positions at Lifetime Television Network. Prior to joining Lifetime Television Network, Ms. Tollinger was an attorney with Columbia Pictures and previous to that was an associate with the Coudert Brothers law firm. Ms. Tollinger received a J.D. from Columbia Law School, an M.A. from Harvard University and a B.A. from Beloit College.

   James Asher, age 52, has been a director of iVillage since June 2001. Mr. Asher has served as Senior Vice President and Chief Legal and Development Officer of The Hearst Corporation since March 2000 and as Vice President and Chief Legal and Development Officer of The Hearst Corporation from October 1997 to March 2000. From 1990 to 1997, Mr. Asher served as Managing Partner and Executive Committee Chair of the law firm of Rogers & Wells. Mr. Asher received a B.A. from Harvard University and an L.L.B. from New York University School of Law.

   Cathleen Black, age 57, has been a director of iVillage since June 2001. Since January 1996, Ms. Black has served as the President, Hearst Magazines, a division of The Hearst Corporation. Ms. Black is also a Senior Vice President of The Hearst Corporation. From 1991 to December 1995, Ms. Black served as the President and Chief Executive Officer of the Newspaper Association of America. From 1983 to 1991, Ms. Black was the President of USA Today. Ms. Black also serves as a director of The Coca-Cola Company, International Business Machines Corporation and The Hearst Corporation. Ms. Black received a B.A. from Trinity College.

   John T. (Jack) Healy, age 62, has been a director of iVillage since November 2000. Since January 1997, Mr. Healy has been a Principal of H.A.M. Media
Group, LLC. From July 1996 to July 1998, Mr. Healy served as a consultant to The Walt Disney Company and ABC International Television. From August 1970 to July 1996, Mr. Healy held various positions, most recently as President, ABC International Operations and Executive Vice President, ABC Cable & International, at Capital Cities/ABC Inc. Mr. Healy also serves as a director of StoryFirst Communications, Inc. Mr. Healy received a Masters of Economics and a B.A. from Brooklyn College.

   Habib Kairouz, age 35, has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Capital Partners, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

   Lennert J. Leader, age 46, has been a director of iVillage since July 1998. Mr. Leader became President of the Venture Group of AOL Time Warner Investments upon the merger of America Online, Inc. and Time Warner Inc. in January 2001. Prior to the merger, Mr. Leader served as President of AOL Investments, a division of America Online, Inc., beginning in February 1998. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998. Prior to joining AOL, Mr. Leader was Vice President-Finance of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader serves as a director of Multex.com, Inc. Mr. Leader received a B.S. in Accounting from the University of Baltimore.

   Edward T. Reilly, age 55, has been a director of iVillage since April 2001. Since June 2001, Mr. Reilly has been President and Chief Executive Officer of the American Management Association and currently also serves as the Chairman of the Board of the Advertising Council, a private nonprofit organization. From June 2000 to May 2001, Mr. Reilly focused his activities on serving on several boards, including the Board for the

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
National Council of La Raza and as Trustee of Lynchburg College. From May 1997 to June 2000, Mr. Reilly was President and Chief Executive Officer of Big Flower Holdings, Inc., an integrated marketing and advertising services company. From April 1996 to May 1997, Mr. Reilly was President and Chief Operating Officer of Big Flower Holdings, Inc. Prior to April 1996, Mr. Reilly held various management positions at McGraw-Hill Companies and McGraw-Hill Broadcasting, most recently as President of McGraw-Hill Broadcasting. Mr. Reilly also serves as a director of Benedek Broadcasting Corporation. Mr. Reilly received a B.B.A. from St. Francis College.

   Daniel H. Schulman, age 44, has been a director of iVillage since February 1999. Since August 2001, Mr. Schulman has been Chief Executive Officer of Virgin Mobile USA, a cellular phone service provider. From May 2000 through May 2001, Mr. Schulman served as President and Chief Executive Officer of Priceline.com Inc. From June 1999 to May 2000, Mr. Schulman was President and Chief Operating Officer of Priceline.com. From October 1998 to June 1999, Mr. Schulman was an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as Marketing Vice President at AT&T Corp. Mr. Schulman is also a director of Upromise, Inc., a broker-dealer focusing primarily on college savings programs for individuals, and Symantec Corporation, a provider of Internet security software for business and personal computing. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

   Alfred Sikes, age 62, has been a director of iVillage since June 2001. Mr. Sikes has been a consultant to The Hearst Corporation since January 2002. From March 1993 to December 2001, Mr. Sikes served as both Vice President of The Hearst Corporation and President of Hearst Interactive Media, a unit of The Hearst Corporation. From August 1989 to January 1993, Mr. Sikes served as Chairman of the Federal Communications Commission. Mr. Sikes also serves as a director of Hughes Electronics Corporation, a satellite television and communications provider, and Cymfony Inc., a research and information service technology provider. Mr. Sikes received a B.A. from Westminster College and a J.D. from the University of Missouri Law School.

   Classified Board of Directors

   iVillage's board of directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. Currently, the term of the Class I directors expires in 2002, the term of the Class II directors expires in 2003 and the term of the Class III directors expires in 2004.

   Hearst Board Representation

   On June 18, 2001, iVillage entered into a stockholder agreement with Hearst and iVillage and Hearst amended and restated such stockholder agreement on June 20, 2001. Pursuant to the amended and restated stockholder agreement, iVillage is required to appoint three representatives of Hearst to separate classes of the iVillage board of directors. iVillage must appoint one of these board members to its nominating committee and one to its compensation committee. In addition, the amended and restated stockholder agreement requires that iVillage appoint five independent directors to its board of directors. An independent director is defined as any person who is not, and has not been for the past three years, affiliated with Hearst or its affiliates or an employee of iVillage or any of its subsidiaries. Pursuant to the amended and restated stockholder agreement, iVillage appointed Messrs. Asher and Sikes and Ms. Black to its board of directors as designees of Hearst, with Mr. Sikes and Ms. Black also being appointed to iVillage's compensation committee and nominating committee, respectively.

   Under the amended and restated stockholder agreement, so long as Hearst or its affiliates holds at least 10% of the outstanding voting securities of iVillage, Hearst may recommend and iVillage's nominating committee must recommend to iVillage's board of directors that number of nominees of Hearst or its affiliates as follows:


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
   o so long as Hearst holds at least 14,547,723 shares of iVillage common stock, Hearst may designate three nominees;

   o so long as Hearst holds at least 12,001,871 shares, but less than 14,547,723 shares of iVillage common stock, Hearst may designate two nominees; and

   o so long as Hearst holds at least 1,818,466 shares, but less than 12,001,871 shares of iVillage common stock, Hearst may designate one nominee.

   If, after the election of directors pursuant to the above requirements, the number of voting securities held by Hearst decreases below the stated thresholds, any Hearst designees serving on iVillage's board of directors must immediately resign. If the number of voting securities held by Hearst falls below 1,818,466 shares of iVillage common stock, all Hearst designated board members must immediately resign. However, if the number of voting securities held by Hearst returns to 1,818,466 shares or more of iVillage common stock, all rights and obligations under the amended and restated stockholder agreement revive for the duration of the term of the amended and restated stockholder agreement. The amended and restated stockholder agreement terminates on June 20, 2006 unless earlier terminated by iVillage and Hearst. Upon any early termination, any Hearst designees serving on the iVillage board of directors must immediately resign.

   Director Compensation


   Directors do not currently receive any cash compensation from iVillage for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan, the 1999 Acquisition Stock Option Plan and the Amended and Restated 1999 Employee Stock Option Plan. Under iVillage's 1999 Director Option Plan, non-employee directors are eligible to receive non-discretionary, automatic stock option grants.


   On January 5, 2001, Mr. Schulman was granted an option to purchase 30,000 shares of iVillage's common stock at an exercise price of $1.19 under the 1995 Amended and Restated Employee Stock Option Plan. On April 5, 2001, Mr. Reilly was granted an option to purchase 30,000 shares of iVillage's common stock at an exercise price of $0.56 per share under the 1995 Amended and Restated Employee Stock Option Plan in connection with his election to the board of directors. On August 15, 2001, Messrs. Healy, Kairouz, Leader and Schulman were each granted an option to purchase 1,666 shares of iVillage's common stock at an exercise price of $1.07 per share pursuant to the 1999 Director Option Plan. On December 14, 2001, Messrs. Healy, Kairouz, Reilly and Schulman were each granted an option to purchase 50,000 shares of iVillage's common stock at an exercise price of $1.24 per share under the 1995 Amended and Restated Employee Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan and/or 1999 Acquisition Stock Option Plan.


   On April 5, 2001, iVillage's board of directors adopted a policy regarding the initial grant of stock options to purchase iVillage's common stock for new non-employee directors of iVillage who do not beneficially own, and are not affiliated with any entity that does beneficially own, greater than one percent (1%) of the then outstanding shares of iVillage common stock. Pursuant to such policy, upon his or her initial election or appointment to the board of directors of iVillage, such non-employee director shall be granted options to purchase 30,000 shares of iVillage's common stock on the following terms:

   o an exercise price equal to the fair market value of iVillage's common stock on the date of grant,

   o an option term of seven years from the date of grant,

   o vesting twenty-five percent (25%) per year over four years commencing on the one-year anniversary of the date of grant, and

   o such other terms as are provided in the applicable stock option plan under which such options are granted, with the exception of an acceleration of vesting upon a change in control of iVillage.



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
   Executive Compensation

   The following table sets forth the compensation earned for services rendered to iVillage in all capacities for the fiscal years ended December 31, 2001, 2000 and 1999 by iVillage's Chief Executive Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers").

                      iVillage Summary Compensation Table


                                                                                            Long-Term
                                                           Annual Compensation             Compensation
                                               ----------------------------------------    ------------
                                                                                              Awards
                                                                                            Securities
                                                                          Other             Underlying
                                                                          Annual           Options/SARs
Name and Principal Position            Year    Salary($)    Bonus($)   Compensation ($)       (#)(1)
---------------------------            ----    ---------    --------   ----------------    ------------
Douglas W. McCormick (2) ...........   2001     499,992     150,000           --            1,500,000
 Chairman and Chief                    2000     252,780          --           --            1,010,000
 Executive Officer                     1999          --          --           --               34,999
Nancy Evans ........................   2001     325,008     130,000           --              125,000
 Editor-in-Chief                       2000     325,144      84,000           --              260,000
                                       1999     208,750     134,000           --              116,667
Steven A. Elkes ....................   2001     293,808     130,000           --              226,250
 Executive Vice President,             2000     242,578     168,790                  --       128,333
 Operations and Business               1999     166,500     202,099           --                6,667
 Affairs
Scott Levine (3) ...................   2001     249,244     118,000           --              150,000
 Chief Financial Officer               2000     171,404     156,693           --               75,000
                                       1999     127,500          --           --               40,000
Richard Caccappolo (4) .............   2001     236,250      90,000           --              101,250
 Senior Vice President,                2000     201,379     107,750           --              100,000
 iVillage Solutions                    1999     128,221          --           --               50,000

---------------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan, Amended and Restated 1999 Non-Qualified Stock Option Plan (as amended by Amendment No. 2) or 1999 Director Option Plan and generally vest
    1/4 one year after the date of employment and the remainder in equal quarterly installments (unless the Named Executive Officer has already been an iVillage employee for one year or more, in which case stock option grants immediately begin to vest in equal quarterly installments), except for (i) 1,500,000 options granted in 2001 to Mr. McCormick which vest 1/3 on the date of grant and thereafter in equal annual installments;
    (ii) 10,000 options granted in 2000 to Mr. McCormick which were fully vested on the date of grant; (iii) 1,000,000 options granted in 2000 to Mr. McCormick which vest as described in "--Employment Arrangements" below;
    (iv) 33,333 options granted in 1999 to Mr. McCormick which vest 1/3 on the date of grant and thereafter in equal annual installments; (v) 1,666 options granted in 1999 to Mr. McCormick which vest 1/4 annually; and (vi) 116,667 options granted in 1999 to Ms. Evans which vest 1/4 on the second anniversary of the date of grant and thereafter in equal annual installments.
(2) Mr. McCormick joined iVillage in April 2000 as President and was appointed Chief Executive Officer in July 2000. Mr. McCormick has also been a director of iVillage since February 1999.
(3) Mr. Levine joined iVillage in February 1999 as Vice President, Controller and Chief Accounting Officer.
(4) Mr. Caccappolo joined iVillage in March 1999 as Chief Technology Officer.


   Employment Arrangements

   On November 29, 2000, iVillage entered into an employment agreement with Douglas W. McCormick. Mr. McCormick's employment agreement provides for an initial annual base salary of $500,000 and

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

eligibility to receive a bonus pursuant to iVillage's bonus plan of up to forty percent (40%) of his base salary upon satisfaction of objectives determined by the board of directors or the Compensation Committee. Pursuant to this employment agreement, iVillage has also granted Mr. McCormick options to purchase shares of its common stock which expire seven (7) years after the date of grant. Specifically, Mr. McCormick was granted options to purchase:
(a) 600,000 shares of iVillage's common stock at an exercise price equal to $1.25 per share (the fair market value of the common stock on the effective date of the employment agreement); (b) 200,000 shares of common stock at an exercise price of $3.50 per share; and (c) 200,000 shares of common stock at an exercise price of $5.00 per share. Each grant of options described above vests in equal quarterly installments commencing three (3) months from the effective date of the employment agreement over a period of thirty (30) months.


   Mr. McCormick's employment agreement is effective as of November 29, 2000 for a period of thirty (30) months. Pursuant to the employment agreement, if Mr. McCormick voluntarily terminates his employment without "good reason" (as defined in the agreement) or is terminated for "cause" (as defined in the agreement) prior to the expiration of the employment agreement, iVillage shall pay him base compensation and benefits through the effective date of his termination and iVillage will have no obligation to pay Mr. McCormick his base salary, any bonus or other compensation (including options) for the remainder of the term of the employment agreement. If Mr. McCormick is terminated without cause or resigns for good reason prior to the expiration of the initial term of the employment agreement, iVillage shall pay him his base compensation and benefits through the effective date of termination and shall pay him cash equal to his base salary for a twelve (12) month period, to be paid monthly, and the normal vesting of any options issued to Mr. McCormick shall continue over this twelve (12) month period.

   iVillage has also entered into agreements with each of Messrs. Elkes, Levine and Caccappolo. These agreements provide that if the senior executive officer's employment is terminated without "cause" (as defined in the agreement) or the officer resigns for "good reason" (as defined in the agreement), iVillage shall pay that senior executive officer his base compensation and benefits for twelve months plus the maximum bonus the senior executive officer would have earned under any of iVillage's bonus or incentive plans. Any unvested stock options held by the senior executive officer will continue to vest for such twelve-month period and the period during which the senior executive officer must exercise his stock options will extend for an additional two years after termination. In addition, these agreements provide that any unvested stock options held by the senior executive officer will immediately vest upon a "change of control" (as defined in the agreement) of iVillage.

   In addition, iVillage has also made certain grants of stock options to senior executive employees under iVillage's stock option plans. These stock option agreements provide that 100% of any unvested stock options will vest immediately upon a "change of control" of iVillage (as defined in the stock option agreements).

   Option Grants in Last Fiscal Year


   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2001. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the iVillage board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.



                                                      Percent of
                                       Number of         Total                                  Potential Realizable
                                       Securities       Options                                   Value at Assumed
                                       Underlying       Granted       Exercise                  Annual Rates of Stock
                                        Options      To Employees     Price Per   Expiration     Price Appreciation
                                       Granted(1)   in Fiscal Year      Share        Date          for Option Term
                                       ----------   --------------    ---------   ----------    ---------------------
Name
  ----                                    (#)             (%)          ($/Sh)                     5%($)       10%($)
                                       ----------   --------------    ---------                 ---------   ---------
Douglas W. McCormick...............    1,500,000          21            1.40        6/15/08     2,954,911   4,092,306
Nancy Evans........................      125,000           2            1.24       12/14/08       218,101     302,051
Steven A. Elkes....................      101,250           1            1.19         1/5/08       169,538     234,796
                                         125,000           2            1.24       12/14/08       218,101     302,051
Scott Levine.......................       25,000           0            1.19         1/5/08        41,861      57,974
                                         125,000           2            1.24       12/14/08       218,101     302,051
Richard Caccappolo.................        1,250           0            1.19         1/5/08         2,093       2,899

                                         100,000           1            1.24       12/14/08       174,480     241,641

---------------
(1) Please see note 1 to "Executive Compensation--iVillage Summary Compensation Table" for information concerning the vesting and exercisability of options granted to the Named Executive Officers.

   Fiscal Year-End Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held during the fiscal year ended December 31, 2001 and exercisable and unexercisable options held as of December 31, 2001. No options were exercised during fiscal 2001 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $1.90 per share, the assumed fair market value of the common stock at December 31, 2001, less the exercise price per share.


                                                  Number of Securities Underlying
                                                   Unexercised Options at Fiscal       Value of Unexercised In-The-
                                                           Year-End (#)              Money Options at Fiscal Year-End
                                                 --------------------------------    --------------------------------
Name
  ----                                             Exercisable      Unexercisable      Exercisable     Unexercisable
                                                 --------------    --------------    --------------    --------------
Douglas W. McCormick .........................       938,542          1,606,458         $406,000          $734,000
Nancy Evans ..................................       248,543            329,791            --               82,500
Steven A. Elkes ..............................       122,318            288,933           13,479           140,909
Scott Levine .................................        51,040            213,960           18,562           130,438
Richard Caccappolo ...........................        68,984            182,266           15,400           100,237

Principal Stockholders of iVillage


   The following table sets forth certain information regarding the beneficial ownership of iVillage's common stock as of April 11, 2002 for:


   o each person known by iVillage to beneficially own more than 5% of its common stock;

   o each director or director nominee of iVillage;

   o each Named Executive Officer; and

   o all directors and executive officers of iVillage as a group.



                                                                   Number of Shares        Percent of
Name of Beneficial Owner                                         Beneficially Held (1)    Class (%) (1)
--------------------------------------------------------------   ---------------------    -------------
Hearst Communications, Inc. (2) ..............................         18,184,653             33.1
 959 Eighth Avenue
  New York, NY 10019
Joshua Ruch (3) ..............................................          2,691,885              5.1
 c/o Rho Capital Partners, Inc.
  152 West 57th Street, 23rd Floor
  New York, New York 10019
Lennert J. Leader (4) ........................................          2,523,651              4.7
Habib Kairouz (5) ............................................          1,878,915              3.6
Douglas W. McCormick (6) .....................................          1,632,167              3.0
Nancy Evans (7) ..............................................            575,795              1.1
Steven A. Elkes (8) ..........................................            179,436                *
Richard Caccappolo (9) .......................................            121,014                *
Scott Levine (10) ............................................             83,521                *
Daniel H. Schulman (11) ......................................             58,334                *
Edward T. Reilly (12) ........................................             32,500                *
Alfred Sikes (13) ............................................             11,161                *
John T. Healy (14) ...........................................              7,500                *
James Asher ..................................................              5,340                *
Cathleen Black ...............................................                322                *
All directors and executive officers as a group (16 persons)
  (15)........................................................          7,388,484             13.4

---------------
*    Less than one percent of the outstanding common stock.

(1) Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 500-512 Seventh Avenue, New York, New York 10018. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from April 11, 2002 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 52,822,979 shares of common stock issued and outstanding as of April 11, 2002. This number does not include 1,203,446 shares of stock classified as treasury stock or 712,350 shares of common stock reserved for issuance to former stockholders of Women.com in exchange for cancellation of their Women.com stock certificates.

(2) According to an Amended Schedule 13D filed on June 22, 2001, each of Hearst Magazines Property, Inc. ("Hearst Magazines"), Communications Data Services, Inc. ("CDS"), Hearst Holdings, Inc. ("Hearst Holdings"), The Hearst Corporation and The Hearst Family Trust (the "Trust") may be deemed to beneficially own the 18,184,653 shares registered in the name of Hearst. Hearst Magazines has the power to direct the voting and disposition of the 18,184,653 shares as the controlling shareholder of Hearst. CDS has the power to direct the voting and disposition of the 18,184,653 shares as the sole


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
     shareholder of Hearst Magazines. Hearst Holdings has the power to direct the voting and disposition of the 18,184,653 shares as the sole shareholder of CDS. The Trust and The Hearst Corporation have the power to direct the voting and disposition of the 18,184,653 shares as the direct or indirect sole stockholders of The Hearst Corporation and Hearst Holdings, respectively. Accordingly, Hearst shares the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by it, and Hearst Magazines, CDS, Hearst Holdings, The Hearst Corporation and the Trust share the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by Hearst. The 18,184,653 shares include 2,065,695 shares of common stock issuable upon the exercise of a warrant; provided, however, that the warrant is not exercisable unless at the time of exercise the average closing price of iVillage common stock exceeds $3.75 for 15 consecutive trading days.


(3) Includes 1,672,319 shares beneficially owned by Rho Capital Partners, Inc., a New York corporation. Based on information provided by Rho Capital Partners, Rho Capital Partners may be deemed to be the beneficial owner of 1,672,319 shares pursuant to an investment advisory relationship by which Rho Capital Partners exercises voting and investment control over the 1,672,319 shares registered in the name of a number of investment vehicles. Mr. Ruch is a stockholder of Rho Capital Partners. In such capacity, Mr. Ruch may be deemed to share voting and investment control of the 1,672,319 shares beneficially owned by Rho Capital Partners. Mr. Ruch disclaims beneficial ownership of these shares other than an insignificant number of shares in which Mr. Ruch has a pecuniary interest.

(4) Consists of 2,511,983 shares of common stock beneficially owned by AOL Time Warner Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader is the President of the Venture Group of AOL Time Warner Investments. As such, Mr. Leader may be deemed to have voting power or investment power over the securities beneficially owned by AOL Time Warner Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by AOL Time Warner Inc. Includes options to purchase 11,668 shares of common stock exercisable within 60 days from April 11, 2002. iVillage has been informed by AOL Time Warner that Mr. Leader is obligated to transfer such options or the benefit of such options to AOL or AOL Time Warner.

(5) Includes 1,672,319 shares beneficially owned by Rho Capital Partners. Based on information provided by Rho Capital Partners, Rho Capital Partners may be deemed to be the beneficial owner of 1,672,319 shares pursuant to an investment advisory relationship by which Rho Capital Partners exercises voting and investment control over the 1,672,319 shares registered in the name of a number of investment vehicles. Mr. Kairouz is a stockholder of Rho Capital Partners. In such capacity, Mr. Kairouz may be deemed to share voting and investment control of the 1,672,319 shares beneficially owned by Rho Capital Partners. Mr. Kairouz disclaims beneficial ownership of these shares other than an insignificant number of shares in which Mr. Kairouz has a pecuniary interest. Includes options to purchase 11,668 shares of common stock exercisable within 60 days from April 11, 2002.

(6) Includes (a) options to purchase 1,144,167 shares of common stock exercisable within 60 days from April 11, 2002 and (b) 3,000 shares of common stock beneficially owned by Mr. McCormick's wife. Mr. McCormick disclaims beneficial ownership of the shares of common stock held by his wife.

(7) Includes (a) options to purchase 276,563 shares of common stock exercisable within 60 days from April 11, 2002 and (b) 81,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust.

(8) Includes options to purchase 161,744 shares of common stock exercisable within 60 days from April 11, 2002.

(9) Includes options to purchase 89,454 shares of common stock exercisable within 60 days from April 11, 2002.

(10) Includes options to purchase 70,417 shares of common stock exercisable within 60 days from April 11, 2002.

(11) Consists of options to purchase 58,334 shares of common stock exercisable within 60 days from April 11, 2002.

(12) Includes options to purchase 7,500 shares of common stock exercisable within 60 days from April 11, 2002.



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(13) Includes (a) 161 shares of common stock beneficially owned by Mr. Sikes'
     wife and (b) 1,000 shares of common stock held by the Whitestone Foundation. The Whitestone Foundation is a family owned trust of which Mr. Sikes is a trustee.


(14) Consists of options to purchase 7,500 shares of common stock exercisable within 60 days from April 11, 2002.

(15) Includes options and warrants to purchase 2,318,751 shares of common stock exercisable within 60 days from April 11, 2002.


Certain Transactions

   On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 2001. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2002. Borrowings made under the note bear interest at 5.58% per annum and are payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 20,000 shares of common stock.

   On October 5, 2000, iVillage and Ms. Carpenter entered into an agreement pursuant to which Ms. Carpenter agreed to resign as Chief Executive Officer of iVillage, effective August 1, 2000, and retain her position as Co-Chairperson of the Board of Directors. Ms. Carpenter further agreed to represent iVillage at certain speaking engagements and perform such other duties as are requested by iVillage's Chief Executive Officer and board of directors and was to receive compensation equal to $400,000 per year through December 31, 2002. In addition to that compensation, Ms. Carpenter was to be entitled to certain benefits and bonus compensation, if approved by the Compensation Committee, on a pro rata basis reflecting Ms. Carpenter's tenure as Chief Executive Officer for the seven-month period ended July 31, 2000. Ms. Carpenter was also to be entitled to the continued vesting of her then existing stock options through December 31, 2002 and an extension of the due date to December 31, 2002 on the promissory note issued by Ms. Carpenter to iVillage dated June 5, 1998. In consideration for the payments to her and iVillage's obligations under the agreement, Ms. Carpenter entered into a non-compete agreement that survives for six months after December 31, 2002 and agreed to release and discharge iVillage from any and all claims which exist, have existed or may arise out of or in any way are related to her relationship with, including her employment with, or departure from iVillage, or the execution of the agreement.

   In April 2001, iVillage and Ms. Carpenter amended their previous agreement to provide that Ms. Carpenter would resign as a member of iVillage's board of directors but would remain an iVillage employee available for special projects at the request of iVillage's Chief Executive Officer and board of directors through December 31, 2002. Ms. Carpenter received a one-time lump sum cash payment of $1,327,900 (less an interest payment of $27,900 on her promissory note to iVillage) in lieu of the salary, bonus and other payments set forth in her October 2000 agreement with iVillage and will receive a monthly salary of $3,758 in 2001 and $3,190 in 2002 (each less set-offs for future interest payments on her promissory note) through December 31, 2002. The amendment also provided that Ms. Carpenter would surrender 333,334 iVillage stock options with an exercise price of $24.00 and 75,000 iVillage stock options with an exercise price of $17.17 to iVillage.

   During 1998, as amended in March 1999, iVillage entered into a stock purchase agreement with NBC pursuant to which iVillage issued shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock and 813,003 shares of series E convertible preferred stock in exchange for a promissory note of approximately $15.5 million. The note, which bore interest at the rate of 5% per annum, was payable in twelve installments of approximately $1.4 million, payable quarterly beginning April 1, 1999. In connection with iVillage's initial public offering and the reverse stock split, the shares of series E convertible preferred stock and warrants were converted into 1,629,676 shares of common stock and warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share, respectively. As of January 1, 2002, all warrants issued to NBC had expired unexercised.


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   In addition, iVillage agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001, respectively. iVillage also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage was to purchase its advertising or promotional spots on the NBC network. The revised terms required iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during 2001 and the remaining approximately $8.6 million during 2002. During 2001, iVillage purchased approximately $1.6 million of advertising or promotional spots.

   On February 22, 2002, iVillage further amended its agreement with NBC, pursuant to which NBC released iVillage from its obligation to make the remaining $4.6 million in cash payments and to place any additional advertising on NBC, in exchange for the purchase of approximately $1.3 million in telecast spots in February 2002 by iVillage and the forfeiture of iVillage's right to the remaining approximately $4.1 million of prepaid advertising. Martin Yudkovitz, President and Chief Executive Officer of NBC Multimedia, Inc., a division of NBC, resigned from iVillage's board of directors in April 2001.

   On December 31, 1998, iVillage entered into an interactive services agreement with AOL which superseded its prior agreement with AOL. The 1998 agreement with AOL expired on December 31, 2000 and allowed both parties to extend the term of the agreement for an additional year. The 1998 agreement with AOL provided for iVillage to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services iVillage was obligated to pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and provide up to $2.0 million of advertising to AOL. iVillage extended the 1998 agreement with AOL until December 31, 2001 for a monthly fee of $268,908. iVillage is currently in negotiations with AOL regarding an extension of the 1998 agreement or, alternatively, a new agreement with AOL.


   On February 20, 2000, iVillage executed an addendum to the 1998 agreement under which AOL is obligated to distribute through the AOL network a customized version of iVillage's Astrology.com Web site and content, and provide guaranteed impressions, and other services. In consideration for such services iVillage is obligated to pay AOL monthly installments of $22,500 until June 6, 2000, an up-front payment of $700,000 in June 2000, and six quarterly installments of $350,000 commencing on September 6, 2000. The agreement expires on June 5, 2002.


   Women.com, a subsidiary of iVillage acquired in June 2001, was party to an interactive services agreement with AOL. This agreement was set to expire in March 2002 unless mutually extended; provided, however, that AOL had the option for a two-year period to use one or more of the Women.com trademarks or tradenames as keywords or text-based links from the AOL network to the Women.com Web site. In consideration for AOL carrying certain content of Women.com, Women.com received guaranteed impressions and other services. Women.com was obligated to pay AOL approximately $5.7 million in carriage fees during the term of the agreement. In addition, under the agreement, AOL had the exclusive right to sell or license advertisements through Women.com's Astronet online area residing on the AOL network and was entitled to a revenue share on such advertising.

   In addition, Women.com had entered into two amendments to the interactive services agreement pursuant to which Women.com agreed to pay AOL an additional carriage fee of approximately $3.5 million in consideration of AOL providing Women.com with guaranteed placements for Astronet content in the horoscopes area of the AOL network and the right to be the exclusive provider of horoscopes content on ICQ.com. The amendments with AOL were set to expire in June 2002.

   On December 14, 2001, Women.com terminated the agreements, which had a remaining financial commitment of approximately $2.1 million. In consideration of the early termination of the agreement, Women.com incurred fees of $0.7 million.


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
   Concurrent with the termination of Women.com's agreement with AOL, in December 2001, iVillage entered into an advertising agreement with AOL pursuant to which AOL delivered a guaranteed number of impressions during the period from December 2001 through January 2002. In consideration of these services, iVillage paid AOL $0.7 million. Lennert J. Leader, an iVillage director, is President of the Venture Group of AOL Time Warner Investments.

   On June 18, 2001, iVillage acquired Women.com pursuant to an Agreement and Plan of Merger dated as of February 5, 2001 by and among iVillage, Stanhope Acquisition Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of iVillage ("Stanhope Acquisition Sub"), and Women.com and as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of February 22, 2001, and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated as of April 27, 2001 (collectively, the "Women.com Merger Agreement").

   Pursuant to the Women.com Merger Agreement, Stanhope Acquisition Sub was merged with and into Women.com, with Women.com as the surviving corporation. As a result of the merger, Women.com became a wholly-owned subsidiary of iVillage. The aggregate purchase price paid in connection with the merger was approximately $33.1 million consisting of approximately $3.2 million in cash (inclusive of closing costs) and 15,519,838 shares of iVillage common stock valued at $29.9 million (based on a price per share equal to the average closing price per share of iVillage common stock on The Nasdaq National Market for a five-day period consisting of the two days prior to the execution of the Women.com Merger Agreement, the day the Women.com Merger Agreement was executed and the two days subsequent to the day the Women.com Merger Agreement was executed). Hearst owned approximately 46% of Women.com's outstanding common stock prior to the merger.

   On February 5, 2001, iVillage entered into a securities purchase agreement with Hearst and amended and restated such agreement on February 22, 2001. Pursuant to the terms of the amended and restated securities purchase agreement, Hearst agreed to purchase from iVillage 9,324,000 shares of iVillage common stock and a warrant exercisable for 2,100,000 shares of iVillage common stock at an exercise price of $0.01 per share less the amounts of common stock and warrants purchased by the other former Women.com stockholders pursuant to a rights offering. In addition, under the amended and restated securities purchase agreement, Hearst agreed to purchase, or was required to purchase, additional shares of iVillage common stock in the event of any shortfall in the amount of Women.com's cash and working capital on March 31, 2001. Finally, Hearst was required to purchase from iVillage additional shares of iVillage common stock in the event that in excess of 2% of the former Women.com stockholders exercised appraisal rights.

   Accordingly, on June 18, 2001, Hearst purchased 9,171,343 shares of iVillage common stock and a warrant to purchase an additional 2,065,695 shares of iVillage common stock for an aggregate purchase price of approximately $19.7 million. Hearst did not purchase any shares of iVillage common stock pursuant to the shortfall provisions and the appraisal rights provisions of the amended and restated securities purchase agreement.

   On June 18, 2001, iVillage entered into a stockholder agreement with Hearst and iVillage and Hearst amended and restated such stockholder agreement on June 20, 2001. For a discussion of the terms of this agreement, please see "iVillage's Directors and Executive Officers--Hearst Board Representation".


   On June 18, 2001 as part of the merger with Women.com, iVillage assumed an amended and restated magazine content license and hosting agreement, which was originally entered into between Women.com and Hearst. Under this agreement, as subsequently amended, iVillage is obligated to provide production and hosting services for certain Web sites affiliated with selected Hearst magazines, including Good Housekeeping, Redbook, Cosmopolitan and Country Living. These sites will be part of the iVillage network. The magazine sites will be on URLs owned by Hearst.

   Under the magazine content license and hosting agreement, as amended, iVillage agreed to provide Hearst Web site production and hosting services, including the creation of original site content which will be owned by Hearst. In consideration for these services, Hearst agreed to:


   o pay iVillage at least $5.0 million per year for production services during the three-year term of the agreement, for a total of at least $15.0 million;


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

   o place at least $2.0 million of Hearst advertising per year (total of $6 million) on the network, which amount may be increased in any year of the agreement if Hearst fails to pay iVillage the required fees for production services as described above. If such a shortfall in production fees occurs in any year of the agreement, Hearst must place additional advertising in an amount equal to 40% of the production fee shortfall; and


   o grant to iVillage a right of first offer on any new Internet-based development projects initiated by Hearst that are appropriate for inclusion on the network.

   The agreement also provides for revenue sharing between iVillage and Hearst with respect to advertising revenues obtained by iVillage from the Hearst magazine Web sites and other iVillage Web sites containing substantial Hearst content. This revenue sharing arrangement requires that iVillage pay Hearst a royalty payment based on net advertising revenues of at least $3.9 million during the three-year term of the agreement. This amount is reducible pro rata if Hearst fails to expend the $5.0 million in production fees in any year of the agreement.

   The magazine content license and hosting agreement, as amended, expires on June 18, 2004. However, the agreement may be terminated by either party immediately upon written notice to the other party in the event of a bankruptcy, insolvency or a change of control of the other party.

   Subsequent to the Women.com acquisition, and pursuant to the magazine content license and hosting agreement and other agreements, Hearst paid iVillage approximately $2.7 million and iVillage paid Hearst approximately $0.4 million in 2001.


   As of December 31, 2001, Hearst owned approximately 30.2% of the outstanding iVillage common stock, and had three designees, Messrs. Asher and Sikes and Ms. Black, on iVillage's board of directors.


   iVillage has entered into indemnification agreements with its executive officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against any and all expenses (including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in or preparing to defend, be a witness in or participate in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement of any pending, threatened or completed action, suit, claim, hearing, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other including all taxes imposed on such payment that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.


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
                     INFORMATION CONCERNING PROMOTIONS.COM


Business of Promotions.com

   Overview

   Promotions.com is a leading provider of integrated custom online promotion and direct marketing services that build sales and brand awareness for marketers. Promotions.com uses its extensive promotion experience, Internet expertise and proprietary technology infrastructure with a broad range of promotion and direct marketing tools to optimize marketing spending and provide quantifiable results for its customers.

   Promotions.com's patent-pending iDIALOG(TM) technology is the platform for most of its solutions and enables its customers to use pre-selected criteria to deliver targeted offers to consumers during a promotion. During the year ended December 31, 2001, Promotions.com served promotions and offers for approximately 250 customers.

   Promotions.com's revenues are derived from two principal sources as follows:

   Promotions.com -- Promotions.com provides the products, services and technology infrastructure to run integrated client-branded promotions on its customers' Web sites and integrate these promotions with its customers' overall marketing campaigns. Customers during 2001 included Kraft Foods, NBC, Citibank, AOL, General Mills and RoadRunner. These services accounted for 31% of Promotions.com's total revenue for the year ended December 31, 2001.

   Webstakes.com -- Webstakes.com is a leading member-based direct marketing Web site dedicated to Internet promotions. Webstakes.com provides marketers with a variety of promotion advertising, direct marketing sponsorship and e-mail marketing opportunities to reach a database of more than 10 million demographic profiles. Webstakes.com runs on the iDIALOG(TM) direct marketing technology platform, allowing its customers to deliver the right promotional offer to the right consumer at the right time. Customers include Outward Media, Traffix, Vivendi Universal, Lightspeed Research and WebMD. These services accounted for 69% of Promotions.com's total revenue for the year ended December 31, 2001. During 2001, one customer accounted for more than 5% of Webstakes.com's revenue.

   Promotion and direct marketing tools are used by marketers to encourage consumer spending. Promotions are designed to stimulate an immediate action and could include a product purchase, a request for further information or a visit to a place of business for the purchase of a specific product or service.

   American businesses spent more than $101 billion on promotion marketing domestically in 2000, a 8.1% increase over 1999, according to PROMO Magazine. Promotions include sweepstakes, premium incentives, product samples, coupons, points and loyalty programs, rebates (cash incentives paid upon a purchase), games, contests and promotional research.

   Promotions.com believes that the Internet has emerged as an attractive medium for marketers to implement promotions due to the time and cost savings associated with printing, paper, postage and data entry, continued growth in the number of Web users, the amount of time such users spend on the Web, the increase in electronic commerce, the interactive nature of the Web, and a variety of other factors.

   Promotions.com was incorporated in New York on January 8, 1996 as Webstakes, Inc. Webstakes, Inc. reincorporated in Delaware as Netstakes, Inc. on June 5, 1996 and continued doing business under the name Webstakes. We changed our name to Webstakes.com, Inc. on June 11, 1999. On September 24, 1999, Webstakes.com, Inc. completed its initial public offering of common stock. On January 27, 2000, Webstakes.com, Inc. changed its name to Promotions.com, Inc.

   Promotions.com's principal executive offices are located at 268 West 44th Street, 4th Floor, New York, New York 10036. Its telephone number is (212) 971-9800.

   Overview of Promotions.com's iDIALO(TM) Technology Platform

   Promotions.com's proprietary iDIALOG(TM) technology, a promotion tracking and reporting tool, serves as the enabling platform for all of Promotions.com's solutions. This centralized promotion management technology,

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
resident on Promotions.com's servers, is linked to every promotion and instantaneously completes the offer matching, targeting and delivery functions. Detailed daily online performance reports allow marketers to actively monitor and react to the success of particular promotions, marketing campaigns and Web site traffic patterns. Promotions.com has leveraged the iDIALOG(TM) technology to develop additional promotional products, including, among others, online games, e-mail marketing services and KIDSAFE(TM) technology, which provides marketers with the ability to run promotions compliant with the Children's Online Privacy Protection Act (COPPA) of 2000.

   Promotions.com's iDIALOG(TM) technology platform consists of three integrated systems: a publishing system, an Internet promotion engine and a data processing system, all of which are supported by relational databases and multi-dimensional data warehousing systems.

   The publishing system contains the relevant information about
Promotions.com's promotions, including prizes, interest categories and customers. Once a customer's offer or advertisement has been designed, each component, such as color, text and graphics, is published as data objects in Promotions.com's relational database management systems using Oracle software.

   When a member visits a promotion, the Internet promotion engine creates a Web page of various data objects by accessing the online Oracle databases. The components of each Web page are generated based on the demographic characteristics and preferences of the Web user. The Internet promotion engine also deploys e-mail campaigns to members on an opt-in basis based on information stored in the Oracle databases.

   Promotions.com's data processing system retrieves member demographic data from Promotions.com's Oracle databases through the Internet promotion engine, processes the data, creates and issues offers to members and manages all winner selections. The system was designed to give employees and customers instant online access to information related to specific promotions.

   Promotions.com's operating infrastructure is designed to support the creation and delivery of millions of page views each day. This infrastructure currently uses hundreds of applications, along with Web and database servers, to provide timely and efficient delivery of Promotions.com's services to customers and members. Promotions.com's servers run on Unix and Linux operating systems and Promotions.com's standard database system is Oracle.

   Consumers utilize Promotions.com's iDIALOG(TM) technology each time they participate in a promotion. The following steps illustrate how they interface with the technology:

     1. Web user enters a promotion utilizing Promotions.com's iDIALOG(TM) technology.

     2. Web user selects the prize incentive he or she is interested in winning.

     3. iDIALOG(TM) receives the request and checks if the Web user has already voluntarily registered in Promotions.com's database.

     4. If the Web user has not completed the initial voluntary registration in Promotions.com's database, the Web user is presented with a registration form to complete.

     5. Upon completion of the registration form, the Web user's browser requests a targeted offer from a Promotions.com server.

     6. If the Web user is already registered in Promotions.com's database, the Web user's browser requests a targeted offer from a Promotions.com server.

     7. Promotions.com's iDIALOG(TM) technology then compares the Web user's profile with the targeting criteria of the hundreds of offers available in its database and instantly delivers a targeted offer. The Web user can `opt-in' or `pass' on the targeted offer.

     8. Promotions.com's servers then direct the Web user's browser to the marketer's desired targeted destination.

   The structure of Promotions.com's hardware and software is designed to allow for rapid expansion while maintaining Promotions.com's desired Web user performance standards. In the rapidly changing Internet

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environment, Promotions.com believes that the ability to update an application to stay current with new technologies is important. Promotions.com's system design allows for the modification or replacement of applications in a cost-efficient and expeditious manner. Promotions.com continually evaluates emerging technologies and new developments in Web technologies with the objective of optimizing Promotions.com's member and customer interfaces, Web site features and operational systems.

   Additional and Supplemental Technologies

   By implementing new technologies, Promotions.com leveraged and expanded the capabilities of its iDIALOG(TM) technology platform to include additional and supplemental promotional products and services, including:

   KidSafeTM

   A proprietary technology and process that allows marketers to market safely to children by gaining the necessary parental permission in compliance with COPPA, and general corporate guidelines.

   Pro-motor Promotional Engine

   A software platform that allows Promotions.com to provide its clients with a single, scalable and secure database-driven technology to launch multiple promotional campaigns.

   "Secure Link" Promotions

   System and technology designed to facilitate secure transactions between Promotions.com's promotional servers and those of Promotions.com's clients. The technology works in conjunction with the Secure Socket Technology, or SSL, protocol, and is especially important for Promotions.com's interactions with banking companies and other marketers maintaining sensitive information for their customers.

   Online Game Engines

   A complete set of promotional marketing tools designed to support stand-alone or integrated (online/offline) promotions of any scale and scope, including:

   o Sweepstakes;

   o Instant win games;

   o Match-n-win games;

   o Hidden image games;

   o Scavenger hunt games; and

   o Contests.

   During 2001, Promotions.com's Internet connectivity was provided by Exodus of New York. In 2002, Promotions.com transitioned to a new facility at Equinix in New Jersey, which transition was completed by the end of February 2002. Equinix provides unlimited bandwidth and redundant connectivity for Promotions.com's servers to communicate with the end users. The facility provides physical security in the form of ID checks (in both human and digital form) and multiple locks on all cages and cabinets housing servers, and has two independent uninterruptible power supplies, as well as two independent diesel generators designed to provide power to the systems within seconds in the event of a power outage. Promotions.com safeguards its information using large RAID devices, and runs scheduled back-ups of all application and database servers on both a differential (incremental throughout each day) and full (complete each night) basis. Backup tapes are swapped each month and stored offsite in a secure location.

   During the third quarter of 2001, Corsis Technology Group, a provider of software development and onsite infrastructure services, began to provide supplementary technology services. These services include support,

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maintenance and hosting of Promotions.com's proprietary iDIALOG(TM) technology platform, software development and other related services material to the Company's business.

   Promotions.com Services

   Promotions.com provides customers the opportunity to run a promotion on their own Web sites and integrate the promotion into their overall marketing campaign. The promotion is developed with the customer's own brand name and an appearance that is unique and consistent with its own Web site design, while using Promotions.com infrastructure and proprietary technology. The promotions are designed to integrate the online and offline promotional objectives of Promotions.com's customers to maximize a campaign's effectiveness. Promotions.com provides marketers with a portfolio of targeting products and services, in-depth consumer profiles and comprehensive reporting to develop customized solutions, which create accountability and greater returns for their promotional spending.

   Promotions.com utilizes its proprietary iDIALOG(TM) technology platform to facilitate and support its Internet promotions. iDIALOG(TM) improves the effectiveness of a promotion by allowing marketers to make targeted offers to Web users as they participate in the promotions.

   Promotions.com guides its customers through the promotion process, matching specific promotion tools designed to achieve the customer's objective. Promotions.com's services range from simple syndications of pre-existing promotions produced by Promotions.com to custom promotions that require development efforts and ongoing technical services. A client can choose a complete promotion package or any one or a combination of specific services. Promotions.com strategically guides its customers through the promotion-creation process and allows them to choose those features appropriate for their promotion.

   Promotions.com provides the technological, business and creative infrastructure necessary to effectively produce and conduct Internet-based promotions on a cost-effective basis. These capabilities include the following:

   Strategic Services

   o Creation of the marketing plan, including all media components.

   Creative Services

   o Theme, naming and concept development of promotions--the creation of appropriate prize interest categories and custom promotions.

   o Promotion design and production--create and produce visually attractive, easy-to-use promotions.

   Automation of Process

   o Collection and maintenance of demographic information--manage data provided by member registration, prize selection and other member activity.

   o Promotion research--measure effectiveness of promotions; suggest alternatives to better satisfy client goals.

   o Winner selection, notification and affidavit collection--select winners in compliance with sweepstakes laws; collect affidavits; verify accuracy of information provided by winner.

   o Customer service--respond to e-mail questions.

   o Promotion support services--handle postal entries; provide lists of winners.

   o Compliance services--distribute IRS Form 1099s as required; create and provide official rules.

   Fulfillment

   o Prize selection and acquisition--select appropriate prizes; acquire prizes from suppliers.


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   o Prize fulfillment--arrange for shipment of prizes.

   Infrastructure

   o Technical capacity to handle the most robust promotions. Promotions.com's infrastructure is designed to handle a promotion with just a few transactions to over hundreds of thousands of transactions within a peak period.

Webstakes.com Services

   Webstakes.com generates revenue through online advertising and e-mail marketing opportunities. It enables marketers to benefit from the offer-matching, targeting and delivery functionality provided by Promotions.com's iDIALOG(TM) technology. As a result, marketers can optimize their offer on Webstakes.com by targeting methods based on a variety of factors, including user interest and user geographical location.

   Every time a consumer enters a promotion on Webstakes.com, Promotions.com's iDIALOG(TM) technology enables Promotions.com's customers to present that consumer with an offer for products or services. The consumer has the opportunity to accept the offer, decline the offer or receive an e-mail for more information regarding the offer. Promotions.com's iDIALOG(TM) technology targets these offers based on these Web users' demographic profiles and interests.

   Visitors to Webstakes.com must register as members to participate in promotions and to receive targeted opt-in offers. Visitors become members by completing our one-time registration form that requires them to provide certain demographic information. Responses are stored in Promotions.com's database, and Promotions.com sends follow-up e-mails to these visitors if Promotions.com has been granted permission to do so. Promotions.com's database is updated each time a visitor enters a promotion or answers or responds to an iDIALOG(TM) question.

   In 2001, Webstakes.com services were typically sold in direct marketing advertising campaigns. Each campaign included a combination of services tailored to meet a customer's marketing objectives. The quantity and type of media selected for the customer by Promotions.com's direct marketing team are based upon how Promotions.com can efficiently achieve the campaign results. Promotions.com's direct marketing advertising options are:

   o advertising banner impressions;

   o the number of guaranteed click-throughs delivered to a customer's logo, advertisement or Web site;

   o the number of times a customer's offer appears in any of Promotions.com's member newsletters and e-mails;

   o the frequency of iDIALOG(TM) offers on behalf of the customer; and

   o the number of e-mail campaigns.

   Promotions.com displays the banners and logos of Promotions.com's sponsors on various pages throughout Webstakes.com. After a consumer completes an entry in one of Promotions.com's promotions, Promotions.com typically delivers the consumer to a page from one of Promotions.com's sponsor's Web sites, which registers a click-through to the particular site.

   Webstakes.com features promotions produced and created internally in addition to a listing of promotions created by other companies. These promotions offer consumers the opportunity to win products and cash prizes, free travel and gift certificates and to receive coupons for discounts on purchases from leading merchants 24 hours a day, seven days a week.

   During 2001, Promotions.com's pricing model for Webstakes.com services shifted due to customer demand from a cost-per-click and cost-per-thousand pricing model to a cost-per-action pricing model. In the past, Promotions.com had a cost-per-click and cost-per-thousand pricing model whereby Promotions.com was only required to deliver a visitor to its customer's Web site or to show a customer's advertisement on a determined amount of Promotions.com's Web pages in order for Promotions.com to earn revenue. A cost-per-action pricing

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model requires Promotions.com to not only deliver the customer to a page from one of Promotions.com's sponsor's Web sites, but also for that customer to perform a specific action once on the site, such as purchasing a product or registering as a member of the site, in order for Promotions.com to earn revenue.

   Since its inception in 1996, Webstakes.com has offered consumers a chance to receive offers and win prizes in different interest categories. In January 2001, Webstakes.com changed its focus from category-based prizes to instant-win game type offerings with a quarterly chance to win one grand prize of $25,000, five first place prizes of $1,000, 100 second place prizes of $100 and 1,500 third place prizes of $5. Additionally, Promotions.com continues to offer consumers the opportunity to win popular prizes. Promotions.com calls these types of prizes Hot Prizes.

Membership Registration and Newsletter Subscriptions

   Visitors to Webstakes.com become members by completing Promotions.com's one-time registration form, which requires them to provide certain demographic information. Once this information is provided, a visitor becomes a lifetime member. The member will not again be required to provide the registration information, other than to update information, in order to enter any other promotion on Webstakes.com.

   Many of Promotions.com's members choose to subscribe to Promotions.com's Webstakes.com newsletters. Promotions.com publishes both a weekly edition, the Webstakes Update, which currently has more than 3.7 million subscribers, and a daily edition, the Daily Reminder, which currently has more than 2.0 million subscribers. These newsletters are 100% voluntary -- they are only distributed to members who have specifically requested to receive them, either during Promotions.com's registration process, through an iDIALOG(TM) offer or through another venue. The newsletters primarily act as retention efforts by providing an important means for Promotions.com to communicate with its members and provide them with information about Promotions.com's promotions. They also allow Promotions.com to generate revenue through advertisement placements for Promotions.com's customers.

   Webstakes.com also provides e-mail marketing services, which provide marketers access to Promotions.com's database of voluntary consumers. Webstakes.com provides comprehensive direct marketing services, including e-mail campaign management and lead generation. Promotions.com's services enable marketers to target their products and services to consumers who have volunteered to receive such offers. These consumers can unsubscribe from receiving such offers at any time.

   Promotions.com provides access to its opt-in list, e-mail delivery services and promotional tools to enhance e-mail results as follows:

      E-mail Address List Rental. Promotions.com provides marketers with services to reach consumers fitting their targeted criteria to help achieve maximum response rates to their offers. Webstakes.com manages e-mail campaigns on behalf of direct marketers, which enables them to precisely target e-mails based on the full demographic profiling available in Promotions.com's database. Promotions.com supports more than 20 different selection criteria. Promotions.com's direct marketing staff can assist with e-mail address list recommendations. Full creative services are available, including copywriting and design of html e-mail messages.

      Tracking And Reporting. Through its systems, Promotions.com can provide real-time e-mail campaign results to Promotions.com's customers.

   Promotions.com believes that opt-in e-mail offers three key advantages to businesses, compared to direct mail marketing and online banner advertising:

      Speed. Opt-in e-mail campaigns can be prepared and sent out within hours, unlike direct mail campaigns that can take weeks to produce at printers and lettershops. E-mail campaign results begin within moments of transmission, with most responses received within two to three days. It can take weeks to accumulate direct mail campaigns.

      Responsiveness. Opt-in e-mail campaigns typically generate higher response rates than direct mail or online banner campaigns. These click-through rates greatly exceed both the industry average rate for online

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      banner response of between .5 -- 1.0% and the industry average rate for direct mail response of between 1.0--2.0%.

      Cost. Opt-in e-mail campaigns are less expensive than direct mail campaigns. The average industry cost for e-mail campaigns per e-mail message sent (including list rental and transmission) ranges from $0.10--$0.15, compared to an average industry cost of $0.60 per delivery for a direct mail campaign, including list rental, printing, postage and processing fees. While banner ads may cost less than e-mail campaigns on a cost per thousand basis, banner campaigns often cost more due to low response rates.

Tell-A-Friend

   Promotions.com also promotes awareness of Webstakes.com and its promotions through Promotions.com's Tell-a-Friend Program, which enables recipients of Promotions.com's e-mail and newsletters, as well as visitors to Webstakes.com, to forward any promotion to friends and family via e-mail, and provides incentives to members who tell others about Webstakes.com.

Sendthisaround.com

   Promotions.com also manages and operates a humor-based Web site called Sendthisaround.com whereby members can send jokes to friends and family. Promotions.com collects jokes from sources and posts them on the Sendthisaround.com site. Promotions.com also sends out an opt-in e-mail to 900,000 consumers informing them of new jokes posted on the site. To date, Promotions.com has not earned any significant revenue from this site. Promotions.com plans to sell advertising on this site in the same manner that it sells advertising on Webstakes.com.

   Sales and Marketing

   Promotions.com sells its promotion and direct marketing solutions in the United States through a sales and marketing team that consisted of 12 employees as of December 31, 2001. These employees are located in New York City and Chicago. Promotions.com's sales organization is divided into two dedicated groups, a Webstakes.com group and a Promotions.com group, that separately sell Promotions.com's services and product offerings.

   Customers

   Promotions.com served approximately 250 customers in 2001. In 2001, Promotions.com's five largest customers accounted for approximately 32% of its revenues. A single customer, Kraft Foods, accounted for approximately 6% of Promotions.com's revenues for the year ended December 31, 2001.

   Privacy

   Promotions.com believes that it is important to build and maintain consumer trust. It is committed to maintaining the privacy of its consumers and their personally identifiable information. Promotions.com is a member of TRUSTe, an independent, non-profit initiative whose mission is to build Web users' trust and confidence in the Internet by promoting the principles of disclosure and informed consent. As a member of TRUSTe, Promotions.com discloses its information practices on Webstakes.com and in its promotions. In addition, it complies with specified information disclosure practices. During and after the registration process, Webstakes.com visitors must grant Promotions.com permission to send them the Webstakes Update and e-mail offers from Promotions.com and/or Promotions.com's customers. Promotions.com will not send such information if permission is not granted. Promotions.com seeks to ensure that its privacy policy satisfies consumer expectations and evolving Internet practices.

   Promotions.com values the trust of its members, which it believes has been a positive factor contributing to its growth over the past five years. Promotions.com maintains a 100% opt-in policy to ensure that the consumer can determine the type of marketing messages that the consumer receives from Promotions.com and its partners.

   The FTC adopted regulations effective April 21, 2000 regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access

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by minors. These regulations also include enforcement and redress provisions.
Promotions.com has implemented programs intended to be fully compliant with the FTC regulations.

   Competition

   Competition in the Internet promotion services market is intense. Competition in Promotions.com's market could continue to intensify as a result of minimal barriers to entry. Competition may also increase as a result of industry consolidation, particularly among narrowly focused promotion companies. Promotions.com believes that its ability to compete depends on many factors, both within and beyond its control, including the following:

   o the success of the sales and marketing efforts of Promotions.com and Promotions.com's competitors;

   o market conditions in the Internet advertising and Internet marketing categories;

   o the ease of use, performance, price and reliability of promotions developed by Promotions.com and its competitors; and

   o the timing and market acceptance of new services developed by Promotions.com and its competitors.

   Promotions.com also competes with offline promotion companies, large Internet publishers, search engines and other portal companies, a variety of Internet advertising networks and other companies that facilitate the marketing of products and services on the Internet.

   Employees

   As of December 31, 2001, Promotions.com employed 25 people, including 12 in sales and marketing, three in engineering and product development and 10 in finance, human resources, business operations and administration.
Promotions.com is not subject to any collective bargaining agreement and believes that its relationship with its employees is good.

   Properties

   As of December 31, 2001, Promotions.com's principal offices were located in a 4,950 square foot facility located in New York, New York. Promotions.com subleased this space on October 7, 2001 for a six-month term. Promotions.com believes that this facility is sufficient to meet its current needs. This lease expires on March 31, 2002, and the sublessor has agreed to extend the sublease for 30 days. To the extent that Promotions.com needs additional time, it will request that the sublessor extend the sublease until it is able to find other office space. There can be no assurance that the sublessor will extend the sublease or that office space will be available on favorable terms or at all. In addition, as of December 31, 2001, Promotions.com leased 5,500 square feet of office space in New York, New York that it no longer occupies. In February 2002, Promotions.com entered into an agreement with the landlord to terminate that lease.

   Promotions.com previously leased its corporate office headquarters at 450 West 33rd Street, New York, New York. In September 2001, as part of a settlement agreement, Promotions.com agreed to surrender its office space in that building, along with leasehold improvements and furniture and fixtures in return for a release from its lease commitment, the return of its $1.6 million security deposit and the payment of $900,000 owed to Promotions.com by the landlord for reimbursement of expenses to equip, decorate and furnish the leased premises. The landlord returned the $1.6 million security deposit, set off the back rent against the $900,000 reimbursement allowance and agreed to pay the net amount of $622,000 upon satisfaction of certain conditions or the passage of time, $200,000 of which was placed in escrow. In February 2002, Promotions.com agreed to reduce the payment by $7,500 in return for the landlord's placing the balance owed in escrow.

   Legal Matters

   On December 3, 2001, a complaint was filed in the Supreme Court, county of New York, state of New York by BPW Company, Inc. f/k/a Editor & Publisher Co., Inc. The complaint alleged that Promotions.com breached a lease agreement between it and BPW Company, Inc. relating to space located at 11 West 19th Street, New York, New York and sought damages in the amount of $180,052.23 through November 30, 2001. The parties entered into a settlement agreement relating to this litigation in February 2002.


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   On December 21, 2001, a complaint naming Promotions.com as the defendant was filed in the Superior Court, County of San Mateo, State of California by E.piphany, Inc. E.piphany is a software company that Promotions.com engaged in February 2000 to provide an e-mail management software solution. The complaint alleges a breach of the provisions of a written agreement between E.piphany and Promotions.com involving a software license and service agreement entered into between the parties. The complaint seeks an award of $689,172.65 plus interest thereon. On February 25, 2002, Promotions.com filed an answer and counterclaim to E.piphany's complaint alleging breach of contract, breach of warranty and consequential damages. Promotions.com's counterclaim seeks an award of $1.0 million in damages, plus interest. Promotions.com believes that it has several defenses to the lawsuit and claims asserted against it by E.piphany and intends to vigorously defend against these claims.

   Promotions.com from time to time becomes a party to various legal proceedings arising in the ordinary course of its business. Promotions.com is not currently subject to any other material legal proceedings.


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
Selected Financial Data of Promotions.com


   The following selected financial data should be read together with Promotions.com's financial statements and the notes to those statements and "Promotions.com's Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement/ prospectus. The statement of operations data for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2001 and 2000, are derived from Promotions.com's audited financial statements included in this proxy statement/prospectus. The statement of operations data for the years ended 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 has been derived from Promotions.com's audited financial statements not included in this proxy statement/prospectus.



                                                                                       Year Ended December 31,
                                                                 ------------------------------------------------------------------
                                                                    2001           2000          1999          1998         1997
                                                                 -----------   -----------    ----------    ----------   ----------
                                                                           (in thousands, except share and per share data)
Statement of Operations Data:
Revenues.....................................................    $    11,214   $    26,634    $   10,456    $    4,799   $    1,618
Loss from operations.........................................        (12,042)      (25,786)      (19,023)       (1,338)        (190)
Extraordinary gain...........................................          1,638            --            --            --           --
Net loss.....................................................         (9,810)      (24,382)      (18,371)       (1,414)        (227)
Net loss attributable to common stockholders(1)..............    $    (9,810)  $   (24,382)   $  (27,083)   $   (1,414)  $     (227)
                                                                 ===========   ===========    ==========    ==========   ==========
Basic and diluted net loss per share
Loss before extraordinary item...............................    $     (0.79)  $     (1.71)   $    (3.61)   $    (0.27)  $    (0.05)
                                                                 ===========   ===========    ==========    ==========   ==========
Extraordinary item...........................................    $      0.11            --            --            --           --
                                                                 ===========   ===========    ==========    ==========   ==========
Net loss attributable to common stockholders(1)..............    $     (0.68)  $     (1.71)   $    (3.61)   $    (0.27)  $    (0.05)
                                                                 ===========   ===========    ==========    ==========   ==========
Weighted average shares of common stock used in computing
  basic and diluted net loss per share.......................     14,407,019    14,260,218     7,502,575     5,181,356    4,278,916
                                                                 ===========   ===========    ==========    ==========   ==========

---------------
(1) Includes a deemed dividend on the redemption of class A mandatorily redeemable convertible preferred stock of $8,712,352 during the year ended December 31, 1999.

   The following table is a summary of our balance sheet as of December 31, 2001, 2000, 1999, 1998 and 1997.


                                                                                                   As of December 31,
                                                                                    -----------------------------------------------
                                                                                     2001       2000       1999      1998      1997
                                                                                    -------   -------    -------    -------   -----
                                                                                                     (in thousands)
Balance Sheet Data:
Cash(1).........................................................................    $12,480   $16,094    $34,648    $    18   $  85
Working capital (deficit).......................................................     10,494    15,247     41,605     (1,124)   (149)
Total assets....................................................................     17,385    33,635     53,725      1,196     476
Notes payable (excluding current portion).......................................         --        --         --         67      --
Total stockholders' equity (deficit)............................................     13,836    23,599     47,856       (753)    125

---------------
(1) Does not include $1.6 million in restricted cash related to a security deposit on an office lease at December 31, 2000.


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
Promotions.com's Management's Discussion and Analysis of Financial Condition and Results of Operations

   In the following sections, references to "we," "us" and "our" refer to Promotions.com.


   Overview

   During 2001, revenue was generated primarily by on-line promotion and e-mail direct marketing services. Principally all of Promotions.com's historical revenues have been derived from the sale of on-line promotion and e-mail direct marketing services. Promotions.com expects to derive substantially all of its revenues from the sale of on-line promotion and e-mail direct marketing services for the foreseeable future.

   Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by Promotions.com.

   Revenue Recognition

   Webstakes.com revenues are derived principally from service contracts whereby Promotions.com recognizes revenues based on either a "cost-per-click" or a "cost-per-action" pricing model. The contracts typically include cancellation clauses ranging from 30 to 60 days. Promotions.com's revenue recognition policy related to Webstakes.com services is to recognize revenues ratably over the period during which we provide promotion services, provided that no significant obligations remain and collection of the resulting receivable is reasonably assured. With respect to revenue generated from Webstakes.com, Promotions.com generally guarantees a minimum number of impressions (i.e. "cost-per-click"), or times that the customer's name, logo or other identifier appears in Web or e-mail newsletter pages viewed by visitors to Webstakes.com, and/or times that our visitors are delivered to our customer's Web site. To the extent that these minimum guarantees are not met, Promotions.com defers recognition of the corresponding revenues until the guaranteed levels are achieved. A cost-per-action pricing model requires Promotions.com to not only deliver the aforementioned, but also our members must perform a specific action once on the site such as purchasing a product or registering as a member of the site in order for us to earn revenue. Promotions.com recognizes revenue related to the cost-per-action pricing model when the specific action has been performed on our customers' Web site.

   Promotions.com services provide custom turnkey solutions to create and manage promotions on a customer's own Web site. Revenues are derived principally from contracts in which Promotions.com typically provides services for the creation, administration and implementation of the promotion. Promotions.com's revenue recognition policy related to Promotions.com services is also to recognize revenues ratably over the period during which we provide promotion services, provided that no significant obligations remain and collection of the resulting receivable is reasonably assured. Promotions.com services revenues were approximately 32%, 19% and 11% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

   Revenues include revenues from barter transactions in which Promotions.com exchanges promotion or direct marketing services for advertising and prizes. Revenues from these barter transactions are recorded as promotion revenues at the lower of the estimated fair value of the goods or services received or delivered and are recognized when we deliver the promotion services. Advertising expenses related to barter are recognized when Promotions.com's advertisements are run on the reciprocal Web site, which is typically in the same period as the corresponding barter revenues are recognized. Prize expenses related to barter are recognized when prizes are awarded. In 2001, barter revenues were 13% of total revenues.


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
   Fixed Assets

   Fixed assets are stated at cost. Fixed assets under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or the leased asset at the inception of the lease. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

   Depreciation of fixed assets is provided for using the straight-line method over their estimated useful lives of three years for computer and office equipment, computer software costs and capital leases. The estimated useful lives used to depreciate furniture and fixtures is five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. Accumulated amortization includes the amortization of assets recorded under capital leases. Promotions.com recognizes gains or losses on the sale or disposal of fixed assets in the period of disposal.

   Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. This evaluation is based on a number of factors including expectations for operating income and undiscounted cash flows that will result from the use of such assets. In connection with the termination of the lease on our corporate office, Promotions.com abandoned certain fixed assets such as leasehold improvements and furniture and fixtures. During 2001, Promotions.com wrote-off approximately $2.3 million of fixed assets related to the termination of this lease.

   Income Taxes

   Promotions.com recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.

   Stock-Based Employee Compensation

   The accompanying financial position and results of operations of Promotions.com have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally no compensation expense is recognized in connection with the awarding of stock option grants to employees, provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of Promotions.com's stock as of the grant date is equal to or less than the option exercise price.

   Disclosure required by Statement of Financial Accounting Standards No. 123,"Accounting for Stock-Based Compensation" ("SFAS No. 123"), including proforma operating results had Promotions.com prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation, has been included in Note 7 to the financial statements.

   The fair value of options and warrants granted to non-employees for goods or services are included in the financial statements and expensed as the goods are utilized or the services performed.

   Risk And Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates and assumptions made by Promotions.com include those related to the useful lives and recoverability of fixed assets, recoverability of deferred tax assets, allowance for doubtful accounts and the fair value of products and services exchanged in barter transactions.


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   Promotions.com has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving highly volatile markets for Internet products and services. These risks include the failure to develop and extend Promotions.com's online service brand, the rejection of Promotions.com's services by Web consumers, vendors and/or advertisers, the inability of Promotions.com to maintain and increase the levels of traffic on its online service, as well as other risks and uncertainties. In the event that Promotions.com does not successfully implement its business plan, certain assets may not be recoverable.

   The period-to-period comparisons of Promotions.com's historical operating results should not be relied upon as indicative of future performance. Promotions.com's annual report should be considered in light of the risks, expense and difficulties encountered by companies in the early stages of development, particularly companies in the extremely volatile Internet industry. Promotions.com anticipate that Promotions.com will incur operating losses for the foreseeable future. Promotions.com's revenues are highly dependent on revenues from Internet companies and are susceptible to the volatility in the Internet market and the high number of Internet companies decreasing their marketing budgets; therefore Promotions.com is not able to predict future revenue patterns.

Results of Operations

   Comparison of Years Ended December 31, 2001 and 2000

   Revenues. Revenues primarily result from the sale of on-line promotion and e-mail direct marketing services. However, during the year ended December 31, 2001, we recognized $1.3 million of revenue from a software license agreement. We do not expect to see future revenues from this software license agreement. Revenues were approximately $11.2 million for 2001 and $26.6 million for 2000. We recorded barter revenues of approximately $ 1.5 million during 2001 and $2.8 million during 2000, representing approximately 13% and 10% of total revenues during those periods. Barter transactions allow Promotions.com to acquire members and increase the size of our database without having to spend capital. We currently spend approximately $200,000 per quarter to acquire members. As part of our efforts to streamline cost and preserve our cash we intend to utilize some of our unsold inventory in barter transactions. Acting in this manner has saved us approximately $300,000 per quarter in member acquisition costs and has also resulted in an increase in barter transactions as a percentage of revenue. We expect this will have no adverse impact on cash revenues as we only intend to use unsold inventory. We would like our barter transactions to be approximately 15%-25% of our revenue in the future.

   The period-to-period decrease in revenues was primarily attributable to the decreasing number of marketers purchasing promotional services. Approximately 249 customers purchased promotional services during 2001 compared to 429 during 2000. A significant amount of the decrease in customers is related to our Webstakes.com business in which many of our dot-com customers either merged or ceased doing business during the year. No one customer accounted for more than 10% of total revenue and two customers accounted for more than 10% of net accounts receivable for the year ended December 31, 2001. No one customer accounted for more than 10% of total revenue and only one customer accounted for more than 10% of net accounts receivable for the year ended December 31, 2000. In 2001 and 2000, revenues from Promotions.com's five largest customers accounted for 32% and 22% of total revenues, respectively.

   There has been tremendous volatility in the online media market and market prices for Web-based services have decreased due to competitive and marketing factors. In addition, the downturn in the economy has severely affected our business and we have experienced a 62% decrease in revenues, excluding software license revenue, from last year. This downturn has resulted in our customers canceling long term contracts, making smaller purchases and placing more pricing pressure on us. This pricing pressure has resulted in a decrease in our rate cards and has shifted our pricing model on Webstakes.com from a "cost-per-click" and "cost-per-thousand" to a "cost-per-action" pricing model. In the past Promotions.com had a cost-per-click and cost-per-thousand pricing model where we were only required to deliver a visitor to our customer's Web site or to show a customer's advertisement on a determined amount of our web pages in order for us to earn revenue. A cost-per-action pricing model requires Promotions.com to not only deliver the aforementioned, but also our members must perform a specific action once on the site such as purchasing a product or registering as a member of the site in order for us to earn revenue. While Promotions.com has been most significantly affected as a result of its business with

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consumer dot-com customers, the downturn has also affected the spending habits of certain of our traditional customers as well which has, in turn, impacted our business.

   Management believes that revenues could decline further during 2002. We can make no assurances that customers will continue to purchase promotional services, that customers will not continue to make smaller and shorter term purchases, or that market prices for Web-based promotional services will not continue to decrease due to competitive or other market factors.

   Promotions.com launched Chakkalina.com, the Japanese equivalent to Webstakes.com, in June 2000. In March 2001, ITX Corporation licensed Promotions.com's iDIALOG(TM) direct marketing technology and acquired our Japanese assets for $1.3 million in cash. Payments totaling $1.3 million were received from ITX Corporation during the year ended December 31, 2001 and have been recorded as revenue. As part of our licensing agreement with ITX Corporation, ITX Corporation uses Promotions.com's iDIALOG(TM) platform to run the Japanese sweepstakes portal, Chakkalina.com.

   Product Development Expenses. Product development expenses include the personnel costs associated with the design and development of Webstakes.com and Promotions.com, our promotions infrastructure and technology, as well as software licensing costs. Product development expenses were approximately $4.0 million or 36% of total revenues for 2001 and $4.9 million or 18% of total revenues for 2000. The period-to-period percentage increase is a result of the decrease in the level of Promotions.com's operations for the year ended December 31, 2001 compared to the year ended December 31, 2000. The year ended December 31, 2001 included expenses related to the enhanced features for Webstakes.com, Promotions.com and the Japanese Web site, while none of these features were present during the year ended December 31, 2000. We do not plan to introduce many new products or features and we no longer have our Japanese sweepstakes portal, Chakkalina.com. In addition, certain product development expenses related to hosting our Web site are dependent on the volume of transactions that take place on the site as well as certain technology infrastructure necessary to operate our business and not the amount of revenue Promotions.com earns. Since there has been a reduction in our standard rates and not a significant reduction in the volume of transactions, we have not experienced a significant decrease in product development expenses. We are looking into ways of reducing these expenses and have a new contract in place with our hosting facility which began in the first quarter of 2002. We also reduced the number of engineers at the end of the fourth quarter of 2001 by outsourcing our technology department. We therefore expect these expenses to decrease in future periods.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of advertising, salaries and commissions of sales and marketing personnel, costs of trade shows, conventions and marketing materials and other marketing expenses. Sales and marketing expenses were approximately $10 million for 2001 or 89% of total revenues and $33.7 million for 2000 or 127% of total revenues. The period-to-period decreases reflect the cost-cutting measures taken at the end of 2000 and continued through 2001. During the restructuring (see below) in the fourth quarter of 2000, we reduced the number of sales and marketing employees, cut our marketing expenditures, eliminated certain consultants, reduced the number of trade shows and conventions we attend and decreased the purchasing of marketing collateral. In addition, we had a further reduction in staff at March 30, 2001. Advertising costs included in sales and marketing expenses also includes the amortization of our MatchLogic and Excite agreements, which are discussed below in "Liquidity and Capital Resources". Our MatchLogic and Excite agreements expired in June 2001 and were not renewed. The non-renewal of these agreements has not materially affected our business. These agreements accounted for approximately $2.2 million in amortization expense each quarter and will not be present next year.

   General and Administrative Expenses. General and administrative expenses consist primarily of services and related costs of general corporate functions, including finance, accounting costs and facilities. General and administrative expenses were approximately $8.1 million for 2001 or 72% of total revenues and $12.8 million for 2000, or 48% of total revenues. The absolute dollar decrease in general and administrative expenses reflects the restructuring plan Promotions.com put into place in the fourth quarter of 2000. Promotions.com did not fully realize the benefits of this restructuring until 2001. The period-to-period increase as a percentage of revenue is due to the decline in revenue during the period. While we decreased expenses, revenue also decreased but at a greater percentage than we were able to decrease expenses. Our restructuring reduced the number of general and administrative employees; we closed certain offices and consolidated other offices, and negotiated better terms

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with certain vendors. Since our directors and officers insurance and our office expense for 2001 were fixed costs we were unable to reduce a significant portion of our general and administrative expenses as revenue continued to decline. In September 2001, we were released from the lease on our corporate headquarters. This will save Promotions.com approximately $115,000 per month in rental expense. See "Liquidity and Capital Resources" below. We expect that our general and administrative expenses as a percentage of revenue will increase as revenue declines since certain fixed costs can not be reduced. We therefore expect, in the near future, these expenses to decrease only in absolute dollars, and not as a percentage of revenue, as we continue our efforts to streamline costs.

   Restructuring. On October 4, 2000, we announced our restructuring plan which included reducing our workforce, consolidating three business units into two, closing two of our offices and scaling down our international expansion plans. Our restructuring plan was developed to preserve Promotions.com's cash resources. We incurred a restructuring charge of $1.0 million in the fourth quarter of 2000.

   Interest Income, Net. Interest income, net of expense, consists primarily of interest earned on our cash balance and the interest expense on our outstanding debt. We recognized net interest income of approximately $593,000 for 2001 and $1.4 million for 2000. This decrease is primarily attributable to a lower average cash balance, principally due to the use of proceeds to cover operating expenses. Interest income in future periods is likely to go down as a result of a reduction in average cash balances maintained by Promotions.com and changes in the market rates of its investments.

   Income Taxes. No income tax benefit is reflected in the financial statements as a valuation allowance was provided for deferred tax assets relating to net operating losses. As of December 31, 2001, we had approximately $53.1 million of federal net operating loss carryforwards for tax reporting purposes to offset future taxable income. Our federal net operating loss carry forwards expire in the years 2013 through 2020.

   Comparison of Years Ended December 31, 2000 and 1999

   Revenues. Revenues were approximately $26.6 million for 2000 and $10.5 million for 1999. We recorded barter revenues of approximately $2.8 million during 2000 and $2.1 million during 1999, representing approximately 10% and 20% of total revenues during those periods. This decrease is directly related to our past efforts to decrease barter transactions as a percentage of revenue. During 2000, we spent approximately $600,000 per quarter to acquire members.

   The period-to-period growth in revenues was primarily attributable to the increasing number of marketers purchasing promotional services from both divisions of Promotions.com. Approximately 429 customers purchased promotional services during 2000 as compared to approximately 220 in 1999. No one customer accounted for more than 10% of total revenue and only one customer accounted for more than 10% of net accounts receivable for the year ended December 31, 2000. No one customer accounted for more than 10% of total revenues or net accounts receivable for the year ended December 31, 1999. In 2000 and 1999, revenues from Promotions.com's five largest customers accounted for 22% and 17% of total revenues, respectively. Although we experienced significant period to period growth in revenues, our revenues decreased in the fourth quarter of 2000 for the second straight quarter due to the cancellation of certain long-term contracts, customers making smaller purchases and continued pricing pressure on Internet advertising rates. Promotions.com has been adversely affected by the decline in marketing related expenses associated with its business to consumer dot-com customers. In conjunction with this slowdown, Promotions.com experienced increasing competition which resulted in a decrease in rate cards and shifted our pricing model, from a "cost-per-click" and "cost-per-thousand" to a "cost-per-action" pricing model. In the past Promotions.com had a cost-per-click and cost-per-thousand pricing model where we were only required to deliver a visitor to our customer's Web site or to show a customer's advertisement on a determined amount of our Web pages in order for us to earn revenue. A cost-per-action pricing model requires Promotions.com to not only deliver the aforementioned, but also our members must perform a specific action once on the site such as purchasing a product or registering as a member of the site in order for us to earn revenue. In the fourth quarter of 2000, we began to experience a number of customers requesting this type of pricing model since it is perceived to have a higher return on marketing investment.

   Product Development Expenses. Product development expenses were approximately $4.9 million or 18% of total revenues for 2000 and $2.1 million for 1999, or 20% of total revenues. The year-to-year increases in

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absolute dollars are primarily attributable to increases in the number of engineers that develop and enhance the features and functionality of Webstakes.com and, in 1999, Promotions.com's increased focus on Promotions.com services. These increases are also attributable to the roll-out of new products and our international expenditures. During the restructuring (see below) in the fourth quarter of 2000, we reduced the number of employees in product development and we put our international expenditures on hold.

   Sales and Marketing Expenses. Sales and marketing expenses were approximately $33.7 million for 2000 or 127% of total revenues and $19.9 million for 1999, or 190% of total revenues. The period-to-period increase in absolute dollars reflects the growth of Promotions.com and is due to increases in advertising costs, compensation expense associated with the growth of Promotions.com's sales force and marketing personnel and an increase in sales commission associated with the increase in revenues. In 1999, the increase was primarily attributed to an increase in advertising costs associated with Promotions.com's aggressive marketing strategy. During the restructuring (see below) in the fourth quarter of 2000, we reduced the number of sales and marketing employees, cut our marketing expenditures, eliminated certain consultants, reduced the number of trade shows and conventions we attend and decreased the purchasing of marketing collateral.

   General and Administrative Expenses. General and administrative expenses were approximately $12.8 million for 2000, or 48% of total revenues and $7.5 million for 1999, or 71% of total revenues. The absolute dollar increase in general and administrative expenses were primarily due to increased salaries and related expenses associated with hiring additional personnel, and increased professional fees and facility expenses to support the growth of our operations and the operations of a public company. The increase was also due in part to an increase in allowance for doubtful accounts. This period-to-period increase in the allowance for doubtful accounts was the result of an increase in cash revenues. During the restructuring (see below) in the fourth quarter of 2000, we reduced the number of general and administrative employees, closed certain offices and consolidated other offices, and negotiated better terms with certain vendors.

   Restructuring. On October 4, 2000, we announced our restructuring plan which included reducing our workforce, consolidating three business units into two, closing two of our offices and scaling down our international expansion plans. Our restructuring plan was developed to preserve Promotions.com's cash resources. We took a restructuring charge of $1.0 million in the fourth quarter of 2000.

   Non-Cash Financial Advisory Services Expense. Non-cash financial advisory service expenses relate to stock options and warrants granted to third parties for consulting and financial advisory services in the year ended December 31, 1999. These stock options and warrants were fully vested at the date of issuance. The value of the stock options and warrants issued were calculated using the Black Scholes option pricing model.

   Interest Income, Net. Interest income, net of expense, consists primarily of interest earned on our cash balance and the interest expense on our outstanding debt. We recognized net interest income of approximately $1.4 million for 2000, and $652,000 for 1999. This increase was primarily attributable to a higher average cash balance, principally due to proceeds received from a private placement and initial public offering during 1999.

   Income Taxes. No income tax benefit is reflected in the financial statements as a valuation allowance was provided for deferred tax assets relating to net operating losses. As of December 31, 2000, we had approximately $41.4 million of federal net operating loss carryforwards for tax reporting purposes to offset future taxable income. Our federal net operating loss carry forwards expire in the years 2012 through 2019.

   Liquidity and Capital Resources

   Financial Reporting Release No. 61 was recently released by the SEC to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. As such, currently, Promotions.com does not maintain any off-balance sheet arrangements.

   Since inception, we have financed our operations primarily through the private and public placement of equity securities and the incurrence of indebtedness. On September 24, 1999, we completed our initial public offering of 3,575,000 shares of common stock for gross proceeds of $50.1 million and net proceeds of $44.9 million, after deducting expenses of the offering.


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   Promotions.com has sustained net losses and negative cash flow from operating activities since inception. Promotions.com's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations.

   Net cash used in operating activities was approximately $3.5 million in 2001 compared to $11.3 million in 2000. The decrease in cash used in operations during 2001 was primarily due to a decrease in net loss as well as a decrease in prepaid expenses and other assets of $3.7 million along with a decrease in accounts receivable of $2.4 million. These decreases were offset by decreases in accounts payable and accrued liabilities. The decrease in prepaid expenses and other assets is directly related to the amortization of our prepaid assets with MatchLogic, Inc. and Excite. The decrease in cash used in operations during 2000 was primarily due to a decrease in prepaid expenses and other assets of $8.7 million combined with an increase in accounts payable offset by increases in net loss and accounts receivable. The decrease in prepaid expenses and other assets is directly related to the amortization of our prepaid assets with MatchLogic, Inc. and Excite.

   Net cash provided by investing activities was approximately $674,000 in 2001 compared to net cash used in investing activities of $6.9 million for 2000. As of December 31, 2001, our principal capital commitments consisted of obligations outstanding under operating and capital leases which we subsequently settled in February 2002 (See Note 17 to the Promotions.com financial statements). The increase in net cash provided by investing activities is primarily related to the refund of our security deposit offset by the purchase of fixed assets. In 2000, we used $5.3 million in investing activities for capital expenditures, primarily the acquisition of equipment and the build out of our corporate office. In addition, we used $1.6 million as a security deposit on our corporate office. We estimate that our capital expenditures will be approximately $500,000 for 2002. We currently expect that our principal capital expenditures through 2002 will relate to improvements to our technical infrastructure.

   Net cash used by financing activities was approximately $744,000 for 2001 compared to $334,000 for 2000 and net cash provided by financing activities of $64.4 million for 1999. Net cash used in financing activities in 2001 and 2000 was primarily due to principal payments on notes payable and capital lease obligations. Net cash provided by financing activities in 1999 was primarily due to our private placements and initial public offering. To date, we have made all payments due under the capital lease obligation.

   We have a financing agreement with a leasing company for the leasing of equipment in an amount up to $1.0 million in operating and/or capital leases, collateralized by certain accounts receivable and the equipment purchased pursuant to the agreement. During 2000, the financing agreement was increased to $2.0 million in exchange for Promotions.com issuing warrants to purchase 13,345 shares of Promotions.com's common stock. As of December 31, 2001, we had approximately $2.2 million of equipment outstanding under the agreement. The leases have terms of up to three years and the interest rates under the leases range from 8 1/2% to 13%. We are required to make monthly payments of interest and principal under the leases. In February 2002, Promotions.com entered into an agreement with Leasing Technologies International, Inc. ("LTI") to purchase substantially all of the equipment under the capital leases Promotions.com has with LTI. The agreement requires that Promotions.com make a one-time payment of approximately $940,000 to obtain the title to the equipment under lease.

   We had a two-year sponsorship agreement with Excite under which Excite agreed to promote Webstakes.com through ad banner placements and links to Webstakes.com and its promotions on Excite.com, Web Crawler.com and Classified 2000.com. Promotions.com prepaid Excite $5.6 million during 1999 for this two-year agreement. At Home Corporation, the parent company of Excite, was a principal stockholder of Promotions.com. Each quarter we recognized approximately $683,000 of expense related to this agreement through the second quarter of 2001. This agreement expired in June 2001 and was not renewed.

   We had a two-year service agreement with MatchLogic, Inc., a wholly owned subsidiary of Excite, pursuant to which MatchLogic provided ad serving and targeting, data processing analysis, enhancement and other services to Promotions.com. Promotions.com prepaid MatchLogic $13.1 million during 1999 for this two-year agreement. Each quarter we recognized approximately $1.5 million of expense related to this agreement through the second quarter of 2001. This agreement expired in June 2001 and was not renewed.


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   In June 1999, we redeemed all outstanding shares of class A mandatorily redeemable convertible preferred stock and 1,714,608 shares of common stock for an aggregate amount of $24.0 million. To finance the redemption and to provide working capital, we issued shares of new class B mandatorily redeemable convertible preferred stock to a group of investors, including among others, At Home Corporation, XL Ventures, a subsidiary of Big Flower Holdings, and Travelers Insurance Company, for an aggregate purchase price of $40.0 million. Upon completion of the initial public offering, the class B mandatorily redeemable convertible preferred stock automatically converted into 6,666,668 shares of common stock. The class A mandatorily redeemable convertible preferred stock and class B mandatorily redeemable convertible preferred stock are not to be available for reissue. The excess of the consideration paid to the holders of the class A mandatorily redeemable convertible preferred stock over the carrying amount of the class A mandatorily redeemable convertible preferred stock represents a deemed dividend or return to the holders of the class A mandatorily redeemable convertible preferred stock of $8.7 million.

   Promotions.com launched Chakkalina.com, the Japanese equivalent to Webstakes.com, in June 2000. In March 2001, ITX Corporation licensed Promotions.com's iDIALOG(TM) direct marketing technology and acquired our Japanese assets for $1.3 million in cash. As part of the licensing agreement, ITX Corporation will use Promotions.com's iDIALOG(TM) platform to run the Japanese sweepstakes portal, Chakkalina.com.

   During the third quarter of 2001, Promotions.com lost its listing with Nasdaq for its inability to maintain a minimum bid price of $1.00 as required by Marketplace Rule 4310(c)(8)(B). Promotions.com now trades under the symbol PRMO.OB on the Over-the-Counter Bulletin Board.

   In September 2001, Promotions.com entered into a stipulation of settlement agreement related to its former corporate office at 450 West 33rd Street, New York, New York. As part of the settlement agreement, Promotions.com was to surrender its office space along with its leasehold improvements and furniture and fixtures in return for a release from its lease commitment, the return of its $1.6 million security deposit and the payment of $900,000 owed to Promotions.com for the reimbursement for expenses to equip, decorate and furnish the leased premises. Promotions.com moved its corporate offices to 268 West 44th Street, New York, New York 10036. The landlord off-set the back rent owed against the $900,000 reimbursement so the net amount to Promotions.com related to this reimbursement is approximately $622,000 at December 31, 2001. This amount has been recorded as a receivable at December 31, 2001. Promotions.com has recorded an approximately $996,000 loss related to expenses associated with the termination of its lease during the year ended 2001.

   Management believes that Promotions.com's current cash resources coupled with its cost reductions will be sufficient to fund Promotions.com's planned expenditures through December 31, 2002. Our future liquidity and capital requirements depend on numerous factors. For example, if our losses from operations continue and/or increase in the near future and we cannot attain profitability our future capital requirements will be affected, which could result in requiring us to obtain additional financing to fund operations. There can be no assurances that Promotions.com will be successful in reducing its expenditures to a necessary level. If Promotions.com is unable to reduce its expenditures and adequate funds are not available on acceptable terms, we may be unable to fund our business, successfully promote our brand name, develop or enhance our services or respond to competitive pressures. There can be no assurances that any required additional financing will be available on terms favorable to us, or will be available at all. Any of these events could have a material adverse effect on our business, results of operations or financial condition. In addition, during 2001 we continued to explore certain strategic alternatives including a merger, sale or spin-off of certain assets and business units. See "Recent Developments" for a discussion of our proposed merger with a subsidiary of iVillage.

   Recent Accounting Pronouncements

   In July 2001, the FASB issued Statement of Financial Accounting Standard, or SFAS, No. 141, "Business Combination" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 establishes accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill.
SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only

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approach. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Goodwill will be subject to an annual impairment test, including a transitional impairment test required upon adoption of SFAS 142, which companies have six months to complete. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. Promotions.com does not expect that the adoption of SFAS 142 will have a significant effect on its operating results or financial position.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". The objective of SFAS 143 is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets. The retirement obligations included within the scope of this project are those that an entity cannot avoid as a result of any of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this project, as well as tangible long-lived assets with indeterminable lives. The provisions of SFAS 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. Promotions.com does not expect that the adoption of SFAS 143 will have a significant effect on its operating results or financial position.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The objectives of SFAS 144 are to address significant issues relating to implementing SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Promotions.com does not expect that the adoption of SFAS 144 will have a significant effect on its operating results or financial position.

   Recent Developments


   On February 11, 2002, Promotions.com entered into the merger agreement with iVillage and Virgil Acquisition Corp., a wholly owned subsidiary of iVillage. Pursuant to the merger agreement, Virgil Acquisition Corp. commenced a tender offer to acquire all of the outstanding shares of Promotions.com's common stock for an aggregate of (i) $3.5 million in iVillage's common stock and (ii) approximately $9.8 million in cash. Assuming conversion of all in-the-money stock options of Promotions.com, the aggregate purchase price is designed to have a value of approximately $0.87 per share. The offer was completed on April 18, 2002 and, subject to the terms and conditions set forth in the merger agreement, iVillage intends to merge Virgil Acquisition Corp. with and into Promotions.com with Promotions.com being the surviving corporation of the merger, and, as a result of the merger, Promotions.com will become a wholly owned subsidiary of iVillage, and each remaining share of Promotions.com's common stock (other than shares held by Virgil Acquisition Corp.) will be converted, subject to appraisal rights, into the right to receive the same consideration as is received in connection with the offer. The transaction is structured as a taxable transaction, and thus Promotions.com's stockholders will be taxed on the value of all of the consideration received.


   In February 2002, Promotions.com entered into an agreement with LTI to purchase substantially all of the equipment under the capital leases Promotions.com has with LTI. The agreement requires that Promotions.com make a one-time payment of approximately $940,000 to obtain the title to the equipment under lease.

Promotions.com's Directors and Executive Officers

   The following table sets forth the directors and executive officers of Promotions.com, their ages and the positions held by them with Promotions.com as of April 25, 2002.


Name                               Age    Positions
----                               ---    ---------
                                          Chief Executive Officer and Chairman
Steven H. Krein ................    31    of the Board
Daniel J. Feldman ..............    31    President
Lawrence M. Quartaro ...........    31    Chief Financial Officer
Ian J. Berg ....................    59    Director
Steven A. Elkes ................    40    Director
Scott Levine ...................    37    Director
Jane Tollinger .................    59    Director
Richard Kolberg ................    30    Director


   Steven H. Krein, age 31, has been Chief Executive Officer and Chairman of the Board of Directors of Promotions.com since January 1999. From inception of Promotions.com to January 1999, he served as President and as a director. Prior to founding Promotions.com, from October 1994 to May 1996, Mr. Krein was Assistant Publisher of Law Journal EXTRA!, an online service for lawyers from American Lawyer Media, Inc. In 1993, Mr. Krein co-founded LINK, an online service for lawyers in Delaware. Mr. Krein received his J.D. from Widener University School of Law and his B.A. from the University of Maryland.

   Daniel J. Feldman, age 31, has been President of Promotions.com since January 1999 and a director since inception. Since January 2001, Mr. Feldman has also served as Chief Operating Officer of Promotions.com. Mr. Feldman served as Vice President of Promotions.com from January 1998 until January 1999. He was Director of Operations of Promotions.com from January 1996 to December 1996 and Director of Sales and Marketing of Promotions.com from January 1997 to December 1997. Prior to founding Promotions.com, from 1995 through 1996, Mr. Feldman was employed by Law Journal EXTRA!, where he was Director of Product Development. Previously, Mr. Feldman founded Closeout Network, Inc., a directory service for the closeout industry. Mr. Feldman received his B.A. in International Business from George Washington University.

   Lawrence M. Quartaro, age 31, has been Chief Financial Officer of Promotions.com since March 2001. From November 2000 through February 2001, Mr. Quartaro served as Acting Chief Financial Officer of Promotions.com. From August 1999 to November 2000, Mr. Quartaro served as Controller of Promotions.com. From January 1993 to August 1999, Mr. Quartaro was in Public Accounting, serving with KPMG, LLP from November 1995 to August 1999.
Mr. Quartaro held several finance related positions at KPMG, LLP, including Audit Manager. Mr. Quartaro is a CPA and received his B.B.A. in accounting from Iona College.

   Ian J. Berg, age 59, has been a director of Promotions.com since November 2001. Mr. Berg is a Managing Director of the Eastern Technology Fund, an investment fund established in March 2000 dedicated to investing in technology companies located in the Eastern corridor of the United States. From 1972 to June 1999, Mr. Berg served as President and CEO of Copelco Financial Services Group, a company specializing in the leasing and remarketing of high technology equipment to a broad spectrum of users such as hospitals, physicians and the electronics industry. Prior to founding Copelco, Mr. Berg served in various sales and management capacities at several corporations.
Mr. Berg received his M.B.A. and his B.S. in Industrial Engineering from Drexel University.

   Steven A. Elkes, age 40, has been a director of Promotions.com since
April 19, 2002. Mr. Elkes has been Executive Vice President, Operations and Business Affairs of iVillage Inc. since July 2000 and Secretary of iVillage since October 1999. From April 1999 to July 2000, Mr. Elkes was Senior Vice President, Business Affairs of iVillage and, from August 1996 to April 1999, he was Vice President, Business Affairs of iVillage. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/Structured Finance of CNA Insurance Company and, from August 1991 to August 1993, he was Assistant Vice President of CNA Insurance Company. Mr. Elkes received an M.B.A. from Baruch College and a B.A. from Grinnell College.

   Scott Levine, age 37, has been a director of Promotions.com since April 19, 2002. Mr. Levine has been Chief Financial Officer of iVillage since January 2001. From September 2000 to January 2001, Mr. Levine was

Senior Vice President, Finance and interim Chief Financial Officer and, from February 1999 to September 2000, he was Vice President, Controller and Chief Accounting Officer of iVillage. From July 1998 to February 1999, Mr. Levine was Controller for FundTech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P.
Mr. Levine is a Certified Public Accountant and received an M.B.A. from Baruch College and a B.A. from State University of New York, Buffalo.

   Jane Tollinger, age 59, has been adirector of Promotions.com since April 19, 2002. Ms. Tollinger has been Senior Vice President, Operations and Business Affairs of iVillage since September 2000 and, from June 2000 to September
2000, she was Vice President, Business Affairs. From June 1999 to June 2000, Ms. Tollinger served on several advisory boards. From September 1993 through June 1999, Ms. Tollinger served as Executive Vice President of Lifetime Television Network. Prior to September 1993, Ms. Tollinger held various management positions at Lifetime Television Network. Prior to joining Lifetime Television Network, Ms. Tollinger was an attorney with Columbia Pictures and previous to that was an associate with the Coudert Brothers law firm.
Ms. Tollinger received a J.D. from Columbia Law School, an M.A. from Harvard University and a B.A. from Beloit College.

   Richard Kolberg, age 30, has been a director of Promotions.com since
April 19, 2002. Mr. Kolberg has been Vice President and Controller of iVillage since September 2000 and, from August 1999 to September 2000, he was Director, Assistant Controller of iVillage. From September 1996 to August 1999,
Mr. Kolberg was Audit Manager at American Express Tax and Business Services (formerly Goldstein Golub Kessler LLP). Mr. Kolberg is a Certified Public Accountant and received a B.S. in Accounting from State University of New York, Albany.

Executive Compensation

   The following table sets forth the compensation received in 2001, 2000 and 1999 by Promotions.com's Chief Executive Officer and by the other most highly compensated executive officers who served as executive officers of Promotions.com at December 31, 2001, and whose salary exceeded $100,000 in 2001 (together, the "Promotions.com Named Executive Officers").

                   Promotions.com's Summary Compensation Table

                                                   Annual Compensation(1)
                                                 ---------------------------

                                                                                Long-Term Compensation
                                                                                       Awards
                                                                                       ------
                                                                                       Shares                 All
                                                                                      Underlying             Other
Name and Principal Position                      Year    Salary       Bonus            Options            Compensation
---------------------------                      ----    ------       -----            -------            ------------

Steven H. Krein..............................    2001   $175,000          --            62,500                  --
 Chief Executive Officer                         2000    175,000          --            75,000                  --
                                                 1999    171,250    $307,100(2)        125,000                  --
Daniel J. Feldman............................    2001    150,000          --            62,500                  --
 President                                       2000    150,000          --            75,000                  --
                                                 1999    148,750     285,568(2)        125,000                  --
Kenneth J. Grosso............................    2001(3) 175,000          --            67,500                  --
 President of Webstakes.com                      2000    175,000          --           120,000             $85,512(4)
                                                 1999    140,590          --            60,000              42,514(4)
Lawrence M. Quartaro.........................    2001    130,000       3,500            22,500                  --
 Chief Financial Officer                         2000    107,874          --           100,000                  --
                                                 1999(5)  27,625      12,500            20,000                  --
Steven K. Caputo.............................    2001(3) 116,667          --                --                  --
 Vice President of Integrated                    2000    175,000          --            47,500                  --
 Promotions                                      1999    102,083          --            60,000                  --

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for each of the Promotions.com Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Promotions.com Named Executive Officers in 2001.
(2) Includes $175,000 bonus paid upon completion of Promotions.com's initial public offering.
(3) Messrs. Grosso's and Caputo's employment with Promotions.com terminated during 2001.
(4) Consists solely of sales commissions.
(5) Mr. Quartaro joined Promotions.com in August 1999.

   Option Grants

   The following table sets forth certain information regarding options granted to the Promotions.com Named Executive Officers during 2001. Promotions.com has not granted any stock appreciation rights.

       Promotions.com's Option Grants During Year Ended December 31, 2001


                                                                              Individual Grants
                                                               ------------------------------------------------
                                                                                                                      Potential
                                                                                                                      Realizable
                                                                            % of Total                             Value at Assumed
                                                               Number of     Options                               Annual Rates of
                                                              Securities     Granted                                    Stock
                                                              Underlying        to                                   Appreciation
                                                                Options     Employees    Exercise    Expiration       for Option
Name                                                          Granted(1)    in 2001(2)     Price        Date           Term(3)
----                                                          ----------    ----------     -----        ----           -------
                                                                                                                     5%       10%
Steven H. Krein ...........................................     62,500(4)      7.7%        $0.16      10/02/11     $6,289   $15,937
Daniel J. Feldman .........................................     62,500(4)      7.7          0.16      10/02/11      6,289    15,937
Kenneth J. Grosso .........................................     67,500(5)      8.2          0.16      10/02/11      6,792    17,212
Lawrence M. Quartaro ......................................     22,500(4)      2.7          0.16      10/02/11      2,264     5,737
Steven K. Caputo ..........................................         --          --            --            --         --        --

---------------
(1) Each option represents the right to purchase one share of Promotions.com common stock. In an event of a change in control of Promotions.com, unless the Board determines otherwise, all of these options become immediately and fully exercisable. Does not include shares which may be acquired upon exercise of options in the event the merger is consummated within sixty
    (60) days hereof. See "The Merger and the Merger Agreement--Treatment of Promotions.com Stock Options and other Promotions.com Stock Rights" on page 53.
(2) During 2001, Promotions.com granted employees options to purchase an aggregate of 819,350 shares of common stock.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Promotions.com's estimate or projection of its future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(4) One-half of these options were exercisable as of December 31, 2001. Except as provided in note 1 above with respect to early exercisability upon a change of control, the remaining one-half will become exercisable with respect to one-twelfth of the shares covered on April 2, 2002, 2003 and 2004 and October 2, 2002, 2003 and 2004.
(5) One-half of these options are exercisable. The remainder will not vest because Mr. Grosso's employment with Promotions.com terminated during 2001.

   Option Exercises and Fiscal Year-End Values

   The following table sets forth certain information concerning options to purchase Promotions.com common stock exercised by the Promotions.com Named Executive Officers during 2001 and the number and value of unexercised options held by each of the Promotions.com Named Executive Officers at December 31, 2001.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values


                                                                      Number of Securities
                                                                           Underlying                   Value of Unexercised
                                                                       Unexercised Options                  In-the-Money
                                           Shares                     At December 31, 2001          Options at December 31, 2001
                                        Acquired on     Value      ---------------------------    ---------------------------------
Name                                    Exercise(1)    Realized   Exercisable    Unexercisable    Exercisable(2)   Unexercisable(2)
----                                    -----------    --------   -----------    -------------    --------------   ----------------
Steven H. Krein .....................        --           --        193,753          68,747          $14,288            $14,288
Daniel J. Feldman ...................        --           --        193,753          68,747           14,288             14,288
Kenneth J. Grosso ...................        --           --        166,254              --           13,271                 --
Lawrence M. Quartaro ................        --           --         73,753          68,747            8,488              8,488
Steven K. Caputo ....................        --           --             --              --               --                 --

---------------
(1) The Promotions.com Named Executive Officers did not exercise any options in 2001.
(2) Based on a per share fair market value of Promotions.com common stock equal to $0.45, as of December 31, 2001.

   Compensation of Directors

   Other than reimbursing directors for customary and reasonable expenses of attending board of directors or committee meetings, Promotions.com does not currently provide cash compensation to its directors.

   Promotions.com's 1999 Equity Compensation Plan provides that the board of directors may grant options to purchase shares of common stock to non-employee directors. Promotions.com has provided each individual (other than the iVillage designees) who became a non-employee member of the board of directors, on the date the individual joined the board of directors, an option to purchase shares of Promotions.com common stock, at an exercise price equal to the fair market value on the grant date, provided the individual had not previously been employed by Promotions.com. In the past, additional shares were generally granted at each annual stockholders' meeting to each non-employee member of the board of directors who continued to serve on the board of directors, whether or not that individual was standing for re-election to the board of directors at that particular annual meeting, provided the individual had served as a non-employee member of the board of directors for at least six months.

   On November 8, 2001, in connection with Ian Berg's appointment to the board of directors, Promotions.com granted Mr. Berg options to purchase 70,000 shares of common stock at an exercise price of $0.26, which was the fair market value of the common stock at that date.

   Employment Agreements and Other Arrangements

   Promotions.com entered into a letter agreement with Mr. Quartaro in November 2000 which provides that Mr. Quartaro is entitled to a severance payment equal to six months of his base pay in the event his employment is terminated without cause.

   See "Interests of Promotions.com Directors and Officers in the Transaction" on page 50 for information regarding certain payments to be made to Promotions.com officers and directors in connection with the merger.

Principal Stockholders of Promotions.com

   The following table provides certain information regarding the beneficial ownership of Promotions.com's common stock as of May 2, 2002 (unless indicated otherwise) by: (i) each person or entity who beneficially owns more than 5% of its stock, (ii) each of its directors and director nominees, (iii) Promotions.com's Chief Executive

Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers"); and (iv) all executive officers and directors as a group. A total of 15,289,986 shares of Promotions.com common stock were issued and outstanding on April 25, 2002 (assuming the issuance of 793,000 shares of Promotions.com common stock to holders of options with an exercise price less than $0.87 following the completion of the offer as required by the merger agreement).

   The amounts and percentages of Promotions.com common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed, as of any date, to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after that date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address of each person named in the table below is care of Promotions.com, Inc., 268 West 44th Street, New York, New York 10036.

                                                          Shares Beneficially
                                                                 Owned
                                                        ------------------------
Directors, Named Executive Officers and 5%
  Stockholders
                                                          Number     Percent (%)
                                                        ----------   -----------
iVillage Inc. (1) ..................................    11,915,010       77.9
 500-512 Seventh Avenue
  New York, New York 10018
Steven A. Elkes(2)(3) ..............................    11,915,010       77.9
Scott Levine (2)(4) ................................    11,915,010       77.9
Jane Tollinger(2) ..................................            --          *
Richard Kolberg(2) .................................            --          *
Ian J. Berg(5) .....................................     1,076,667        7.0
Steven H. Krein ....................................        93,476          *
Daniel J. Feldman ..................................        93,476          *
Kenneth J. Grosso(6) ...............................       167,954          *
Lawrence M. Quartaro ...............................        80,957          *
Steven Caputo(6) ...................................           700          *
All executive officers and directors as a group (8
  persons)(7).......................................    13,259,586       86.7

---------------
 *  Represents less than one percent.
 (1) Consists of 11,915,010 shares owned by Virgil Acquisition Corp., a wholly owned subsidiary of iVillage Inc. As such, iVillage may be deemed to have voting power or investment power over the securities owned by Virgil Acquisition Corp.
 (2) c/o iVillage Inc., 500-512 Seventh Avenue, New York, New York 10018.
 (3) Consists of 11,915,010 shares beneficially owned by Virgil Acquisition Corp. Mr. Elkes is a director of Virgil Acquisition Corp. As such,
     Mr. Elkes may be deemed to have voting power or investment power over the securities beneficially owned by Virgil Acquisition Corp. Mr. Elkes disclaims beneficial ownership of the shares of common stock beneficially owned by Virgil Acquisition Corp.
 (4) Consists of 11,915,010 shares beneficially owned by Virgil Acquisition Corp. Mr. Levine is a director of Virgil Acquisition Corp. As such,
     Mr. Levine may be deemed to have voting power or investment power over the securities beneficially owned by Virgil Acquisition Corp. Mr. Levine disclaims beneficial ownership of the shares of common stock beneficially owned by Virgil Acquisition Corp.
 (5) Consists of 1,076,667 shares acquired by Mr. Berg from At Home Corporation on or prior to October 1, 2001. At Home Corporation ("At Home") filed for Chapter 11 protection in the United States Bankruptcy Court for the Northern District of California on September 28, 2001. At Home may claim that it has some interest in those shares of stock or that the contract to sell such shares is executory and therefore may be rejected by At Home. Reference is made to the Schedule 13D dated October 12, 2001 and the Amendment to such schedule dated December 11, 2001, in each case filed by Mr. Berg.

 (6) Messrs. Grosso's and Caputo's employment with Promotions.com terminated during 2001.
 (7) Consists of 11,915,010 shares beneficially owned by iVillage, which shares may be deemed to be beneficially owned by Steven A. Elkes and Scott Levine by virtue of their positions as directors of Virgil Acquisition Corp., an aggregate of 267,909 shares beneficially owned by executive officers of Promotions.com as of April 25, 2002 and 1,076,667 shares acquired by Mr. Berg from At Home Corporation. See notes 3, 4 and 5.


Certain Transactions


   Promotions.com had a two-year sponsorship agreement with Excite under which Excite agreed to promote Webstakes.com through ad banner placements and links to Webstakes.com and its promotions on Excite.com, WebCrawler.com and Classified2000.com. Promotions.com prepaid Excite $5.6 million during 1999 for this two-year agreement. During most of 2001, At Home Corporation, the parent company of Excite, was one of Promotions.com's principal stockholders. This agreement expired in June 2001 and was not renewed.

   Promotions.com had a two-year service agreement with MatchLogic, a wholly owned subsidiary of Excite, pursuant to which MatchLogic provided ad serving and targeting, data processing, analysis, enhancement and other services to Promotions.com. Promotions.com prepaid MatchLogic $13.1 million in 1999 for this two-year agreement. This agreement expired in June 2001 and was not renewed.

   Upon consummation of the offer, all options to purchase Promotions.com common stock with exercise prices less than $0.87 per share accelerated and became fully vested. The table below shows these options and the value for all directors, officers and related persons.


                                                                                    Number of In-the-
                                                                                    Money Options (1)
                                                                                    -----------------
Name
----                                                                                Vested    Unvested   Aggregate Dollar Value (2)
                                                                                    ------    --------   --------------------------
Steven H. Krein.................................................................    68,753     68,747             $ 81,275
Daniel J. Feldman...............................................................    68,753     68,747               81,275
Lawrence M. Quartaro............................................................    48,753     48,747               52,925
Steven A. Elkes.................................................................        --         --                   --
Scott Levine....................................................................        --         --                   --
Jane Tollinger..................................................................        --         --                   --
Richard Kolberg.................................................................        --         --                   --
Ian J. Berg.....................................................................    35,000    245,000              170,800
Bari S. Krein...................................................................    78,751     78,751               95,475


---------------
(1) Includes all options having an exercise price of less than $0.87 per share.

(2) Represents the product of (i) the difference between the exercise price of each option and $0.87 per share and (ii) the number of options with an exercise price of less than $0.87 per share and which became exercisable as a result of the completion of the offer.


   Promotions.com entered into a Consulting Agreement with Mr. Berg on November 8, 2001, pursuant to which Mr. Berg is to provide strategic business advisory and consulting services to Promotions.com for a period of 12 months. As compensation for such services, Promotions.com granted Mr. Berg options to purchase 210,000 shares of common stock at an exercise price of $0.26 per share. The options vest in 12 equal monthly installments of 17,500.

   Bari S. Krein serves as Promotions.com's Corporate Counsel. Ms. Krein received compensation of $151,490 during fiscal year 2001 from Promotions.com. In December 2000, Promotions.com entered into a letter agreement with Ms. Krein which provides that she is entitled to a severance payment equal to six months of her base pay in the event her employment is terminated without cause.

   Ms. Krein and Mr. Krein are siblings.

   In order to permit the release of a lien on the shares of Promotions.com common stock owned by Mr. Feldman, as required by his stockholders agreement, on February 11, 2002, Promotions.com loaned Mr. Feldman $69,131. Mr. Feldman executed a promissory note for such loan, the terms of which provide that the note is due on the earlier of the closing of the offer or 30 days after termination of the merger agreement. Interest is to be paid on the borrowed funds at the rate of six percent per year.

   The compensation committee of Promotions.com's board of directors has determined to pay the following retention bonuses to the executive officers of Promotions.com and to Ms. Krein, each of whom took an active role in the claim resolution and disclosure process necessary to enter into the merger agreement. Payment of these retention bonuses is intended to incentivize the recipients to remain with Promotions.com through the consummation of the merger, is conditioned upon consummation of the offer and will be made at the effective time of the merger.

        Steven H. Krein .....................................................   $180,000
        Daniel J. Feldman ...................................................    180,000
        Lawrence M. Quartaro ................................................     70,000
        Bari S. Krein .......................................................     70,000
                                                                                --------
          Total..............................................................   $500,000
                                                                                ========


   In addition to these retention bonuses, Promotions.com has agreed that Messrs. Krein and Feldman shall each receive, on the date that is 90 days after the effective date of the merger and in recognition of their efforts towards a successful transaction, a success payment of $175,000, which is the amount contemplated to be paid to Messrs. Krein and Feldman upon their termination (other than for cause) under their current employment agreements.

   Furthermore, Promotions.com has agreed, pursuant to letter agreements between Promotions.com and these individuals, to pay Mr. Quartaro and Ms. Krein, each of whom was notified that their services would not be needed after consummation of the merger, on the date their employment is terminated by Promotions.com, severance payments of $65,000 and $80,000, respectively.

   iVillage has made offers of employment to Messrs. Krein and Feldman which, if accepted, would be memorialized in employment agreements to become effective at the effective time of the merger. The iVillage proposals include the following terms, which have not been finalized: Messrs. Krein and Feldman would each be employed as a Senior Vice President of Promotions.com for a period of one year, receive an annual salary of $225,000, as well as benefits in accordance with iVillage's standard practices, and would each be eligible to receive a bonus of up to 40% of their base salary, based on certain iVillage and individual goals. The payment to each of Messrs. Krein and Feldman of $25,000 of the bonus would be guaranteed for 2002, and payable quarterly. Furthermore, for a period of three years unless earlier terminated, each of Messrs. Krein and Feldman would receive a portion of the net profit of iVillage's Promotions.com subsidiary in excess of the annual net profit goal for the subsidiary, as agreed to by iVillage senior management and Messrs. Krein and Feldman. This portion of net profit would be calculated in accordance with the employment agreements. Each of Messrs. Krein and Feldman would also receive options to purchase 150,000 shares of the common stock of iVillage at the fair market value on the date of grant. These options would vest in equal quarterly installments over four years. Mr. Krein and Mr. Feldman would each receive, upon their termination by iVillage, other than for cause, occurring at least three months following the consummation of the merger, a severance payment equal to their annual base salary. If either Mr. Krein or Mr. Feldman is terminated by iVillage with or without cause less than three months after the consummation of the merger, or voluntarily leaves his employment at any time, he would receive no such severance payment. Messrs. Krein and Feldman would each be subject to a non-compete agreement for one year following termination of employment.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



   The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the acquisition of Promotions.com by iVillage and are based upon the historical results of Promotions.com and iVillage, and the preliminary estimates and assumptions have been made solely for the purposes of developing this pro forma information. The unaudited pro forma combined condensed consolidated financial statements are not necessarily indicative of the results that would have been achieved had these transactions been consummated as of the dates indicated or that which may be achieved in the future.


   The unaudited pro forma combined condensed consolidated balance sheet and unaudited pro forma combined condensed consolidated statements of operations and the accompanying notes thereto should be read in conjunction with the historical financial statements of iVillage and Promotions.com and notes thereto.

   The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2001 gives effect to these transactions as if such transactions had occurred on December 31, 2001.

   The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001 gives effect to these transactions as if such transactions had occurred on January 1, 2001.

                         iVILLAGE INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                               December 31, 2001

                                 (in thousands)



                                                               iVillage Inc. and                      Pro Forma
                                                                 Subsidiaries      Promotions.com    Adjustments         Pro Forma
                                                               -----------------   --------------    -----------         ---------
                           ASSETS
Current assets:
 Cash and cash equivalents.................................        $  29,831          $ 12,481         $ (9,808)    1(a)  $  32,004
                                                                                                           (500)    1(b)
 Accounts receivable, net..................................            6,722               624               --               7,346
 Other current assets......................................           13,668               939               --              14,607
                                                                   ---------          --------         --------           ---------
   Total current assets....................................           50,221            14,044          (10,308)             53,957
Restricted cash............................................            8,474                --               --               8,474
Fixed assets, net..........................................           21,465             3,153               --              24,618
Goodwill and other intangible assets, net..................           51,903                --            2,210     1(b)     54,113
Other assets...............................................              324               188               --                 512
                                                                   ---------          --------         --------           ---------
Total assets...............................................        $ 132,387          $ 17,385         $ (8,098)          $ 141,674
                                                                   =========          ========         ========           =========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.....................        $  16,070          $  2,488         $  2,238     1(b)  $  20,796
 Deferred revenue..........................................            2,734                86               --               2,820
 Capital lease obligations.................................               --               975               --                 975
 Deferred rent.............................................              348                --               --                 348
 Net current liabilities of discontinued operations........              103                --               --                 103
                                                                   ---------          --------         --------           ---------
   Total current liabilities...............................           19,255             3,549            2,238              25,042
Deferred rent, net of current portion......................            4,273                --               --               4,273
                                                                   ---------          --------         --------           ---------
   Total liabilities.......................................           23,528             3,549            2,238              29,315
Minority interest..........................................              102                --               --                 102
Commitments and contingencies
Stockholders' equity:
Preferred stock............................................               --                --               --                  --
Common stock...............................................              538               145             (145)    1(c)        551
                                                                                                             13     1(d)
Additional paid-in capital.................................          544,006            68,214          (68,214)    1(c)    547,493
                                                                                                          3,487     1(d)
Accumulated deficit........................................         (432,781)          (54,426)          54,426     1(c)   (432,781)
Treasury stock at cost.....................................             (502)               --               --                (502)
Stockholders' notes receivable.............................           (1,982)               --               --              (1,982)
Unearned compensation and deferred advertising.............             (522)              (97)              97     1(c)       (522)
                                                                   ---------          --------         --------           ---------
   Total stockholders' equity..............................          108,757            13,836          (10,336)            112,257
                                                                   ---------          --------         --------           ---------
   Total liabilities and stockholders' equity..............        $ 132,387          $ 17,385         $ (8,098)          $ 141,674
                                                                   =========          ========         ========           =========

                         iVILLAGE INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF
                                   OPERATIONS

                          Year Ended December 31, 2001

                    (in thousands, except per share amounts)



                                                                iVillage Inc. and                      Pro Forma
                                                                  Subsidiaries      Promotions.com    Adjustment          Pro Forma
                                                                -----------------   --------------    ----------          ---------
Revenue.....................................................        $ 60,041           $ 11,214         $   --             $ 71,255
Operating expenses:
 Editorial, product development and technology..............          33,500              4,050             --               37,550
 Sales and marketing........................................          36,178             10,081             --               46,259
 General and administrative.................................          17,702              6,185             --               23,887
 Depreciation and amortization..............................          23,529              2,940             --               26,469
                                                                    --------           --------         ------             --------
   Total operating expenses. ...............................         110,909             23,256             --              134,165
                                                                    --------           --------         ------             --------
Loss from operations........................................         (50,868)           (12,042)            --              (62,910)
Interest income, net........................................           2,285                593             --                2,878
Other expense, net..........................................             (43)                --             --                  (43)
Write-down of note receivable and investments...............            (104)                --             --                 (104)
Loss from unconsolidated joint venture......................            (127)                --             --                 (127)
Gain on sale of assets......................................             385                 --             --                  385
                                                                    --------           --------         ------             --------
Net loss before minority interest and extraordinary items...         (48,472)           (11,449)            --              (59,921)
Minority interest...........................................               7                 --             --                    7
                                                                    --------           --------         ------             --------
Net loss before extraordinary items.........................         (48,465)           (11,449)            --              (59,914)
Extraordinary gain on extinguishments of debt...............              --              1,639             --                1,639
                                                                    --------           --------         ------             --------
Net loss....................................................        $(48,465)          $ (9,810)            --             $(58,275)
                                                                    ========           ========         ======             ========
Pro forma basic and diluted net loss per share..............        $  (1.13)                                              $  (1.32)
                                                                    ========                                               ========
Weighted average shares of common stock outstanding used in
  computing pro forma basic and diluted net loss per share..          42,807                             1,341       2       44,148
                                                                    ========                            ======             ========

                         iVILLAGE INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001
                       (in thousands, except share data)


1. The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2001 are as follows:

     a) Adjustment to cash for the cash portion of the acquisition price of approximately $9,808.

     b) Adjustment to goodwill to reflect the excess of the purchase price over the fair value of the net assets acquired, calculated as follows:

      Cash portion of purchase price.......................................    $ 9,808
      Value of stock portion of purchase price.............................      3,500
      Transaction costs....................................................        500
                                                                               -------
      Purchase price.......................................................     13,808
      Fair value of net assets to be acquired..............................     11,598
                                                                               -------
      Goodwill.............................................................    $ 2,210
                                                                               =======


   The fair value of net assets to be acquired is Promotions.com's stockholders' equity balance of $13,836, less an estimated $2,238 of purchase reserves for a severance plan for Promotions.com employees, directors and officers liability insurance, and other miscellaneous items.


   The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal and other analyses of fair values. The final allocation may differ from the amounts above. In the event that the excess of the purchase price over the fair value of the net assets acquired is entirely allocated to intangible assets with a three year useful life, the resulting amortization charge would be $733.


     c) Adjustment to reflect the elimination of all of Promotions.com stockholders' equity balances.

     d) Adjustment to reflect the issuance of approximately 1,341,000 shares of iVillage common stock for the acquisition. The actual number of shares will be determined based upon the value of the common stock for the five days preceding the second to last day of the tender offer period.

   The value of the common stock to be issued in connection with the acquisition was estimated as $2.61, the average value of the iVillage common stock for the two business days before, the day of, and the two business days after the date the terms of the acquisition were agreed to and announced.

2. The pro forma adjustment to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 reflects an adjustment to the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 1,341,000 shares of common stock in connection with the acquisition of Promotions.com.

       iVILLAGE AND PROMOTIONS.COM MARKET PRICE AND DIVIDEND INFORMATION


   The following table shows the high and low sales prices for shares of iVillage common stock and for shares of Promotions.com common stock for the periods shown in the table. iVillage has not declared any cash dividend since the completion of its initial public offering in March 1999 and Promotions.com has not declared any cash dividend since the completion of its initial public offering in September 1999.


   Since March 19, 1999, shares of iVillage common stock have been listed and traded on the Nasdaq National Market under the symbol "IVIL." Shares of Promotions.com common stock commenced trading on the Nasdaq National Market on September 24, 1999. During the third quarter of 2001, Promotions.com shares were delisted from the Nasdaq National Market and commenced trading on the Over-the-Counter Bulletin Board under the symbol "PRMO.OB." iVillage prices are as reported on the Nasdaq National Market. Promotions.com prices through June 29, 2001 are as reported on the Nasdaq National Market and the prices from June 30, 2001 to April 25, 2002 are as reported on the Over-the-Counter Bulletin Board. As of December 31, 2001, iVillage had 646 holders of record of its common stock and Promotions.com had approximately 91 holders of record of its common stock.


                                                                                                  iVillage        Promotions.com
                                                                                               ---------------    --------------
                                       Calendar Year                                            High      Low      High     Low
  -----------------------------------------------------------------------------------------    ------   ------    ------   -----
2000
  First quarter............................................................................    $27.31   $13.44    $24.00   $8.50
  Second quarter...........................................................................    $16.00   $ 6.06    $ 9.69   $3.94
  Third quarter............................................................................    $ 9.06   $ 2.75    $ 7.75   $1.38
  Fourth quarter...........................................................................    $ 4.13   $ 0.63    $ 2.44   $0.02
2001
  First quarter............................................................................    $ 2.50   $ 0.38    $ 0.81   $0.19
  Second quarter...........................................................................    $ 1.99   $ 0.50    $ 0.54   $0.11
  Third quarter............................................................................    $ 1.55   $ 0.57    $ 0.40   $0.15
  Fourth quarter...........................................................................    $ 1.99   $ 0.86    $ 0.54   $0.15
2002
  First quarter............................................................................    $ 2.85   $ 1.63    $ 0.89   $0.41
  Second quarter (through April 25, 2002)..................................................    $ 2.70   $ 1.86    $ 0.89   $0.79


   On February 11, 2002, the last full trading day before iVillage and Promotions.com announced the proposed merger, shares of iVillage common stock closed at $2.47 per share, and shares of Promotions.com common stock closed at $0.84 per share. On April 25, 2002, the most recent practicable date before the date of this proxy statement/prospectus, shares of iVillage common stock closed at $1.90 per share. On April 24, 2002, the most recent practicable date prior to the filing of this proxy statement/prospectus for which trading was reported, shares of Promotions.com common stock closed at $0.84 per share. For information regarding how changes in the trading prices of iVillage common stock and Promotions.com common stock impact the value of the merger consideration, see "Risk Factors" -- No adjustments to the value of the stock portion will be made as a result of decreases in the market price of iVillage common stock prior to the effective time of the merger.

   Following completion of the merger, shares of iVillage common stock will trade on the Nasdaq National Market under the symbol "IVIL."


   In the merger agreement, Promotions.com has agreed that prior to the effective time of the merger or when the merger agreement is terminated, Promotions.com will not declare or pay any dividend or other distribution.

                     DESCRIPTION OF iVILLAGE CAPITAL STOCK


   iVillage's restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of iVillage common stock, par value $0.01 per share, and 5,000,000 shares of iVillage preferred stock, par value $0.01 per share, issuable in series. As of December 31, 2001, 52,608,839 shares of common stock were outstanding and no shares of preferred stock were outstanding. As of December 31, 2001, 1,203,446 shares of common stock were held in the treasury of iVillage, 11,577,786 options were outstanding pursuant to iVillage's stock plans and 677,401 shares of iVillage common stock remained unissued but authorized for issuance under iVillage's stock plans.


   The following is a summary of some of the provisions of iVillage's restated certificate of incorporation and bylaws. Copies of these documents are filed as exhibits to the registration statement of which this proxy statement/ prospectus forms a part and are incorporated into this proxy statement/ prospectus by reference. This summary is qualified in its entirety by iVillage's restated certificate of incorporation and bylaws. For information on how to obtain a copy of iVillage's restated certificate of incorporation and bylaws, see "Where You Can Find More Information" on page 151.


iVillage Common Stock

   Each holder of shares of iVillage common stock is entitled to one vote per share with respect to all matters to be voted on by the stockholders and there are no cumulative voting rights. Holders of shares of iVillage common stock have no preemptive rights to purchase or subscribe for iVillage's securities, and the shares of iVillage common stock are not convertible or subject to redemption by iVillage. Subject to preferences that may be applicable to any preferred shares outstanding at the time, holders of shares of common stock are entitled to dividends that may be declared by iVillage's board of directors from time to time out of funds legally available for dividends. In the event of the liquidation of iVillage, holders of shares of iVillage common stock would share pro rata in any assets that remain after payment of debts and satisfaction of any liquidation preference on any outstanding iVillage preferred shares. All outstanding shares are fully paid and nonassessable.

   Continental Stock Transfer and Trust Company is the registrar and transfer agent for the shares of iVillage common stock.

iVillage Preferred Shares

   iVillage's board of directors, without further action by the stockholders, is authorized to issue up to 5,000,000 preferred shares in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in that series, including:

   o dividend rights;

   o preferences, limitations or relative rights with respect to redemption rights;

   o preferences on liquidation;

   o conversion rights;

   o voting rights; and

   o limitations on issuance of additional shares.

   Issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any preferred shares.

Warrants

   As of January 1, 2002, iVillage had outstanding warrants to purchase 2,450,908 shares of common stock at a weighted average exercise price of $1.04 per share.

Special Meetings

   Special meetings of iVillage's stockholders may be called by the iVillage board of directors, the chairman of the board, the chief executive officer or by stockholders holding at least 10% of iVillage's voting securities then outstanding.

Voting

   Holders of shares of iVillage common stock are entitled to cast one vote per share on matters submitted to a vote of stockholders and do not have cumulative voting rights. Any director may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Because the shares of iVillage common stock do not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and the holders of the remaining shares will not be able to elect any directors.

   The affirmative vote of 66 2/3% of the then outstanding voting securities of iVillage is required to amend, repeal or modify the following provisions of iVillage's charter and bylaws:

   o the provision of iVillage's charter prohibiting cumulative voting;

   o the provision of iVillage's charter prohibiting actions by written consent of iVillage's stockholders;

   o the provision of iVillage's bylaws that prohibits any person (other than iVillage's board of directors, the chairman of the board, the chief executive officer or by stockholders holding at least 10% of iVillage's voting securities then outstanding) from calling a special meeting of stockholders and governing the procedures applicable to any properly called special meeting of stockholders;

   o the provision of iVillage's bylaws requiring advance notice and governing the procedure for any stockholder to make nominations for the election of directors or propose any business to be considered at any stockholder meeting; and

   o the provision of iVillage's bylaws dividing its board of directors into three classes, the terms of which expire successively over a three-year period.

   iVillage's bylaws provide that stockholders who wish to nominate directors or to bring business before a stockholders' meeting must notify iVillage and provide specified pertinent information at least 120 days before the meeting date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. If no special meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date specified in the proxy statement, the stockholder must give notice within a reasonable time before the solicitation is made.

   iVillage's board of directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. Currently, the term of the Class I directors expires in 2002, the term of the Class II directors expires in 2003, and the term of Class III directors expires in 2004.

Business Combination Law

   Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a "business combination" with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

   o prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

   o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

   o on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

   Delaware law defines a "business combination" generally as:

   o a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;

   o a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

   o with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

   o any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder; or

   o any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

Limitation of Director Liability and Indemnification Arrangements

   iVillage's certificate of incorporation contains a provision that limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to iVillage and iVillage's stockholders for monetary damages for breach of directors' fiduciary duty of care. The provision does not change the liability of a director for:

   o breach of the duty of loyalty to iVillage or to its stockholders;

   o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   o an unlawful payment of dividend or unlawful stock purchase or redemption covered by Section 174 of the Delaware General Corporation Law; or

   o any transaction from which a director received an improper personal benefit.

   Under the certificate of incorporation, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

   iVillage's bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. iVillage has also entered into indemnification agreements with its executive officers and directors containing provisions which may require iVillage, among other things, to indemnify its executive officers and directors against any and all expenses (including attorney's fees and all other costs, expenses and obligations, incurred in connection with investigating, defending, being a witness in or participating in or preparing to defend, be a witness in or participate in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigations), judgments, fines, penalties and amounts paid in settlement of any pending, threatened or completed action, suit, claim, hearing, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other including all taxes imposed on such payment that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Certain of such liabilities may not be covered by insurance.

   Under iVillage's bylaws, it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, against any liability asserted against the person or incurred by him or her in one of these roles, whether or not iVillage would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. iVillage has purchased director and officer liability insurance on behalf of its directors and officers.

Hearst Stockholder Agreement

   As a condition to the closing of the merger with Women.com, iVillage and Hearst entered into an amended and restated stockholder agreement dated as of June 20, 2001. The stockholder agreement sets forth certain obligations, restrictions and limitations relating to the securities issued to Hearst pursuant to the Women.com merger agreement and purchased by Hearst pursuant to the related amended and restated securities purchase agreement. The stockholder agreement applies to all voting securities of iVillage owned by Hearst on June 20, 2001 and all voting securities of iVillage subsequently acquired by Hearst. The following is a summary of the material terms of the stockholder agreement.

   Purchase Restrictions. The stockholder agreement places a cap on the number of iVillage voting securities that Hearst and its affiliates may own. This cap may be exceeded only with (i) the unanimous written consent of the iVillage board of directors or (ii) the approval of all of the non-Hearst board designees present at a meeting of the iVillage board of directors at which a quorum is present. Under the stockholder agreement, Hearst and its affiliates are prohibited from owning voting securities of iVillage in excess of 32.122% of the total number of iVillage voting securities outstanding at any time. In August 2001, iVillage agreed to permit certain affiliates of Hearst to purchase in open market transactions up to an aggregate of 550,000 additional shares of iVillage common stock. Assuming the purchase of this entire amount, Hearst's restricted ownership percentage would increase to 33.094% of the total number of iVillage voting securities outstanding at any time.

   Restrictions on Stockholder Activities. The stockholder agreement provides that unless Hearst obtains

   o the unanimous written consent of iVillage's board of directors; or

   o the approval of all of the non-Hearst board designees present at a meeting of the iVillage board of directors at which a quorum is present,

Hearst may not, as it relates to iVillage, initiate or engage in proxy solicitations, solicit stockholders or induce others to do so, initiate stockholder proposals or tender offers, call stockholders' meetings, act by written consent or place any voting securities in a voting trust or other voting agreement.

   Quorum Obligations. The stockholder agreement requires Hearst and each of its affiliates to be present in person or represented by proxy at all iVillage stockholder meetings so that their iVillage shares may be counted for the purpose of determining a quorum.

   Voting Obligations. The stockholder agreement allows Hearst to vote its iVillage shares as it wishes so long as the aggregate amount of Hearst's shares does not exceed 25% of the outstanding iVillage voting securities as of the date of the calculation. However, any voting securities held by Hearst or its affiliates in excess of 25% of the outstanding voting securities must be voted by Hearst and its affiliates in the manner recommended to iVillage stockholders by

   o the unanimous written consent of iVillage's board of directors; or

   o the non-Hearst board designees present at a meeting of the iVillage board of directors at which a quorum is present.

   Board Representation. The stockholder agreement requires iVillage to appoint three representatives of Hearst to separate classes of the iVillage board of directors. iVillage must appoint one of these board members to the nominating committee and one to the compensation committee. In addition, the stockholder agreement requires iVillage to appoint five independent directors to the board. An independent director is defined as any person who is not and has not been for the past three years affiliated with Hearst or its affiliates or an employee of iVillage or any of its subsidiaries.

   So long as Hearst or its affiliates holds at least 10% of the outstanding voting securities of iVillage, Hearst may recommend and iVillage's nominating committee must recommend to the iVillage board that number of nominees of Hearst or its affiliates as follows:

   o so long as Hearst holds at least 14,547,723 shares of iVillage common stock, Hearst may designate three nominees;

   o so long as Hearst holds at least 12,001,871 shares of iVillage common stock, but less than 14,547,723 shares of iVillage common stock, of its initial equity investment, Hearst may designate two nominees;

   o so long as Hearst holds at least 1,818,466 shares of iVillage common stock, but less than 12,001,871 shares of iVillage common stock, Hearst may designate one nominee.

   If, after the election of directors pursuant to the above requirements, the number of voting securities held by Hearst decreases below the stated thresholds, any excess directors must immediately resign. If the number of voting securities held by Hearst falls below 1,818,466, all Hearst designated board members must immediately resign and all quorum and voting obligations cease. However, if the number of voting securities held by Hearst returns to at least 1,818,466, all rights and obligations under the agreement revive for the duration of the term of the agreement.

   The stockholder agreement also provides that if iVillage issues voting securities in a single transaction or a series of related transactions and the number of iVillage voting securities outstanding immediately after that transaction or series of related transactions:

   o is greater than 20% but less than 40% of such number of voting securities, then, at the request of iVillage, Hearst and its affiliates must cooperate with iVillage and take all action reasonably necessary to increase the size of the iVillage board of directors to 11 and to fill the vacancy resulting therefrom with an independent director; or

   o is equal to or greater than 40% of such number of voting securities, then, at the request of iVillage, Hearst Communications and its affiliates must cooperate with iVillage and take all action reasonably necessary to increase the size of the iVillage board of directors to 12 and to fill the vacancies resulting therefrom with two independent directors.

In either case, the independent directors appointed as a result of the increased board size must be approved by either the unanimous written consent of the iVillage board of directors or all members of the iVillage board of directors at any properly noticed board meeting at which a quorum is present, including all of the non-Hearst board designees present at the meeting.

   Transfer Restrictions. Except for certain permitted transfers, for so long as Hearst and its affiliates own voting securities representing at least 10% of iVillage's outstanding voting securities, Hearst may not transfer any voting securities of iVillage without:

   o the approval of all of the non-Hearst directors present at a meeting of the board of directors of iVillage at which a quorum is present; or

   o the unanimous written consent of the iVillage board of directors.

The following transfers are permitted without the approval of the non-Hearst directors or the unanimous written consent of the iVillage board of directors:

   o a pledge of voting securities pursuant to a bona fide loan transaction that creates a mere security interest;

   o a repurchase of voting securities by iVillage;

   o a bona fide gift of voting securities;

   o a sale or transfer of voting securities to a third party that does not result in the third party holding more than 10% of iVillage's voting securities;

   o a sale or transfer of voting securities pursuant to a tender offer or exchange approved by the board of directors;

   o a sale or transfer of voting securities in connection with a merger or consolidation approved by the iVillage board of directors; and

   o a sale or transfer in connection with the sale of all or substantially all of iVillage's assets approved by the iVillage board of directors.

   In the case of pledges and gifts, Hearst must notify iVillage in advance and the transferee must agree to be bound by the stockholder agreement. In addition, without obtaining approval from the non-Hearst members of the board of directors, Hearst may transfer voting securities to its affiliates provided that the affiliates agree to be bound by the terms of the stockholder agreement. In the event that Hearst ceases to own or control at least 80% of the affiliate or ceases to control the management or policies of the affiliate, the affiliate will lose all ownership and voting rights in the voting securities and will be required to transfer them back to Hearst.

   Term. The stockholder agreement expires on June 20, 2006 unless earlier terminated by mutual written consent of iVillage and Hearst. Upon any early termination, any Hearst designees serving on the iVillage board of directors must resign immediately.

             COMPARISON OF THE RIGHTS OF HOLDERS OF PROMOTIONS.COM
                     COMMON STOCK AND iVILLAGE COMMON STOCK


   As a result of the merger, Promotions.com stockholders will become holders of shares of iVillage common stock. Both Promotions.com and iVillage are Delaware corporations. The rights of Promotions.com stockholders are currently governed by the Promotions.com charter, the Promotions.com bylaws and the laws of Delaware. Following the merger, the rights of all former holders of shares of Promotions.com common stock will be governed by the iVillage charter, the iVillage bylaws and the laws of Delaware.


   The following is a summary comparison of some material provisions of the Promotions.com and iVillage bylaws and charter and the differences between the rights of holders of shares of Promotions.com common stock and holders of shares of iVillage common stock. This summary is qualified by reference to the charter and bylaws of the two companies. For information on how to obtain a copy of the charter and bylaws of the two companies, see "Where You Can Find More Information" on page 151.


Authorized Capital Stock

   The total number of authorized shares of capital stock of Promotions.com is 51,000,000, consisting of 50,000,000 shares of Promotions.com common stock, par value $0.001 per share, and 1,000,000 Promotions.com preferred shares, par value $0.001 per share. The total number of authorized shares of capital stock of iVillage is 205,000,000, consisting of 200,000,000 shares of iVillage common stock, par value $0.01 per share, and 5,000,000 iVillage preferred shares, par value $0.01 per share.

Stockholder Rights Plan

   Promotions.com has enacted a Stockholders Rights Plan. Under this plan, rights are issued along with each of the shares of Promotions.com common stock. Holders of these rights can purchase from Promotions.com, under certain conditions, a portion of a share of preferred stock, or receive shares of common stock, or of the common stock of an entity acquiring Promotions.com, or other consideration, having a value equal to twice the exercise price of the right. The exercise price of the right is $10. This arrangement is often called a "poison pill." The Promotions.com poison pill could have the effect of delaying or preventing a change of control of Promotions.com, even if a change in control was in the stockholders' interest. iVillage has no such arrangement. The Promotions.com Stockholder Rights Plan was amended as of February 11, 2002 for the purpose of making it inapplicable to the offer and the merger.

Size of the Board of Directors

   Delaware law permits the charter or the bylaws of a corporation to govern the number and terms of directors. If the number of directors is fixed in the charter, a change in the number of directors may not be made without amending the charter. The Promotions.com bylaws provide that the number of directors will be fixed by one or more resolutions adopted by the board of directors or by the stockholders at a special meeting or at the annual meeting. The iVillage bylaws provide that the number of directors will be specified in the bylaws and further provides that any amendment to the bylaws relating to an increase or decrease in the authorized number of directors will require approval by at least 66 2/3% of the stockholders then entitled to vote if the amendment is made by the stockholders. The iVillage bylaws provides for a classified board and the iVillage bylaws provide that the board of directors will consist of ten members.

Classified Board of Directors

   Delaware law permits the charter or bylaws of a corporation to provide that directors be divided into up to three classes, with the term of office of each class of directors expiring in successive years. The iVillage bylaws provide that the board of directors will be divided into three classes, with each class elected for a term of three years. The Promotions.com bylaws provide that the board of directors will consist of a single class.

Cumulative Voting

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the charter. iVillage's charter specifically provides that cumulative voting is not available to iVillage stockholders. Promotions.com's charter does not specifically provide for cumulative voting and accordingly, under Delaware law, cumulative voting also is not available to Promotions.com stockholders.

Removal of Directors

   Under Delaware law, except in the case of a corporation with a classified board or with cumulative voting, the holders of a majority of the shares entitled to vote at any election of directors may remove any director or the entire board, with or without cause. The iVillage bylaws and the Promotions.com bylaws specifically provide that any director or the entire board of directors may be removed, with or without case, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors

   Under Delaware law, a majority of the directors then in office may fill vacancies and newly created directorships. In some cases of vacancies of a majority of the board, stockholders may petition a court to fill vacancies. The Promotions.com bylaws provide that if a director is removed from the board of directors by a vote of the majority of the shares then entitled to vote at an election of directors, the vacancy or vacancies may, but need not, be filled by the stockholders at the same meeting or at a special meeting of the stockholders called for that purpose. In the event a vacancy occurs for any other reason, including death, resignation, removal or increase in the number of directors, the vacancy must be filled by a majority of the members of the board of directors, whether or not a quorum exists. The iVillage bylaws provide:

   o that vacancies resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director;

   o that vacancies not resulting from an increase in the authorized number of directors may be filled by a majority vote of the remaining directors of the class in which the vacancy occurs;

   o that vacancies created by the removal of a director by vote of the stockholders or by court order may be filled only by the vote of a majority of the shares represented and voting at a meeting at which a quorum is present; and

   o if at the time of a vacancy the number of directors then in office constitutes less than a majority of the whole board, any stockholder or stockholders holding at least 10% of iVillage's shares may apply to the Delaware Court of Chancery to order an election.

Charter Amendments

   Under Delaware law, the charter of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless the charter requires the vote of a greater number of shares. In addition, Delaware law provides that each class or series of stock affected, even if that class or series would not otherwise have these rights, must approve by a majority vote amendments that make changes relating to that class or series by increasing or decreasing the par value or the aggregate number of authorized shares of that class or series, or otherwise adversely affecting the rights of that class or series. Promotions.com's charter provides that it may be amended in accordance with and as prescribed by Delaware law. iVillage's charter provides that it may be amended in accordance with and as prescribed by Delaware law. However, the iVillage charter specially provides that any amendment to the provisions of the charter regarding cumulative voting will require an affirmative vote of at least 66 2/3% of the shares then entitled to vote on that amendment.

Bylaw Amendments

   Under Delaware law, the stockholders may adopt, amend or repeal the bylaws. A corporation's charter may also grant this power to the board of directors. However, if the power to adopt, amend and repeal the bylaws is granted to the directors, the stockholders still hold the power to adopt, amend or repeal the bylaws. The Promotions.com charter does not grant the board concurrent power with the stockholders to adopt, amend or repeal the Promotions.com bylaws. The iVillage charter does grant the board concurrent power with the stockholders to adopt, amend or repeal the iVillage bylaws. In addition, the iVillage charter provides that the affirmative vote of the holders of 66 2/3% of the iVillage capital stock then outstanding is required to amend, alter, repeal or adopt certain bylaw provisions, including any bylaw provision changing the number of authorized directors and the bylaws provisions regarding special meetings and advance notice of stockholder nominees and stockholder business.

Advance Notice of Director Nominations and New Business

   Rule 14a-8 of Regulation 14A of the Exchange Act provides that stockholders who wish to nominate a director or to bring business before a stockholders' meeting must notify the applicable company and provide pertinent information at least 120 days before the meeting date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date specified in the proxy statement, then notice must be provided within a reasonable time before the solicitation is made. The Promotions.com bylaws do not specifically provide for a stockholder to nominate directors or to bring business before the annual meeting, therefore Promotions.com stockholders nominate directors and bring business before a stockholders' meeting in accordance with Rule 14a-8. Similarly, iVillage's bylaws specifically provide for procedures to bring business before a stockholders' meeting that are the same as the procedures set forth in Rule 14a-8 and described above.

Special Meetings of Stockholders

   Delaware law provides that the board of directors or any person authorized in the corporation's charter or bylaws may call a special meeting of stockholders. The Promotions.com bylaws provide that a special meeting of the stockholders for any purpose may be called by the president, the board or directors or the holders of at least 20% of all shares of Promotions.com common stock outstanding and entitled to vote at the special meeting. The iVillage bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer or by stockholders holding at least 10% of the voting power of the corporation.

Stockholder Action Without a Meeting

   Under Delaware law, unless the charter provides otherwise, stockholders may take any action without a meeting, without prior notice and without a vote, if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize that action at a meeting at which all shares entitled to vote on the matter were present and voted, sign a written consent setting forth the action taken. The Promotions.com stockholders may take action without a meeting in accordance with Delaware law. The iVillage charter provides that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws and no action shall be taken by the stockholders by written consent.

Indemnification of Directors and Officers

   Under Delaware law, a corporation is permitted to provide indemnification or advancement of expenses against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with a proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. However, no indemnification is permitted if the person is adjudged to be liable to the corporation, unless the Delaware Court of Chancery determines that the person is entitled to indemnity. Both the Promotions.com bylaws and the iVillage bylaws provide that the corporation will indemnify directors and officers to the full extent permitted by Delaware law and will advance expenses incurred by an officer or director entitled to indemnification.

Limitation of Personal Liability of Directors

   Delaware law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, Delaware law does not provide for the limitation of liability of a director for:

   o any breach of the director's duty of loyalty to the corporation or its stockholders;

   o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

   o paying a dividend or approving a stock repurchase that was illegal under applicable law; or

   o any transaction from which the director derived an improper personal benefit.

   Both the Promotions.com charter and the iVillage charter eliminate the monetary liability of directors to the fullest extent permitted by law.

Preemptive Rights

   Under Delaware law, a stockholder does not have preemptive rights unless the corporation's charter specifically grants those rights. Neither the Promotions.com charter nor the iVillage charter grants preemptive rights to its respective stockholders.

Distributions

   Under Delaware law, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter, either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the board declares the dividend and/or the preceding fiscal year. Delaware law does not permit distributions out of net profits.
If, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, Delaware law prohibits the directors from declaring and paying out of the net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been eliminated. The Promotions.com bylaws provide that dividends may be declared by the board of directors pursuant to Delaware law at any regular or special meeting. The Promotions.com bylaws also provide that the board of directors may set aside a dividend reserve before payment of a dividend. The iVillage charter and bylaws do not contain provisions regarding the payment of dividends.

                                 LEGAL MATTERS

   Legal matters with respect to the validity of the shares of iVillage common stock to be issued pursuant to the terms of the offer and the merger will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements of iVillage Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 have been included in this registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Promotions.com as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 have been included in this registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.


   Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting to be held on May 24, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Promotions.com's executive officers, directors and persons owning more than 10% of Promotions.com's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Promotions.com common stock and other equity securities of Promotions.com. Directors, officers and greater than ten percent holders are required by Securities and Exchange Commission regulations to furnish Promotions.com with copies of all Section 16(a) reports they file.

   To the knowledge of Promotions.com, based solely on a review of the copies of the above-referenced reports furnished to Promotions.com and written representations regarding all reportable transactions, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements were complied with on time, except that Mr. Berg's Initial Statement of Beneficial Ownership of Securities on Form 3 was filed one day late.


                      WHERE YOU CAN FIND MORE INFORMATION

   iVillage and Promotions.com file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that iVillage and Promotions.com file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. iVillage's and Promotions.com's Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Web site at: http://www.sec.gov. Reports, proxy statements and other information concerning iVillage can also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street N.W., Washington, D.C. 20006.


   iVillage has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of iVillage for the shares of iVillage common stock to be issued to Promotions.com's stockholders in the merger. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to iVillage and the shares of iVillage common stock, you should consult the registration statement and its exhibits. Statements contained in this proxy statement/ prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the Securities and Exchange Commission for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.


   You can request a free copy of the above filings by writing or calling:


                  iVillage Inc.                          Promotions.com, Inc.
             500-512 Seventh Avenue                  268 West 44th Street, 4th Floor
            New York, New York 10018                    New York, New York 10036
            Telephone: (212) 600-6000                  Telephone: (212) 971-9800
          Attention: Investor Relations               Attention: Investor Relations




   In order to ensure timely delivery of these documents, you should make your request by May 17, 2002.

   Neither iVillage nor Promotions.com has authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this proxy statement/prospectus or in the documents that iVillage or Promotions.com files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement/prospectus or in the documents that iVillage or Promotions.com files publicly with the SEC.

   If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or if you are a person to whom it is unlawful to direct those activities, the offer presented by this proxy statement/prospectus is not extended to you.

   The information contained in this proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.


   With respect to the information contained in this document, iVillage has supplied the information concerning iVillage and Virgil Acquisition Corp., and Promotions.com has supplied the information concerning Promotions.com.


                                 OTHER MATTERS

   Promotions.com does not intend to hold a 2002 annual meeting of stockholders prior to the scheduled completion of the merger. If the merger is not completed and Promotions.com does hold a 2002 annual meeting, Promotions.com will notify you of such meeting, including the date by which stockholder proposals must be received at Promotions.com's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

   Promotions.com does not intend to bring any other matters before the special meeting, and is not aware of any other matters that are expected to be brought properly before the special meeting.

                          INDEX TO FINANCIAL STATEMENTS

                         iVILLAGE INC. AND SUBSIDIARIES
                        Consolidated Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Accountants .......................................    F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000 ............    F-3
Consolidated Statements of Operations for the years ended December 31,
  2001, 2000 and 1999....................................................    F-4
Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 2001, 2000 and 1999.......................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31,
  2001, 2000 and 1999....................................................    F-6
Notes to Consolidated Financial Statements ..............................    F-7

                              PROMOTIONS.COM, INC.

                              Financial Statements

Report of Independent Accountants .......................................   F-33
Balance Sheets as of December 31, 2001 and 2000 .........................   F-34
Statements of Operations for the years ended December 31, 2001, 2000 and
  1999...................................................................   F-35
Statements of Stockholders' Equity (Deficit) for the years ended
  December 31, 2001, 2000 and 1999.......................................   F-36
Statements of Cash Flows for the years ended December 31, 2001, 2000 and
  1999...................................................................   F-37
Notes to Financial Statements ...........................................   F-38

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of iVillage Inc.:

   In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of iVillage Inc. and its subsidiaries at December 31, 2001 and December 31, 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing in Part II, Item 21(b) on page II-5 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



                                                /s/ PricewaterhouseCoopers LLP

New York, New York
January 31, 2002
Except for Note 12 as to which the date
is April 5, 2002
                         iVILLAGE INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)



                                                               December 31,
                                                           ---------------------
                                                             2001         2000
                                                           ---------   ---------
                         ASSETS
Current assets:
  Cash and cash equivalents............................    $  29,831   $  48,963
  Accounts receivable, less allowance for doubtful
   accounts of $2,286 and $1,007, respectively.........        6,722       7,864
  Other current assets.................................       13,668       9,700
                                                           ---------   ---------
    Total current assets ..............................       50,221      66,527
Restricted cash .......................................        8,474       9,250
Fixed assets, net .....................................       21,465      20,057
Goodwill and other intangible assets, net .............       51,903      36,432
Other assets ..........................................          324         137
Non-current assets of discontinued operations .........           --          56
                                                           ---------   ---------
    Total assets ......................................    $ 132,387   $ 132,459
                                                           =========   =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................    $  16,070   $  18,695
  Deferred revenue.....................................        2,734       6,337
  Deferred rent........................................          348         361
  Net current liabilities of discontinued operations...          103         882
                                                           ---------   ---------
    Total current liabilities .........................       19,255      26,275
Deferred rent, net of current portion .................        4,273       4,818
                                                           ---------   ---------
    Total liabilities .................................       23,528      31,093
Minority interest .....................................          102          --
Commitments and contingencies
Stockholders' equity:
Preferred stock--par value $.01, 5,000,000 shares
  authorized, no shares issued and outstanding at
  December 31, 2001 and 2000, respectively.............           --          --
Common stock--par value $.01, 200,000,000 and
  65,000,000 shares authorized at December 31,
  2001 and 2000, respectively; 53,812,285 and
  29,706,770 shares issued at December 31,
  2001 and 2000, respectively; 52,608,839 and
  29,706,770 shares outstanding at December 31, 2001
  and 2000, respectively...............................          538         297
Additional paid-in capital ............................      544,006     495,758
Accumulated deficit ...................................     (432,781)   (384,316)
Treasury stock at cost (1,203,446 shares) .............         (502)         --
Stockholders' notes receivable ........................       (1,982)     (7,148)
Unearned compensation and deferred advertising ........         (522)     (3,225)
                                                           ---------   ---------
    Total stockholders' equity ........................      108,757     101,366
                                                           ---------   ---------
    Total liabilities and stockholders' equity ........    $ 132,387   $ 132,459
                                                           =========   =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)



                                                                       Year Ended December 31,
                                                                  ---------------------------------
                                                                    2001        2000         1999
                                                                  --------    ---------   ---------
Revenue .......................................................   $ 60,041    $  76,352   $  36,576
Operating expenses:
  Editorial, product development and technology................     33,500       35,327      20,652
  Sales and marketing..........................................     30,211       46,711      46,061
  Sales and marketing--NBC/Hearst expenses.....................      5,967        7,387      17,465
  General and administrative...................................     17,702       22,634      13,164
  Depreciation and amortization................................     23,529       37,681      25,720
  Impairment of goodwill.......................................         --       98,056          --
                                                                  --------    ---------   ---------
    Total operating expenses ..................................    110,909      247,796     123,062
                                                                  --------    ---------   ---------
Loss from operations ..........................................    (50,868)    (171,444)    (86,486)
  Interest income, net.........................................      2,285        5,261       4,085
  Other (expense) income, net..................................        (43)         595         271
  Write-down of note receivable and investments................       (104)     (13,496)         --
  Loss from unconsolidated joint venture.......................       (127)        (422)         --
  Gain on sale of assets.......................................        385           --          --
                                                                  --------    ---------   ---------
Net loss before minority interest .............................    (48,472)    (179,506)    (82,130)
Minority interest .............................................          7           --          --
                                                                  --------    ---------   ---------
Net loss from continuing operations ...........................    (48,465)    (179,506)    (82,130)
Discontinued operations                                                 --      (11,922)    (10,871)
                                                                  --------    ---------   ---------
Net loss ......................................................   $(48,465)   $(191,428)  $ (93,001)
                                                                  --------    ---------   ---------
Preferred stock deemed dividend ...............................         --           --     (23,612)
                                                                  --------    ---------   ---------
Net loss attributable to common stockholders ..................   $(48,465)   $(191,428)  $(116,613)
                                                                  ========    =========   =========
Basic and diluted net loss per share from continuing
  operations...................................................   $  (1.13)   $   (6.05)  $   (3.93)
                                                                  ========    =========   =========
Basic and diluted net loss per share from discontinuing
  operations...................................................   $     --    $   (0.40)  $   (0.52)
                                                                  ========    =========   =========
Basic and diluted net loss per share attributable to common
  stockholders.................................................   $  (1.13)   $   (6.45)  $   (5.58)
                                                                  ========    =========   =========
Weighted average shares of common stock outstanding used in
  computing basic and diluted net loss per share...............     42,807       29,683      20,901
                                                                  ========    =========   =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)


                                                              Convertible
                                                            Preferred Stock
                                                               Series A-E             Common Stock       Additional   Treasury
                                                          --------------------    -------------------     Paid in     Stock at
                                                            Shares      Amount      Shares     Amount     Capital       Cost
                                                            ------      ------      ------     ------     -------       ----
Balance at January 1, 1999............................     43,702,139    $ 22      2,113,385    $ 21      $112,849      $  --
Conversion of preferred stock.........................    (43,702,139)    (22)    14,785,205     148          (126)
 Issuance of common stock in connection with initial
  public offering, net ...............................                             4,197,500      42        91,347
 Issuance of common stock in connection with
  secondary public offering, net .....................                             2,700,000      27        70,783
 Issuance of common stock in connection with business
  acquisitions .......................................                             3,883,649      39       172,886
 Issuance of common stock and warrants to NBC ........                             1,629,677      16        19,965
 Issuance of common stock in connection with the
  exercise of stock options and warrants .............                               282,362       3           965
 Issuance of stock options to employees, consultants
  and directors ......................................                                                       2,618
 Preferred stock deemed dividend .....................                                                      23,612
 Amortization of unearned compensation and deferred
  advertising costs ..................................
 Repayment of stockholder notes receivable ...........
 Net loss ............................................
                                                          -----------    ----     ----------    ----      --------      -----
Balance at December 31, 1999..........................             --      --     29,591,778     296       494,899         --
 Additional costs in connection with secondary public
  offering ...........................................                                                        (451)
 Issuance of common stock in connection with the
  exercise of stock options ..........................                               114,992       1           897
 Extension of stock option life ......................                                                         413
 Notes receivable due from stockholders in connection
  with exercise of options ...........................
 Amortization of unearned compensation and deferred
  advertising costs ..................................
 Repayment of stockholders' notes receivable .........
 Net loss ............................................
                                                          -----------    ----     ----------    ----      --------      -----
Balance at December 31, 2000..........................             --      --     29,706,770     297       495,758         --
 Issuance of common stock in connection with business
  acquisition, net ...................................                            14,776,469     148        28,339
 Issuance of common stock in connection with rights
  offering, net ......................................                             9,324,000      93        19,907
 Issuance of common stock in connection with the
  exercise of stock options ..........................                                 5,046                     2
 Repurchase of common stock ..........................                            (1,203,446)                            (502)
 Amortization of unearned compensation and deferred
  advertising costs ..................................
 Repayment of stockholder notes receivable ...........
 Net loss ............................................
                                                          -----------    ----     ----------    ----      --------      -----
Balance at December 31, 2001..........................             --    $ --     52,608,839    $538      $544,006      $(502)
                                                          ===========    ====     ==========    ====      ========      =====


                                                                            Unearned
                                                                          Compensation
                                                          Stockholders'   and Deferred
                                                              Notes        Advertising    Accumulated
                                                           Receivable         Cost          Deficit       Total
                                                           ----------         ----          -------       -----
Balance at January 1, 1999............................      $   (565)        $(4,030)      $ (76,275)   $  32,022
Conversion of preferred stock.........................                                                         --
 Issuance of common stock in connection with initial
  public offering, net ...............................                                                     91,389
 Issuance of common stock in connection with
  secondary public offering, net .....................                                                     70,810
 Issuance of common stock in connection with business
  acquisitions .......................................                                                    172,925
 Issuance of common stock and warrants to NBC ........       (15,498)         (4,483)                          --
 Issuance of common stock in connection with the
  exercise of stock options and warrants .............                                                        968
 Issuance of stock options to employees, consultants
  and directors ......................................                        (2,618)                          --
 Preferred stock deemed dividend .....................                                       (23,612)          --
 Amortization of unearned compensation and deferred
  advertising costs ..................................                         4,862                        4,862
 Repayment of stockholder notes receivable ...........         3,875                                        3,875
 Net loss ............................................                                       (93,001)     (93,001)
                                                            --------         -------       ---------    ---------
Balance at December 31, 1999..........................       (12,188)         (6,269)       (192,888)     283,850
 Additional costs in connection with secondary public
  offering ...........................................                                                       (451)
 Issuance of common stock in connection with the
  exercise of stock options ..........................                                                        898
 Extension of stock option life ......................                                                        413
 Notes receivable due from stockholders in connection
  with exercise of options ...........................          (166)                                        (166)
 Amortization of unearned compensation and deferred
  advertising costs ..................................                         3,044                        3,044
 Repayment of stockholders' notes receivable .........         5,206                                        5,206
 Net loss ............................................                                      (191,428)    (191,428)
                                                            --------         -------       ---------    ---------
Balance at December 31, 2000..........................        (7,148)         (3,225)       (384,316)     101,366
 Issuance of common stock in connection with business
  acquisition, net ...................................                                                     28,487
 Issuance of common stock in connection with rights
  offering, net ......................................                                                     20,000
 Issuance of common stock in connection with the
  exercise of stock options ..........................                                                          2
 Repurchase of common stock ..........................                                                       (502)
 Amortization of unearned compensation and deferred
  advertising costs ..................................                         2,703                        2,703
 Repayment of stockholder notes receivable ...........         5,166                                        5,166
 Net loss ............................................                                       (48,465)     (48,465)
                                                            --------         -------       ---------    ---------
Balance at December 31, 2001..........................      $ (1,982)        $  (522)      $(432,781)   $ 108,757
                                                            ========         =======       =========    =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                            Year Ended December 31,
                                                        --------------------------------
                                                          2001        2000        1999
                                                        --------   ---------    --------
Cash flows from operating activities:
  Net loss..........................................    $(48,465)  $(191,428)   $(93,001)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Bad debt expense..................................          --         277         500
  Depreciation and amortization.....................      23,529      37,681      25,720
  Expense recognized in connection with issuance of
   warrants and stock options.......................       2,703       3,457       4,862
  Write-down of note receivable and investments.....         104      13,496          --
  Deferred rent.....................................        (357)       (170)         --
  Gain on sale of assets............................        (385)         --          --
  Print advertising expense.........................       1,765          --          --
  Loss from unconsolidated joint venture............         127         422          --
  Minority interest.................................          (7)         --          --
  Loss from discontinued operations.................          --      11,922      10,871
  Impairment of goodwill............................          --      98,056          --
Changes in operating assets and liabilities:
  Accounts receivable...............................       3,921      (1,521)     (3,393)
  Restricted cash and other assets..................       3,314      (9,633)     (2,979)
  Accounts payable and accrued expenses.............     (26,021)      4,396        (635)
  Deferred revenue..................................      (5,788)     (6,345)      9,583
  Other liabilities.................................          --          --        (157)
                                                        --------   ---------    --------
    Net cash used in operating activities of
     continuing operations..........................     (45,560)    (39,390)    (48,629)
                                                        --------   ---------    --------
Cash flows from investing activities:
  Purchase of fixed assets..........................      (5,254)    (16,745)     (3,922)
  Acquisitions of businesses and Web sites, net of
   cash acquired....................................       9,578          --     (21,475)
  Investment in Cooperative Beauty Ventures, L.L.C..        (300)         --          --
  Investment in marketable and non-marketable
   securities.......................................          --      (1,000)     (7,500)
                                                        --------   ---------    --------
Net cash provided by (used in) investing activities
  of continuing operations .........................       4,024     (17,745)    (32,897)
                                                        --------   ---------    --------
Cash flows from financing activities:
  Proceeds (payments) from issuance of common stock,
   net..............................................      18,910        (451)    162,199
  Principal payments on stockholders' notes
   receivable.......................................       5,166       5,206       3,875
  Proceeds from exercise of stock options...........           2         730         968
  Principal payments on long term debt and capital
   leases...........................................        (449)         --        (136)
  Repurchase of common stock........................        (502)         --          --
                                                        --------   ---------    --------
    Net cash provided by financing activities of
     continuing operations..........................      23,127       5,485     166,906
                                                        --------   ---------    --------
Cash used in discontinued operations................        (723)     (5,397)    (10,195)
Net (decrease) increase in cash for the period......     (19,132)    (57,047)     75,185
Cash and cash equivalents, beginning of period......      48,963     106,010      30,825
                                                        --------   ---------    --------
Cash and cash equivalents, end of period............    $ 29,831   $  48,963    $106,010
                                                        ========   =========    ========
Cash paid during the period for interest............    $     32   $      78    $     25
                                                        ========   =========    ========
Cash paid during the period for taxes...............    $    572   $     295    $    110
                                                        ========   =========    ========


Supplemental disclosure of non-cash investing and financing activities: During 1999, in connection with the Company's IPO, all preferred stock was converted into common stock (see Notes 1 and 10).

During 1999, iVillage acquired several companies and a Web site domain name through the issuance of stock (see Note 6). During 2001, iVillage acquired Women.com Networks, Inc. through the issuance of stock (see Note 6).

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Organization and Basis of Presentation

   iVillage Inc. ("iVillage" or the "Company") was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage is a leading women's media company and the number one source for women's information online. iVillage includes iVillage.com, Women.com, Business Women's Network ("BWN"), Lamaze Publishing, The Newborn Channel, iVillage Solutions and Astrology.com. iVillage.com is a leading online women's destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in over 1,100 hospitals nationwide. BWN offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members.

   In March 1999, the Company completed an initial public offering ("IPO") of 4,197,500 shares of the Company's common stock resulting in net proceeds of approximately $91.4 million. Upon closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a one for one ratio.

   In November 1999, the Company completed a secondary public offering of 2,700,000 shares of the Company's common stock resulting in net proceeds of approximately $70.8 million.


   The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to achieve profitable operations and/or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. Unless the market price of the Company's common stock increases dramatically, it is unlikely that the Company will be able to raise funds through a public offering of its common stock, although management believes that it could raise funds through a private placement of its common stock. However, there is no assurance that the Company will achieve profitable operations or that it will be able to raise adequate financing from other sources. Due primarily to the Company's lack of profitability it is unlikely that the combined company will be able to obtain any bank financing. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through the next twelve months. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if those resources were not available on terms acceptable to the Company, although there can be no assurance in this regard.


   The Company is subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the nonacceptance or rejection of the Company's services by Web consumers, vendors, sponsors and/or advertisers and the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

Note 2 -- Significant Accounting Policies and Procedures

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

 Revenue Recognition

   To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts.

   Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support the customer's broad marketing objectives, including brand promotion, awareness, product introductions and online research. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and occasionally the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a
                         iVILLAGE INC. AND SUBSIDIARIES

Note 2 -- Significant Accounting Policies and Procedures -- (Continued)

Web page, which may include banner advertisements, links, buttons, or other text or images. As part of certain sponsorship agreements, sponsors who also sell products may provide the Company with a commission on sales of their products generated through iVillage's Web sites. To date, these amounts have not been significant.

   Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Sponsorship and advertising revenues are recognized ratably over the period in which the advertisement is displayed, provided that the Company has no continuing obligations and collection of the receivable is reasonably assured, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are achieved. Sponsorship and advertising revenues were approximately 80%, 92% and 95% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

   Included in sponsorship and advertising revenues are revenues from advertising placements in Lamaze Publishing's publications, videos and Web site and satellite broadcasts on The Newborn Channel. In addition, revenues are generated through a sampling and coupon program, which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant mothers. Revenues from Lamaze Publishing and The Newborn Channel accounted for approximately 26%, 20% and 10% of sponsorship and advertising revenues for the years ended December 31, 2001, 2000 and 1999 respectively.

   Sponsorship and advertising revenues also include barter revenues, which represent exchanges by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues and expenses from these barter transactions are recorded based upon the fair value of the advertisements delivered. Fair value of advertisements delivered is based upon the Company's recent practice of receiving cash from similar advertisers. Barter revenues are recognized when the advertisements are displayed on iVillage.com and its affiliated properties. Barter expenses are recognized at the value of advertisements received when the Company's advertisements are displayed on the reciprocal Web sites or properties, which is typically in the same period as when advertisements are displayed on iVillage.com and its affiliated properties, and are included as part of sales and marketing expenses. Revenues from barter transactions were approximately $2.8 million, $3.6 million and $3.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

   iVillage Solutions is a business unit within iVillage that provides production and back-end provisioning for customers in need of these services. The Company recognizes revenues from production services based upon actual hours worked at its negotiated hourly rates and/or fixed fees stipulated in contracts.

   BWN is one of the most comprehensive sources of information and program linkage to the women's market around the world and offers one of the most extensive databases of women's organizations and Web sites in the nation to subscribing companies and members. Revenues from BWN are generated primarily through subscription-based programs that convey current best practices for women and diversity issues in the workplace. The Company recognizes revenue from these subscriptions ratably over the term of the contract.

   Revenues from the e-commerce portion of Astrology.com consist of the sale of astrological charts and other related products to visitors to the Astrology.com Web site. The Company recognizes revenues from Astrology.com product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

   The Company received fees from the licensing of portions of its content in connection with the PlanetRx.com, Inc. ("PlanetRx.com") relationship. These fees are recognized on a straight-line basis over the life of the contract, which ends in the first quarter of 2002.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 2 -- Significant Accounting Policies and Procedures -- (Continued)

   In 2001, 2000 and 1999, revenues from the Company's five largest customers accounted for approximately 37%, 23% and 20% of total revenues, respectively. In 2001, one advertiser, Unilever PLC (including its affiliates, "Unilever"), accounted for 12% of total revenues, and in 2000 and 1999, no one advertiser accounted for more than 10% of total revenues. At December 31, 2001, Hearst Communications, Inc. (including its affiliates, "Hearst"), a related party, and Unilever accounted for 14% and 10% of the net accounts receivable, respectively. At December 31, 2000, Ford Motor Media accounted for 11% of the net accounts receivable.

 Cash and Cash Equivalents

   Cash and cash equivalents include money market accounts. The Company maintains its cash and cash equivalents in highly rated financial institutions.

 Restricted Cash

   Restricted cash includes money held for a letter of credit collateralizing a real estate lease for the Company's New York office space.

 Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

 Fixed Assets

   Depreciation of equipment, furniture, fixtures and computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions, and expenditures which extend the useful lives of existing assets, are capitalized, and repairs and maintenance costs are charged to operations as incurred. The Company continually evaluates whether current events or circumstances warrant adjustments to the carrying value or estimated useful lives of fixed assets and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121").

 Goodwill and Intangible Assets

   Goodwill and intangible assets consist primarily of an advertiser list, customer contracts and the excess of the purchase price paid over the identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit ranging from three to ten years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment is made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at a rate commensurate with the risk associated when estimating future discounted cash flows. Future cash flows are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. (See Note 2--Significant Accounting Policies and Procedures-- Recent Accounting Pronouncements and Note 4--Goodwill and Intangible Assets)
                         iVILLAGE INC. AND SUBSIDIARIES

Note 2 -- Significant Accounting Policies and Procedures -- (Continued)

 Investments

   The Company enters into certain equity investments for the promotion of business and strategic purposes. Management determines the appropriate classification of its investments in marketable securities at the time of purchase and evaluates such investments at each balance sheet date.

   The Company's marketable investments are classified as available-for-sale as of the balance sheet date and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity until realized. Non-marketable investments are recorded at the lower of cost or fair value. For all investment securities, unrealized losses that are determined to be other than temporary are recognized in calculating net income or loss.

   Included in the caption "Write-down of note receivable and investments" in the consolidated statements of operations are approximately $0.1 million and $8.4 million of losses recognized for the write-down of the Company's marketable and non-marketable investments whose decline in value was determined to be other than temporary for 2001 and 2000, respectively. (See Note 2-Significant Accounting Policies and Procedures--PlanetRx.com)

 PlanetRx.com

   In September 1999, iVillage paid approximately $7.5 million to PlanetRx.com for 371,103 shares of series D preferred stock of PlanetRx.com, which was converted into the same number of shares of PlanetRx.com common stock upon the closing of PlanetRx.com's initial public offering in October 1999. During 2000, the investment in PlanetRx.com was written down approximately $7.4 million, and in March 2001 the remaining $0.1 million investment was written off due to a decline in value deemed to be other than temporary.

 Advertising Costs

   Advertising costs are expensed as incurred and are included in the sales and marketing lines in the accompanying consolidated statements of operations. Advertising costs, including barter expense, included in sales and marketing were approximately $11.0 million, $19.1 million and $40.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, approximately $8.8 million and $0.3 million of advertising costs were prepaid, respectively.

   Barter expense was approximately $2.8 million, $3.6 million and $3.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

 Web Site Development Costs

   During 2000, the Company adopted the consensus in the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force (EITF) Issue No. 00-2, Accounting for Web Site Development Costs, which requires that certain costs to develop Web sites be capitalized or expensed, depending on the nature of the costs. During 2001 and 2000, no development expenses were capitalized, however capitalized development costs were acquired with the acquisition of an additional 30.1% of Cooperative Beauty Ventures, L.L.C, which increased iVillage's ownership to 80.1%. (See Note 6-Business Acquisitions and Dispositions--Cooperative Beauty Ventures, L.L.C.)

 Income Taxes

   The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years
                         iVILLAGE INC. AND SUBSIDIARIES

Note 2 -- Significant Accounting Policies and Procedures -- (Continued)

in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates and assumptions made by the Company include those related to the useful lives of fixed assets and the recoverability of fixed assets, goodwill and deferred tax assets.

 Net Loss Per Share

   Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive.

   Included in the calculation of weighted average number of shares of common stock outstanding are 743,369 shares which have not been issued as of December 31, 2001. These shares are being held for former Women.com stockholders that have not yet exchanged their Women.com shares for shares of the Company as of the balance sheet date.

   Stock options and warrants in the amount of 14,299,697, 7,365,760 and 5,901,637 shares for the years ended December 31, 2001, 2000 and 1999, respectively, were not included in the computation of diluted earnings per share as they are anti-dilutive as a result of net losses during the periods presented.

 Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has had no other comprehensive income items to report.

 Recent Accounting Pronouncements

   In July 2001, the FASB issued Statement of Financial Accounting Standard No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial
Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS
142").

   SFAS 141 establishes accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Effective January 1, 2002, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Goodwill will be subject to an annual impairment test, including a transitional impairment test required upon adoption, which must be completed by December 31, 2002.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 2 -- Significant Accounting Policies and Procedures -- (Continued)


   iVillage is still in the process of reallocating previously identifiable intangible assets that do not meet the criteria of SFAS 141 into goodwill and evaluating the useful lives of its remaining identifiable intangible assets. However, the Company currently estimates that the unaudited pro forma net loss attributable to common stockholders and the respective basic and diluted net loss per share would have been approximately $37.4 million and $0.87, respectively, for the year ended December 31, 2001 had the provisions of the new standards which result in the discontinuation of the amortization of goodwill been applied in 2001. The Company is in the process of completing the transitional impairment assessment of goodwill, and as such the actual effect may be materially different in the event that a significant impairment of goodwill is indicated by such assessment.


   In August 2001, the FASB issued Statement of Financial Accounting Standard No.143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("SFAS 143"). The objective of SFAS 143 is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets. The retirement obligations included within the scope of this project are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this project, as well as tangible long-lived assets with indeterminable lives. The provisions of SFAS 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. iVillage has not yet evaluated the expected impact of the adoption of SFAS 143 on its financial condition, cash flows and results of operations and will adopt SFAS 143 in fiscal 2003.

   In October 2001, the FASB issued Statement of Financial Accounting Standard No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of this statement to have a material impact on the Company's results of operations or financial position.

Note 3 -- Fixed Assets

   Fixed assets consist of the following:

                                                                   December 31,
                                                                -------------------
                                                                 2001        2000
                                                               --------    --------
                                                                  (in thousands)
   Computer equipment ......................................   $ 15,559    $ 13,367
   Capitalized software ....................................      3,682       3,707
   Hospital video equipment ................................      3,074       2,678
   Leasehold improvements ..................................     14,820      11,598
   Furniture and fixtures ..................................      3,558       3,506
   Capitalized development costs ...........................      2,640          --
                                                               --------    --------
                                                                 43,333      34,856
   Less, accumulated depreciation and amortization .........    (21,868)    (14,799)
                                                               --------    --------
                                                               $ 21,465    $ 20,057
                                                               ========    ========


   Depreciation and amortization of fixed assets from continuing operations was approximately $7.1 million, $5.5 million and $4.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 4 -- Goodwill and Intangible Assets

   Goodwill and intangible assets at December 31, 2001 and 2000 consisted of the following:



                                                                                              Lives        2001        2000
                                                                                            ----------   --------    --------
                                                                                                            (in thousands)
   Advertiser list and customer contracts...............................................    3-10 years   $ 19,610    $ 14,700
   Trademarks and domain names..........................................................       3 years      2,927         927
   Licensing agreement..................................................................      10 years      2,900       2,900
   Workforce............................................................................     3-5 years        880         800
   Non-competition agreements...........................................................        1 year        810          --
   Content..............................................................................       3 years        600         600
   Goodwill.............................................................................       3 years     76,737      52,218
   Goodwill.............................................................................      10 years     21,438      21,736
                                                                                                         --------    --------
                                                                                                          125,902      93,881
   Less accumulated amortization........................................................                  (73,999)    (57,449)
                                                                                                         --------    --------
                                                                                                         $ 51,903    $ 36,432
                                                                                                         ========    ========


   The increase in goodwill during 2001 was due to the acquisition of Women.com Networks Inc. ("Women.com") and Public Affairs Group, Inc. ("PAG"), and the purchase of an additional 30.1% of Cooperative Beauty Ventures, L.L.C. (See
Note 6--Business Acquisitions and Dispositions)

   During 2000, the Company recorded a charge of approximately $98.1 million for the impairment of goodwill relating to certain 1999 acquisitions. (See Note 6--Business Acquisitions and Dispositions) This non-cash charge represents the difference between the historical book value of the goodwill and the discounted estimated future cash flows expected from the related operations. iVillage estimated future cash flows based upon historical results, sales backlog and sales targets and detailed expense projections. In addition, when developing these future projections iVillage considers business trends, prospects and market and economic conditions. Yearly amortization of the impaired goodwill was approximately $26.6 million.

   Amortization expense for goodwill and intangible assets from continuing operations for the years ended December 31, 2001, 2000 and 1999 was approximately $16.6 million, $32.2 million and $21.0 million, respectively. (See
Note 2--Significant Accounting Policies and Procedures--Recent Accounting Pronouncements)

Note 5 -- Related-Party Transactions

 AOL

   In July 1997, the Company entered into an interactive services agreement (the "1997 AOL Agreement") with America Online, Inc. ("AOL") whereby the Company received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of the Company, the Company receiving guaranteed impressions and other services, the Company was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide in-kind commitments to AOL which primarily consisted of the mentioning of "AOL Keyword: iVillage" within iVillage advertisements and other promotions. These in-kind commitments were not valued as part of the obligation to AOL as no incremental costs were incurred and fair value could not be reasonably determined.

   In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement") whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement provided
                         iVILLAGE INC. AND SUBSIDIARIES

Note 5 -- Related-Party Transactions -- (Continued)

for monthly installments of $10,417 paid to AOL through December 31, 1998. The Shopping Channel Agreement was amended in October 1998, at which time the monthly payment increased to approximately $10,833 and the agreement was extended to October 1999.

   On December 31, 1998, the Company entered into an interactive services agreement with AOL (the "1998 AOL Agreement") which superseded the 1997 AOL Agreement. The 1998 AOL Agreement provided for the Company to receive anchor tenant distribution on certain AOL channels, guaranteed impressions and other services. In consideration for such services, the Company was obligated to (i) pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and (ii) provide up to $2 million of advertising to AOL, as defined in the 1998 AOL Agreement. The 1998 AOL Agreement expired on December 31, 2000 and was extended until December 31, 2001 for a monthly fee of $268,908. At December 31, 2001 and 2000, $268,908 and no amounts were owed to AOL in connection with the 1998 AOL Agreement. The Company is currently in negotiations with AOL to either amend the 1998 AOL Agreement or enter into a new agreement.

   On February 20, 2000, the Company entered into an interactive services agreement with AOL (the "Astrology AOL Agreement") under which AOL is obligated to distribute through the AOL network a customized version of the Company's Astrology.com Web site and content, and provide guaranteed impressions and other services. In consideration for such services, the Company is obligated to pay AOL monthly installments of $22,500 until June 6, 2000, an up-front payment of $700,000 in June 2000, and six quarterly installments of $350,000 commencing on September 6, 2000. The Astrology AOL Agreement expires on June 5, 2002. At December 31, 2001 and 2000, no amounts were owed to AOL in connection with the Astrology AOL Agreement, however, the Company recorded a prepaid expense of approximately $233,000 and $583,000, respectively, as a result of advance payments.

   Women.com, a subsidiary of iVillage acquired in June 2001, was party to an interactive services agreement with AOL (the "Women.com AOL Agreement"). The Women.com AOL Agreement was set to expire in March 2002 unless mutually extended; provided, however, that AOL had the option for a two-year period to use one or more of the Women.com trademarks or trade names as keywords or text-based links from the AOL network to the Women.com Web site. In consideration for AOL carrying certain content of Women.com, Women.com received guaranteed impressions and other services. Women.com was obligated to pay AOL approximately $5.7 million in carriage fees during the term of the Women.com AOL Agreement. In addition, under the Women.com AOL Agreement, AOL had the exclusive right to sell or license advertisements through Women.com's Astronet online area residing on the AOL network and was entitled to a revenue share on such advertising.

   In addition, Women.com had entered into two amendments to the Women.com AOL Agreement pursuant to which Women.com agreed to pay AOL an additional carriage fee of approximately $3.5 million in consideration of AOL providing Women.com with guaranteed placements for Astronet content in the horoscopes area of the AOL network and the right to be the exclusive provider of horoscopes content on ICQ.com. As a result of these amendments, the Women.com AOL Agreement was scheduled to expire in June 2002.

   On December 14, 2001, Women.com terminated the Women.com AOL Agreement which had a remaining financial commitment of approximately $2.1 million. In consideration of the early termination of the Women.com AOL Agreement, Women.com incurred fees of $0.7 million.

   In December 2001, iVillage entered into an advertising agreement with AOL pursuant to which AOL is obligated to deliver a guaranteed amount of impressions during the period of December 2001 through January 2002. In consideration of these services, iVillage is obligated to pay AOL $0.7 million.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 5 -- Related-Party Transactions -- (Continued)

   The Company estimates that a significant portion of its user traffic was derived from AOL and there is no guarantee that the Company will not be adversely affected by the expiration of the 1998 AOL Agreement and the termination of the Women.com AOL Agreement.

 NBC

   During 1998, as amended in March 1999, the Company entered into a stock purchase agreement with the National Broadcasting Company, Inc. ("NBC") pursuant to which iVillage issued shares of Series E Convertible Preferred Stock ("Series E") and warrants to purchase 970,874 shares of Series E and 813,003 shares of Series E during 2000 and 2001, respectively, in exchange for a promissory note of approximately $15.5 million. The note, which bears interest at the rate of 5% per annum, is payable in twelve installments of approximately $1.4 million, payable quarterly, beginning April 1, 1999. In connection with the IPO and a March 1999 reverse stock split, the shares of Series E and Series E warrants were converted into 1,629,676 shares of common stock and warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share, respectively.

   In addition, iVillage agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001, respectively. iVillage also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and the remaining approximately $8.6 million during the year 2002. During 2001, iVillage purchased approximately $1.6 million of advertising or promotional spots and the parties have orally agreed to defer the remaining advertising commitment for 2001 until a mutually agreed upon period in the future. During 2000, iVillage purchased approximately $4.8 million of advertising or promotional spots. During 2001 and 2000, approximately $7.0 million and $4.8 million was paid to NBC, respectively. As of December 31, 2001, included in the caption "Other current assets" in the consolidated balance sheet is $5.4 million for advertising or promotional spots to be broadcast during 2002. (See Note 12--Subsequent Events--NBC)

   Under the revised agreement and in accordance with EITF D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E and the fair market value on the date of issuance has been accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the Company completed its IPO (the date of conversion into common stock). In addition, the fair value of the warrants of approximately $8.4 million was recorded in stockholders' equity as deferred advertising costs and is being amortized over the three-year advertising agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model.

 Hearst Communications, Inc.

   On February 5, 2001, the Company entered into a securities purchase agreement with Hearst and amended and restated such agreement on February 22, 2001. Pursuant to the terms of the amended and restated securities purchase agreement, Hearst agreed to purchase from the Company 9,324,000 shares of the Company's common stock and a warrant exercisable for 2,100,000 shares of the Company's common stock at an exercise price of $0.01 per share less the amounts of common stock and warrants purchased by the other former Women.com stockholders pursuant to a rights offering. In addition, under the amended and restated securities purchase agreement, Hearst agreed to purchase, or was required to purchase, additional shares of the Company's common stock in the event of any shortfall in the amount of Women.com's cash and working capital on March 31, 2001. Finally, Hearst was required to purchase from the Company additional shares of
                         iVILLAGE INC. AND SUBSIDIARIES

Note 5 -- Related-Party Transactions -- (Continued)

the Company's common stock in the event that in excess of 2% of the Women.com stockholders exercised appraisal rights.

   Accordingly, on June 18, 2001, Hearst purchased 9,171,343 shares of the Company's common stock and a warrant to purchase 2,065,695 shares of the Company's common stock for an aggregate purchase price of approximately $19.7 million. Hearst did not purchase any shares of the Company's common stock pursuant to the shortfall provisions and the appraisal rights provisions of the amended and restated securities purchase agreement described above.

   As a condition to Hearst's obligation to purchase shares of the Company's common stock and a warrant for common stock pursuant to the amended and restated securities purchase agreement, the Company agreed to conduct a rights offering under which each former Women.com stockholder as of April 16, 2001, other than Hearst, would have the opportunity to purchase their pro rata portion of the 9,324,000 shares of the Company's common stock and the warrant exercisable for 2,100,000 shares of the Company's common stock offered to Hearst. On June 15, 2001, the rights offering was completed and, shortly thereafter, the Company issued to certain former Women.com stockholders, other than Hearst, 152,657 shares of the Company's common stock and warrants to purchase an additional 34,305 shares of the Company's common stock for an aggregate purchase price of approximately $0.3 million.

   The warrants for common stock are not exercisable unless at the time of exercise the average closing price of the Company's common stock exceeds $3.75 for 15 consecutive trading days.

   On June 18, 2001, and as amended and restated on June 20, 2001, the Company entered into a stockholder agreement with Hearst pursuant to which the Company is required to appoint a maximum of three representatives of Hearst to separate classes of the Company's Board of Directors. The number of representatives from Hearst is determined by the amount of shares of the Company's common stock held by Hearst or its affiliates. Currently, Hearst has three designees on the Company's Board of Directors.

   The amended and restated stockholder agreement terminates on June 20, 2006 unless earlier terminated by the Company and Hearst. Upon any early termination, any Hearst designees serving on the Company's Board of Directors must immediately resign.

   As part of the merger with Women.com, the Company assumed an amended and restated magazine content license and hosting agreement with Hearst. Under this agreement, and as further amended by the Company and Hearst on June 18, 2001, the Company is obligated to provide production and hosting services for certain Web sites affiliated with selected Hearst magazines. In consideration for these services, Hearst agreed to:

   o purchase from the Company at least $5.0 million per year for production services during the three-year term of the agreement, for a total of at least $15.0 million;

   o place at least $2.0 million of Hearst advertising per year (total of $6 million) on the iVillage network, which amount may be increased in the second and third years of the agreement if Hearst fails to pay the Company the required fees for production services as described above. If such a shortfall in production fees occurs in the second and third years of the agreement, Hearst must place additional advertising in an amount equal to 40% of the production fee shortfall; and

   o grant to the Company a right of first offer on any new Internet-based development projects initiated by Hearst that are appropriate for inclusion on the network.

   The agreement also provides for revenue sharing between the Company and Hearst with respect to advertising revenues obtained by the Company from the Hearst magazine Web sites and other Web sites of the Company containing substantial Hearst content. This revenue sharing arrangement requires that the Company pay Hearst a royalty payment, based on net advertising revenues, of at least $3.9 million during the
                         iVILLAGE INC. AND SUBSIDIARIES

Note 5 -- Related-Party Transactions -- (Continued)

three-year term of the agreement. This amount would be reduced on a pro rata basis if Hearst failed to expend the $5.0 million in production fees in the second and third years of the agreement.

   Additionally, iVillage is entitled to a commission derived from the sale of Hearst magazine subscriptions made through the Company's network of Web sites. This commission is equal to thirty percent of gross revenues.

   The magazine content license and hosting agreement, as amended, expires on June 18, 2004. However, the agreement may be terminated by either party immediately upon written notice to the other party in the event of a bankruptcy, insolvency or a change of control of the other party.

   As part of the merger with Women.com, the Company acquired approximately $4.9 million of prepaid print advertising in certain Hearst magazines. These ads are currently scheduled to appear through December 2002. The Company recognized approximately $1.8 million of expense for the year ended December 31, 2001 from this advertising. As of December 31, 2001, included in the caption "Other current assets" in the consolidated balance sheet is approximately $3.1 million of prepaid Hearst print advertising.

   Revenues, net of the royalty payment, from Hearst for the year ended December 31, 2001 were approximately $4.3 million. As of December 31, 2001, the Company was owed, net of a royalty payment, approximately $0.7 million from this stockholder. (See Note 12--Subsequent Events--Hearst)

 Other Related Parties

   During 1999, the Company had sponsorship and advertising agreements with Intel Corp., a stockholder, which generated revenues of approximately $268,000. As of December 31, 1999, the Company was owed approximately $38,000 from this stockholder.

 Officer Loan Receivable

   In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its then chief executive officer ("Former CEO"). The Note is partially collateralized by 20,000 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. During 2000, the maturity date of the outstanding principal balance on the Note was extended to December 31, 2002 from the initial maturity date of June 5, 2001. As of December 31, 2001 and 2000, the Former CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity. Payments received in 2001 for interest totaled $83,700. No payments were received in 2000 for interest.


   In October 2000, as amended in April 2001, iVillage entered into an agreement with the Former CEO to provide that she would resign as a member of iVillage's board of directors but would remain an iVillage employee available for special projects at the request of iVillage's current Chief Executive Officer and board of directors through December 31, 2002. In consideration, the Former CEO received a one-time lump sum cash payment of $1,327,900 (less an interest payment of $27,900 on the Note) in lieu of the salary, bonus and other payments set forth in her October 2000 agreement with iVillage and will receive a monthly salary of $3,758 in 2001 and $3,190 in 2002 (each less set- offs for future interest payments on the Note). iVillage's obligation to pay the Former CEO's salary terminates on December 31, 2002. The amendment also provided that the Former CEO would surrender to the Company 333,334 iVillage stock options with an exercise price of $24.00 and 75,000 iVillage stock options with an exercise price of $17.17.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions

 iBaby

   In April 1998, the Company entered into a joint venture agreement (the "iBaby Agreement") with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company purchased 1,000,000 shares of iBaby for approximately $1.35 million and for the delivery of certain promotional rights, including impressions on the iVillage Web site. In connection with the acquisition, the Company recorded approximately $0.5 million of goodwill to be amortized over a period of three years.

   In March 1999, the Company purchased the remaining outstanding shares of iBaby pursuant to a Rights Agreement dated as of April 8, 1998 and as subsequently amended on February 10, 1999. The aggregate purchase price of $10.8 million consisted of (i) $8 million in cash, of which $1.5 million was paid on February 12, 1999 and $6.5 million was paid on March 25, 1999 and (ii) 125,448 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired minority interest in iBaby was recorded as goodwill and was amortized over the period of expected benefit, which was estimated at three years.

   The cost of this acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

         Working capital..................................................    $  (452,752)
         Fixed assets.....................................................        399,181
         Goodwill.........................................................     11,064,324
                                                                              -----------
                                                                              $11,010,753
                                                                              ===========


   In June 2000, the Company decided to discontinue the operations of iBaby. The company recorded a loss on disposal of approximately $7.1 million, which includes a loss on sale of assets of approximately $3.6 million and an estimated loss from operations during the phase-out period of approximately $3.4 million. Results of these operations have been classified as discontinued operations and all prior period results have been reclassified.

   In July 2000, the Company sold certain assets of iBaby to Babygear.com, Inc. Under the Asset Purchase Agreement dated July 6, 2000, the Company received a convertible promissory note of approximately $9.7 million. Pursuant to the terms of the Asset Purchase Agreement, in October 2000 the note was converted into 890,198 shares of Babygear.com Series C Convertible Preferred Stock. Subsequent to the conversion of the note, Babygear.com filed for bankruptcy.

   In calculating the loss on sale of assets, the Company valued the note at $5.1 million as of June 30, 2000, due to uncertainties surrounding the recoverability of the convertible note. At September 30, 2000, the convertible note was fully reserved due to uncertainties surrounding Babygear.com's ability to sustain their operations, and is included in the caption "Write-down of note receivable and investments" in the consolidated statements of operations.

   The loss on sale of assets was calculated as follows (in thousands):

         Estimated value of convertible promissory note.......................    $ 5,100
         Inventory............................................................     (1,707)
         Fixed assets, net....................................................       (780)
         Goodwill, net........................................................     (6,231)
                                                                                  -------
         Loss on sale of iBaby assets.........................................    $(3,618)
                                                                                  =======

                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions -- (Continued)

   Net revenue and loss from discontinued operations for 2001, 2000 and 1999 were as follows (in thousands):


                                                               2001       2000        1999
                                                             -------    --------    --------
      Net revenue.........................................   $    --    $  4,891    $  7,986
                                                             -------    --------    --------
      Loss from discontinued operations...................   $    --    $(11,922)   $(10,871)
                                                             =======    ========    ========


   Net current liabilities of discontinued operations as of December 31, 2001 and 2000 were as follows (in thousands):


                                                              2001    2000
                                                             -----    -----
      Other current assets................................   $   6    $   6
      Accounts payable and accrued expenses...............    (109)    (888)
                                                             -----    -----
      Net current liabilities of discontinued operations..   $(103)   $(882)
                                                             =====    =====


   Non-current assets of discontinued operations as of December 31, 2000 were as follows (in thousands):


         Other assets........................................   $ 56
                                                                ----
         Non-current assets of discontinued operations.......   $ 56
                                                                ====

 Astrology.net

   On February 18, 1999, iVillage acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a Astrology.net, an Internet content provider, in exchange for 802,125 shares of iVillage common stock and approximately $1.2 million in cash. The acquisition was accounted for using the purchase method of accounting, with a purchase price of approximately $21.0 million based on the $24.00 initial public offering price of iVillage's common stock and an estimate for the value of Astrology.net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.net was recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years.

   Of the 802,125 shares of common stock, (i) 326,331 shares were issued at the closing, (ii) 75,000 shares were issued into escrow for 18 months to cover possible indemnification claims, and (iii) the remaining 400,794 shares were issued subject to earnout restrictions over five years.

   As of December 31, 2001, all earnout and escrowed shares had been released. In addition, all outstanding options to purchase Astrology.net common stock were converted into options to purchase 31,208 shares of iVillage common stock. The agreement provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.net.

   iVillage also issued to the founding stockholders of Astrology.net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to $24.00 per share. These options are contingent on continued employment with Astrology.net and vest over a period of seven years, with accelerated vesting dependent on Astrology.net meeting certain revenue targets.

   The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows (in thousands):


         Working capital.....................................   $  (158)
         Fixed assets........................................       145
         Goodwill............................................    21,042
                                                                -------
                                                                $21,029
                                                                =======
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions -- (Continued)

 OnLine Psych and Code Stone

   On June 30, 1999, iVillage acquired OnLine Psychological Services, Inc. ("OnLine Psych") and Code Stone Technologies, Inc. ("Code Stone"). OnLine Psych operated a Web site focusing on mental health issues while Code Stone provided much of the interactive technology used on Online Psych's Web site.

   The aggregate purchase price was approximately $30.0 million, consisting of $1.5 million cash and approximately 577,000 shares of iVillage common stock, valued under the purchase method of accounting. The difference between the purchase price and the fair value of the acquired net assets was recorded as goodwill and amortized over the period of expected benefit, which was estimated to be three years. During 2000, the Company determined, based upon discounted estimated future cash flows, the remaining goodwill of approximately $17.7 million was fully impaired and as such was written off.
(See Note 4--Goodwill and Intangible Assets)

 Lamaze Publishing Company

   On August 20, 1999, iVillage acquired all the outstanding stock of Lamaze Publishing Company, a multimedia provider of education information to expectant and new mothers. The aggregate purchase price consisted of approximately 1,750,000 shares of the Company's common stock, subject to certain adjustments, and approximately $5.0 million to repay outstanding debt. The difference between the aggregate purchase price of approximately $102.0 million and the fair value of the acquired net assets of Lamaze Publishing Company has been recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be ten years. During 2000, the Company determined, based upon discounted estimated future cash flows, the remaining goodwill was impaired and as such wrote down the goodwill by approximately $62.0 million to its estimated net recoverable value. (See Note 4--Goodwill and Intangible Assets)

   The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows (in thousands):

      Working capital......................................    $ (2,377)
      Fixed assets.........................................       1,975
      Advertiser list......................................      14,700
      Licensing agreement..................................       2,900
      Workforce............................................         800
      Content..............................................         600
      Goodwill.............................................      83,451
                                                               --------
                                                               $102,049
                                                               ========

 Family Point Inc.

   On August 31, 1999, iVillage acquired all of the outstanding stock of Family Point Inc., which operated an online meeting place for families, friends and groups. The aggregate purchase price paid was approximately $24.4 million and consisted of $3.75 million cash and approximately 511,000 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired net assets of Family Point Inc. was recorded as goodwill and amortized over the period of expected benefit, which was estimated to be three years. During 2000, the Company determined, based upon discounted estimated future cash flows, the remaining goodwill of approximately $18.4 million was fully impaired, and as such was written off. (See Note 4--Goodwill and Intangible Assets)

   In October 1999, iVillage paid $4.5 million, consisting of approximately $750,000 cash and approximately 101,000 shares of iVillage common stock, to the former stockholders of Family Point as a
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions -- (Continued)

purchase price adjustment pursuant to the acquisition agreement based on Family Point's satisfaction of certain performance thresholds.

   The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows (in thousands):

         Working capital.................................    $  (470)
         Fixed assets....................................        485
         Goodwill........................................     28,894
                                                             -------
                                                             $28,909
                                                             =======

   The accompanying unaudited pro forma summary presents consolidated results of operations for all of the acquisitions of the Company during 1999 discussed above as if they had occurred on January 1, 1999. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                                        1999
                                                                ----------------------
                                                                    (in thousands,
                                                                except per share data)
      Revenues..............................................          $  53,409
                                                                      =========
      Net loss..............................................          $(137,685)
                                                                      =========
      Net loss per share....................................          $   (5.72)
                                                                      =========

 Cooperative Beauty Ventures, L.L.C.

   On February 15, 2000, iVillage and Unilever announced the formation of an independently managed company to provide women within a highly focused community with an array of interactive, customized online services, beauty and personal care products and personalized product recommendations. Unilever and iVillage planned to provide cash, intellectual property, marketing and other resources. Unilever provided capital as well as sponsorship and promotional initiatives. iVillage provided its Beauty channel, capital, intellectual property, services and promotion. iVillage's funding obligations were not to exceed in the aggregate $1.5 million in calendar year 2000 and $2.0 million in calendar year 2001, however any unused funding for calendar year 2000 or 2001 may be carried over and used in calendar year 2001 or 2002, respectively.

   In March 2001, the Company purchased 30.1% of Cooperative Beauty Ventures, L.L.C. d/b/a Substance.com (the "venture") from Unilever for $1.5 million, thereby increasing its ownership to 80.1%. The difference between the purchase price and the fair value of the 30.1% acquired of approximately $1.5 million has been recorded as goodwill and is being amortized over the period of expected benefit, which is estimated at three years. The agreement provides that the Company will fund the ongoing business and operations of the venture, but not to exceed $7.0 million, and terminates Unilever's funding obligation. As of December 31, 2001, the Company has contributed approximately $1.9 million to the venture.


   Unilever can exercise a "put" option to require the Company to purchase Unilever's remaining ownership interest for fair market value in the venture at any time after September 30, 2002, or at any time earlier if the venture permits any person to use the "Substance" mark other than in connection with the venture's business or the venture fails to use the "Substance" mark in connection with its business from and after May 1, 2001. This put option must be paid by the Company in cash. If this put option is exercised, the Company does not believe the amount of such cash would be material and expects that it would fund this obligation with its working capital. At any time on or after September 30, 2002, the Company can exercise a "call" option to require Unilever to sell its remaining interest in the venture to the Company for fair market
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions -- (Continued)

value; provided that Unilever can exercise a "call" option superior to the Company's "call" option to purchase a portion of the Company's membership interest in the venture for fair market value, up to a limit of 50% of the ownership of the venture. In addition, at any time on or after September 30, 2002, Unilever can exercise a "call" option to purchase a portion of the Company's membership interest in the venture for fair market value, up to a limit of 50% of the ownership of the venture. As a result of the purchase transaction described above, the Company gained operational control of the venture and the venture has been consolidated within the Company's financial statements beginning in March 2001. Prior to consolidation, the venture was accounted for under the equity method of accounting and the Company recognized losses of approximately $0.1 million and $0.4 million for 2001 and 2000, respectively.

 Women.com Networks, Inc.

   On June 18, 2001, the Company acquired all of the outstanding stock of Women.com, the operator of a leading women's online destination. The aggregate purchase price paid was approximately $33.1 million, consisting of approximately $3.2 million in cash (inclusive of closing costs) and 15,519,838 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired net assets of Women.com of approximately $21.0 million has been recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years.

   The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows (in thousands):

      Working capital......................................................    $ 2,790
      Fixed assets.........................................................      1,456
      Customer contracts and related customer relationships................      4,910
      Trademarks and domain names..........................................      2,000
      Non-competition agreements...........................................        810
      Workforce............................................................         80
      Goodwill.............................................................     21,039
                                                                               -------
                                                                               $33,085
                                                                               =======


 Business Women's Network


   On July 16, 2001, the Company acquired control of PAG, operator of BWN, a privately-held, Washington, D.C. based company. BWN connects over 5,000 national and international women's businesses, professional organizations, and Web sites that represent approximately 39 million executive and entrepreneurial women across the United States and in many countries. The purchase price was approximately $0.6 million. The difference between the purchase price and the fair value of the acquired net assets of PAG and BWN of approximately $1.9 million has been allocated to goodwill. In accordance with SFAS 142, goodwill associated with this acquisition is subject to an annual impairment test and is currently not being amortized.


   The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows (in thousands):

         Working capital...............................    $(1,302)
         Goodwill......................................      1,938
                                                           -------
                                                           $   636
                                                           =======
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions -- (Continued)

   The accompanying unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of Women.com had been consummated on January 1, 2000. The acquisition of PAG and the additional 30.1% interest in Cooperative Beauty Ventures, L.L.C. would not have had a significant impact on the pro forma information. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.


                                                                2001        2000
                                                              --------    ---------
                                                                  (in thousands,
                                                                 except per share
                                                                      data)
   Revenues ...............................................   $ 70,239    $ 119,999
   Net loss from operations ...............................   $(75,369)   $(303,874)
   Net loss ...............................................   $(73,346)   $(325,024)
   Net loss per share .....................................   $  (1.35)   $   (5.96)


Note 7 -- Detail of Certain Balance Sheet Accounts


                                                                   2001      2000
                                                                 -------    -------
                                                                   (in thousands)
   Other current assets:
      Prepaid advertising.....................................   $ 8,748    $   250
      Prepaid expenses other..................................     3,286      3,179
      Reimbursement of certain construction costs.............       847      5,349
      Due from affiliate......................................       185        565
      Other...................................................       602        357
                                                                 -------    -------
                                                                 $13,668    $ 9,700
                                                                 =======    =======
   Accounts payable and accrued expenses:
      Accounts payable........................................   $ 2,504    $ 4,754
      Sales commissions, payroll and related benefits.........     5,125      7,305
      Accrued rent and other facility costs...................     1,856         43
      Third party service providers...........................     1,091        414
      Advertising expenses....................................     1,001      1,362
      Professional fees.......................................       629      1,144
      Due to affiliates.......................................        --        899
      Other...................................................     3,864      2,774
                                                                 -------    -------
                                                                 $16,070    $18,695
                                                                 =======    =======


Note 8 -- Stock Option Plans

 1995 Amended And Restated Employee Stock Option Plan

   In 1995, iVillage's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (as amended, the "ESOP"). The ESOP provides for the granting, at the discretion of the Stock Option Committee of the board of directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 1,802,549.

   The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options
                         iVILLAGE INC. AND SUBSIDIARIES

Note 8 -- Stock Option Plans -- (Continued)

shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the ESOP ranges from $0.56- $72.94, and is determined based upon the fair market value of iVillage's common stock on the date of grant. Generally, the options vest 25% after one year, 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 5-10 years from the date of grant.

   As of December 31, 2001, there were 568 shares available for future grants under the ESOP.

 1997 Amended and Restated Acquisition Stock Option Plan

   In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (as amended, the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 360,726.

   The exercise price of all stock options granted under the ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   Generally, the options vest 25% after one year, 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 7-10 years from the date of grant. The exercise price of all of the options under the ASOP ranges from $1.76 to $6.00, and is determined based upon the fair market value of the Company's common stock on the date of grant.

   As of December 31, 2001, no shares were available for future grants under the ASOP.

 1999 Employee Stock Option Plan

   In 1999, iVillage's Board of Directors and stockholders adopted the Company's Amended and Restated 1999 Employee Stock Option Plan (as amended, the "1999 ESOP"). The 1999 ESOP provides for the granting, at the discretion of the SOC, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants, and directors. The total number of shares of common stock for which options may be granted under ESOP is 2,840,163.

   The exercise price of all stock options granted under the 1999 ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the 1999 ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the 1999 ESOP ranges from $1.24-$113.75, and is determined based upon the fair market value of iVillage's common stock on the date of grant. Generally, the options vest 25% after one year, 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 5-10 years from the date of grant.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 8 -- Stock Option Plans -- (Continued)

   As of December 31, 2001, there were 16,506 shares available for future grants under the 1999 ESOP.

 1999 Acquisition Stock Option Plan

   In 1999, the Company's Board of Directors and stockholders adopted the Company's 1999 Acquisition Stock Option Plan (as amended, the "1999 ASOP"). The 1999 ASOP provides for the granting, at the discretion of the SOC, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants, and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the 1999 ASOP is 333,333.

   The exercise price of all stock options granted under the 1999 ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the 1999 ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   Generally, the options vest 25% after one year, 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 7-10 years from the date of grant. The exercise price of all of the options under the 1999 ASOP ranges from $1.24-$50.25, and is determined based upon the fair market value of iVillage's common stock on the date of grant.

   As of December 31, 2001, there were 586 shares available for future grants under the 1999 ASOP.

 1999 Non-Qualified Stock Option Plan

   In 1999, iVillage's Board of Directors adopted the Company's 1999 Non-Qualified Stock Option Plan (as amended, the "NQSOP"). The NQSOP provides for the granting, at the discretion of the SOC of the board of directors, of options to employees. The total number of shares of common stock for which options may be granted under the NQSOP is 5,682,000.

   The exercise price of all stock options granted under the NQSOP is determined by the SOC at the time of grant. The maximum term of each option granted under the NQSOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the NQSOP ranges from $0.50- $25.38, and is determined based upon the fair market value of iVillage's common stock on the date of grant. The options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 10 years from the date of grant.

   As of December 31, 2001, there were 114,754 shares available for future grants under the NQSOP.

 Director Option Plan

   In 1999, the Company's Board of Directors and stockholders adopted the Company's 1999 Director Option Plan ("DOP"). The DOP provides for the automatic grant of 1,666 non-qualified stock options to non-employee members of the Company's Board of Directors on the date of each annual stockholders' meeting. The total number of shares of common stock for which options may be granted under the DOP is 133,333.

   The exercise price of all stock options granted under the DOP is the fair market value at the time of grant. The maximum term of each option under the DOP is 10 years from the date of grant.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 8 -- Stock Option Plans -- (Continued)

   The exercise price of all of the options under the DOP ranges from $1.07 to $25.38, and is determined based upon the fair market value of the Company's common stock on the date of grant. Generally, the options vest 25% on each anniversary of the grant date.

   As of December 31, 2001, 108,343 shares were available for future grants under the DOP.

 2001 Non-Qualified Stock Option Plan

   In 2001, iVillage's Board of Directors adopted the Company's 2001 Non-Qualified Stock Option Plan (the "2001 NQSOP"). The 2001 NQSOP provides for the granting, at the discretion of the SOC of the board of directors, of options to employees. The total number of shares of common stock for which options may be granted under the 2001 NQSOP is 1,500,000.

   The exercise price of all stock options granted under the 2001 NQSOP is determined by the SOC at the time of grant. The maximum term of each option granted under the 2001 NQSOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the 2001 NQSOP ranges from $1.24 to $1.39, and is determined based upon the fair market value of iVillage's common stock on the date of grant. 863,356 options currently granted under the 2001 NQSOP were issued to Women.com employees on the date of acquisition of Women.com. These options replace the Women.com options granted under the Women.com stock option plans, and are fully vested. These options will expire the earlier of (i) when the corresponding Women.com option would have expired, or (ii) one year. The other option grants under the 2001 NQSOP will vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every quarter, and expire 10 years from the date of grant.

   As of December 31, 2001, there were 436,644 shares available for future grants under the 2001 NQSOP.

   A summary of the status and activity of all of the Company's stock option plans is as follows:


                                                                        Weighted
                                                                   Average Exercise
                                                       Options     Price Per Share
                                                     ----------    ----------------
   Outstanding, January 1, 1999 ..................    2,264,265         $ 5.95
   Granted .......................................    3,229,605         $27.38
   Exercised .....................................     (235,703)        $ 5.37
   Expired/Canceled ..............................     (346,964)        $17.28
                                                     ----------         ------
   Outstanding, December 31, 1999 ................    4,911,203         $19.27
   Granted .......................................    4,199,112         $ 7.90
   Exercised .....................................     (114,992)        $ 5.18
   Expired/Canceled ..............................   (2,575,099)        $18.07
                                                     ----------         ------
   Outstanding, December 31, 2000 ................    6,420,224         $12.53
   Granted .......................................    7,274,270         $ 1.26
   Exercised .....................................       (5,046)        $ 0.57
   Canceled ......................................   (2,111,662)        $11.03
                                                     ----------         ------
   Outstanding, December 31, 2001 ................   11,577,786         $ 5.34
                                                     ==========         ======
   Options exercisable at December 31, 2001 ......    4,254,014         $ 7.67
                                                     ==========         ======
   Options exercisable at December 31, 2000 ......    1,851,947         $14.76
                                                     ==========         ======
   Options exercisable at December 31, 1999 ......    1,400,967         $10.57
                                                     ==========         ======

                         iVILLAGE INC. AND SUBSIDIARIES

Note 8 -- Stock Option Plans -- (Continued)

   Information about stock options outstanding as of December 31, 2001 is as follows:


                                                                Options Outstanding                Options Exercisable
                                                    ------------------------------------------    ----------------------
                                                       Number          Weighted       Weighted      Number      Weighted
                                                    Outstanding        Average         Average    Exercisable    Average
                                                         at           Remaining       Exercise        at        Exercise
          Actual Range of Exercise Prices             12/31/01     Contractual Life     Price      12/31/01       Price
    ---------------------------------------------   -----------    ----------------   --------    -----------   --------
   $  0.50 - $  0.72 ............................       161,500          7.20          $  0.57        44,375     $  0.53
   $  0.85 - $  1.25 ............................     4,941,361          7.50          $  1.23       847,469     $  1.22
   $  1.31 - $  1.88 ............................     2,751,812          5.80          $  1.41     1,071,884     $  1.34
   $  2.48 - $  3.50 ............................       257,213          8.10          $  3.33       136,027     $  3.19
   $  3.94 - $  5.10 ............................       771,251          5.00          $  5.07       651,251     $  5.09
   $  6.00 - $  8.31 ............................     1,167,841          4.90          $  6.97       645,761     $  6.68
   $  9.45 - $ 13.56 ............................        87,727          4.80          $ 11.44        59,448     $ 11.22
   $ 15.25 - $ 22.19 ............................       298,115          4.80          $ 17.59       157,095     $ 17.52
   $ 23.44 - $ 33.56 ............................       917,222          6.00          $ 24.98       505,742     $ 25.20
   $ 35.94 - $ 50.25 ............................       213,547          4.30          $ 41.90       128,401     $ 42.27
   $ 55.25 - $ 72.94 ............................         7,359          4.10          $ 65.12         4,716     $ 65.75
   $ 96.75 - $113.75 ............................         2,838          4.00          $101.77         1,845     $102.23
                                                     ----------          ----          -------     ---------     -------
   $  0.50 - $113.75 ............................    11,577,786          6.40          $  5.34     4,254,014     $  7.67
                                                     ==========          ====          =======     =========     =======


 Stock-Based Compensation

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock options been determined based on the fair value of the stock options at the grant date for awards in 2001, 2000 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:


                                                                                                          December 31,
                                                                                               ---------------------------------
                                                                                                 2001        2000         1999
                                                                                               --------    ---------   ---------
                                                                                               ($ in thousands, except per share
                                                                                                             data)
   Net loss - as reported ..................................................................   $(48,465)   $(191,428)  $(116,613)
                                                                                               ========    =========   =========
   Net loss - pro forma ....................................................................   $(57,413)   $(199,140)  $(123,771)
                                                                                               ========    =========   =========
   Net loss per share - as reported ........................................................   $  (1.13)   $   (6.45)  $   (5.58)
                                                                                               ========    =========   =========
   Net loss per share - pro forma ..........................................................   $  (1.34)   $   (6.71)  $   (5.92)
                                                                                               ========    =========   =========


   Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 8 -- Stock Option Plans -- (Continued)

   Prior to the Company's initial public offering, the fair value of each option grant was estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 2001, 2000 and 1999 are as follows:

                                                                                               Options Granted During the
                                                                                                 Year Ended December 31,
                                                                                         ---------------------------------------
                                                                                          2001       2000       1999       1998
                                                                                         -------   -------    --------   -------
                                                                                                              Post-IPO   Pre-IPO
                                                                                                              --------   -------
   Risk-free interest rate...........................................................      4.38%      6.04%      5.87%     4.86%
   Expected option life..............................................................    4 years   4 years    4 years    5 years
   Dividend yield....................................................................      0.00%      0.00%      0.00%     0.00%
   Volatility........................................................................    120.00%    110.00%    100.00%     0.00%

Note 9 -- Commitments and Contingencies

 Leases

   The Company leases office and equipment under non-cancelable operating leases expiring at various dates through April 2015. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 2001 for the next five years:

         Year Ending December 31:                                          (in thousands)
         ------------------------                                          --------------
         2002..........................................................       $ 6,188
         2003..........................................................         4,607
         2004..........................................................         4,158
         2005..........................................................         4,067
         2006..........................................................         3,977
                                                                              -------
                                                                              $22,997
                                                                              =======

   In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which the Company has consolidated its New York City operations. Pursuant to the terms of the lease, iVillage anticipates receiving approximately $5.3 million for reimbursement of certain construction expenses. The benefit of the reimbursement has been deferred and will be recognized ratably over the life of the lease. iVillage received approximately $3.8 million in January 2001 and approximately $0.5 million in April 2001 as partial reimbursement of construction costs.

   In October 2001, the Company amended its lease located at 500-512 Seventh Avenue, terminating obligations under the lease regarding 21,111 square feet of the leased premises. The amended lease reduces the Company's yearly financial commitment by approximately $0.9 million and approximately $13.5 million over the remaining life of the lease. Additionally, the lease amendment reduces the amount to be reimbursed by the landlord for certain construction expenses from approximately $5.3 million to $5.1 million. In consideration of the early termination of part of the leased space, the Company incurred fees of approximately $1.3 million. Concurrently with the signing of this lease amendment, the letter of credit securing the real estate lease, which is classified as "Restricted cash" on the consolidated balance sheet, was reduced to approximately $8.5 million.

   In December 2001, the Company entered into a five-year sublease agreement in which it subleased 14,630 square feet of its leased premises at 500-512 Seventh Avenue. The annual basic rent to be received by the Company is approximately $0.6 million. iVillage incurred fees of approximately $0.2 million in connection with the sublease.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 9 -- Commitments and Contingencies -- (Continued)

   In September 2001, the Company surrendered the New York office space assumed in the Women.com acquisition back to the landlord. The lease had a remaining financial commitment of $11.1 million and expired in December 2009. In consideration of the early termination of the lease, the Company forfeited its right to the security deposit securing the lease, approximately $1.4 million, to the landlord.

   On September 15, 2001, Lamaze Publishing Company, a subsidiary of the Company ("Lamaze Publishing"), amended their lease located at 9 Old Kings Highway, Connecticut, terminating obligations under the lease regarding 3,319 square feet of its leased premises. The amended lease reduces the Company's yearly financial commitment by approximately $0.1 million and approximately $0.4 million over the remaining life of the lease. In consideration of the early termination of part of the leased space, the Company incurred fees of approximately $0.1 million.

   Rent expense from continuing operations was approximately $5.2 million, $4.4 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

 NBC

   In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and the remaining approximately $8.6 million during the year 2002. During 2001, iVillage purchased approximately $1.6 million of advertising or promotional spots and the parties have orally agreed to defer the remaining advertising commitment for 2001 until a mutually agreed upon period in the future. (See Note 5-- Related-Party Transactions-NBC and Note 12--Subsequent Events-NBC)

 Joint Ventures

   In July 2000, iVillage, Tesco PLC and Tesco.com formed an international joint venture, iVillage UK Limited, to serve the women's online market in the United Kingdom and the Republic of Ireland. iVillage UK Limited functions as an independently managed entity and provides women in the UK and the Republic of Ireland with a highly focused community and an array of interactive, customized online solutions and services including content channels, tools, planners, quizzes, message boards, chats and newsletters. Tesco provides capital and promotional initiatives, and iVillage provides its brand, intellectual property, content and consulting services.

   The Company is obligated to fund the ongoing business and operations of Cooperative Beauty Ventures, L.L.C., a consolidated entity, but not to exceed $7.0 million. As of December 31, 2001, the Company has contributed approximately $1.9 million. (See Note 6--Business Acquisitions and Dispositions--Cooperative Beauty Ventures, L.L.C.)

 Litigation

   Several plaintiffs have filed class action lawsuits in federal court against the Company, several of its present and former executives and its underwriters in connection with its March 1999 initial public offering. A similar class action lawsuit was filed against the Company's Women.com subsidiary, several of its former executives and its underwriters in connection with Women.com's October 1999 initial public offering. The complaints generally assert claims under the Securities Act, the Exchange Act and rules promulgated by the Securities and Exchange Commission. The complaints seek class action certification, unspecified damages in an amount to be determined at trial, and costs associated with the litigation, including attorneys' fees.

   The Company believes that the lawsuits and claims asserted against iVillage and Women.com pursuant to these class action complaints are without merit and intends to vigorously defend against these claims. The
                         iVILLAGE INC. AND SUBSIDIARIES

Note 9 -- Commitments and Contingencies -- (Continued)

Company does not believe that any of these legal proceedings will have a material adverse effect on the Company's results of operations.

Note 10 -- Capital Stock

 Convertible Preferred Stock

   The holders of convertible preferred stock were entitled to receive noncumulative dividends when and if declared by the Board. These dividends were in preference to any declaration or payment of any dividend on the common stock of the Company.

   All classes of convertible preferred stock were convertible into common stock at prices and at times, subject to the provisions set forth in the Company's Certificate of Incorporation, on a one for one basis. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the outstanding shares of convertible preferred stock were to be automatically converted into common stock on a one for one basis (on a pre-split basis). The holders of Series B and B-1 shares received an additional 217,825 shares of common stock as a result of the anti-dilution provisions contained in the Series B and Series B-1 agreements.

   As discussed in Note 1, in March 1999, upon the closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a one for one ratio.

 Warrants

   As of December 31, 2001, 2000 and 1999, the Company had 2,721,911, 945,536
and 990,434 warrants outstanding with a weighted average exercise price of $2.77, $13.24 and $12.49 per share, respectively. On January 1, 2002 and 2001, respectively, 271,003 and 323,625 warrants with an exercise price of $18.45 and $15.45 expired.

 Reverse Stock Split

   On March 11, 1999, the Board of Directors effected a one-for-three reverse common stock split. The Board also approved the adjustment of the common stock par value to $.01 per share. The share and per share information in the accompanying consolidated financial statements reflect the effect of this reverse stock split for all periods presented.

 Treasury Stock

   On September 20, 2001, the Company announced its intention to acquire, in open market transactions, up to 2,000,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), subject to and in compliance with the provisions and limitations of Rule 10b-18 of the Securities Exchange Act of 1934. Purchases were made several times during September 2001 at prevailing market prices. The source of funds for the purchase of the shares was the Company's general corporate funds, and all shares purchased are held in treasury. During 2001, the Company repurchased 167,859 shares at a cumulative cost of $129,313.

   On October 1, 2001, the Company announced a buyback of its common stock from Capital Guardian Trust Company, a major stockholder of the Company, and the Company purchased, off market, approximately 1,000,000 shares and the Company's Chairman and Chief Executive Officer and certain Company officers and directors purchased in aggregate approximately 750,000 additional shares, all at a market discount. The cost of the buyback for the Company was approximately $0.4 million.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 11 -- Income Taxes

   The components of the net deferred tax asset as of December 31, 2001 and 2000 consisted of the following:


                                                                 2001        2000
                                                               --------    --------
                                                                  (in thousands)
   Operating loss carryforward .............................   $ 84,171    $ 80,380
   Unearned compensation ...................................      4,348          --
   Bad debt allowance and reserves .........................      1,003         413
   Depreciation and amortization ...........................        965       2,734
   Other ...................................................         70          --
                                                               --------    --------
    Net deferred tax asset .................................     90,557      83,527
   Less, valuation allowance ...............................    (90,557)    (83,527)
                                                               --------    --------
    Deferred tax asset .....................................   $     --    $     --
                                                               ========    ========


   The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

   As of December 31, 2001, the Company has a net operating loss carryforward for federal income tax purposes of approximately $205.3 million, which begin to expire in 2010. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future. The Company is subject to various state and local taxes. State and local tax expense was approximately $0.5 million, $0.3 million and $0.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 12 -- Subsequent Events

 Hearst

   In January 2002, the Company signed contracts to provide production and certain hosting services for two additional magazine sites, as well as The Hearst Corporation Corporate Web site. The contracts for the magazine sites have an initial term of six months, and the contract for The Hearst Corporation Corporate Web site has an initial term of one year, with automatic renewals unless terminated. The minimum amount of production fees for the initial term of the contracts is approximately $0.3 million.


   In addition, in April 2002, the Company and Hearst amended the magazine content license and hosting agreement to provide that, if a shortfall in production fees occurs in the first year of the agreement, then Hearst must place additional advertising in an amount equal to 40% of the production fee shortfall. The Company's guaranteed advertising royalty to Hearst would be reduced on a pro rata basis for any production fee shortfall in the first year of the agreement.


 Promotions.com

   On February 11, 2002, the Company agreed to acquire Promotions.com through an exchange offer and merger transaction. The overall transaction has an approximate aggregate value of $13.3 million. Under terms of the merger agreement, iVillage will issue an aggregate of approximately $3.5 million in shares of iVillage Common Stock, as well as approximately $9.8 million in cash, which represents a distribution of all cash less accrued liabilities and other reserves of Promotions.com.

 NBC

   On February 22, 2002, the Company further amended its agreement with NBC (see
Note 5--Related Party Transactions--NBC), pursuant to which NBC released the Company from its obligation to make the remaining $4.6 million in cash payments and to place any additional advertising on NBC, in exchange for the purchase of approximately $1.3 million in telecast spots in February 2002 by the Company and the forfeiture of its right to the remaining approximately $4.1 million of prepaid advertising.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 13 -- Quarterly Results of Operations (unaudited)


   In June 2000, the Company decided to discontinue the operations of its iBaby subsidiary. Results of these operations have been classified as discontinued operations and all prior period results have been restated. The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:


                                                                                 March 31     June 30    September 30   December 31
                                                                                 --------    --------    ------------   -----------
                                                                                        (in thousands, except per share data)
2001
Revenues .....................................................................   $ 12,573    $ 11,449     $  18,066       $ 17,953
                                                                                 ========    ========     =========       ========
Net loss from continuing operations ..........................................   $(12,175)   $(18,485)    $  (8,041)      $ (9,764)
                                                                                 ========    ========     =========       ========
Net loss from discontinued operations ........................................   $     --    $     --     $      --       $     --
                                                                                 ========    ========     =========       ========
Net loss .....................................................................   $(12,175)   $(18,485)    $  (8,041)      $ (9,764)
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share from continuing operations ..............   $  (0.41)   $  (0.56)    $   (0.15)      $  (0.18)
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share from discontinued operations ............   $     --    $     --     $      --       $     --
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share .........................................   $  (0.41)   $  (0.56)    $   (0.15)      $  (0.18)
                                                                                 ========    ========     =========       ========
2000
Revenues .....................................................................   $ 18,104    $ 19,392     $  20,191       $ 18,665
                                                                                 ========    ========     =========       ========
Net loss from continuing operations ..........................................   $(22,282)   $(28,007)    $(119,371)      $ (9,845)
                                                                                 ========    ========     =========       ========
Net loss from discontinued operations ........................................   $ (2,885)   $ (9,251)    $     409       $   (195)
                                                                                 ========    ========     =========       ========
Net loss .....................................................................   $(25,167)   $(37,258)    $(118,962)      $(10,040)
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share from continuing operations ..............   $  (0.75)   $  (0.94)    $   (4.02)      $  (0.33)
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share from discontinued operations ............   $  (0.10)   $  (0.31)    $    0.02       $  (0.01)
                                                                                 ========    ========     =========       ========
Basic and diluted net loss per share .........................................   $  (0.85)   $  (1.25)    $   (4.00)      $  (0.34)
                                                                                 ========    ========     =========       ========

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Promotions.com, Inc.:

   In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Promotions.com, Inc. (formerly Webstakes.com, Inc.) at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



                                              /s/ PricewaterhouseCoopers LLP


New York, New York
February 22, 2002

                              PROMOTIONS.COM, INC.

                                 BALANCE SHEETS


                                                            December 31,
                                                     ---------------------------
                                                         2001           2000
                                                     ------------   ------------
                      ASSETS
Current assets:
 Cash and cash equivalents ......................    $ 12,480,831   $ 16,094,308
 Accounts receivable, less allowance for
  doubtful accounts of $146,453
   and $738,906..................................         624,123      3,641,869
 Prepaid expenses and other current assets,
  principally related party......................         938,555      4,609,485
                                                     ------------   ------------
   Total current assets..........................      14,043,509     24,345,662
Restricted cash .................................              --      1,600,000
Fixed assets, net ...............................       3,153,141      7,497,555
Other assets ....................................         188,599        191,916
                                                     ------------   ------------
Total assets ....................................    $ 17,385,249   $ 33,635,133
                                                     ============   ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...............................    $  1,117,380   $  3,820,472
 Accrued liabilities ............................       1,370,749      3,123,617
 Deferred revenues ..............................          86,306      1,333,751
 Capital lease obligation .......................         974,690        790,645
 Note payable - related party ...................            ----         29,703
                                                     ------------   ------------
   Total current liabilities.....................       3,549,125      9,098,188
                                                     ------------   ------------
 Capital lease obligation, net of current
  portion........................................              --        928,368
 Other liabilities ..............................              --          9,675
                                                     ------------   ------------
   Total liabilities.............................       3,549,125     10,036,231
                                                     ------------   ------------
Commitments and Contingencies (Note 9)
Stockholders' equity:
 Preferred stock--par value $.01, 1,000,000
  shares authorized, no shares
  outstanding at December 31, 2001 and 2000,
  respectively
 Common stock--par value $.01, 50,000,000 shares
  authorized, 14,470,396 and 14,344,577 shares
  issued and outstanding at December 31, 2001
  and 2000, respectively.........................         144,703        143,445
 Additional paid-in capital .....................      68,213,871     68,073,155
 Accumulated deficit ............................     (54,425,870)   (44,615,465)
 Deferred compensation ..........................         (96,580)        (2,233)
                                                     ------------   ------------
   Total stockholders' equity....................      13,836,124     23,598,902
                                                     ------------   ------------
   Total liabilities and stockholders' equity....     $17,385,249   $ 33,635,133
                                                     ============   ============




   The accompanying notes are an integral part of these financial statements.

                              PROMOTIONS.COM, INC.

                            STATEMENTS OF OPERATIONS



                                                                                                  Year Ended December 31,
                                                                                        -------------------------------------------
                                                                                            2001            2000           1999
                                                                                        ------------    ------------   ------------
Product revenues....................................................................    $  9,941,386    $ 26,633,598   $ 10,456,199
Software license revenue............................................................       1,300,000              --             --
                                                                                        ------------    ------------   ------------
   Total revenue....................................................................      11,214,386      26,633,598     10,456,199
Operating expenses:
 Product development................................................................       4,050,393       4,917,588      2,130,134
 Sales and marketing (inclusive of non-cash MatchLogic and
   Excite Expense of $4,065,287, $8,854,045 and $5,802,249
   in 2001, 2000 and 1999, respectively)............................................      10,080,614      33,713,841     19,856,609
 General and administrative (inclusive of the non-cash
   financial advisory services of $796,691 in 1999).................................       8,129,370      12,762,795      7,492,023
 Loss from termination of lease.....................................................         995,662              --             --
 Restructuring expense..............................................................              --       1,025,056             --
                                                                                        ------------    ------------   ------------
   Total operating expenses.........................................................      23,256,039      52,419,280     29,478,766
                                                                                        ------------    ------------   ------------
 Loss from operations...............................................................     (12,041,653)    (25,785,682)   (19,022,567)
Interest and other income, net .....................................................         592,889       1,403,285        651,503
                                                                                        ------------    ------------   ------------
Loss before extraordinary item......................................................    $(11,448,764)   $(24,382,424)  $(18,371,064)
Extraordinary gain on extinguishment of debt .......................................       1,638,359              --             --
                                                                                        ------------    ------------   ------------
Net loss ...........................................................................    $ (9,810,405)   $(24,382,424)  $(18,371,064)
Deemed dividend on redemption of
  class A mandatorily redeemable convertible preferred stock........................              --              --     (8,712,352)
                                                                                        ------------    ------------   ------------
Net loss attributable to common stockholders .......................................    $ (9,810,405)   $(24,382,424)  $(27,083,416)
                                                                                        ============    ============   ============
Basic and Diluted Net Loss Per Share
Loss before extraordinary item......................................................    $      (0.79)   $      (1.71)  $      (3.61)
Extraordinary item..................................................................            0.11              --             --
                                                                                        ------------    ------------   ------------
Net loss per share attributable to common stockholders..............................    $      (0.68)   $      (1.71)  $      (3.61)
                                                                                        ============    ============   ============
Weighted average shares of common stock used in computing basic
  and diluted net loss per share....................................................      14,407,019      14,260,218      7,502,575
                                                                                        ============    ============   ============





   The accompanying notes are an integral part of these financial statements.

                              PROMOTIONS.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                 Common Stock
                                             ---------------------      Additional        Deferred      Accumulated
                                              Shares       Amount    Paid-In Capital    Compensation      Deficit          Total
                                            ----------    --------   ---------------    ------------    ------------   ------------
Balance January 1, 1999 .................    5,714,184    $ 57,142     $  1,140,624      $  (88,884)    $ (1,861,977)  $   (753,095)

Repurchase of common stock ..............   (1,714,608)    (17,146)     (10,270,502)                                    (10,287,648)

Issuance of common stock, net ...........    3,575,000      35,750       44,943,609                                      44,979,359

Conversion of Class B mandatorily
  redeemable convertible preferred stock.    6,666,668      66,666       39,933,334                                      40,000,000

Deemed dividend on redemption of Class A
  mandatorily redeemable convertible
  preferred stock........................                                (8,712,352)                                     (8,712,352)

Adjustment of deferred compensation to
  non-employees to current fair value....                                   140,840        (140,840)                             --

Stock options to non-employees ..........                                   793,790        (793,790)                             --

Amortization of deferred compensation ...                                                 1,000,369                       1,000,369

Net and comprehensive loss ..............                                                                (18,371,064)   (18,371,064)
                                            ----------    --------   ---------------    ------------    ------------   ------------
Balance December 31, 1999 ...............   14,241,244     142,412       67,969,343         (23,145)     (20,233,041)    47,855,569
                                            ----------    --------   ---------------    ------------    ------------   ------------
Exercise of stock options ...............      103,333       1,033           48,386                                          49,419

Issuance of warrants ....................                                    45,117                                          45,117

Adjustment of deferred compensation to
  non-employees to current fair value....                                   (62,900)         62,900                              --

Stock options to non-employees ..........                                    73,209         (73,209)                             --

Amortization of deferred compensation ...                                                    31,221                          31,221

Net and comprehensive loss ..............                                                                (24,382,424)   (24,382,424)
                                            ----------    --------   ---------------    ------------    ------------   ------------
Balance December 31, 2000 ...............   14,344,577     143,445       68,073,155          (2,233)     (44,615,465)    23,598,902
                                            ----------    --------   ---------------    ------------    ------------   ------------
Exercise of stock options ...............      125,819       1,258           28,744                                          30,002

Adjustment of deferred compensation to
  non-employees to current fair value....                                    58,047         (58,047)                             --

Stock options to non-employees ..........                                    53,925         (53,925)                             --

Amortization of deferred compensation ...                                                    17,625                          17,625

Net and comprehensive loss ..............                                                                 (9,810,405)    (9,810,405)
                                            ----------    --------   ---------------    ------------    ------------   ------------
Balance December 31, 2001 ...............   14,470,396    $144,703     $ 68,213,871      $  (96,580)    $(54,425,870)  $ 13,836,124
                                            ==========    ========     ============      ==========     ============   ============


   The accompanying notes are an integral part of these financial statements.

                              PROMOTIONS.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   Year Ended December 31,
                                                                                         ------------------------------------------
                                                                                             2001           2000           1999
                                                                                         -----------    ------------   ------------
Cash flows from operating activities:
Net loss.............................................................................    $(9,810,405)   $(24,382,424)  $(18,371,064)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization of fixed assets.......................................      2,939,880       2,202,679        597,311
 Amortization of deferred compensation expense.......................................         17,625          31,221        203,678
 Expense recognized in connection with issuance of warrants..........................             --          45,117             --
 Bad debt expense....................................................................        578,375       1,834,197        606,932
 Gain on sale of assets..............................................................         (9,675)         (7,856)        (4,542)
 Non-cash financial advisory services expense........................................             --              --        796,691
 Interest payable converted into common stock........................................             --              --         35,000
 Abandonment of fixed assets.........................................................      2,330,618              --             --
Changes in operating assets and liabilities:
 Accounts receivable.................................................................      2,439,371      (3,079,213)    (2,388,440)
 Prepaid expenses and other current assets, principally related party in 2000 & 1999.      3,670,930       5,366,713      9,851,024)
 Other assets........................................................................          3,317       3,423,549     (3,615,465)
 Accounts payable....................................................................     (2,703,092)      2,066,217      1,532,510
 Accrued liabilities.................................................................     (1,752,868)        302,612      2,651,869
 Deferred revenue....................................................................     (1,247,445)        850,385        366,069
                                                                                         -----------    ------------   ------------
Net cash used in operating activities:...............................................     (3,543,369)    (11,346,803)   (27,440,475)
                                                                                         -----------    ------------   ------------
Cash flows from investing activities:
 Refund (payment) of security deposit................................................      1,600,000      (1,600,000)            --
 Purchase of fixed assets............................................................       (926,084)     (5,272,357)    (2,498,014)
 Proceeds from sale of fixed assets..................................................             --              --        157,294
                                                                                         -----------    ------------   ------------
Net cash provided by (used) in investing activities..................................        673,916      (6,872,357)    (2,340,720)
                                                                                         -----------    ------------   ------------
Cash flows from financing activities:
 Proceeds from issuance of notes payable.............................................             --              --        120,000
 Principal payments on notes payable-related party...................................        (29,703)        (36,964)       (72,222)
 Proceeds from issuance of common stock, net.........................................         30,002          49,419     44,979,359
 Principal payments on capital lease obligations.....................................       (744,323)       (346,617)      (190,885)
 Proceeds from issuance of class A mandatorily redeemable
   convertible preferred stock.......................................................             --              --      3,575,000
 Proceeds from issuance of class B mandatorily redeemable
   convertible preferred stock.......................................................             --              --     40,000,000
 Redemption of class A mandatorily redeemable
   convertible preferred stock and repurchase of common stock........................             --              --    (24,000,000)
                                                                                         -----------    ------------   ------------
Net cash (used in) provided by financing activities..................................       (744,024)       (334,162)    64,411,252
                                                                                         -----------    ------------   ------------
Net (decrease) increase in cash for the period.......................................     (3,613,477)    (18,553,322)    34,630,057
Cash and cash equivalents, beginning of period.......................................     16,094,308      34,647,630         17,573
                                                                                         -----------    ------------   ------------
Cash and cash equivalents, end of period.............................................    $12,480,831    $ 16,094,308   $ 34,647,630
                                                                                         ===========    ============   ============
Cash paid during the period for interest.............................................    $    98,244    $    176,830   $     56,562
                                                                                         ===========    ============   ============

   Supplemental disclosure of non-cash investing, financing and other activities:

                                                                                                2001          2000          1999
                                                                                             ----------    ----------   -----------
Notes payable converted into common and preferred stock..................................            --            --   $ 1,390,000
Preferred stock converted into common stock..............................................            --            --   $40,000,000
Equipment acquired under capital lease...................................................            --    $1,338,566      $840,000
Barter transactions......................................................................    $1,482,000    $2,777,461   $ 2,083,657


   The accompanying notes are an integral part of these financial statements.

                              PROMOTIONS.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note 1 -- Organization and Basis of Presentation

   Promotions.com, Inc. ("Promotions.com" or the "Company") was incorporated and commenced operations in the State of New York on January 8, 1996 as Webstakes, Inc. and was reincorporated in the State of Delaware on June 5, 1996 as Netstakes, Inc. On June 11, 1999, the Company changed its name to Webstakes.com, Inc. On January 27, 2000, the Company changed its name to Promotions.com, Inc. Promotions.com, Inc. is an Internet promotion solutions company. Combining technology, data and promotions expertise, the Company provides promotion solutions to help companies achieve their overall marketing and business objectives.

   The Company has sustained net losses and negative cash flow from operating activities since inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations.

   Management believes that the Company's current cash resources coupled with recent cost reductions will be sufficient to fund the Company's planned expenditures for the next twelve months. However, there can be no assurances that the Company will achieve its planned results. If anticipated results are not achieved, management has the intent and believes it has the ability to delay or further reduce its expenditures so as to not require additional financial resources if such resources are not available on terms acceptable to the Company.

Note 2 -- Significant Accounting Policies

 Revenue Recognition

   The Company generates revenues through Webstakes.com., a Web site dedicated to Internet sweepstakes and promotions, and Promotions.com, a full service integrated Internet promotion services group.

 Webstakes.com Services

   Webstakes.com revenues are derived principally from service contracts whereby the Company recognizes revenues based on either a "cost-per-click" or "cost-per-action" pricing model. The contracts typically include cancellation clauses ranging from 30 to 60 days. The Company's revenue recognition policy related to Webstakes.com services is to recognize revenues ratably over the period during which the Company provides promotion services, provided that no significant obligations remain and collection of the resulting receivable is reasonably assured. With respect to revenue generated from Webstakes.com, the Company generally guarantees a minimum number of impressions (i.e. "cost-per-click"), or times that the customer's name, logo or other identifier appears in Web or email newsletter pages viewed by visitors to Webstakes.com, and/or times that visitors are delivered to the Company's customer's Web site. To the extent that these minimum guarantees are not met, the Company defers recognition of the corresponding revenues until the guaranteed levels are achieved. A cost-per-action pricing model requires the Company to not only deliver the aforementioned, but also its members must perform a specific action once on the site such as purchasing a product or registering as a member of the site in order for the Company to earn revenue. The Company recognizes revenue related to the cost-per-action pricing model when the specific action has been performed on its customer's Web site. Webstakes.com services accounted for approximately 70%, 81% and 89% of total revenue for the years ended December 31, 2001, 2000 and 1999, respectively.

 Promotion.com Services

   Promotions.com services provide custom turnkey solutions to create and manage promotions on a customer's own Web site. Revenues are derived principally from contracts in which the Company typically provides services for the creation, administration and implementation of the promotion. The contracts typically include cancellation clauses ranging from 30 to 60 days. The Company's revenue recognition policy

                              PROMOTIONS.COM, INC.

Note 2 -- Significant Accounting Policies -- (Continued)

related to Promotions.com services is to recognize revenues ratably over the period during which the Company provides promotion services, provided that no significant obligations remain and collection of the resulting receivable is reasonably assured. Promotion.com services revenues were approximately 30%, 19% and 11% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

   Included in revenues are barter revenues from the exchange by the Company with counterparties of promotion services for reciprocal advertising, or applicable goods and services. Barter revenues are recorded as promotion service revenues at the lower of the estimated fair value of goods and services received or promotion services provided, and are recognized when the counterparty's promotions are run by the Company. The fair value of promotional services provided and received is determined based on the value of similar services sold and purchased for cash by the Company. Barter revenues and expenses represented 13%, 10% and 20% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. Barter expense is recognized when the Company's promotions are run on the counterparty's Web sites, which is typically in the same period the related barter revenue is recognized. Accounts receivable includes the portion of promotion services that have been billed in advance of the performance of all or a portion of the related services to be provided and that have not been collected.

 Concentration of Credit Risk

   In 2001, no customer accounted for greater than 10% of total revenues and two customers accounted for greater than 10% of net accounts receivable. In 2000, no one customer accounted for greater than 10% of total revenues and one customer accounted for greater than 10% of net accounts receivable. In 1999, no one customer accounted for greater than 10% of total revenues or 10% of net accounts receivable. In 2001, 2000 and 1999, revenues from the Company's five largest customers accounted for 32%, 22% and 17% of total revenues, respectively.

 Fixed Assets

   Fixed assets are stated at cost. Fixed assets under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or the leased asset at the inception of the lease. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

   Depreciation of fixed assets is provided for using the straight-line method over their estimated useful lives of three years for computer and office equipment, computer software costs and capital leases. The estimated useful lives used to depreciate furniture and fixtures is five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. Accumulated amortization includes the amortization of assets recorded under capital leases. The Company recognizes gains or losses on the sale or disposal of fixed assets in the period of disposal.

   Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. This evaluation is based on a number of factors including expectations for operating income and undiscounted cash flows that will result from the use of such assets. In connection with the termination of the lease on the corporate office, the Company abandoned certain fixed assets such as leasehold improvements and furniture and fixtures. During 2001, the Company wrote-off approximately $2.3 million of fixed assets related to the termination of this lease.

 Income Taxes

   The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in

                              PROMOTIONS.COM, INC.

Note 2 -- Significant Accounting Policies -- (Continued)


which the differences are expected to reverse. The effect on deferred taxes of change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.

 Cash and Cash Equivalents

   Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less.

 Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's notes payable approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 2001 and 2000.

 Stock-Based Employee Compensation

   The accompanying financial position and results of operations of the Company have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally no compensation expense is recognized in connection with the awarding of stock option grants to employees, provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the Company's stock as of the grant date is equal to or less than the option exercise price.

   Disclosure required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including proforma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation, has been included in Note 7.

   The fair value of options and warrants granted to non-employees for goods or services are included in the financial statements and expensed as the goods are utilized or the services performed.

 Risk and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates and assumptions made by the Company include those related to the useful lives and recoverability of fixed assets, recoverability of deferred tax assets, allowance for doubtful accounts and the fair value of products and services exchanged in barter transactions.

   The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brand, the nonacceptance or rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online service, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

                              PROMOTIONS.COM, INC.

Note 2 -- Significant Accounting Policies -- (Continued)

 Net Loss Per Share

   Basic loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive.

   As the Company reported net losses for the years ended December 31, 2001, 2000 and 1999, all 2,243,893, 3,452,698 and 2,025,290 of the options and warrants outstanding at December 31, 2001, 2000 and 1999, respectively, were antidilutive and, therefore, there were no reconciling items between basic and diluted loss per share for the years then ended.

 Comprehensive Income

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires the presentation and disclosure of all changes in equity from non-owner sources as "Comprehensive Income". The Company had no items of Comprehensive Income in the years ended December 31, 2001, 2000 and 1999.

 Advertising Costs

   Advertising production costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. Advertising expense totaled approximately $7.0 million, $21.3 million, and $14.0 million for 2001, 2000 and 1999, respectively.

 Segments

   The Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998. This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operated in one reportable business segment as of December 31, 2001 and 2000.

 Recent Accounting Pronouncements

   In July 2001, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 establishes accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Goodwill will be subject to an annual impairment test, including a transitional impairment test required upon adoption of SFAS 142, which companies have six months to complete. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations or financial position.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". The objective of SFAS 143 is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets. The retirement obligations included within the

                              PROMOTIONS.COM, INC.

Note 2 -- Significant Accounting Policies -- (Continued)

scope of this project are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this project, as well as tangible long-lived assets with indeterminable lives. The provisions of SFAS 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations or financial position.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations or financial position.

Note 3 -- Prepaid Expenses-Related Party (See also Notes 6 and 10)

   In June 1999, the Company entered into a two-year sponsorship agreement with Excite under which Excite agreed to promote Webstakes.com through ad banner placements and links to Webstakes.com and its promotions on Excite.com, Web Crawler.com and Classified 2000.com. The Company prepaid Excite $5.6 million during 1999 for this two-year agreement. At Home Corporation was the parent company of Excite, which was a principal stockholder of the Company. Amounts were amortized ratably over the two-year term of the contract. At December 31, 2000, the total prepaid expense related to this agreement was approximately $1.3 million.

   In June 1999, the Company entered into a two-year service agreement with MatchLogic, Inc., a wholly owned subsidiary of Excite, pursuant to which MatchLogic provided ad serving and targeting, data processing analysis, enhancement and other services to Promotions.com. The Company prepaid MatchLogic $13.1 million during 1999 for this two-year agreement. Amounts were amortized ratably over the two-year term of the contract. At December 31, 2000, the total prepaid expense related to this agreement was $2.8 million.

Note 4 -- Fixed Assets

   Fixed assets consist of the following:


                                                                   December 31,
                                                             -------------------------
                                                                2001          2000
                                                            -----------    -----------
      Computer and office equipment .....................   $ 5,877,472    $ 5,712,294
      Computer software costs ...........................       196,190        196,190
      Furniture and fixtures ............................            --        544,676
      Leasehold improvements ............................            --      1,781,902
      Capital leases ....................................     2,178,041      2,178,041
                                                            -----------    -----------
                                                              8,251,703     10,413,103
      Less accumulated depreciation and amortization ....    (5,098,562)    (2,915,548)
                                                            -----------    -----------
                                                            $ 3,153,141    $ 7,497,555
                                                            ===========    ===========


   Depreciation and amortization of fixed assets was approximately $2,939,880, $2,202,679 and $597,311 for the years ended December 31, 2001, 2000 and 1999 respectively.

                              PROMOTIONS.COM, INC.

Note 4 -- Fixed Assets -- (Continued)

 Computer Software Costs

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company adopted SOP 98-1 during the first quarter of 1999. Costs incurred during the preliminary project stage were expensed as incurred. Computer software costs incurred during the application development stage were capitalized. These costs related to internal payroll costs of employees directly associated with the development of the internal use computer software. Amortization commenced once the software was ready for its intended use and is being amortized by the straight-line method over the estimated useful life, typically twelve to eighteen months. Amortization expense for computer software development costs totaled approximately $52,000, $65,000 and $78,000 for 2001, 2000 and 1999. Unamortized computer software costs totaled approximately $0 and $52,000 as of December 31, 2001 and 2000.

Note 5 -- Accrued Liabilities

   Accrued liabilities consist of the following:


                                                                    December 31,
                                                               -----------------------
                                                                 2001          2000
                                                              ----------    ----------
      Compensation and related expenses ...................   $  120,285    $  886,731
      Rent ................................................           --       766,395
      Sales and marketing .................................       80,000       644,486
      Professional services ...............................      211,676       255,880
      Litigation reserves and contingencies ...............      499,353            --
      Accrued restructuring ...............................      159,435       442,170
      Accrued taxes .......................................      120,000       127,955
      Other ...............................................      180,000            --
                                                              ----------    ----------
                                                              $1,370,749    $3,123,617
                                                              ==========    ==========


Note 6 -- Related-party Transactions (See also Note 7)

   The Company entered into technology consulting transactions with a stockholder in the amount of $72,464 for the year ended December 31, 2000. In November 2001, the Company entered into a one-year contract with a stockholder/director to provide certain strategic and financial consulting services. In consideration for these services, the Company granted this consultant 210,000 options to purchase the Company's common stock with an exercise price of $0.26 per share.

Note 7 -- Stock Option Plans

 1997 Stock Option Plan

   The Company's 1997 Stock Option Plan (the "Plan"), as amended in April 1999, provides for the granting, at the discretion of the Stock Option Committee of the Board of Directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the Plan is 450,000.

                              PROMOTIONS.COM, INC.

Note 7 -- Stock Option Plans -- (Continued)

   The exercise price of all stock options granted under the Plan is determined by the SOC at the time of grant. The maximum term of each option granted under the Plan is 10 years from the date of grant. Options generally vest ratably over a four year period.

   As of December 31, 2001 and 2000, 335,248 and 82,142 shares, respectively, were available for future grants under the Plan.

 1999 Equity Compensation Plan

   In June 1999, the Company's Board of Directors and stockholders adopted the Company's Equity Compensation Plan (the "1999 Plan"). The 1999 Plan provides for the granting, at the discretion of the SOC, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. Amended in June 2000, the total number of shares of common stock for which options may be granted under the Plan is 3,250,000. The exercise price of all stock options granted under the 1999 Plan is determined by the SOC at the time of the grant. The maximum term of each option granted under the 1999 Plan is 10 years from the date of grant. Options generally vest ratably over a four year period.

   As of December 31, 2001 and 2000, an aggregate of 1,306,727 and 373,863 options, respectively, were available for future grants under the plan.

 Stock-Based Compensation

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," whereby compensation expense is recognized ratably over the vesting period. Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for awards in 2001, 2000 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:


                                                                                                         December 31,
                                                                                           ----------------------------------------
                                                                                               2001          2000           1999
                                                                                           -----------    -----------   -----------
Net loss attributable to common stockholders
 As reported...........................................................................    $ 9,810,405    $24,382,424   $27,083,416
 Pro Forma.............................................................................    $10,812,803    $27,274,136   $32,736,442
Net loss per share attributable to common stockholders
 As reported-basic and diluted.........................................................    $     (0.68)   $     (1.71)  $     (3.61)
 Pro forma-basic and diluted...........................................................    $     (0.75)   $     (1.91)  $     (4.36)


   The fair value of each option granted in 2001, 2000 and 1999 after the initial public offering was estimated using the Black-Scholes option-pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends, and the risk free interest rate for the expected term of the option.

   The fair value of each option granted in 1999 prior to the initial public offering was estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The values were obtained using assumptions which were derived using information supplied by the Company. Changes in the information would affect the assumptions and the option prices derived from those assumptions. The weighted average assumptions used for grants made in 2001, 2000 and 1999 were as follows:

                              PROMOTIONS.COM, INC.

Note 7 -- Stock Option Plans -- (Continued)

                                                                                                         2001    2000    1999
                                                                                                        -----    -----   ----
      Risk free interest rate .......................................................................    5.35%    5.16%   6.7%
      Expected option life (years) ..................................................................   7 years  7 years 7 years
      Expected future dividend yield ................................................................     0.0%     0.0%   0.0%
      Expected volatility ...........................................................................      80%     184%    59%

   In 2001, the Company issued options to a non-employee director to purchase up to 210,000 shares of the Company's common stock with an exercise price of $0.26 per share. These options vest ratably over 12 months. In 2000, the Company issued options to non-employee consultants to purchase up to 7,000 shares of the Company's common stock which vest ratably over 4 years. In 1999, the Company issued options to non-employee consultants to purchase up to 69,972 shares of the Company's common stock, which vested on the date of grant. The Company has recorded the value of the services being received based on the fair value of the options provided or the services received whichever is more reliably measured. The fair value of these options has been estimated using the Black-Scholes pricing model and has been recorded as deferred compensation and is being amortized as service expense over the vesting period. Final measurement will occur on the vesting date.

   The following table summarizes the activity in options under both plans:

                                                        Weighted Average Fair
                                                            Value/Exercise
                                     Options/Shares   Price Per Option/Per Share
                                     --------------   --------------------------
Outstanding, January 1, 1999 ....         114,009               $ 1.98
Granted .........................       1,974,059               $ 9.97
Forfeited .......................         (62,778)              $10.48
                                       ----------               ------
Outstanding, December 31, 1999 ..       2,025,290               $ 9.57
Granted .........................       2,429,300               $ 3.99
Exercised .......................         (26,325)              $ 1.21
Forfeited .......................      (1,210,595)              $ 9.38
                                       ----------               ------
Outstanding, December 31, 2000 ..       3,217,670               $ 5.45
Granted .........................         819,350               $ 0.20
Exercised .......................         (22,835)              $ 0.24
Forfeited .......................      (2,005,320)              $ 5.22
                                       ----------               ------
Outstanding, December 31, 2001 ..       2,008,865               $ 3.59
                                       ==========               ======

   As of December 31, 2001, 2000 and 1999, 1,092,898, 922,852 and 234,114
options, respectively, were exercisable with a weighted average per share fair value/exercise price of $4.53, $6.85 and $7.45, respectively.

   At December 31, 2001, 2000 and 1999, the weighted average remaining contractual life of the options outstanding was approximately 8.94 years, 9.22 years and 9.51 years, respectively.

Note 8 -- Employee Benefit Plans

   The Company sponsors a defined contribution plan for its employees which was effective January 1, 1998. Under the 401(K) Savings Plan (the "Plan"), employees are allowed to contribute up to 15% of their salary to the Plan, up to the maximum dollar amount defined by the Internal Revenue Service. The Company makes voluntary contributions to the Plan matching 50% of the first 6% of employee contributions, which vest over a period of 4 years at 25% per year starting in the second year of service. The total Company contributions in 2001, 2000 and 1999 were $66,856, $128,978 and $44,808, respectively.

                              PROMOTIONS.COM, INC.

Note 8 -- Employee Benefit Plans -- (Continued)

   In June 2000, the Company adopted an employee stock purchase plan (the "ESP" plan) effective July 1, 2000. A total of 1,000,000 shares are reserved for issuance under the plan. There were 102,984 and 77,008 shares issued under the ESP plan during the years ended December 31, 2001 and 2000, respectively.

Note 9 -- Commitments and Contingencies

   The Company presently leases office space in New York under a non-cancelable operating lease expiring in 2002. Future minimum lease payments under this non-cancelable operating lease as of December 31, 2001 amounted to $36,000 in 2002.

   Rent expense was $1,102,979, $1,321,447 and $388,267 for the periods ended December 31, 2001, 2000 and 1999, respectively.

   In September 2001, the Company entered into a stipulation of settlement agreement related to its former corporate office at 450 West 33rd Street, New York, New York. As part of the settlement agreement, the Company surrendered its office space along with its leasehold improvements and furniture and fixtures in return for a release from its lease commitment, the return of its $1.6 million security deposit and the payment of $900,000 owed to the Company for the reimbursement of expenses to equip, decorate and furnish the leased premises. The landlord off-set the back rent owed against the $900,000 reimbursement so the net amount to the Company related to this reimbursement was $622,000 at December 31, 2001. This amount has been recorded as a receivable at December 31, 2001. The Company has recorded an approximate $996,000 loss related to expenses associated with the termination of its lease during the year ended December 31, 2001.

 Lease Agreement

   In March 1999, the Company entered into a secured financing agreement with a leasing company for the leasing of equipment in an amount up to $1.0 million. The lease had a one-year availability period and a term of 36 months, with interest and principal payable monthly. In April 2000, the line was increased to $2.0 million and the availability period was extended for an additional year. At December 31, 2001 and 2000, the Company had $2.2 million of equipment under the lease. These items have been accounted for as a capital lease. The future minimum lease payments due under capital leases amounted to $896,661 net of $78,029 of interest at December 31, 2001.

   In February 2002, the Company entered into an early buy-out of the equipment under these leases. The agreement requires that the Company make a one time payment of approximately $940,000 to obtain the title to substantially all the equipment under lease. See Note 17.

 Contingencies

   There are various claims, lawsuits and pending actions against the Company incidental to the operations of its business. It is the opinion of management, after consultation with counsel, that the ultimate resolution to such claims, lawsuits and pending actions will not have a material adverse effect on the Company's financial position, operating results or liquidity.

   On December 3, 2001, a complaint was filed in the Supreme Court, County of New York, State of New York by BPW Company, Inc. f/k/a Editor & Publisher Co., Inc. The complaint alleged that the Company breached a lease agreement between the Company and BPW Company, Inc. relating to space located at 11 West 19th Street New York, New York and sought damages in the amount of $180,052 through November 30, 2001. The parties entered into a settlement agreement relating to this litigation in February 2002.

   On December 21, 2001, a complaint was filed in the Superior Court, County of San Mateo, State of California by E.piphany, Inc. E.piphany is a software company that the Company engaged in February 2000 to provide an email management software solution. The complaint alleges a breach of the provisions of a

                              PROMOTIONS.COM, INC.

Note 9 -- Commitments and Contingencies -- (Continued)

written agreement between E.piphany and the Company involving a software license and service agreement entered into between the parties. The complaint seeks an award of $689,172 plus interest thereon. On February 25, 2002, the Company filed an answer and counterclaim to E.piphany's complaint alleging breach of contract, breach of warranty and consequential damages. The Company's counterclaim seeks an award of $1.0 million in damages, plus interest.

   The Company believes that it has several defenses to the claims asserted against it by E.piphany and intends to vigorously defend against these claims.

   The Company believes that it has adequately accrued for all claims, lawsuits and pending actions against the Company.

Note 10 -- Convertible Notes--Related Party

   In December 1997, the Company entered into a promissory note agreement with a former holder (the "holder") of Class A preferred stock ("Class A"). Under this agreement, the Company received $200,000 during 1998. The terms of the agreement called for 36 equal monthly payments of principal and accrued interest. At December 31, 2001 and 2000, minimum future payments due under notes payable were $0 and $29,703, respectively.

   In July 1998, the Company entered into an agreement with the holder under which the holder agreed to purchase at a future date 50,000 shares of Class A. During the course of 1998, and in January 1999, the holder advanced the Company $1,270,000 and $120,000, respectively, at an interest rate of prime plus 3%. At the time of issuance, the face amount of the note was equal to the fair value of shares to be received upon conversion. On January 20, 1999, the outstanding principal balance of $1,390,000 plus accrued interest was converted into the agreed upon 50,000 Class A shares. See Note 11.

Note 11 -- Capital Stock

   At December 31, 2001, the authorized capital stock of the Company consisted of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"). The Board of Directors (the "Board") of the Company has the authority to issue preferred stock in classes with rights and privileges determined by the Board. Upon formation of the Company, 3,999,576 shares of Common Stock were issued to the founders.

   In June 1999, the Company's Board and stockholders amended the Company's Certificate of Incorporation to authorize the creation of 6,700,000 shares of the Class B, $.01 par value, preferred stock. The previously existing Class B preferred stock became Class C preferred stock, no par value.

   On September 24, 1999, the Company completed its initial public offering of 3,575,000 shares of common stock for gross proceeds of $50.1 million and net proceeds of $44.9 million after deducting expenses of the offering.

 Preferred Stock

   In January 1999, the Company issued 50,000 shares of the Class A through a private placement, in consideration for net proceeds of approximately $5,000,000, inclusive of the conversion of $1,390,000 of advances plus interest. The holders of the Class A were entitled to receive cumulative or noncumulative dividends when and if declared by the Board. The preferred shares were redeemable at the option of the holders at any time after August 1, 2003 for $100 per share (par value), plus accrued and unpaid dividends at the redemption date.

   In 2001, the Company authorized the issuance of 1,000,000 shares of $0.01 par value Series C Junior Participating Preferred Stock. At December 31, 2001, no shares of Series C Junior Participating Preferred Stock were issued.

                              PROMOTIONS.COM, INC.

Note 11 -- Capital Stock -- (Continued)


 Private Placement

   In June 1999, the Company completed a private placement and issued 6,666,668 shares of Class B preferred stock in consideration for net proceeds of $40,000,000. Subsequently, the Company repurchased all 50,000 shares of Class A and 1,714,608 shares of Common Stock for $24,000,000. The repurchased Class A was cancelled.

   In accordance with EITF D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," the excess of the consideration paid to the holders of the Class A in the redemption of the 50,000 shares over the carrying amount of Class A represents a deemed dividend or return to the holders of the Class A of $8,712,352.

   Each share of the Class B preferred stock was convertible into one share of Common Stock and automatically converted, on terms as defined, upon completion of the Company's IPO.

   As the Class B preferred stock was only convertible upon closing of the Company's IPO, which was outside the control of the holder, in accordance with EITF D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," the Company looked to the commitment date as the measurement date in determining whether the issuance of the Class B included a beneficial conversion feature. It was determined that as the issuance price equaled the common stock fair value on that date, no beneficial conversion feature existed.

 Warrants

   In March 1999, the Company issued to Allen & Co. warrants to purchase 168,350 shares of the Company's Common Stock (which was increased in June 1999 to a total of 221,683 shares of Common Stock) for financial advisory services provided plus three payments of $100,000 due on June 30, 1999, 2000 and 2001 in exchange for financial advisory services to be provided from non-employee consultants. The Company has recorded the value of the services being received by valuing the warrants using the Black-Scholes pricing model and such cost is being expensed over the vesting period. Final measurement will occur on the vesting date. As the warrants vested upon issuance, all of the expense was recognized as non-cash financial advisory services expense in the year ended December 31, 1999.

   In 2000, the Company issued to Leasing Technologies International, Inc. warrants to purchase 13,345 shares of the Company's Common Stock, in consideration of a $1.0 million increase in the Company's equipment lease. The Company has recorded the value of the services being received by valuing the warrants using the Black-Scholes pricing model and such cost is being expensed over the vesting period. Final measurement will occur on the vesting date. As the warrants vested upon issuance, all of the expense was recognized in the year ended December 31, 2000.

Note 12 -- Income Taxes

   There is no current provision for corporate income taxes as the Company generated a net operating loss for tax purposes.

                              PROMOTIONS.COM, INC.

Note 12 -- Income Taxes -- (Continued)

   The difference between the provision for income taxes computed at the statutory rate and the reported amount of tax expense attributable to income before income taxes for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                                                          December 31,
                                                                                             --------------------------------------
                                                                                                 2001         2000          1999
                                                                                             -----------    ---------   -----------
Tax benefit at statutory rates...........................................................    $(3,433,642)   $(494,915)  $(6,429,872)
State and local income taxes, net of federal income tax benefit..........................     (1,079,145)    (155,545)   (2,020,817)
Other, net...............................................................................         49,601       11,113       (25,799)
Valuation allowance......................................................................      4,463,186      639,347     8,476,488
                                                                                             -----------    ---------   -----------
Deferred tax asset.......................................................................    $        --    $     ---   $        --
                                                                                             ===========    =========   ===========

   The components of the net deferred tax asset as of December 31, 2001 and 2000 consisted of the following:

                                                             December 31,
                                                       -------------------------
                                                          2001           2000
                                                       -----------   -----------
Deferred tax assets:
  Operating loss carryforward......................    $24,439,784   $19,055,879
  Allowance for doubtful accounts..................         73,206       345,735
  Accrued expenses.................................        241,174     1,018,497
  Other............................................        214,585        87,130
                                                       -----------   -----------
    Total deferred tax assets .....................     24,968,749    20,507,241
Deferred tax liabilities:
  Capitalized software costs.......................            213        24,315
  Depreciation and amortization....................         27,549        68,069
  Other............................................         62,945            --
                                                       -----------   -----------
    Total deferred tax liabilities ................         90,707        92,383
                                                       -----------   -----------
Net deferred tax asset ............................     24,878,043    20,414,857
Less: valuation allowance .........................     24,878,043    20,414,857
                                                       -----------   -----------
Deferred tax asset ................................    $        --   $        --
                                                       ===========   ===========

   A full valuation allowance has been established against the net deferred tax asset due to the uncertainty of the Company's ability to realize this asset in the future.

   As of December 31, 2001, the Company had available for federal income tax purposes net operating loss carryforwards of approximately $53,129,966, which expire in the years 2013 through 2020.

   Section 382 of the Code places a limitation on the utilization of federal net operating loss carryforwards upon the occurrence of an ownership change. In general, a change in ownership occurs when a greater than 50 percent change in ownership takes place over a three-year testing period. The annual utilization of net operating loss carryforwards generated prior to such change is limited, in any one year, to a percentage of the entity's fair value at the time of the change in ownership. As a result of the public offering of Promotions.com's stock, the Company may have undergone an ownership change in regards to Section
382. The potential limitation imposed under Section 382 was taken into consideration when formulating the valuation allowance. As discussed in Note 17, the Company has entered into a Merger Agreement with iVillage Inc. This merger will result in a Section 382 ownership change. Accordingly, the Company will be limited on its annual utilization of any tax loss carryforwards.

                              PROMOTIONS.COM, INC.

Note 13 -- Restructuring Charge

   During the fourth quarter of 2000, management took certain actions to reduce employee headcount in order to better align the Company's sales, development and administrative organization and to position the Company for profitable growth in the future consistent with management's long term objectives. This involved the termination of employees, closing two offices, consolidating business units and scaling down international expansion plans. As a result, the Company recorded an approximately $1.0 million charge to operations during the fourth quarter of 2000 related to payments for severance as well as the costs of outplacement services and the provision of continued benefits to terminated personnel, as well as the cost incurred in closing offices. As of December 31, 2001, approximately $159,000 of the $1.0 million charge remained unpaid and was included in accrued expenses. The Company expects to pay the remainder of these costs in 2002.

Note 14 -- Quarterly Results of Operations (Unaudited)

   The following table sets forth certain unaudited quarterly statement of operations data for the eight quarters ended December 31, 2001. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                                                                                     Quarter
                                                             -------------------------------------------------------
                                                                First         Second         Third         Fourth       Total Year
                                                             -----------   -----------    -----------    -----------   ------------
                           2001
                           ----
Total revenue............................................      4,675,001     3,744,887      1,452,465      1,342,033     11,214,386
Loss from Operations.....................................     (4,938,617)   (3,044,439)    (3,424,140)      (634,457)   (12,041,653)
Extraordinary item.......................................             --            --             --      1,638,359      1,638,359
Net (loss) income attributable to common stockholders....     (4,712,408)   (2,857,410)    (3,306,463)     1,065,876     (9,810,405)
                                                             -----------   -----------    -----------    -----------   ------------
Basic and diluted net (loss) income per share
Loss before extraordinary item...........................    $     (0.33)  $     (0.20)   $     (0.23)   $     (0.04)  $      (0.79)
Extraordinary item.......................................             --            --             --    $      0.11   $       0.11
                                                             -----------   -----------    -----------    -----------   ------------
Net (loss) income attributable to common stockholders....    $     (0.33)  $     (0.20)   $     (0.23)   $      0.07   $      (0.68)
                                                             -----------   -----------    -----------    -----------   ------------
                           2000
                           ----
Total revenue............................................      6,060,092     8,856,293      6,707,954      5,009,259     26,633,598
Loss from operations.....................................     (6,401,477)   (6,176,270)    (6,042,023)    (7,165,912)   (25,785,682)
Net loss attributable to common stockholders.............     (5,994,853)   (5,781,745)    (5,717,080)    (6,888,746)   (24,382,424)
                                                             -----------   -----------    -----------    -----------   ------------
Basic and diluted net loss per share attributable to
  common stockholders....................................    $     (0.42)  $     (0.41)   $     (0.40)   $     (0.48)  $     (1.71)
                                                             -----------   -----------    -----------    -----------   ------------

Note 15 -- Software License Revenue

   Promotions.com launched Chakkalina.com, the Japanese equivalent to Webstakes.com, in June 2000. In March 2001, ITX Corporation licensed Promotions.com's iDialog direct marketing technology and acquired the Company's Japanese assets for $1.3 million in cash. Payments totaling $1.3 million were received from ITX Corporation during the year ended December 31, 2001. Pursuant to SOP 97-2 Software Revenue Recognition, the related revenue was recognized upon expiration of the acceptance period during the second quarter of 2001. As part of the licensing agreement, ITX Corporation will use Promotions.com's iDialog platform to run the Japanese sweepstakes portal, Chakkalina.com.

                              PROMOTIONS.COM, INC.

Note 16 -- Extraordinary Item

   During 2001, the Company renegotiated certain vendor contracts and was able to obtain reductions on amounts owed. In connection with these reductions, the Company recorded an extraordinary gain from the extinguishments of debt of $1.6 million, or $0.11 per share for both basic and diluted earnings per share.

Note 17 -- Subsequent Events

   On February 11, 2002, the Company entered into an Agreement and Plan of Merger, amended as of March 13, 2002 (the "Merger Agreement"), by and among iVillage Inc. ("iVillage"), Virgil Acquisition Corp., a wholly-owned direct subsidiary of iVillage ("Merger Sub"), and the Company. Pursuant to the Merger Agreement, Merger Sub will commence a tender offer (the "Offer") to acquire all of the outstanding shares of the Company's common stock for (i) $3.5 million in iVillage's common stock and (ii) approximately $9.8 million. Assuming conversion of all in-the-money stock options of the Company, the aggregate purchase price is approximately $0.87 per share. As a result of the Merger, the Company will become a wholly-owned subsidiary of iVillage, and each remaining share of the Company's common stock will be converted, subject to appraisal rights, into the right to receive the same consideration as is received in connection with the Offer.

   In February 2002, the Company entered into an agreement with Leasing Technologies International, Inc. ("LTI") to purchase substantially all of the equipment under the capital leases the Company has with LTI. The agreement requires that the Company make a one-time payment of approximately $940,000 to obtain the title to the equipment under lease.

                                                                      ANNEX A-1


-------------------------------------------------------------------------------






                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                 iVILLAGE INC.,


                           VIRGIL ACQUISITION CORP.,


                                       AND


                              PROMOTIONS.COM, INC.


                         DATED AS OF FEBRUARY 11, 2002






-------------------------------------------------------------------------------

                                      A-1-1

                          AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of February 11, 2002, by and among iVILLAGE INC., a Delaware corporation ("Parent"), VIRGIL ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and PROMOTIONS.COM, INC., a Delaware corporation (the "Company").

                                    RECITALS

   A. It is proposed that Parent, through Merger Sub, will acquire all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Shares"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 28, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Agreement").

   B. It is proposed that Parent will cause Merger Sub to make an exchange offer (as such may be amended from time to time as permitted by this Agreement, the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder to acquire each issued and outstanding Company Common Share in exchange for cash and shares of Parent common stock, par value $.01 per share (the "Parent Common Stock"), all upon the terms and subject to the conditions of this Agreement, including Annex I hereto.

   C. If Merger Sub acquires Company Common Shares tendered pursuant to the Offer, it is proposed that Merger Sub shall merge (the "Merger") with and into the Company with the Company surviving in accordance with the Delaware General Corporation Law (the "DGCL"), pursuant to which each outstanding Company Common Share shall be converted into the right to receive cash and shares of Parent Common Stock, all upon the terms and subject to the conditions of this Agreement.

   D. The Board of Directors of the Company (the "Company Board of Directors") has received the written opinion (the "Fairness Opinion") of Allen & Company Incorporated (the "Independent Advisor") that, based on, and subject to the various assumptions and qualifications set forth in the Fairness Opinion, as of the date of the Fairness Opinion, the consideration to be received by the holders of Company Common Shares (the "Company Stockholders") pursuant to this Agreement is fair from a financial point of view to such holders.

   E. The Company Board of Directors has unanimously (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) voted to
(A) approve this Agreement and the transactions contemplated hereby, including the Merger, and (B) recommend acceptance and approval by the Company Stockholders of this Agreement, the Offer, the Merger and the other transactions contemplated hereby and that such Company Stockholders tender their Company Common Shares in the Offer, (iii) taken all action necessary and advisable to render the Company Rights Agreement inapplicable to the Offer and the Merger, without any payment to the holders of the Rights, and (iv) taken all actions necessary and advisable to render inapplicable to the Offer and the Merger the provisions of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL (collectively, "Antitakeover Laws").

   F. The Boards of Directors of Parent and Merger Sub, and the sole stockholder of Merger Sub, have each voted to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

   G. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of the date hereof, with Parent and Merger Sub, pursuant to which, among other things, such holders have granted to Parent an option to purchase their Company Common Shares in certain circumstances, agreed to tender their shares into

                                      A-1-2
the Offer and agreed to vote their shares in favor of the Merger, this Agreement and the other transactions contemplated hereby and thereby.

   H. Certain capitalized terms used in this Agreement are defined in Article X, and Annex I includes an index of all capitalized terms used in this Agreement.

                                    AGREEMENT

   In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                               THE EXCHANGE OFFER

   Section 1.1 The Offer.

      (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and subject to the conditions set forth in Annex I (including that none of the events or conditions set forth therein (the "Exchange Offer Conditions") shall have occurred and be existing and not waived by Parent), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the issued and outstanding Company Common Shares (including any and all Rights) as promptly as reasonably practicable, but in no event more than twenty
(20) Business Days following the first public announcement by Parent and the Company of the execution of this Agreement, and shall take the actions specified in Section 1.1(c). Each Company Common Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Parent (i) a fraction of a share of Parent Common Stock (the "Stock Portion") determined by dividing
(y) the quotient obtained by dividing $3.5 million by the Base Price, by (z) the Fully Diluted Common Share Number, with cash paid in lieu of fractional shares, as provided below and (ii) an amount in cash (the "Cash Portion"), determined by dividing (y) the quotient obtained by dividing the Company's Net Cash as reflected on the Reference Balance Sheet, by (z) the Fully Diluted Common Share Number, rounded to the nearest whole cent, with .5 rounded up. The Stock Portion and the Cash Portion, or such greater aggregate amount per share paid by Merger Sub in the Offer, are referred to herein as the "Offer Price." No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer. All fractional shares of Parent Common Stock that a Company Stockholder would otherwise be entitled to receive as a result of the Offer shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Base Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. The obligation of Merger Sub to accept for payment and pay for any Company Common Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the Exchange Offer Conditions, this Agreement and applicable Laws. The Company agrees that any Company Common Shares held by the Company will not be tendered pursuant to the Offer.

      (b) Parent and Merger Sub expressly reserve the right from time to time, without the consent of the Company, to waive any Exchange Offer Condition, irrevocably increase the Offer Price or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Company Common Shares sought in the Offer, (iii) modify or amend the Exchange Offer Conditions or impose conditions to the Offer in addition to the Exchange Offer Conditions in any manner adverse to the Company Stockholders, (iv) waive the Minimum Condition or (v) except as provided in Section 1.1(d), extend the Offer if all of the Exchange Offer Conditions are satisfied. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and this Agreement (including the Exchange Offer Conditions), Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all Company Common Shares validly tendered and not withdrawn prior to the expiration of the Offer as promptly as possible after expiration of the Offer, unless terminated in accordance with its terms. Parent shall provide or cause to be provided to Merger Sub on a timely basis shares of Parent Common Stock and funds sufficient to accept for

                                      A-1-3
payment and pay for any and all Company Common Shares that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer.

      (c) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments and supplements thereto, the "Form S-4") to register the offer and sale of the shares of Parent Common Stock pursuant to the Offer. The Offer shall be made by means of a preliminary prospectus included in the Form S-4 and containing the information required by Rule 14d-4(b) under the Exchange Act (the "Preliminary Prospectus"), subject only to the Exchange Offer Conditions. As soon as reasonably practicable on the date the Offer is commenced, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of all applicable federal securities laws, and will contain (including as exhibits) or incorporate by reference the Preliminary Prospectus, forms of the related letter of transmittal and any other documents required to be filed in connection with the Offer (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"), which shall be mailed to the Company Stockholders. Merger Sub agrees promptly to correct the Form S-4, the Schedule TO and the Offer Documents if and to the extent that they shall have become false or misleading in any material respect (and the Company, with respect to information supplied by it specifically for use in the Form S-4, the Schedule TO or the Offer Documents, shall promptly notify Merger Sub and its counsel of any required corrections of such information and shall reasonably cooperate with Merger Sub with respect to correcting such information) and to supplement the Form S-4, the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall supplement the information provided by it specifically for use in the Form S-4, the Schedule TO or the Offer Documents to include any information that shall have become necessary or appropriate to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and to take all steps necessary to cause the Form S-4 and the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to Company Stockholders, in each case to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Form S-4, the Schedule TO and the Offer Documents before they are filed with the SEC and before they are distributed to Company Stockholders. Merger Sub shall provide the Company and its counsel copies of any written comments and telephone notification of any oral comments that Merger Sub or its counsel receive from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments. Merger Sub shall use its commercially reasonable efforts to respond to such comments promptly.

      (d) So long as this Agreement has not been terminated in accordance with the terms hereof, and subject to the terms and conditions hereof (including the Exchange Offer Conditions), the Offer shall expire at midnight, Eastern Standard Time, on the date that is twenty (20) Business Days after the date on which the Offer is commenced; provided, however, that without the consent of the Company, Merger Sub may (i) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the Exchange Offer Conditions shall not have been satisfied or waived, until such time as such Exchange Offer Conditions are satisfied or waived, (ii) from time to time, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (iii) from time to time, extend the Offer for not more than a total of thirty (30) Business Days if there shall not have been delivered to Parent and Merger Sub an At Home Bankruptcy Decision or (iv) from time to time extend the Offer for any reason for not more than a total of thirty (30) Business Days beyond the latest expiration date that would otherwise be permitted by clause (i) or (ii) above. So long as this Agreement is in effect, the Offer has been commenced, the Exchange Offer Conditions have not been satisfied or waived, none of the events or conditions set forth in Annex II
(a) through (m) have occurred and is existing at the time of any scheduled expiration date of the Offer and the failure of the Exchange Offer Conditions to be satisfied is not the result of a breach by the Company of its obligations hereunder, then, provided that such Exchange Offer Conditions are reasonably capable of being satisfied and subject to Merger Sub's right of termination under this Agreement, Merger Sub shall cause the Offer not to expire; provided, however, that Merger Sub shall not be required to extend the Offer beyond June 30, 2002. Merger Sub may, in addition, provide a "subsequent offer

                                      A-1-4
period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three (3) Business Days following its acceptance for payment of Company Common Shares in the Offer.

      (e) The parties understand and agree that the Offer Price has been calculated based on, among other things, the accuracy of the representation and warranty set forth in Section 4.3 and that, in the event the number of outstanding Company Common Shares, Company Stock Options or Company Stock Rights exceeds the amounts specifically set forth in Section 4.3 (including as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or stock equivalents of the Company, recapitalization, or other like change occurring after the date of this Agreement, but excluding any Company Common Shares issued pursuant to the Company Stock Plans, in accordance with, and subject to, Section 6.1(b)(iv)), the Offer Price shall be appropriately adjusted. The provisions of this Section 1.1(e) shall not, however, affect the representations and warranties set forth in Section 4.3.

   Section 1.2 Company Action.

      (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board of Directors, at a meeting duly called and held on February 11, 2002, unanimously (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms fair to, advisable and in the best interests of the Company and the Company Stockholders; (ii) voted to (A) approve this Agreement and the transactions contemplated hereby, including the Merger, and (B) recommend acceptance and approval by the Company Stockholders of this Agreement, the Offer, the Merger and the other transactions contemplated hereby and by the Transaction Documents and that such holders tender their Company Common Shares in the Offer; (iii) took all other action necessary and advisable to render the Company Rights Agreement inapplicable to the Transaction Documents, the Offer and the Merger, without any payment to the holders of the Rights; and (iv) took all actions necessary and advisable to render inapplicable to each of the transactions contemplated by the Transaction Documents the provisions of any Antitakeover Laws. Subject to Section 6.4(c), the Company consents to the inclusion of such recommendations and approvals in the Offer Documents. The Company shall not withdraw, modify or fail to reaffirm such recommendations and approvals in any manner inconsistent with Section 6.4(c). The Company hereby represents and warrants that the Independent Advisor has delivered to the Company Board of Directors its written Fairness Opinion that, subject to the various assumptions and qualifications set forth therein, as of the date of the Fairness Opinion, the consideration to be received by the Company Stockholders pursuant to this Agreement, the Offer and the Merger is fair from a financial point of view to such holders (other than Parent and its affiliates). The Company has been authorized by the Independent Advisor to permit, subject to the prior review and consent of the Independent Advisor and its counsel (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion in the Offer Documents, the Schedule 14D-9 (as defined below) and the Proxy Statement. The Company represents and warrants that it has been advised by each of its directors and executive officers that they intend to tender all Company Common Shares beneficially owned by them to Merger Sub pursuant to the Offer.

      (b) The Company hereby agrees to file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that will (i) comply in all material respects with the provisions of all applicable federal securities laws, (ii) reflect the recommendations and actions of the Company Board of Directors referred to in
Section 1.2(a) and (iii) include the Fairness Opinion, in each case subject to
Section 6.4(c). The Company agrees to include such Schedule 14D-9 in the mailing of the Offer Documents by Merger Sub to the Company Stockholders promptly after the commencement of the Offer. The Company agrees promptly to correct the
Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and Parent and Merger Sub, with respect to information supplied by them specifically for use in the Schedule 14D-9, shall promptly notify the Company and its counsel of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and Parent and Merger Sub shall supplement the information provided by them specifically for use in the Schedule 14D-9 to include any information that shall become necessary in order to make the

                                      A-1-5
statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company Stockholders, to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC or disseminated to the Company Stockholders. The Company shall provide Parent and its counsel copies of any written comments and telephone notification of any oral comments that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall use its commercially reasonable efforts to respond to such comments promptly, and shall provide Parent and its counsel copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel to the SEC or its staff.

      (c) In connection with the Offer, the Company shall promptly, or cause its transfer agent to promptly, following execution of this Agreement furnish Merger Sub with mailing labels containing the names and addressees of all record Company Stockholders, a non-objecting beneficial owners list and security position listings of Company Common Shares held in stock depositories, each as of a recent date, and shall promptly furnish Merger Sub with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial Company Stockholders. Subject to the requirements of applicable Law, and except for such steps as are appropriate to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their Affiliates, agents and advisors shall hold in confidence, and use only in connection with the Offer and the Merger, the information contained in any such labels, listings and files, and, if this Agreement shall be terminated, will promptly deliver to the Company all copies of such information then in their possession.

      (d) Promptly following the acceptance for payment and payment for Company Common Shares by Merger Sub pursuant to the Offer, and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the nearest whole number, on the Company Board of Directors as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to the product of the number of directors on the Company Board of Directors (giving effect to any increase in the number of directors pursuant to this Section 1.2(d)) multiplied by a fraction the numerator of which shall be the number of Company Common Shares beneficially owned by the Parent Parties and the denominator of which shall be the total number of Company Common Shares outstanding at such time. At such time, the Company shall also cause, if requested by Merger Sub, each committee of the Company Board of Directors to include individuals designated by Merger Sub constituting up to the same percentage of each such committee as Merger Sub designees constitute on the Company Board of Directors. The Company shall, upon request by Merger Sub, promptly take all actions necessary to cause Merger Sub's designees to be elected to the Company Board of Directors in accordance with the terms of this
Section 1.2(d), including by increasing the size of the Company Board of Directors and/or, at the Company's election, securing the resignations of such number of directors as is necessary to enable the designees of Merger Sub to be elected to the Company Board of Directors in accordance with the terms of this
Section 1.2(d). In the event that designees of Merger Sub are elected to the Company Board of Directors, until the Effective Time, those continuing members of the Company Board of Directors who are neither officers of the Company nor designees, Affiliates or Associates of Merger Sub shall be deemed the "Independent Directors" for purposes of the provisions of this Agreement. Subject to applicable Law, the Company shall promptly take all action in a commercially reasonable manner necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.2(d) and shall include in the Schedule 14D-9 mailed to the Company Stockholders promptly after the commencement of the Offer (or an amendment thereto or an information statement pursuant to such Rule 14f-1 if Merger Sub has not theretofore designated directors or timely provided the requisite information) such information with respect to the Company and its officers and directors as is required under Section 14(f) and such Rule 14f-1 in order to fulfill its obligations under this Section 1.2(d). Merger Sub will promptly supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and such Rule 14f-1. Notwithstanding anything in

                                      A-1-6
this Agreement to the contrary, following the time directors designated by Merger Sub are elected to the Company Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of obligations of Merger Sub hereunder, (iv) take any other action by the Company in connection with this Agreement required to be taken by the Company Board of Directors or (v) take any action taken by the Company in connection with the transactions contemplated by this Agreement, and such affirmative majority vote shall be sufficient to take any such action.

                                   ARTICLE II
                                   THE MERGER

   Section 2.1 The Merger.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

      (b) The Merger shall have the effects set forth in the DGCL. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of the Company.

   Section 2.2 Closing. The Closing will take place at 10:00 a.m., Eastern Standard Time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII (the "Closing Date"), at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, unless another date or place is agreed to in writing by the parties.

   Section 2.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the Certificate of Merger or other appropriate documents, in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under, the DGCL. The Merger shall become effective at the Effective Time.

   Section 2.4 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

      (a) Each Company Common Share issued and outstanding immediately prior to the Effective Time (including Company Common Shares issued upon exercise of Company Stock Rights, but excluding Company Common Shares canceled pursuant to
Section 2.4(b) or as to which appraisal rights have been perfected under the
DGCL) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive (i) a fraction of a share of Parent Common Stock in the amount of the Stock Portion and (ii) cash in the amount of the Cash Portion (the "Merger Consideration"). All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Company Common Shares have been converted, cash in lieu of fractional shares as provided in Section 3.2(e) and any dividends or other distributions payable pursuant to Section 3.2(d).

      (b) Each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub and each Company Common Share that is owned by the Company as treasury stock or otherwise shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

      (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of

                                      A-1-7
common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   If after the date hereof and prior to the Effective Time, subject to Section 1.1(e), Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Base Price shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

   Section 2.5 Organizational Documents.

      (a) The Certificate of Merger shall provide that the Company Certificate of Incorporation, as amended and restated as set forth in such Certificate of Merger, shall become the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

      (b) The Certificate of Merger shall provide that the Company Bylaws as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

   Section 2.6 Directors and Officers of the Surviving Corporation. The Certificate of Merger shall provide that from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation

   Section 2.7 Company Stock Options. All outstanding Company Stock Options (other than any option issued under the Employee Stock Purchase Plan) shall become fully vested and exercisable as of the consummation of the Offer, and all holders of Company Stock Options shall have the opportunity to exercise their outstanding Company Stock Options immediately after the consummation of the Offer. Any Company Stock Options that have not been exercised by the fifth business day following the consummation of the Offer shall be terminated immediately after the fifth business day following the consummation of the Offer and prior to the Effective Time; provided, however, that with respect to any Company Stock Options for which the Offer Price exceeds the applicable per share exercise price, the Company shall promptly pay to the holders of such Company Stock Options an amount, in the form described below, with respect to each such Company Stock Option, equal to the product of (a) the amount by which the Offer Price exceeds the applicable per share exercise price, multiplied by (b) the number of shares subject to the Company Stock Option at the time of such termination. The foregoing amount shall be paid in the form of whole Company Common Shares, valued at the Offer Price, with the value of fractional Company Common Shares paid in cash. Such amount shall be subject to applicable tax withholding; provided, however, that option holders may elect to have Company Common Shares withheld to satisfy such tax withholding. All Company Common Shares received pursuant to this Section 2.7 shall be converted into the Merger Consideration, as described in Section 2.4, upon the Merger, and included in the Fully Diluted Common Share Number.

   Section 2.8 Company Stock Rights. At the Effective Time, each Company Warrant and each other Company Stock Right, if not exercised prior thereto, shall be terminated by virtue of the Merger without any action on the part of the holder thereof.

                                  ARTICLE III
               PAYMENT FOR SECURITIES; EXCHANGE OF CERTIFICATES;
                            ADDITIONAL MERGER ACTIONS

   Section 3.1 Exchange Agent. After the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article III through the Exchange Agent, shares of Parent Common Stock in an amount sufficient to pay the Stock Portion of the Merger Consideration and cash in an amount sufficient to pay the Cash Portion of the Merger Consideration (such cash and shares of Parent Common

                                      A-1-8

Stock being hereinafter referred to as the "Exchange Fund"), payable pursuant to
Section 2.4 in exchange for outstanding Company Common Shares. Any income from investment of the Exchange Fund will be payable solely to Parent.

   Section 3.2 Exchange Procedures.

      (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates which, immediately prior to the Effective Time, represented outstanding Company Common Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.4: (A) a letter of transmittal (a "Letter of Transmittal") which (i) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.7) and (ii) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

      (b) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Corporation, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a check and a certificate or certificates representing the applicable amount of cash and shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.4 and (B) the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate shall represent the right to receive the aggregate Merger Consideration relating thereto.

      (c) In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. Until surrendered as contemplated by this
Section 3.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of the applicable Merger Consideration.

      (d) No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company Stockholder entitled to receive certificates representing Parent Common Stock until such Company Stockholder has properly surrendered such Company Stockholder's Certificates. Upon such surrender, there shall be paid to the Company Stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the Company Stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided, however, that such dividend payments shall be made on such payment dates. In no event shall the Company Stockholder entitled to receive such dividends be entitled to receive interest on such dividends.

      (e) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. All fractional shares of Parent Common Stock that a Company Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Base Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any Company Stockholder until Certificates are surrendered and exchanged in accordance with this Section 3.2.


                                      A-1-9

   Section 3.3 Tax Characterization. The Merger is intended not to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto agree to report the Merger consistent with such treatment.

   Section 3.4 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Company Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

   Section 3.5 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Company Common Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to the Surviving Corporation for payment of claims with respect thereto and only as a general creditor thereof.

   Section 3.6 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Company Common Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares one (1) year after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

   Section 3.7 .Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

   Section 3.8 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of [state, local or] foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

   Section 3.9 Appraisal Rights. Notwithstanding Section 2.4, Company Common Shares outstanding immediately prior to the Effective Time and held by a Company Stockholder who has demanded appraisal for such Company Common Shares in accordance with the DGCL shall not be converted into a right to receive from Parent the Merger Consideration, unless such Company Stockholder fails to perfect or withdraws or otherwise loses such Company Stockholder's right to appraisal. If after the Effective Time such Company Stockholder fails to perfect or withdraws or loses such Company Stockholder's right to appraisal, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive from Parent the Merger Consideration. The Company shall give Parent prompt notice of any

                                     A-1-10
demands received by the Company for appraisal of Company Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

   Section 3.10 Stockholders' Meeting. If the Company is required by applicable Law or Order to hold a meeting of Company Stockholders to consummate the Merger and provided that this Agreement shall not have been terminated, the parties covenant and agree as set forth in this Section 3.10.

      (a) Parent and the Company shall, as promptly as practicable and in any event no later than six Business Days following the acceptance for payment and payment for Company Common Shares by Merger Sub pursuant to the Offer, prepare and file with the SEC the Post-Effective Amendment and use all commercially reasonable efforts to: (1) obtain and furnish the information required to be included by the SEC in the Proxy Statement and Post-Effective Amendment, (2) to respond promptly to any comments made by the SEC with respect to the Proxy Statement or Post-Effective Amendment and (3) to have the Post-Effective Amendment declared effective by the SEC as promptly as practicable after filing.

      (b) The Company, acting through the Company Board of Directors, shall, in accordance with the Company Certificate of Incorporation, the Company Bylaws and any applicable Law or Order:

            (i) subject to the terms of this Agreement, include in the Proxy Statement (A) the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of approval of the Merger and this Agreement and (B) the Fairness Opinion;

            (ii) duly call and give notice of the Company Stockholders Meeting and cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable and in any event no later than three Business Days after the date on which the Post-Effective Amendment is declared effective by the SEC;

            (iii) convene and hold the Company Stockholders Meeting as promptly as practicable and in any event no later than twenty (20) calendar days following the date of the meeting notice contemplated by clause (iii) above (or the next succeeding Business Day if such date is not a Business
      Day);

            (iv) use commercially reasonable efforts, subject to the terms of this Agreement, to obtain the necessary approvals of the Merger and this Agreement by the Company Stockholders; and

            (v) file the Certificate of Merger no later than the date on which such approval by the Company Stockholders is obtained.

      (c) Parent and Merger Sub agree promptly to correct the Post-Effective Amendment if and to the extent it shall have become false or misleading in any material respect (and the Company, with respect to information supplied by it specifically for use in the Post-Effective Amendment or the Proxy Statement, shall promptly notify Parent and its counsel of any required corrections of such information and shall reasonably cooperate with Parent with respect to correcting such information) and to supplement the Post-Effective Amendment to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall supplement the information provided by it specifically for use in the Post-Effective Amendment or the Proxy Statement to include any information that shall have become necessary or appropriate to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and to take all steps necessary to cause the Post-Effective Amendment, as so corrected or supplemented, to be filed with the SEC (and the Company shall cause the Proxy Statement, as so corrected or supplemented, to be disseminated to Company Stockholders), in each case to the extent required by applicable federal securities laws. Each party and its counsel shall be given a reasonable opportunity to review and comment on the Post-Effective Amendment and the Proxy Statement before they are filed with the SEC and before they are distributed to Company Stockholders. Each party shall provide the other party and its counsel copies of any written comments and telephone notification of any oral comments that it or its counsel receives from the SEC or its staff with respect to the Post-Effective Amendment or the Proxy Statement promptly after receipt of such comments.


                                     A-1-11

      (d) The Parent Parties shall vote, or cause to be voted at the Company Stockholders Meeting, as the case may be, all of the Company Common Shares purchased in the Offer or otherwise acquired or owned by them in favor of the approval of the Merger and this Agreement.

   Section 3.11 Merger Without Meeting of Stockholders. Notwithstanding Section 3.10, if the Parent Parties shall acquire or otherwise own, in the aggregate, at least 90.0% of the then outstanding Company Common Shares, pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance of and payment for the Company Common Shares by Merger Sub pursuant to the Offer without a meeting of Company Stockholders, in accordance with Section 253 of the DGCL.

   Section 3.12 Rule 16b-3. The Company's Board of Directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act, the Offer, the Merger, the Transaction Documents and the transactions contemplated thereby and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement and the other Transaction Documents by each individual who is a director or officer of the Company.

   Section 3.13 Additional Actions. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Merger Sub its right, title or interest in, to or under any of the rights, properties or assets of Parent, Merger Sub or the Company, or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Parent, Merger Sub or the Company, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Parent, Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Merger Sub or otherwise to carry out this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, the Company represents and warrants to each of the other parties hereto as follows:

   Section 4.1 Organization and Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company Certificate of Incorporation and the Company Bylaws, each as amended to date. Such Company Certificate of Incorporation and Company Bylaws are in full force and effect, and the Company is not in violation of any provision therein.

   Section 4.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company Required Vote, if necessary, and the filing and recordation of appropriate merger documents as

                                     A-1-12
required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

   Section 4.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 Company Common Shares and 1,000,000 shares of preferred stock. As of the date hereof, (a) 14,484,976 Company Common Shares, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, are issued and outstanding, (b) Company Common Shares are held in the treasury of the Company, (c) 1,985,033 Company Stock Options are outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one Company Common Share, and 1,651,227 Company Common Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options, (d) 13,345 Company Warrants are outstanding, each such Company Warrant entitling the holder thereof to purchase one Company Common Share, and 13,345 Company Common Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Warrants and (e) no shares of preferred stock are issued and outstanding. All Company Warrants will be terminated as a result of the Merger in accordance with the terms thereof if not exercised prior to the Effective Time. Schedule 4.3 of the Company Disclosure Letter sets forth a true and complete list of the Company Stock Options outstanding as of the date of this Agreement with the exercise prices and periods of exercisability. Except as set forth above, as of the date of this Agreement, there are no Company Stock Rights. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, except for the Stockholders Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

   Section 4.4 Company Subsidiaries. The Company presently has no Subsidiaries and has not had any Subsidiaries since inception. The Company does not, and has not since inception, owned, directly or indirectly, any ownership, equity or voting interest in any corporation, partnership, joint venture or other entity, nor does the Company have any agreement or commitment to purchase any such interest.

   Section 4.5 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval and adoption of this Agreement by the Company Required Vote, if required) and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or Company Bylaws, (b) subject to Section 4.6, conflict with or violate any Law applicable to the Company or by which any material property or asset of the Company is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any material property or asset of the Company is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

   Section 4.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act,

                                     A-1-13
or state securities laws or "blue sky" laws, and filing and recordation of appropriate merger documents as required by the DGCL, or (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications, registrations or qualifications would not, individually or in the aggregate, have a Company Material Adverse Effect.

   Section 4.7 Compliance. Except as disclosed in the Company Reports filed by the Company with the SEC prior to the date of this Agreement, the business of the Company is not being conducted in violation of any Law or Order, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

   Section 4.8 Litigation. There is no claim, suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Company Material Adverse Effect, nor is there any Order outstanding against the Company which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Company Material Adverse Effect.

   Section 4.9 Company Reports; Financial Statements.

      (a) The Company has filed all Company Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The Company has delivered (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements, including the Reference Balance Sheet, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (c) There are no Liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed or provided for in the Reference Balance Sheet, (ii) Liabilities incurred on behalf of the Company under this Agreement and the contemplated Offer and Merger and (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, none of which has had or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

      (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

   Section 4.10 Absence of Certain Changes or Events. Except as disclosed in the Company Reports, since September 30, 2001, the Company has conducted its business only in the ordinary course or as disclosed in any Company Reports, and there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (c) any split, combination or reclassification of any of the Company's capital stock or any substitution for shares of the Company's capital stock, except for issuances of

                                     A-1-14

Company Common Shares upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with the Company Stock Plans, (d) any granting by the Company to any current or former director, executive officer or other key employee of the Company of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed and publicly available prior to the date of this Agreement which have been disclosed to Parent in the manner described in Section 4.15, (e) any granting by the Company to any such current or former director, executive officer or key employee of any increase in severance or termination pay, (f) any entry by the Company into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (g) except insofar as may have been disclosed in the Company Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Company, materially affecting its assets, Liabilities or business or (h) except insofar as may have been disclosed in the Company Reports, any tax election that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

   Section 4.11 Taxes.

      (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

      (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except where any failure to pay such Taxes would not have a Company Material Adverse Effect.

      (c) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Entity in writing or
(ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company has Knowledge based upon personal contact with any agent of such Governmental Entity. Schedule 4.11 of the Company Disclosure Letter lists all Tax Returns filed with respect to the Company that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1998.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

      (f) The unpaid Taxes of the Company did not, as of the date of the Reference Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (disregarding any notes thereto). The Company has not incurred a Tax Liability from the date of the Reference Balance Sheet other than a Tax Liability in the ordinary course of business.

   Section 4.12 Title to Personal Property. The Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the 10-K or acquired after December 31, 2000 (other than assets disposed of since December 31, 2000 in the ordinary course of business

                                     A-1-15
consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for such as which secure indebtedness and which are properly reflected in the 10-K and for mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever which can be removed for a cost less than $25,000. The tangible personal property and assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business, except as, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest could not individually or in the aggregate have a Company Material Adverse Effect. The Company has no legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets with an individual value of $50,000 or an aggregate value in excess of $100,000.

   Section 4.13 Real Property. The Company has good and marketable title to, or a valid leasehold interest in, all of its real properties reflected in the 10-K or acquired after December 31, 2000, in each case free and clear of all title defects, mortgages, liens, encumbrances and restrictions, except for (a) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2000, provided that the obligations secured by such liens are not delinquent; and (d) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect.
Schedule 4.13 to the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company at any time during the past five years and a true and correct list of all real property leased by the Company, identifying with respect to each lease of such real property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. The Company has not sent or received any written notice of any material default under any of the leases of real property to which it is party. The Company has not breached and is not in default in any material respect under any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach.

   Section 4.14 Environmental Compliance and Disclosure.

      (a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to the Company, and the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

      (b) The Company has not received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any third party.

      (c) The Company has not entered into or agreed to, nor does it contemplate entering into, any Order, and the Company is not subject to any Order relating to compliance with any applicable Environmental Laws.

      (d) Neither the Company nor any Subsidiary has received written notice that it is subject to any Liability incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, or any of its employees, agents or representatives.

   Section 4.15 Officers and Employees. Schedule 4.15 to the Company Disclosure Letter contains a true and complete list of all of the (a) executive officers of the Company and (b) all other key employees of the Company with annual compensation in excess of $75,000, in each case specifying by individual, their position, annual salary and other amounts paid and benefits provided to such individual. The Company is not

                                     A-1-16
a party to or bound by any Employee/Consulting Agreement and no severance or other payment will become due as a result of the transactions contemplated by this Agreement. The Company has provided to Parent true, correct and complete copies of each such Employee/Consulting Agreement. The Company has provided Parent with true, correct and complete forms of any arbitration agreements or confidentiality agreements between the Company and an officer, employee, former employee, consultant or independent contractor of the Company, and made available copies of each such agreement. The Company has not made any verbal commitments to any such officers, employees, former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. All officers and employees of the Company are active on the date hereof.

   Section 4.16 Employee Benefit Plans.

      (a) Schedule 4.16 to the Company Disclosure Letter contains a true and complete list of each Company Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Company within the last three (3) calendar years. Each Company Benefit Plan currently in effect is identified as a "current plan" on the Company Disclosure Letter and any special tax status enjoyed by such plan is noted on the Company Disclosure Letter. There are no oral Company Benefit Plans.

      (b) With respect to each Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to Parent true and complete copies of (i) the plan documents and any amendments thereto (or, if the plan is not written, a written description thereof), (ii) any related trust or other funding vehicle, (iii) annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements for the past three years, (iv) all contracts with any parties providing services or insurance to such plan, (v) all material internal memoranda regarding such plans, (vi) copies of material correspondence with all Governmental Entities, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under Applicable Benefit Laws, (vii) the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, if applicable, and (viii) such other documentation with respect to any Company Benefit Plan as is reasonably requested by Parent.

      (c) The Company has maintained all employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data are materially true and correct and are maintained in a usable form.

      (d) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. None of the Company, an ERISA Affiliate or a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. The Company has not incurred, and no facts exist which reasonably could be expected to result in, Liability to the Company as a result of a termination, withdrawal or funding waiver with respect to any ERISA Affiliate Plan or Company Benefit Plan that is subject to Title IV of ERISA.

      (e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms, in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between the Company and its current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable, except for such instances of noncompliance as would not have a Company Material Adverse Effect. The Company has not incurred, and the Company has no Knowledge of any facts that exist which reasonably could be expected to result in, any Liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any Liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).


                                     A-1-17

      (f) All obligations regarding each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan, except where the failure to so satisfy or where any default or violation would not have a Company Material Adverse Effect. There are no Taxes, penalties or fees owing under any Company Benefit Plan that would have a Company Material Adverse Effect.

      (g) The Company has no Knowledge of any facts or circumstances that exist that are likely to adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and each trust maintained thereunder that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified or exempt, as the case may be.

      (h) The assets of each Company Benefit Plan are reported in good faith at their fair market value on the financial statements of each such plan.

      (i) Other than those Company Benefit Plans listed in the Company Disclosure Letter and as specifically described therein, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any predecessor in interest of such Company for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only to the extent required under such law.

      (j) All contributions or premiums required to be made by the Company under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan, except for failures that would not have a Company Material Adverse Effect. Contributions or premiums will be paid by the Company for the period up to the Effective Time in the ordinary course of business. Each Company Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis, pursuant to the actuarial assumptions set forth in the Company Disclosure Letter.

      (k) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

      (l) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto which would have a Company Material Adverse Effect, and neither the Company nor any of its agents has been in breach of any material fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto, except for failures that would not have a Company Material Adverse Effect.

      (m) The Company has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company, and no additional contributions would be required to properly effect such termination.

      (n) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment except as provided in this Agreement, (ii) accelerate the time of payment or vesting (except for outstanding stock options) or (iii) increase the amount of compensation due any such individual.

      (o) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code or make

                                     A-1-18

(or be deemed to make) any payments that may subject the recipient to excise tax pursuant to Section 4999 of the Code.

      (p) There are no pending or, to the Company's Knowledge, threatened or anticipated claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Company Benefit Plan by any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

      (q) All individuals who are or were performing consulting or other services for the Company are or were at all times correctly classified as either "independent contractors" or "employees," as the case may be, except for any classifications that would not have a Company Material Adverse Effect.

   Section 4.17 Labor Relations.

      (a) The employees of the Company have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity.

      (b) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other federal, state, local, provincial or foreign law, regulation or ordinance.

      (c) No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal law or comparable state fair employment practices act or foreign law, including any provincial law regulating discrimination in the workplace.

      (d) The Company has not taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

      (e) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company under any applicable law.

      (f) The Company has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims.

      (g) The Company is in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply , individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; and

      (h) The Company has provided Parent with a copy of the Company's policy for providing leaves of absence under the FMLA, and the Company Disclosure Letter identifies (i) each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; (ii) each employee who will be on FMLA leave at the Effective Time and his or her job title and description, salary and benefits; (iii) each employee who has requested FMLA leave to begin after the Effective Time; (iv) a description of the leave requested; and (v) a copy of all notices provided to such employee regarding that leave.

   Section 4.18 Contracts and Commitments. Except as disclosed in the Company Reports, the Company is not a party to, is not bound or affected by, and receives no benefits under any (a) servicing agreements providing for aggregate payments in any calendar year in excess of $100,000; (b) contracts of employment;

                                     A-1-19

(c) agreements or arrangements for the purchase or sale of any assets (other than in the ordinary course of business); (d) contracts or agreements containing covenants limiting the freedom of the Company to engage in any line of business or to compete with any entity; (e) any joint venture, partnership or similar agreement; (f) exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract; (g) agreement providing for aggregate payments to any director, officer or consultant of the Company in any calendar year in excess of $100,000; (h) material agreement, indenture or other instrument relating to the borrowing of money by the Company, the guarantee by the Company of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios of the Company; or (i) other contract or agreement, or amendment thereto, that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company with the SEC as of the date of this Agreement. The Company is not in breach or default under any such contracts, agreements, instruments or arrangements, which default or breach has had or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

   Section 4.19 Information Supplied.

      (a) The Schedule 14D-9 and the Proxy Statement to be filed by the Company pursuant to this Agreement will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time the
Schedule 14D-9 or the definitive Proxy Statement is filed with the SEC, as the case may be, and mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information regarding the Company to be provided to Parent and Merger Sub for inclusion in the Form S-4, the Post-Effective Amendment and the Schedule TO will not, at the time such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Notwithstanding the foregoing provisions of this Section 4.19, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Proxy Statement, the Form S-4, the Post-Effective Amendment or the Schedule TO based on information supplied by Parent for inclusion or incorporation by reference therein.

   Section 4.20 Intellectual Property.

      (a) Schedule 4.20(a) to the Company Disclosure Letter sets forth a true and correct list of all Intellectual Property owned by the Company that is the subject of registration, issuance or an application for registration and the jurisdictions in which each is registered, issued or applied for and any such registration, filing and issuance remains in full force and effect as of the date of this Agreement. The Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application, issuance and registration and has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is listed on such Schedule 4.20(a).

      (b) The Company has good and marketable title to or possess the necessary licenses or other valid rights to use all Intellectual Property (not just the Intellectual Property listed on Schedule 4.20(a) to the Company Disclosure Letter) free and clear of all liens, and has paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property, except where the failure to do so would not individually or in the aggregate have a Company Material Adverse Effect. To the Knowledge of the Company, neither the use of such Intellectual Property nor the conduct of the Company in accordance with its businesses as presently conducted or contemplated to be conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party, except where such conduct would not individually or in the aggregate have a Company Material Adverse Effect. No third party has filed a claim against, or threatened to file a claim against, or has provided a notice to, the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party (other than claims or notices which, individually or in the aggregate, would not have a Company Material Adverse Effect). To the Knowledge of the Company, the Company has

                                     A-1-20
not violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others. The Company does not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by the Company and the Company has not filed a claim against, or threatened to file a claim against, and has not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by the Company (other than claims or notices which, individually or in the aggregate, would not have a Company Material Adverse Effect).

      (c) Schedule 4.20(c) to the Company Disclosure Letter sets forth a true and complete list of: (i) all Company Proprietary Software material to the operation of the business of the Company as presently conducted; (ii) all Company Licensed Software or Intellectual Property licensed by the Company material to the operation of the business of the Company as presently conducted; and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by the Company material to the operation of the business of the Company as presently conducted.

      (d) Subject to any licenses and other agreements identified on Schedule 4.20(d) to the Company Disclosure Letter, the Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, except where the failure to have such right, title and interest would not individually or in the aggregate have a Company Material Adverse Effect. The Company has developed the Company Proprietary Software through its own efforts, as described in such Schedule 4.20(d), and for its own account, or has obtained all rights thereto, and the Company Proprietary Software is free and clear of all liens, except for any lien or other right that would not individually or in the aggregate have a Company Material Adverse Effect. The use of the Company Licensed Software and the use of the Company Proprietary Software does not breach any terms of any license or other contract between the Company and any third party in a manner that would have a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software material to the operation of the business of the Company as presently conducted.

      (e) To the Knowledge of the Company, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party in such a manner that would have a Company Material Adverse Effect. The source code for the Company Proprietary Software has been maintained in confidence, and has not been disclosed to any persons or entities outside the Company, all such disclosures being made pursuant to appropriate confidentiality provisions, except for any failure that would not individually or in the aggregate have a Company Material Adverse Effect.

      (f) The Company Proprietary Software was (i) developed by the employees of the Company working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment or instruments of obligation to assign in favor of the Company as assignee that have conveyed or obligate such agents, consultants and contractors to convey to the Company ownership of all of its intellectual property rights in the Company Proprietary Software; or
(iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software. The Company has not received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.

      (g) Neither the Company nor any Subsidiary has granted rights or licenses in Company Software or any other Intellectual Property owned by the Company or any Subsidiary to any third party.

      (h) The licenses and agreements set forth on such Schedules 4.20(c), 4.20(d) and 4.20(g) to the Company Disclosure Letter are valid and binding obligations of the Company, enforceable in accordance with their terms, and to the Knowledge of the Company, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such licenses or agreements, except any lack of enforceability or default that would not individually or in the aggregate have a Company Material Adverse Effect.


                                     A-1-21

      (i) The Company takes reasonable measures to protect the confidentiality of its trade secrets, including requiring its employees and other parties having access thereto to execute written non-disclosure agreements. To the Knowledge of the Company, no trade secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a non- disclosure agreement. To the Knowledge of the Company, no party to any non- disclosure agreement relating to its trade secrets is in breach or default thereof.

      (j) To the Knowledge of the Company, no current or former partner, director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by the Company.

   Section 4.21 Consumer Protection Laws; Privacy Policy.

      (a) The Privacy Statement and Terms and Conditions are posted at all times on the Company's web site. The Company maintains a link to the Privacy Statement from its homepage and makes an effort to include a link from any page on which personal information is collected from visitors to its web site and users of its products and services. The Privacy Statement includes the following: (i) notice to users about the Company's web site's information collection policies and practices prior to disclosing their personal information and (ii) a description of how users' personal information will be used, including any uses beyond those for which the information was provided.

      (b) The Company has commercially reasonable technological and procedural measures in place to protect data collected from visitors and users against loss, theft, unauthorized access or disclosure. The Company does not knowingly collect information from or target children under the age of 13. The Company does not sell, rent or otherwise make available to third parties any personally identifiable data submitted by users in violation of the Privacy Statement or applicable Law.

      (c) The Privacy Statement is accurate in all material respects and consistent in all material respects with the Terms and Conditions. The Company and its employees have (i) complied at all times with the then current privacy policy issued by the Company and all applicable U.S. privacy laws regarding the disclosure and use of data, (ii) not violated the Privacy Statement or the Terms and Conditions and (iii) taken all appropriate and reasonable steps to protect and maintain the confidential nature of the information provided to the Company by visitors and users. The Company is not party to any agreement or subject to any other obligation that, following the Effective Time, would prevent Parent and the Parent Parties from using the information covered by the Privacy Statement in a manner consistent with (y) applicable privacy laws and industry standards regarding the disclosure and use of data and (z) the Privacy Statement in effect at the time the information was collected. No claims or controversies have arisen regarding the Privacy Statement, the Terms and Conditions or the implementation of any of the foregoing.

      (d) All Promotional Activities conducted by the Company, whether conducted on behalf of the Company or on behalf of the customers and clients of the Company, have been and are being conducted in compliance with all Consumer Protection Laws, except where the failure to so conduct such activities would not be reasonably likely to have a Company Material Adverse Effect.

   Section 4.22 Insurance Policies. The Company maintains insurance with reputable insurers for the business and assets of the Company against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. Schedule 4.22 to the Company Disclosure Letter sets forth a correct and complete list of all policies of insurance carried by the Company with respect to its businesses or assets. All insurance policies and bonds with respect to the business and assets of the Company are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Effective Time, and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years.

   Section 4.23 Transactions with Affiliates. Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director,

                                     A-1-22
officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (a) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company in which the amount involved exceeds $25,000 per annum; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company.

   Section 4.24 No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of a Competing Transaction.

   Section 4.25 Antitakeover Laws. As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the Stockholders Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Stockholders Agreements, and the transactions contemplated hereby and thereby are exempt from the requirements of, any Antitakeover Laws.

   Section 4.26 Company Rights Agreement. The Company has taken all requisite action under the Company Rights Agreement to cause the provisions of the Company Rights Agreement not to be applicable to this Agreement, the Stockholders Agreements, the Offer, the Merger or the other transactions contemplated hereby and to provide for the expiration of the Rights upon the consummation of the Offer.

   Section 4.27 Brokers. No broker, finder or investment banker (other than the Independent Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Schedule 4.27 to the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which the Independent Advisor would be entitled to any payment relating to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

   Section 4.28 Vote Required. The Company Required Vote, if required, is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Except as disclosed in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement, Parent and Merger Sub represent and warrant to the Company as follows:

   Section 5.1 Organization and Standing.

      (a) Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has furnished or made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect, and Parent is not in violation of any provision therein.

      (b) Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize

                                     A-1-23
such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. Merger Sub has furnished or made available to the Company a true and complete copy of its Certificate of Incorporation, as amended to date. Such Certificate of Incorporation is in full force and effect, and the Merger Sub is not in violation of any provision therein. Merger Sub was formed for the purpose of effecting the Merger and the other transactions contemplated hereby, and has not undertaken any business or other activities other than in connection with entering into this Agreement, pursuing the Merger and engaging in the other transactions contemplated hereby.

   Section 5.2 Authority for Agreement. Such Person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such Person of this Agreement, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Persons enforceable against such Person in accordance with its terms, except as enforcement thereof may be limited against such Person by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

   Section 5.3 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, (a) 52,664,978 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) 1,203,446 shares of Parent Common Stock are held in the treasury of Parent, (c) 9,625,247 Parent Stock Options are outstanding pursuant to Parent's stock plans (excluding Parent Stock Options issued pursuant to the Family Point Inc. Stock Option Plan), each such option entitling the holder thereof to purchase one share of Parent Common Stock, and 1,104,022 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Parent Stock Options, (d) warrants to purchase 2,450,908 shares of Parent Common Stock are outstanding and 2,450,908 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the exercise of such warrants, (e) 721,242 shares of Parent Common Stock are reserved for issuance to shareholders of Women.com in connection with the Company's acquisition of Women.com upon surrender of certificates formerly representing shares of Women.com capital stock and (f) no shares of preferred stock of Parent are issued and outstanding. Except as set forth above, there are no Parent Stock Rights. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person in excess of $1,000,000 in any single calendar year. As of the date hereof, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of stock of Parent.

   Section 5.4 No Conflict. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate such Person's Certificate of Incorporation or Bylaws, (b) subject to Section 5.5, conflict with or violate any Law applicable to such Person or by which any material property or asset of such Person is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in

                                     A-1-24
triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any material property or asset of any of it is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

   Section 5.5 Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

   Section 5.6 Compliance. Except as disclosed in the Parent Reports filed by Parent with the SEC prior to the date of this Agreement, as of the date of this Agreement the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

   Section 5.7 Litigation. Except as set forth in Parent Reports, there is no claim, suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries, either individually or in the aggregate, which has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

   Section 5.8 Parent Reports; Parent Financial Statements.

      (a) Parent has filed all Parent Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) All of the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (c) There are no Liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and its Subsidiaries, taken as a whole, other than (i) Liabilities disclosed or provided for in the consolidated balance sheet of Parent and its Subsidiaries at September 30, 2001, including the notes thereto, (ii) Liabilities disclosed in the Parent Reports, (iii) Liabilities incurred on behalf of Parent under this Agreement and the contemplated Offer and Merger and (iv) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2001, none of which are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                                     A-1-25

      (d) Parent has heretofore furnished or made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Parent with the SEC as exhibits to the Parent Reports pursuant to the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder.

      (e) Parent has not entered into any agreement that would be required to be filed as an exhibit to Parent's Annual Report on Form 10-K for the year ended December 31, 2001 that has not previously been filed as an exhibit to any Parent Report.

   Section 5.9 Absence of Certain Changes or Events. Except as set forth in the Parent Reports and except for the transactions contemplated by this Agreement, since September 30, 2001, Parent and its Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change or event having, or that could reasonably be expected to have a Parent Material Adverse Effect, (b) any split, combination or reclassification of any of Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's outstanding capital stock, (c) except as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any Subsidiary materially affecting its assets, Liabilities or business, or (d) any tax election that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect.

   Section 5.10 Taxes.

      (a) Each of Parent and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Parent and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Parent and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where Parent or any subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of any of Parent and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

      (b) Each of Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except where any failure to pay would not have a Parent Material Adverse Effect.

   Section 5.11 Information Supplied.

      (a) The Form S-4 and, if applicable, the Post-Effective Amendment, (i) complies and will comply in all material respects with the applicable requirements of the Securities Act and (ii) does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule TO complies and will comply in all material respects with the applicable requirements of the Exchange Act and does not and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information regarding Parent and Merger Sub to be provided by Parent to the Company for inclusion in the Schedule 14D-9 and the Proxy Statement will not, at the time such information is so provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Schedule TO based on information supplied by the Company for inclusion or incorporation by reference therein.

                                     A-1-26

   Section 5.12 Intellectual Property.

      (a) Schedule 5.12 to the Parent Disclosure Letter sets forth a true and correct list of all Intellectual Property (other than domain names) owned by Parent or its Subsidiaries that is the subject of registration, issuance or an application for registration, and the jurisdictions where each is registered, issued or applied for.

      (b) Parent and its Subsidiaries have good and marketable title to or possess adequate licenses or other valid rights to use all Intellectual Property material to the operation of Parent's business free and clear of all liens and have paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property, except where the failure to do so would not individually or in the aggregate have a Parent Material Adverse Effect. To the Knowledge of Parent, neither the use of such Intellectual Property nor the conduct of Parent and its Subsidiaries, in accordance with their businesses as presently conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party, except where such conduct would not individually or in the aggregate have a Parent Material Adverse Effect. No third party has filed a claim against, or threatened to file a claim against, or has provided a notice to, Parent or any of its Subsidiaries alleging that either Parent or any of its Subsidiaries has violated, infringed on or otherwise improperly used the intellectual property rights of such third party in a manner material to the operation of Parent's business and, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others in a manner material to the operation of Parent's business. Parent does not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by Parent or any of its Subsidiaries in a manner material to the operation of Parent's business, and Parent and its Subsidiaries have not filed a claim against, or threatened to file a claim against, and have not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by Parent or any of its Subsidiaries.

      (c) Parent and each of its Subsidiaries take reasonable measures to protect the confidentiality of its trade secrets, including requiring its employees and other parties having access thereto to execute written non-disclosure agreements.

      (d) To the Knowledge of Parent, no current or former partner, director, officer, or employee of Parent or any of its Subsidiaries (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by Parent or any of its Subsidiaries.

   Section 5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   Section 5.14 Reservation of Shares; Cash. Parent (a) has reserved for issuance such number of shares of Parent Common Stock as required for the Stock Portion and (b) has available sufficient cash as required for payment of the Cash Portion.


                                     A-1-27

                                   ARTICLE VI
                                    COVENANTS

   Section 6.1 Conduct of the Business Pending the Merger.

      (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement),
(i) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company shall use all commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

      (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not (except as expressly contemplated, permitted or required by this Agreement and except as set forth on
Schedule 6.1 to the Company Disclosure Letter) (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Company Stock Rights, other than the issuance of Company Common Shares upon the exercise of Company Stock Options outstanding as of the date of this Agreement; (v) take any action that would make the Company's representations and warranties set forth in
Article IV not true and correct in all material respects; (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (vii) amend the Company Certificate of Incorporation (including any certificate of designations attached thereto) or Company Bylaws or other equivalent organizational documents; (viii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (ix) make any loans or advances to any other Person other than loans or advances less than $75,000 made in the ordinary course of business consistent with past practice; (x) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (xi) change its accounting policies, except as required by GAAP; (xii) make any change in employment terms for any of its directors or officers; (xiii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement; (xiv) make any change to the Company Benefit Plans; (xv) sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets, other than in the ordinary course of business consistent with past practice;
(xvi) make any material Tax election not consistent with past practice or settle or compromise any material federal, state, local or foreign income Tax Liability; or (xvii) commit or agree to take any of the actions described in this Section 6.1(b).

   Section 6.2 Access to Information; Confidentiality.

      (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, and shall furnish Parent and Merger Sub with all financial, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request.

      (b) From the date hereof to the Effective Time, Parent shall, and shall cause the Representatives of Parent to, afford the Representatives of the Company reasonable access during normal business hours to the

                                     A-1-28
officers, employees, agents, properties, offices and other facilities, books and records of Parent and its Subsidiaries, and shall furnish the Company with all financial, operating and other data and information as the Company, through its Representatives, may reasonably request.

      (c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

   Section 6.3 Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity; (ii) the obtaining of all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. In addition, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Offer, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed.

      (b) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (c) The Company shall use all reasonable efforts to encourage its employees to accept any offers of employment extended by Parent or any of its Affiliates.

      (d) The Company shall (i) take all actions necessary to ensure that no Antitakeover Law is applicable or becomes operative with respect to the Offer, the Merger, the Transaction Documents or any other transactions contemplated by thereby and (ii) if any Antitakeover Law is applicable or becomes operative with respect to the Offer, the Merger, the Transaction Documents or any other transaction contemplated by this Agreement, take all actions necessary to ensure that the Offer, the Merger and any other transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such Laws on the Offer, the Merger and the other transactions contemplated by the Transaction Documents.

   Section 6.4 No Solicitation of Transactions.

      (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. The Company also agrees promptly following public announcement of this Agreement to request each Person that has executed a confidentiality agreement in the past year in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company and was supplied with currently confidential information, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company.


                                     A-1-29

      (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company to, (i) solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction or (ii) directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing sentence, if the Company receives a proposal or offer for a Superior Competing Transaction, then, prior to acceptance by Merger Sub for payment and payment by Merger Sub for Company Common Shares pursuant to the Offer, the Company Board of Directors and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, and the Company may, subject to a good-faith determination by a majority of the members of the Company Board of Directors (in consultation with outside counsel) that the failure to take such action would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, and further subject to the Company providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 6.4(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement and which contains a one (1) year prohibition against such Third Party soliciting the employment of any employee of the Company.

      (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Offer, the Merger, this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Offer, the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action to (A) redeem the Rights,
(B) waive or amend any provision of the Company Rights Agreement or (C) take any action with respect to, or make any determination under, the Company Rights Agreement, in any such case to permit or facilitate the consummation of a Competing Transaction, (vi) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vii) propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing, at any time prior to acceptance by Merger Sub for payment and payment by Merger Sub for Company Common Shares pursuant to the Offer, in response to a Superior Competing Transaction which was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 6.4(b), the Company Board of Directors may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Offer, the Merger, the transactions contemplated thereby or by the Transaction Documents, but only (y) at a time that is after the tenth (10th) Business Day following Parent's receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any New Parent Proposal), specifying therein all of the terms and conditions of such Superior Competing Transaction, and identifying the Person or group making such Superior Competing Transaction and (z) if, after the end of such ten (10) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Independent Advisor and outside counsel) that such proposed transaction continues to be a Superior Competing Transaction, after taking into account any New

                                     A-1-30

Parent Proposal. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall take all reasonable efforts to enforce, to the fullest extent permitted by applicable Laws, each confidentiality agreement entered into pursuant to this Section 6.4 and any other confidentiality agreement to which the Company is or becomes a party.

      (d)   In addition to the obligations set forth in Sections 6.4(a), (b) and
(c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Transaction (including a copy of any written proposal) and (iii) the identity of the Person or group making the offer, proposal or inquiry for any such Competing Transaction immediately (but in any event within twenty-four (24) hours) following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such Competing Transaction offer, proposal or inquiry. The Company shall have no obligation to update Parent unless and until (y) such offer, proposal or inquiry is withdrawn or (z) the Company Board of Directors determines that such Competing Transaction is a Superior Competing Transaction, at which point the Company will follow the procedures set forth in Section 6.4(c). The Company agrees to notify Parent immediately if the Company Board of Directors determines that a Competing Transaction is not a Superior Competing Transaction.

      (e) Nothing contained in this Section 6.4 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party which is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either (i) except as provided by this Section 6.4, modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Offer, the Merger or this Agreement or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.

      (f) Nothing in this Section 6.4 shall (i) permit the Company to terminate this Agreement (except as expressly provided in Article VIII) or (ii) affect any other obligations of the Company under this Agreement.

   Section 6.5 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (a) the close of trading on Nasdaq on the day that this Agreement is signed, if such signing occurs during regular business hours on a Business Day, or (b) the opening of trading on Nasdaq on the Business Day following the date on which this Agreement is signed, if such signing does not occur during a Business Day.

   Section 6.6 Nasdaq Listing. Parent will use commercially reasonable efforts to cause to be approved for listing on Nasdaq, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Offer and the Merger and pursuant to the Company Stock Options.

   Section 6.7 Company Affiliates. The Company shall deliver to Parent a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the Company Stockholders, Affiliates of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially

                                     A-1-31
reasonable efforts to cause each Person who is identified as a possible Affiliate in such letter to deliver to Parent on or prior to the Effective Time an Affiliate Letter. Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such possible Affiliates to restrict transfer of such shares.

   Section 6.8 Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company (other than those designated by Parent) to be effective upon the consummation of the Merger.

   Section 6.9 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or any of its directors relating to the transactions contemplated by the Transaction Documents or the Merger; and no such settlement shall be agreed to without Parent's consent, which consent will not be unreasonably withheld.

   Section 6.10 Employee Arrangements.

      (a) The Company shall (i) take all appropriate corporate action to cease, effective at the Effective Time, all benefit accruals under and terminate, effective prior to the Effective Time, any 401(k) plans and (ii) take all appropriate corporate action to terminate, effective prior to the Effective Time, the Employee Stock Purchase Plan and return unused contributions to participants.

      (b) The Company shall provide to Parent as promptly as practicable after the date hereof (and in any event within two (2) days hereof) a true and complete list of all of the (i) officers, (ii) employees (whether full-time, part-time or otherwise) and (iii) consultants or independent contractors of the Company, in each case specifying, by individual, their position, annual salary, hourly wages, consulting or other independent contractor fees, date of birth, date of hire, social security number, work location, length of service and hours of service, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such consultant or independent contractor.

      (c) Parent and the Company shall take such action as is necessary, including action under the relevant Company Stock Plan, to effect the provisions of Section 2.7.

      (d) Parent and the Company agree to make all bonus payments and severance payments described on Schedule 6.10(d) to the Company Disclosure Letter; provided, however, that such payments, inclusive of all payroll, withholding and similar Taxes (both employee's and employer's portion), shall not in the aggregate exceed the amount reserved for accrued bonuses and accrued severance taken into account in determining Net Cash, as set forth on Annex III.

   Section 6.11 Advertiser Visits. Between the date hereof and the Effective Time, and subject to prior notice and such reasonable limitations as the Company shall deem reasonable and necessary, the Company shall permit Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any customers and clients of the Company that Parent so requests. A senior executive of the Company, reasonably satisfactory to Parent, shall accompany Parent's representative to such meetings and shall participate with Parent's representative in any such discussions. Furthermore, the Company shall cooperate with Parent in the preparation of a presentation to such customers and clients with respect to the transactions contemplated hereby.

   Section 6.12 Directors' and Officers' Indemnification and Insurance. Parent shall cause the Surviving Corporation to, subject to limitations created by applicable Law and public policy, indemnify and hold harmless all past and present directors of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation and Company Bylaws for acts or commissions occurring prior to the Effective Time. Parent or Merger Sub shall purchase prior to the Effective Time a directors' and officers' liability insurance policy for the benefit of the Company's directors and officers with respect to claims arising from facts or event that occurred prior to the Effective Time, which policy shall have a term of six years following the Effective Time, shall have substantially the same terms (including policy limitations and deductibles) as set forth on the insurance quote attached to Schedule 6.12 to the Company Disclosure Letter and shall be reasonably acceptable to the

                                     A-1-32

Company (provided that the estimated premium for such six-year policy shall be shall be taken into account in determining Net Cash, as set forth on Annex III). Parent hereby guarantees that the Surviving Corporation will perform its obligations set forth in this Section 6.12 and agrees to be fully liable for all such obligations.

   Section 6.13 Delisting. Parent, Merger Sub and the Company agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from any national securities exchange or the over-the-counter market and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

   Section 6.14 Taxes. Parent, Merger Sub and the Company agree to cooperate with each other in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Tax which become payable by the Company in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

   Section 6.15 Standstill. In the event this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(h) or Section 8.1(i), for a period from the date of such termination until the earlier of (i) nine (9) months from the date hereof and (ii) the date of any Parent Change of Control, neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Company Board of Directors, (y) acquire or offer or agree to acquire, by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of the Company or (z) solicit proxies or consents to vote or become a participant in any "election contest" with respect to the Company (as such terms are used in Rule 14a-1 and Rule 14a-11 of Regulation 14A under the Exchange Act).

   Section 6.16 Non-Solicitation. In the event this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(h) or Section 8.1(i), for a period from the date of such termination until the earlier of (i) three
(3) months from the date of such termination and (ii) the date of any Parent Change of Control, Parent shall not without the Company's prior written consent, directly solicit the employment of any officer or senior manager of the Company who first became known to Parent during its evaluation of a possible transaction with the Company; provided, however, that this Section 6.16 shall not prohibit or prevent Parent from general advertising or other broad non-targeted forms of solicitation or from hiring any officer or senior manager employed by the Company who initiates contact with Parent in the absence of targeted solicitation.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

   Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) if required by the DGCL, this Agreement and the Merger shall have been approved by the Company Stockholders in accordance with the DGCL, the Company Certificate of Incorporation, the Company Bylaws and any other applicable Laws or Orders (including the proper filing and dissemination of the Proxy Statement or any information statement, if required);

      (b) (i) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (which Order or other action the parties hereto shall use their commercially reasonable efforts to vacate or lift) which prohibits, enjoins, restrains or precludes under applicable Law or Order either the consummation of the Merger or the ownership or operations of the Company by Parent or Merger Sub and (ii) there shall be no pending or threatened suit, action, investigation or proceeding by any Governmental Entity or any third party seeking to prohibit, enjoin, restrain or preclude either the consummation of the Merger or the ownership or operations of the Company by Parent or Merger Sub; and

      (c) Merger Sub shall have accepted for payment and paid for, pursuant to the terms and conditions of the Offer, all Company Common Shares duly tendered pursuant to the Offer and not withdrawn, and the Minimum Condition shall have been satisfied; provided, however, that Merger Sub shall not be entitled to rely on this condition if it shall have failed to accept for payment and pay for Company Common Shares pursuant to the Offer in breach of its obligations under this Agreement.


                                     A-1-33

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

   Section 8.1 Termination. This Agreement may be terminated and the Offer, the Merger and the adoption, execution and delivery of the other transactions contemplated by the Transaction Documents may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger, this Agreement or any of the other transactions contemplated by this Agreement or any other Transaction Document by the Company Stockholders):

      (a)   by the mutual written consent of the Company, Parent and Merger Sub;

      (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Shares pursuant to the Offer, or taken a similar action with respect to either of the Merger or the transactions contemplated hereby or by any other Transaction Document, and such Order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or to reverse such action;

      (c) by the Company, if (i) Merger Sub shall have failed to commence the Offer within the twenty (20) Business Day period specified in Section 1.1(a) (except if such failure is due to one or more unsatisfied Exchange Offer Conditions) or (ii) if Merger Sub terminates or withdraws the Offer without accepting for payment and promptly paying for all Company Common Shares validly tendered for payment and not withdrawn thereunder (except if any of the Exchange Offer Conditions have not then been satisfied);

      (d) by the Company, prior to the consummation of the Offer, if it determines to accept a proposal or offer for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 6.4(c) and (d) and (ii) all of the payments required by Section 8.2 have been made in full to Parent;

      (e) by Parent, prior to consummation of the Offer, if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Offer, the Merger, or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by, or without violating, this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Offer, the Merger, this Agreement or such transactions within five (5) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept a Competing Transaction rather than the transactions contemplated by the Transaction Documents or (B) determined to accept a proposal or offer for a Superior Competing Transaction,
(iv) the Company shall have breached any of its obligations under Sections 6.4(b), (c) or (d) or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction;

      (f) by Parent or the Company, (i) if the Offer terminates or expires on account of the failure of any Exchange Offer Condition without Parent and Merger Sub having purchased any Company Common Shares thereunder (provided that the right to terminate this Agreement pursuant to this Section 8.1(f)(i) shall not be available to any party whose (or whose Subsidiary's) failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in the failure of any such condition) or (ii) if on or before June 30, 2002, the Offer has not been consummated (provided that the right to terminate this Agreement pursuant to this Section 8.1(f)(ii) shall not be available to any party whose (or whose Subsidiary's) failure to fulfill any obligation under this Agreement has been the proximate cause of or resulted in the failure of the Offer to be consummated on or prior to such date);

      (g) by Parent, if any of the following events shall occur and be continuing or conditions exist: (i) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct in all material respects as of the date of determination or the date hereof (except to the extent that any

                                     A-1-34
such representation or warranty, by its terms, is expressly limited to a specific date, in which case Parent's right to terminate pursuant to this clause
(i) shall be triggered if such representation or warranty shall not be true and correct as of such date); or (ii) the Company shall have failed to perform each of its agreements contained in this Agreement required to be performed at or prior to the date of determination (any such event or condition, a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is capable of being cured by the Company within ten (10) Business Days after the occurrence of the Terminating Company Breach and prior to the Effective Time through the exercise of its commercially reasonable efforts and is so cured within such period, so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(g);

      (h) by the Company, if any of the following events shall occur and be continuing or conditions exist: (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct in all material respects as of the date of determination or the date hereof (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case the Company's right to terminate pursuant to this clause (i) shall be triggered if such representation or warranty shall not be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any other transaction contemplated hereby; or (ii) Parent and Merger Sub shall have failed to perform each of their agreements contained in this Agreement required to be performed at or prior to the date of determination (any such event or condition, a "Terminating Parent Breach"); provided, however, that such Terminating Parent Breach must be reasonably likely to materially adversely affect the consummation of the Offer and the Merger and, if such Terminating Parent Breach is capable of being cured by Parent prior to the Effective Time through the exercise of its commercially reasonable efforts, so long as Parent continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(h);

      (i) by Parent prior to the consummation of the Offer if the Base Price is less than $1.30; or

      (j) by the Company prior to the consummation of the Offer if the Base Price is greater than $3.90.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling or controlled by any such party or any of their respective officers, directors or directors, whether prior to or after the execution of this Agreement.

   Section 8.2 Expenses.

      (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that all costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4, the Post-Effective Amendment, the Preliminary Prospectus, the Schedule TO, the
Schedule 14D-9 and the Proxy Statement (including the SEC filing fees) shall be borne equally by Parent and the Company.

      (b) If this Agreement is terminated pursuant to (i) Section 8.1(f) (as a result of the failure to achieve the Minimum Condition) or Section 8.1(g) (as a result of a Terminating Company Breach) and (A) as of the date of such termination, there has been or there is a proposal by a Third Party to consummate, or a Third Party shall have publicly announced, following the first public announcement of this Agreement, a plan or proposal with respect to, a Competing Transaction or (B) prior to January 31, 2003, the Company enters into an Acquisition Agreement with respect to a Competing Transaction (or resolves or announces an intention to do so) or (ii) Section 8.1(d) or (e), then, the Company shall pay to Parent an amount equal to the Termination Fee. Unless otherwise required pursuant to the terms hereof, payment of any of such amounts shall be made, as directed by Parent, by prompt wire transfer of immediately available funds, but in no event later than one (1) Business Day after the amount is due as provided herein.

      (c)   If this Agreement is terminated pursuant to (i) Section 8.1(c) or
(ii) Section 8.1(h), then Parent shall pay to the Company an amount equal to the Termination Fee. Unless otherwise required pursuant to the

                                     A-1-35
terms hereof, payment of any such amounts shall be made, as directed by the Company, by prompt wire transfer of immediately available funds, but in no event later than one (1) Business Day after the amount is due as provided herein.

      (d) In the event that the Company shall fail to pay any amount required to be paid by Section 8.2(b) or Parent shall fail to pay any amount required to be paid by Section 8.2(c), on the date such amount is due pursuant to such section, then interest shall be paid on such unpaid amount, commencing on the date that such amount was due, at a rate equal to 6.0% per annum.

      (e) In the event that either party is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 8.2.

   Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, other than
Section 6.12, Section 8.1, Section 8.2 and this Section 8.3 and except to the extent that such termination results from a breach by a party of any of its covenants or agreements set forth in this Agreement.

   Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their Board of Directors or Boards of Directors, as the case may be, at any time before or after the approval of the Company Stockholders is obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger; provided, however, that, after the approval of the Company Stockholders is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders.

   Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                     A-1-36

                                   ARTICLE IX
                               GENERAL PROVISIONS

   Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of transmission by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

                     (a)       if to Parent, to

                               iVillage Inc.
                               500 Seventh Avenue, 14th Floor
                               New York, NY 10018
                               Attn: General Counsel
                               Phone: (212) 600-6000
                               Fax: (212) 600-6556

                               with a copy to:

                               Orrick, Herrington & Sutcliffe LLP
                               Old Federal Bank Building
                               400 Sansome Street
                               San Francisco, CA 94111-3143
                               Attn: Richard Vernon Smith, Esq.
                               Phone: (415) 392-1122
                               Fax: (415) 773-5759

                               if to the Company, to

                               Promotions.com, Inc.
                               268 West 44th Street, 4th Floor
                               New York, NY 10036
                               Attn: Chairman and Chief Executive Officer
                               Phone: (212) 971-9800
                               Fax: (646) 349-4343

                               with a copy to:

                               Morgan, Lewis & Bockius LLP
                               502 Carnegie Center
                               Princeton, NJ 08540
                               Attn: Steven M. Cohen, Esq.
                               Phone: (609) 919-6604
                               Fax: (609) 919-6633

   Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement.


                                     A-1-37

   Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and there are no other or additional agreements between Parent and Merger Sub or any of their respective affiliates, on the one hand, and any Company Stockholders or their respective affiliates, on the other hand, relating to, arising from or otherwise entered into in connection with this Agreement and the transactions contemplated hereby. Except for the provisions of Section 6.10, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

   Section 9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

   Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Merger Sub may transfer to their Affiliates without the consent of the Company; provided, however, that Parent continues to be liable for the performance of all of the obligations and payments to be made by the Parent Parties and such assignees hereunder if and only to the extent that such assignees do not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which they are entitled at Law or in equity.

   Section 9.9 Annex I; Annex II; Exhibits; Disclosure Letters. Annex I, Annex II, all exhibits and schedules referred to herein, the Company Disclosure Letter and the Parent Disclosure Letter (and all exhibits or attachments thereto) are intended to be and hereby are specifically made a part of this Agreement.

   Section 9.10 Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.


                                     A-1-38

   Section 9.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

                                    ARTICLE X
                               CERTAIN DEFINITIONS

   "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

   "ADA" shall mean the Americans with Disabilities Act.

   "ADEA" shall mean the Age Discrimination in Employment Act.

   "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

   "Affiliate Letter" shall mean a letter in the form of Exhibit A delivered by each Person identified pursuant to Section 6.7 as an Affiliate of the Company for purposes of Rule 145 under the Securities Act.

   "Applicable Benefit Laws" shall mean ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of jurisdictions outside the United States of America.

   "Associate" of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

   "At Home Bankruptcy Decision" shall mean a Final Order determining the ownership of the At Home Shares or otherwise determining the matters in the Bankruptcy Case, whether as the result of the declaratory judgment adversary proceeding initiated by Ian Berg that currently is pending in the Bankruptcy Court or of a settlement agreement approved by the Bankruptcy Court.

   "Bankruptcy Case" shall mean Case No. 01-32495-TEC pending in the Bankruptcy Court.

   "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of California.

   "Base Price" shall mean the average of the closing sale prices of Parent Common Stock on Nasdaq for each of the five (5) trading days immediately preceding the second trading day prior to the expiration of the Offer, including any extension thereof.

   "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

   "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

   "Certificate" shall mean each certificate representing one or more Company Common Shares.


                                     A-1-39

   "Certificate of Merger" shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

   "Closing" shall mean the closing of the Merger, as contemplated by Section
2.2.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Company Benefit Plan" shall mean each Employee Benefit Plan sponsored or maintained, or required to be sponsored or maintained, at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time.

   "Company Bylaws" shall mean the Amended and Restated Bylaws of the Company dated January 26, 2000.

   "Company Certificate of Incorporation" shall mean the Company's Certificate of Incorporation, as amended by Certificates of Amendment to Certificate of Incorporation dated February 23, 1998, January 12, 1999 and June 11, 1999.

   "Company Disclosure Letter" shall mean the Company Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement. The Company Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.

   "Company Financial Statements" shall mean all of the financial statements included in the Company Reports, an unaudited statement of operations for the period ended February 7, 2002 and the Reference Balance Sheet.

   "Company Knowledge Person" shall mean the persons set forth on Schedule 10.1(a) to the Company Disclosure Letter.

   "Company Licensed Software" shall mean all software (other than Company Proprietary Software) used by the Company.

   "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect that shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, prospects, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company, other than changes caused by changes in the economy generally or changes generally affecting companies conducting businesses like the business conducted by the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

   "Company Proprietary Software" shall mean all software owned by the Company.

   "Company Reports" shall mean all forms, reports, statements, information and other documents required to be filed by the Company with the SEC since June 14, 1999.

   "Company Required Vote" shall mean the affirmative vote of the holders of shares representing a majority of the Company Common Shares entitled to vote on the approval and adoption of this Agreement and the Merger, if such vote is required by applicable Law or Order to consummate the Merger.

   "Company Software" shall mean the Company Licensed Software together with the Company Proprietary Software.

   "Company Stock Option" shall mean each outstanding option to purchase Company Common Shares.

   "Company Stock Plan" shall mean any stock option plan or restricted stock plan of the Company, whether established or assumed by the Company in connection with an acquisition, including the Netstakes, Inc. Stock Option Plan, the Promotions.com, Inc. 1999 Equity Compensation Plan, as amended and the Employee Stock Purchase Plan.


                                     A-1-40

   "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

   "Company Stockholders Meeting" shall mean a meeting of the Company Stockholders to be called to consider the Merger, if such vote is required by applicable Law or Order to consummate the Merger.

   "Company Warrant" shall mean each outstanding warrant to purchase Company Common Shares.

   "Competing Transaction" shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than 15% of the assets of the Company, or 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of the Company, or 15% or more of any class of equity securities in the Company.

   "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Company and Parent dated December 4, 2001.

   "Consumer Protection Laws" shall mean all trade practices, direct marketing, home and telephone solicitation, sweepstakes, prize, gift, gaming, anti-lottery, anti-fraud and consumer credit and protection Laws.

   "Effective Time" is the time the Certificate of Merger is duly filed with the Secretary of State of the state of Delaware, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.

   "Employee/Consulting Agreements" shall mean any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect to any officer, employee, former employee, consultant or independent contractor.

   "Employee Benefit Plan" shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

   "Employee Stock Purchase Plan" shall mean the [Virgil].com, Inc. Employee Stock Purchase Plan.

   "Environmental Laws" shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, health and safety, product registration and Hazardous Materials.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" shall mean any Person (whether incorporated or unincorporated) that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code.


                                     A-1-41

   "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

   "Exchange Agent" shall mean a commercial bank or trust company designated by Parent and reasonably acceptable to the Company.

   "Final Order" shall mean an order or judgment in the Bankruptcy Case or in any adversary proceeding within the Bankruptcy Case, as entered on the docket of the Bankruptcy Court, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review has or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or, if filed, remains pending.

   "FLSA" shall mean the Fair Labor Standards Act.

   "FMLA" shall mean the Family and Medical Leave Act.

   "Fully Diluted Common Share Number" shall mean the total number of Company Common Shares outstanding on the date of this Agreement on a fully diluted basis, as set forth in Section 4.3 which calculation assumes (i) the exercise on a net exercise basis, as contemplated by Section 2.7, of all outstanding rights, warrants or options, whether vested or unvested, to acquire Company Common Shares, regardless of restrictions on exercise or conversion and (ii) the conversion of all outstanding securities and notes convertible at any time into Company Common Shares that do not terminate at or prior to the Effective Time.

   "GAAP" shall mean United States generally accepted accounting principles.

   "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

   "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

   "Intellectual Property" shall mean all copyrights, trade names, trademarks, service marks, patents, universal resource locators, or URLs, Internet domain names (and all applications or registrations therefor), trade secrets, know-how, member lists for a Person's network of web sites, marketing plans, advertising and sponsorship strategy, content on such Person's network of web sites, Internet tools, proprietary processes, technology, rights of publicity and privacy relating to the use of the names, likenesses, voices and signatures, and which are used by such Person and its Subsidiaries or as to which such Person or any of its Subsidiaries claim an ownership interest or as to which such Person or any of its Subsidiaries is a licensee or licensor.

   "Knowledge," or any similar expression, shall mean (i) with respect to the Company, (A) the actual knowledge of any Company Knowledge Person and (B) such facts or other matters as any prudent person could be expected to discover in the course of conducting a reasonable investigation concerning the existence of such fact or other matters; and (ii) with respect to Parent (or any of its Subsidiaries), (A) the actual knowledge of any Parent Knowledge Person and (B) such facts or other matters as any prudent person could be expected to discover in the course of conducting a reasonable investigation concerning the existence of such fact or other matters.

   "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.


                                     A-1-42

   "Law" shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

   "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

   "Minimum Condition" shall have the meaning set forth in Annex II.

   "Nasdaq" shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

   "Net Cash" shall mean $9,807,617, which number has been calculated as set forth on Annex III. The balance sheet figures referred to on Annex III have been derived from the Reference Balance Sheet.

   "New Parent Proposal" shall mean any amendment of the terms of the Offer or the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement, the Offer or the Merger.

   "NLRB" shall mean the United States National Labor Relations Board.

   "Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

   "Parent Change of Control" shall mean (i) a merger, consolidation, reorganization or other similar transaction which results in Parent's stockholders immediately prior to such transaction not holding at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity or (ii) a sale of all or substantially all of the assets of Parent to another Person.

   "Parent Disclosure Letter" shall mean the Parent Disclosure Letter delivered by Parent to the Company concurrently with the execution of this Agreement. The Parent Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Parent Disclosure Letter is intended to apply.

   "Parent Financial Statements" shall mean all of the financial statements included in the Parent Reports.

   "Parent Knowledge Person" shall mean Persons set forth on Schedule 10.1(b) to the Parent Disclosure Letter.

   "Parent Material Adverse Effect" shall mean, with respect to Parent, any change, event or effect that shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, prospects, operations, properties, condition (financial or otherwise), assets or Liabilities of Parent and the Parent Subsidiaries taken as a whole, other than changes caused by changes in the economy generally or changes generally affecting companies conducting businesses like the business conducted by Parent or (ii) prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

   "Parent Parties" shall mean Parent, Merger Sub and any other Subsidiary of Parent.

   "Parent Reports" shall mean all forms, reports, statements and all other documents required to be filed by Parent with the SEC since March 19, 1999.

   "Parent Stock Option" shall mean each outstanding option to purchase shares of Parent Common Stock.

   "Parent Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent.


                                     A-1-43

   "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

   "Post-Effective Amendment" shall mean a post-effective amendment to the Form S-4, if necessary, for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus.

   "Privacy Statement" shall mean the Company's privacy policies published on its web site regarding the collection, use and distribution of personal information from visitors to its web site and consumers of its products and services.

   "Promotional Activities" shall mean all contests, sweepstakes, direct marketing and email marketing campaigns and other marketing and promotional activities of the Company.

   "Proxy Statement" shall mean a definitive proxy statement or information statement, including any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

   "Reference Balance Sheet" shall mean a balance sheet as of February 7, 2001, prepared by the Company and delivered to Parent prior to the date hereof.

   "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors (including the Independent Advisor), lenders and other agents.

   "SEC" shall mean the Securities and Exchange Commission.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

   "Superior Competing Transaction" shall mean a bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Company Board of Directors determines in good faith (after consulting the Independent Advisor and independent legal counsel) (i) would result in such Third Party owning, directly or indirectly, all or substantially all of the Company Common Shares then outstanding (or of the Surviving Corporation in a merger) or all or substantially all of the assets of the Company, (ii) is on terms which are more favorable from a financial point of view to the Company Stockholders than the Offer, the Merger and the other transactions contemplated by this Agreement, and the Company receives written advice from the Independent Advisor to that effect,
(iii) is not subject to any material contingency, including any contingency relating to financing, due diligence or the receipt of government consents or approvals, (iv) is reasonably capable of being consummated, (v) does not contain a "right of first offer" or "right of first refusal" with respect to any proposal that Parent or Merger Sub may make and (vi) was not solicited, encouraged or facilitated by the Company in breach of Section 6.4(b).

   "Surviving Corporation" shall mean the corporation surviving the Merger.

   "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

   "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

   "10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                                     A-1-44

   "Termination Fee" shall mean $250,000.

   "Terms and Conditions" shall mean the terms and conditions published on the Company's web site that govern the use of the Company's products and services.

   "Third Party" means any Person or group (as defined in Section l3(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

   "Transaction Documents" means this Agreement, the Stockholder Agreements and all other agreements, instruments and documents to be executed by the Company in connection with the transactions contemplated by such agreements.

   "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  iVILLAGE INC.




                                   By: /s/ Steven A. Elkes
                                       -----------------------------------------
                                       Name:  Steven A. Elkes
                                       Title: Executive Vice President-
                                              Operations & Business Affairs



                                   VIRGIL ACQUISITION CORP.




                                   By: /s/ Steven A. Elkes
                                       -----------------------------------------
                                       Name:  Steven A. Elkes
                                       Title: President



                                   PROMOTIONS.COM, INC.




                                   By: /s/ STEVEN KREIN
                                       -----------------------------------------
                                       Name:  Steven Krein
                                       Title: Chief Executive Officer


                                     A-1-45

                                     ANNEX I

                             INDEX OF DEFINED TERMS


Defined Term                                                      Location
------------                                                      --------
Acquisition Agreement .........................................   Article X
ADA ...........................................................   Article X
ADEA ..........................................................   Article X
Affiliate .....................................................   Article X
Affiliate Letter ..............................................   Article X
Agreement .....................................................   Preamble
Antitakeover Laws .............................................   Recitals
Applicable Benefit Laws .......................................   Article X
Associate .....................................................   Article X
At Home Bankruptcy Decision ...................................   Article X
Bankruptcy Case ...............................................   Article X
Bankruptcy Court ..............................................   Article X
Base Price ....................................................   Article X
Business Day ..................................................   Article X
Cash Portion ..................................................   Section 1.1(a)
CERCLA ........................................................   Article X
Certificate ...................................................   Article X
Certificate of Merger .........................................   Article X
Closing .......................................................   Article X
Closing Date ..................................................   Section 2.2
Code ..........................................................   Article X
Company .......................................................   Preamble
Company Benefit Plan ..........................................   Article X
Company Board of Directors ....................................   Recitals
Company Bylaws ................................................   Article X
Company Certificate of Incorporation ..........................   Article X
Company Common Shares .........................................   Recitals
Company Disclosure Letter .....................................   Article X
Company Financial Statements ..................................   Article X
Company Knowledge Person ......................................   Article X
Company Licensed Software .....................................   Article X
Company Material Adverse Effect ...............................   Article X
Company Proprietary Software ..................................   Article X
Company Reports ...............................................   Article X
Company Required Vote .........................................   Article X
Company Rights Agreement ......................................   Recitals
Company Software ..............................................   Article X
Company Stock Option ..........................................   Article X
Company Stock Plan ............................................   Article X
Company Stock Rights ..........................................   Article X
Company Stockholders ..........................................   Recitals
Company Stockholders Meeting ..................................   Article X
Company Warrant ...............................................   Article X
Competing Transaction .........................................   Article X
Confidentiality Agreement .....................................   Article X
Consumer Protection Laws ......................................   Article X
DGCL ..........................................................   Recitals
Effective Time ................................................   Article X
Employee/Consulting Agreements ................................   Article X



                                     A-1-46


Defined Term                                                      Location
------------                                                      --------
Employee Benefit Plan .........................................   Article X
Employee Stock Purchase Plan ..................................   Article X
Environmental Laws ............................................   Article X
ERISA .........................................................   Article X
ERISA Affiliate ...............................................   Article X
ERISA Affiliate Plan ..........................................   Article X
Exchange Act ..................................................   Recitals
Exchange Agent  ...............................................   Article X
Exchange Fund .................................................   Section 3.1
Exchange Offer Conditions .....................................   Section 1.1(a)
Fairness Opinion ..............................................   Recitals
Final Decision ................................................   Article X
FLSA ..........................................................   Article X
FMLA ..........................................................   Article X
Form S-4 ......................................................   Section 1.1(c)
Fully Diluted Common Share Number .............................   Article X
GAAP ..........................................................   Article X
Governmental Entity ...........................................   Article X
Hazardous Materials ...........................................   Article X
Independent Advisor ...........................................   Recitals
Independent Directors .........................................   Section 1.2(d)
Intellectual Property .........................................   Article X
Knowledge .....................................................   Article X
Labor Laws ....................................................   Article X
Law ...........................................................   Article X
Letter of Transmittal .........................................   Section 3.2(a)
Liabilities ...................................................   Article X
Merger ........................................................   Recitals
Merger Consideration ..........................................   Section 2.4(a)
Merger Sub ....................................................   Preamble
Minimum Condition .............................................   Article X
Nasdaq ........................................................   Article X
Net Cash ......................................................   Article X
New Parent Proposal ...........................................   Article X
NLRB ..........................................................   Article X
Offer .........................................................   Recitals
Offer Documents ...............................................   Section 1.1(c)
Offer Price ...................................................   Section 1.1(a)
Order .........................................................   Article X
Parent ........................................................   Preamble
Parent Change of Control ......................................   Article X
Parent Common Stock ...........................................   Recitals
Parent Disclosure Letter ......................................   Article X
Parent Financial Statements ...................................   Article X
Parent Knowledge Person .......................................   Article X
Parent Material Adverse Effect ................................   Article X
Parent Parties ................................................   Article X
Parent Reports ................................................   Article X
Parent Stock Option ...........................................   Article X
Parent Stock Rights ...........................................   Article X
Person ........................................................   Article X



                                     A-1-47


Defined Term                                                      Location
------------                                                      --------
Post-Effective Amendment ......................................   Article X
Preliminary Prospectus ........................................   Section 1.1(c)
Privacy Statement .............................................   Article X
Promotional Activities                                            Article X
Proxy Statement ...............................................   Article X
Reference Balance Sheet .......................................   Article X
Representatives ...............................................   Article X
Rights ........................................................   Recitals
Schedule 14D-9 ................................................   Section 1.1(b)
Schedule TO ...................................................   Section 1.1(c)
SEC ...........................................................   Article X
Securities Act ................................................   Article X
Stock Portion .................................................   Section 1.1(a)
Stockholders Agreement ........................................   Recitals
Subsidiary ....................................................   Article X
Superior Competing Transaction ................................   Article X
Surviving Corporation .........................................   Article X
Tax ...........................................................   Article X
Tax Return ....................................................   Article X
10-K ..........................................................   Article X
Terminating Company Breach ....................................   Section 8.1(g)
Terminating Parent Breach .....................................   Section 8.1(h)
Termination Fee ...............................................   Article X
Terms and Conditions ..........................................   Article X
Third Party ...................................................   Article X
Transaction Documents .........................................   Article X
WARN ..........................................................   Article X



                                     A-1-48

                                    ANNEX II

                            EXCHANGE OFFER CONDITIONS


   Notwithstanding any other provision of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Common Shares after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Company Common Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any tendered Company Common Shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer Company Common Shares representing a majority of the outstanding Company Common Shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities (the "Minimum Condition"), (ii) any consent identified in Schedule 4.6 to the Company Disclosure Letter shall not have been obtained prior to the expiration of the Offer, (iii) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (iv) the shares of Parent Common Stock shall not have been authorized for listing on Nasdaq, subject to official notice of issuance after Parent has used commercially reasonable efforts to do so, or (v) at any time after the date of the Merger Agreement and prior to the time of acceptance for payment of any such Company Common Shares, any of the following events shall occur and be continuing or any of the following conditions exist:

      (a) there shall have been any action taken, or any Law, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition which (i) prohibits, restrains, limits or makes illegal the acceptance for payment, payment for or purchase of Company Common Shares or the consummation of the Offer, the Merger or the other transactions contemplated thereby or by the Transaction Documents, (ii) renders Merger Sub unable to accept for payment, pay for or purchase some or all of the Company Common Shares tendered and not withdrawn pursuant to the Offer, (iii) imposes material limitations on the ability of Merger Sub to effectively exercise full rights of ownership of the Company Common Shares to be acquired in the Offer, including the right to vote such Company Common Shares, or the assets and business of the Company; or

      (b) there shall be pending any suit, action or proceeding by any Governmental Entity or any third party challenging the acquisition by Parent or Merger Sub of any Company Common Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Company Common Shares or the assets and business of the Company by Parent or Merger Sub; or

      (c) the Merger Agreement shall have been terminated in accordance with its terms; or

      (d) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate with any other event, change, effect or development since the date of the Merger Agreement, has had or will have a Company Material Adverse Effect; or

      (e) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct in all material respects, in each case as of the date of determination or on the date such representation or warranty was made (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date); or

      (f) the Company shall have breached or failed to perform any of its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the date of determination; or

      (g) the Company Board of Directors (or any committee thereof) (i) shall have withdrawn or modified in a manner adverse to Merger Sub (including by amendment of the Schedule 14D-9) any of its approvals or recommendations set forth in Section 1.2(a), including as to the Offer, the Merger or this Agreement, (ii) failed to reaffirm any of such approvals or recommendations within five (5) Business Days

                                     A-1-49
after Parent has requested in writing that it do so, (iii) recommended or approved any Competing Transaction or Superior Competing Transaction, or (iv) shall have publicly proposed or resolved to do any of the foregoing; or

      (h) the Company shall have entered into, or shall have publicly announced its intention to enter into, an Acquisition Agreement with a third party; or

      (i) any Third Party shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 15% of the outstanding Company Common Shares or shall have acquired, directly or indirectly, at least 15% of the assets of the Company; or

      (j)   the Rights shall have become exercisable; or

      (k) Parent shall have failed to receive an officer's certificate executed by the Company's Chief Executive Officer and Chief Financial Officer on behalf of the Company, dated the date of consummation of the Offer, to the effect that none of the events or conditions set forth in paragraphs (d), (e),
(f), (g) and (h) above have occurred; or

      (l) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq or any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States or (iv) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof; provided, however, that this condition in and of itself shall not be a ground for termination and shall only have the effect of delaying the consummation of the Offer during the effective period of such declaration or suspension or other event; or

      (m) either of Steven Krein, the Chairman and Chief Executive Officer of the Company, or Daniel Feldman, the President of the Company, shall have failed to execute and deliver to Parent and the Company a written consulting or employment agreement reasonably satisfactory to Parent, agreeing either (i) to provide transitional consulting services to Parent and the Surviving Corporation or (ii) to be employed by Parent or the Surviving Corporation, in either case for a term of three months or more after the Effective time.

   The foregoing conditions are for the sole benefit of Merger Sub and may (subject to the terms of the Merger Agreement) be asserted or waived by Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Merger Sub, as the case may be. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   The capitalized terms used in this Annex II shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex II is annexed.


                                     A-1-50

                                    Annex III

                             Calculation of Net Cash

                            Parent Disclosure Letter

        Section 5.3                   Capitalization

        Section 5.7                   Litigation

        Section 5.8(d) Amendments or modifications not yet filed with SEC to agreements, documents and instruments previously filed with SEC

        Section 5.8(c)                Agreements not yet filed with SEC

        Section 5.9                   Certain Changes and Events

        Section 5.10(a)               Taxes

        Section 5.12(a)               Intellectual Property

                            Company Disclosure Letter

        Schedule 4.3                  Capitalization

        Schedule 4.4                  Subsidiaries

        Schedule 4.5                  No Conflicts

        Schedule 4.6                  Required Filings and Consents

        Schedule 4.7                  Compliance

        Schedule 4.8                  Litigation

        Schedule 4.9(c)               Company Reports; Financial Statements

        Schedule 4.10                 Absence of Certain Changes or Events

        Schedule 4.11                 Taxes

        Schedule 4.13                 Real Property

        Schedule 4.15                 Officers and Employees

        Schedule 4.16                 Employee Benefit Plans

        Schedule 4.18                 Contracts and Commitments

        Schedule 4.20(a)              Intellectual Property

        Schedule 4.20(b)              Intellectual Property

        Schedule 4.20(c)              Intellectual Property

        Schedule 4.20(d)              Intellectual Property

        Schedule 4.20(g)              Intellectual Property

        Schedule 4.22                 Insurance Policies

        Schedule 4.23                 Transactions with Affiliates

        Schedule 4.27                 Brokers

        Schedule 6.10                 Bonus and Severance Payments




The sections of the merger agreement listed above are not required to be included in this prospectus or filed with the SEC as part of the registration statement of which this prospectus is a part. See "Where You Can Find More Information" on page 151.



                                     A-1-51

                                                                      ANNEX A-2


                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

   THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of March 13, 2002, by and among iVILLAGE INC., a Delaware corporation ("Parent"), VIRGIL ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and PROMOTIONS.COM, INC., a Delaware corporation (the "Company"), and amends that certain Agreement and Plan of Merger, dated as of February 11, 2002 (the "Merger Agreement"), by and among Parent, Merger Sub and the Company.

                                    RECITALS

   A. Pursuant to the Merger Agreement, Parent agreed to cause Merger Sub to commence the Offer within twenty business days following the first public announcement by Parent and the Company of the execution of the Merger Agreement.

   B. The Company wishes to engage a second financial advisor (the "Second Independent Advisor") for the purpose of rendering an opinion as to the fairness of the Offer Price, from a financial point of view, to the Company Stockholders.

   C. The Parties wish to amend the Merger Agreement to increase the time period in which Parent may cause Merger Sub to commence the Offer and to make certain additional amendments related to the engagement of the Second Independent Advisor.

   D. All terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

                                    AGREEMENT

   In consideration of the terms hereof, the Parties agree as follows:

                   Article I --AMENDMENTS TO MERGER AGREEMENT

1.1 Amendment to First Sentence of Section 1.1(a)

   The first sentence of Section 1.1(a) is hereby amended and restated as follows:

      "Provided that this Agreement shall not have been terminated in accordance with Article VIII and subject to the conditions set forth in Annex I (including that none of the events or conditions set forth therein (the "Exchange Offer Conditions") shall have occurred and be existing and not waived by Parent), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the issued and outstanding Company Common Shares (including any and all Rights) as promptly as reasonably practicable, but in no event more than forty-five (45) Business Days following the first public announcement by Parent and the Company of the execution of this Agreement, and shall take the actions specified in Section 1.1(c).

1.2 Amendment to Section 6.4(c)

   Section 6.4(c) is hereby amended such that the reference to the term "Independent Advisor" in such section shall be replaced with the term "Second Independent Advisor."

1.3 Addition of Section 6.17

   A new Section 6.17 is hereby added as follows:

   "Section 6.17 Second Independent Advisor. No later than March 15, 2002, the Company shall engage a second independent financial advisor (the "Second Independent Advisor") for the purpose of rendering an opinion as to the fairness of the Offer Price, from a financial point of view, to the Company Stockholders. Complete and correct copies of all agreements between the Company and the Second Independent Advisor

                                      A-2-1
shall be provided to Parent as promptly as practicable after execution thereof. The Company shall be authorized by the Second Independent Advisor to permit, subject to the prior review and consent of the Second Independent Advisor and its counsel (such consent not to be unreasonably withheld), the inclusion of the fairness opinion of such Second Independent Advisor in the Offer Documents, the
Schedule 14D-9 and the Proxy Statement."

1.4 Amendment to Section 8.1(c)

   Section 8.1(c) is hereby amended and restated as follows:

   "(c) by the Company, if (i) Merger Sub shall have failed to commence the Offer within the forty-five (45) Business Day period specified in Section 1.1(a) (except if such failure is due to one or more unsatisfied Exchange Offer Conditions) or (ii) if Merger Sub terminates or withdraws the Offer without accepting for payment and promptly paying for all Company Common Shares validly tendered for payment and not withdrawn thereunder (except if any of the Exchange Offer Conditions have not then been satisfied);"

1.5 Amendments to Article X

   (a) The definition of "Representative" is hereby amended and restated as follows:

   "Representative" shall mean officers, directors, employees, auditors, attorneys, financial advisors (including the Independent Advisor and the Second Independent Advisor), lenders and other agents."

   (b) The definition of "Superior Competing Transaction" is hereby amended such that the reference to the term "Independent Advisor" in such definition shall be replaced with the term "Second Independent Advisor."

                              Article II --GENERAL

2.1 Effect of Amendment

   To the extent that there are any inconsistencies between this Amendment and the Merger Agreement, the terms and conditions of this Amendment shall govern. This Amendment amends only the provisions set forth herein and shall not constitute an amendment, modification or waiver of any other provision of the Merger Agreement. Except as otherwise expressly provided in this Amendment, the provisions of the Merger Agreement shall remain in full force and effect.

2.2 Binding Commitments of the Parties; Effective Date

   Each of the provisions of this Amendment shall constitute a binding commitment and agreement on the part of each of the parties immediately upon the execution of this Amendment by such party and shall be effective as of the date first written above.

2.3 Headings

   The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

2.4 Counterparts

   This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


                            [Signature page follows]



                                      A-2-2

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  iVILLAGE INC.



                                By:   /s/ Steven A. Elkes

                                Name: Steven A. Elkes
                                Title:  Executive Vice President, Operations
                                        and Business Affairs


                                VIRGIL ACQUISITION CORP.

                                By:   /s/ Steven A. Elkes

                                Name: Steven A. Elkes
                                Title: President


                                PROMOTIONS.COM, INC.



                                By:   /s/ Steven Krein

                               Name: Steven Krein
                                Title:  Chief Executive Officer


                                      A-2-3

                                     ANNEX B


Section 262 of the General Corporation Law of the State of Delaware:

ss.262.  Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of ss.251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C


                  [Letterhead of Allen & Company Incorporated]


                                February 11, 2002

The Board of Directors
Promotions.com, Inc.
268 West 44th Street
New York, NY 10036

Members of the Board of Directors:

   We hereby confirm, as of the date hereof, our opinion as to the fairness, from a financial point of view, of the Consideration (as defined below) to be received in the Proposed Transaction (as defined below) by the stockholders of Promotions.com, Inc. (the "Company") that we presented to the Board of Directors of the Company (the "Board") on the date hereof.

   We understand that iVillage Inc. ("iVillage") and the Company have entered into an Agreement and Plan of Merger, dated as of February 12, 2002 (the "Agreement"), pursuant to Which the Company will be merged with a wholly-owned subsidiary of iVillage (the "Proposed Transaction") and the stockholders of the Company will exchange their outstanding shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), for the right to receive shares of iVillage's common stock, par value $0.01 per share (the "iVillage Common Stock") and cash in such amounts, and subject to the terms and conditions, as are set forth in the Agreement (the "Consideration"). The terms of the Proposed Transaction are set forth in more detail in the Agreement.

   We have been requested by the Board to render our opinion as of the date hereof (the "Opinion") with respect to the fairness, from a financial point of view, to the Company's stockholders of the Consideration to be received by such shareholders in the Proposed Transaction. We have not been requested to perform an appraisal of the Company's business or assets or to opine as to, and our Opinion does not in any manner address, the Company's underlying business decision to enter into the Agreement or to proceed with or effect the Proposed Transaction.

   The Company has consented that, for purposes of formulating the Opinion, Allen may assume that the Proposed Transaction will be consummated in all material respects in accordance with the terms of the draft Agreement provided for our review, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the Proposed Transaction, no limitations, restrictions or conditions will be imposed that will have a material adverse effect on the Company, iVillage or the contemplated benefits of the Proposed Transaction.

   We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee in connection with services provided in rendering our Opinion pursuant to our engagement agreement with the Company. We note that in the past Allen has provided financial advisory services to iVillage in connection with projects unrelated to the Proposed Transaction and that Allen may also provide financial advisory services to iVillage in the future. In addition, in the ordinary course of our brokerage business, we or our affiliates may have long or short positions, for our own account or for those of our clients, in the securities of the Company and/or iVillage.

   In connection with delivering our Opinion, we:

     (i) reviewed and analyzed the terms of the Proposed Transaction, including the draft of the Agreement and drafts of the agreements ancillary thereto;

     (ii) reviewed and analyzed historical publicly available business information and financial results of the Company and iVillage, including Securities and Exchange Commission filings of each of the Company and iVillage;

     (iii) reviewed and analyzed non-public operating and financial information of the Company and iVillage provided by the management of the Company and iVillage;

     (iv) reviewed and analyzed information regarding the past and current operations and financial conditions and the business prospects of the Company and iVillage;

     (v) held discussions with senior executives of the Company and iVillage relating to strategic, financial and operational benefits anticipated from the Proposed Transaction;

     (vi) reviewed and analyzed historical market prices and trading volumes for the Company Common Stock and the iVillage Common Stock;

     (vii) reviewed and analyzed projections as to the future operating and financial performance of the Company and iVillage as provided by the management of the Company and iVillage, respectively;

     (viii) reviewed and analyzed financial and operating data for selected publicly traded companies we deemed comparable to the Company and iVillage;

     (ix) reviewed and analyzed publicly available financial information relating to selected comparable merger and acquisition transactions;

     (x) reviewed and analyzed research reports relating to each of the Company and iVillage and companies which we deemed comparable to the Company and iVillage;

     (xi) reviewed and analyzed certain other information concerning the specialized online marketing industry; and

     (xii) performed such other analyses and reviewed such other information as we deemed appropriate, including trends prevailing in relevant industries and financial markets.

   We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification, and have further relied upon the assurances of management of the Company and iVillage that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we neither performed nor obtained any evaluations or appraisals of the assets or liabilities of the Company or iVillage, and we did not perform or obtain any evaluations or appraisals of the Company' or iVillage's physical properties and facilities, sales marketing or service organizations. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company and iVillage as to the future operating and financial performance of the Company and iVillage, respectively. In addition to our review and analyses of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary, market and industry conditions existing as of the date hereof as they may affect the business and prospects of the Company and iVillage.

   Our Opinion rendered herein does not constitute a recommendation of the Proposed Transaction over any other alternative transaction which may be available to the Company. The Opinion contained herein relates to the fairness from a financial point of view of the Consideration to be received in the Proposed Transaction by the stockholders of the Company and does not address any other aspect of the Proposed Transaction or any related transaction and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Consideration in connection with the Proposed Transaction. We are not expressing any opinion as to the prices at which the stock of the Company or iVillage will actually trade at any time. It is understood that this letter is for the information of the Board and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

   Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that, as of the date hereof, the Consideration to be received in the Proposed Transaction by the stockholders of the Company is fair to the stockholders of the Company from a financial point of view.


                                Very truly yours,

                                ALLEN & COMPANY INCORPORATED

                                By: /s/ Kim M. Wieland
                                    Kim M. Wieland
                                    Managing Director

                                                                         ANNEX D


                        [LETTERHEAD OF CAPITALINK, L.C.]


March 15, 2002

Board of Directors
Promotions.com, Inc.
268 West 44th Street
4th Floor
New York, NY 10036

Dear Sirs:

   We have been advised that, pursuant to an Agreement and Plan of Merger, dated as of February 11, 2002 and amended March 14, 2002, by and among iVillage, Inc. ("iVillage"), Virgil Acquisition Corp. ("Virgil"), and Promotions.com, Inc. (the "Company") (the "Agreement"), iVillage, through Virgil, is offering to exchange a fraction of a share of iVillage common stock designed to have a value of $0.23 and $0.64 in cash for each share of Company common stock that is validly tendered and not properly withdrawn (the "Exchange Offer"). If completed, the Exchange Offer will be followed by a merger of Virgil into the Company in which each share of Company common stock will be converted into the same consideration offered in exchange for each share of Company common stock in the Exchange Offer. The Special Committee has retained Capitalink, L.C. ("Capitalink") to render an opinion as to whether the consideration as set forth in the Agreement is fair, from a financial point of view, to the stockholders of the Company.

   The transaction described above is referred to as the "Proposed Transaction." We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction.

   In arriving at our opinion, we took into account its assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things, reviewed documents relating to the Proposed Transaction, including (i) the Agreement, (ii) the Berg Stockholder Agreement dated as of February 11, 2002 by and among iVillage, Virgil and Ian J. Berg, (iii) the Stockholder Agreement dated as of February 11, 2002 by and among iVillage, Virgil and certain stockholders of the Company, (iv) the Rights Agreement between the Company and American Stock Transfer & Trust Company, dated as of June 28, 2001, and Amendment No. 1, dated as of February 11, 2002, (v) the draft Solicitation/Recommendation Statement on Schedule 14D-9, dated March 12, 2002, and (vi) the draft Registration Statement on Form S-4, dated March 14, 2002 (the "Draft S-4").

   We also (i) reviewed publicly available financial information and other data with respect to the Company, including the report on form 10-Q for the quarterly period ended September 30, 2001, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) reviewed the Company's draft Annual Report on Form 10-K for the fiscal year ended December 31, 2001 dated March 12, 2002, (iii) reviewed publicly available information and other data with respect to iVillage, including the report on Form 10-Q for the quarterly period ended September 30, 2001, the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Current Report on Form 8-K, dated February 15, 2002, and other publicly available information deemed appropriate, (iv) reviewed draft iVillage audited financial statements for the fiscal year ended December 31, 2001 and other financial and operational information included in the Draft S-4,
(v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company or those of iVillage, (vi) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to the Company or iVillage, (vii) reviewed and analyzed the premiums paid in certain other transactions, (viii) reviewed and discussed with representatives of the management of the Company and iVillage certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company or iVillage,

(ix) considered the historical financial results and present financial condition of the Company and iVillage, (x) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company, iVillage and companies deemed comparable, (xi) inquired about and discussed the Proposed Transaction and other matters related thereto with Company management and its legal counsel, and (xii) performed such other analyses and examinations as were deemed appropriate.

   In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. In arriving at our opinion, we did not make a physical inspection of the properties and facilities of the Company or iVillage, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company or iVillage. We assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Proposed Transaction will be a taxable event to the Company stockholders. We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations thereunder or that any such revisions or waivers thereto will not be detrimental to the Company's stockholders.

   Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 14, 2002. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

   Our opinion is for the use and benefit of the Board in connection with its consideration of the Offer and Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration in connection with the Proposed Transaction or as to how such stockholder should vote with respect to the Merger, if such a vote is required. We do not express any opinion as to the underlying valuation or future performance of the Company or iVillage or the price at which the Company or iVillage common stock would trade at any time in the future.

   Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration in the Proposed Transaction is fair to the Company's stockholders from a financial point of view.

   In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

   Our opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any proxy materials, registration statements or other materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.


                                Very truly yours,


                                CAPITALINK, L.C.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XI of the Registrant's Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation provides for such limitation of liability.

   The Registrant has obtained directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

   The Registrant has entered into indemnification agreements with its directors and officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 21. Exhibits And Financial Statement Schedules.

   (a) Exhibits.

Exhibit No.                                   Description
-----------                                   -----------
  2.1           Agreement and Plan of Merger, dated as of February 11, 2002, by and among the Registrant, Virgil Acquisition Corp. and Promotions.com, Inc.
                (attached as Annex A-1 to the prospectus filed as part of this
                Registration Statement).
  2.2           Amendment No. 1 to Agreement and Plan of Merger, dated as of March 13,
                2002, by and among the Registrant, Virgil Acquisition Corp. and
                Promotions.com, Inc. (attached as Annex A-2 to the prospectus filed as part of this Registration Statement).
  2.3           Berg Stockholder Agreement, dated as of February 11, 2002, by and among the Registrant, Virgil Acquisition Corp. and Ian J. Berg (incorporated by reference from Exhibit 3 to the Registrant's Statement on Schedule
                13D filed February 21, 2002).
  2.4           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and The Travelers Insurance
                Company (incorporated by reference from Exhibit 4 to the Registrant's
                Statement on Schedule 13D filed February 21, 2002).
  2.5           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and Steven Krein (incorporated by reference from Exhibit 5 to the Registrant's Statement on Schedule 13D filed February 21, 2002).
  2.6           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and Daniel J. Feldman
                (incorporated by reference from Exhibit 6 to the Registrant's Statement on Schedule 13D filed February 21, 2002).
  3.1           Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).
  3.2           By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q Quarterly Report for the period ended
                June 30, 2001, File No. 000-25469).
  4.1           Form of Registrant's common stock certificate (incorporated by reference from Exhibit 4.1 to Registration Statement File No. 333-68749).
  5.1           Opinion of Orrick, Herrington & Sutcliffe LLP.*
  10.1          Form of Indemnification Agreement between the Registrant and its directors and officers (incorporated by reference from Exhibit 10.1 to
                Registration Statement File No. 333-68749).
  10.2          1995 Amended and Restated Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 10.2 to Registration Statement
                File No. 333-68749).
  10.3          1997 Amended and Restated Acquisition Stock Option Plan of the
                Registrant (incorporated by reference from Exhibit 10.3 to Registration
                Statement File No. 333-68749).
  10.4          Amended and Restated 1999 Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 99.1 to Registration Statement
                File No. 333-31988).
  10.5          1999 Director Option Plan of the Registrant (incorporated by reference from Exhibit 10.5 to Registration Statement File No. 333-85437).
  10.6          1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from Exhibit 10.6 to Registration Statement File No. 333-85437).
  10.7          1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.7 to Registration Statement File No. 333-85437).
  10.8          Amended and Restated 1999 Non-Qualified Stock Option Plan, as amended by Amendment Number 2.*
  10.9          2001 Non-Qualified Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).

Exhibit No.                                   Description
-----------                                   -----------
  10.10         Letter Agreement, dated November 11, 1998, between the National
                Broadcasting Company, Inc. ("NBC") and the Registrant (incorporated by reference from Exhibit 10.14 to Registration Statement File No. 333-68749).
  10.11         Amended Letter Agreement, dated as of March 9, 1999, between the
                Registrant and NBC (incorporated by reference from Exhibit 10.27 to
                Registration Statement File No. 333-68749).
  10.12         Amendment, dated February 1, 2001, to Letter Agreement dated March 9,
                1999 between NBC and the Registrant (incorporated by reference from
                Exhibit 10.18 to Registration Statement File No. 333-56150).
  10.13         Amendment to Letter Agreement, dated February 22, 2002, between NBC and the Registrant.*
  10.14         Second Addendum to Interactive Services Agreement, dated February 20,
                2000, between the Registrant and America Online, Inc. (incorporated by reference from Exhibit 10.10.1 to Registration Statement File No. 333-56150).
  10.15         Form of Non-Competition, Non-Disclosure and Assignment of Inventions
                Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and Nancy Evans (incorporated by reference from
                Exhibit 10.18 to Registration Statement File No. 333-68749).
  10.16         Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended on April 29, 1997, among the Registrant, America Online, Inc.,
                Tribune Company, KPCB VII and KPCB Zaibatsu II, including Form of
                Warrant (incorporated by reference from Exhibit 10.22 to Registration
                Statement File No. 333-68749).
  10.17         License Agreement, dated as of September 3, 1999, by and between
                PlanetRx.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.39 to Registration Statement File No. 333-85437).
  10.18         Lease, dated March 14, 2000, between 500-512 Seventh Avenue Limited
                Partnership and the Registrant (incorporated by reference from Exhibit
                10.1 to the Registrant's Form 10-Q Quarterly Report for the period ended March 31, 2000, File No. 000-25469).
  10.19         First Amendment to Lease, dated as of June 7, 2000, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.3 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2000, File No. 000-25469).
  10.20         Second Amendment to Lease, dated January 10, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.28 to Registration Statement File No. 333-56150).
  10.21         Third Amendment to Lease, dated October 17, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.2 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).
  10.22         Fourth Amendment to Lease, dated December 3, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership.*
  10.23         License Agreement, dated as of September 8, 2000, among Lamaze
                International, Inc., Lamaze Publishing Company and the Registrant
                (incorporated by reference from Exhibit 10.2 to the Registrant's Form
                10-Q Quarterly Report for the period ended September 30, 2000,
                File No. 000-25469).
  10.24         Employment Agreement, dated November 29, 2000, between Douglas
                McCormick and the Registrant (incorporated by reference from Exhibit
                10.31 to Registration Statement File No. 333-56150).
  10.25         Amended and Restated Securities Purchase Agreement, dated as of
                February 22, 2001, between the Registrant and Hearst Communications,
                Inc. (incorporated by reference from Exhibit 10.32 to Registration
                Statement File No. 333-56150).
  10.26         Amended and Restated Stockholder Agreement, dated as of June 20, 2001, between the Registrant and Hearst Communications, Inc.*

Exhibit No.                                   Description
-----------                                   -----------
  10.27         Amended and Restated Magazine Content License and Hosting Agreement,
                dated January 29, 2001, between Hearst Communications, Inc. and
                Women.com Networks, Inc.*
  10.28         Form of Amendment Number 2 to Amended and Restated Magazine Content
                License and Hosting Agreement (incorporated by reference from Exhibit
                10.35 to Registration Statement File No. 333-56150).
  10.29         Promissory Note, dated June 5, 1998, in the amount of $500,000 between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.23 to Registration Statement File No. 333-68749).
  10.30         Amendment No. 1 to Promissory Note, dated as of April 1, 2001, between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.22.1 to Registrant's Form 10-K Annual Report for the period ended December 31, 2000, File No. 000-25469).
  10.31         Letter Agreement, dated as of October 5, 2000, between the Registrant and Candice Carpenter (incorporated by reference from Exhibit 10.34 to
                Registration Statement File No. 333-56150).
  10.32         Amendment to Letter Agreement, dated as of April 1, 2001, between the
                Registrant and Candice Carpenter (incorporated by reference from
                Exhibit 10.35.1 to Registrant's Form 10-K Annual Report for the period ended December 31, 2000, File No. 000-25469).
  10.33         Amendment No. 2 to Letter Agreement, dated as of April 6, 2001, between the Registrant and Candice Carpenter (incorporated by reference from
                Exhibit 10.41.1 to Registration Statement File No. 333-56150).
  10.34         Amendment Number Three to Amended and Restated Magazine Content License
                and Hosting Agreement, dated as of April 5, 2002, between the
                Registrant and Hearst Communications, Inc.*
  10.35         Confidentiality Agreement dated December 4, 2001 by and between the
                Registrant and Promotions.com, Inc.
  21            Subsidiaries of the Registrant.*
  23.1          Consent of PricewaterhouseCoopers LLP (iVillage).
  23.2          Consent of PricewaterhouseCoopers LLP (Promotions.com).
  23.3          Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
  99.1          Form of Letter of Transmittal.*
  99.2          Opinion of Allen & Company Incorporated (attached as Annex C to the prospectus filed as part of this Registration Statement).
  99.2.1        Consent of Allen & Company Incorporated.*
  99.3          Opinion of Capitalink, L.C. (attached as Annex D to the prospectus filed as part of this Registration Statement).
  99.3.1        Consent of Capitalink, L.C. (included in the opinion of Capitalink,
                L.C. attached as Annex D to the prospectus filed as part of this
                Registration Statement).
  99.4          Form of proxy for Promotions.com special meeting of stockholders to be held on May 24, 2002.

---------------
*   Previously filed

   (b) Financial Statement Schedules.

                         iVILLAGE INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS


                                                                Column A     Column B        Column C        Column D     Column E
                                                               ----------   ----------    --------------    ----------   ----------
                                                                                      Additions
                                                               Balance at   Charged to        Charged                    Balance at
                                                               Beginning     Costs and       to Other                        End
                                                               of Period     Expenses        Accounts       Deductions    of Period
                                                               ----------   ----------    --------------    ----------   ----------
                                                                                          (in thousands)
  For the year ended December 31, 1999: Provision for
   doubtful accounts.......................................      $  746        $500           $   --           $546(2)     $  700
                                                                 ======        ====           ======           ====        ======
  For the year ended December 31, 2000:
   Provision for doubtful accounts.........................      $  700        $277           $   73(1)        $ 43(2)     $1,007
                                                                 ======        ====           ======           ====        ======
  For the year ended December 31, 2001:
   Provision for doubtful accounts.........................      $1,007        $ --           $1,630(3)        $351(2)     $2,286
                                                                 ======        ====           ======           ====        ======

---------------
(1) Doubtful accounts written off against revenue.
(2) Doubtful accounts written off, net of cash received.
(3) Increase in allowance for doubtful accounts in connection with valuation of receivables from the acquisitions of Women.com and PAG.

   All other schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the notes thereto.

   (c) Reports, opinions or appraisals.

   Not applicable.

Item 22. Undertakings.

   (1) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 25, 2002.



                                         iVILLAGE INC.

                                         By: /s/ STEVEN A. ELKES
                                             --------------------------
                                             Steven A. Elkes
                                             Executive Vice President


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                         Capacity                                  Date
               ---------                                         --------                                  ----
       /s/ Douglas W. McCormick*          Chairman and Chief Executive Officer and Director           April 25, 2002
 -------------------------------------     (Principal Executive Officer)
         Douglas W. McCormick



           /s/ Scott Levine*              Chief Financial Officer (Principal Financial and            April 25, 2002
 -------------------------------------     Accounting Officer)
             Scott Levine



           /s/ James Asher*                      Director                                             April 25, 2002
 -------------------------------------
              James Asher



          /s/ Cathleen Black*                    Director                                             April 25, 2002
 -------------------------------------
            Cathleen Black



           /s/ Nancy Evans*                      Director                                             April 25, 2002
 -------------------------------------
              Nancy Evans



          /s/ John T. Healy*                     Director                                             April 25, 2002
 -------------------------------------
             John T. Healy



          /s/ Habib Kairouz*                     Director                                             April 25, 2002
 -------------------------------------
             Habib Kairouz

               Signature                                         Capacity                                  Date
               ---------                                         --------                                  ----

        /s/ Lennert J. Leader*                                   Director                             April 25, 2002
 -------------------------------------
           Lennert J. Leader



         /s/ Edward T. Reilly*                                   Director                             April 25, 2002
 -------------------------------------
           Edward T. Reilly



         /s/ Daniel Schulman*                                    Director                             April 25, 2002
 -------------------------------------
            Daniel Schulman



           /s/ Alfred Sikes*                                     Director                             April 25, 2002
 -------------------------------------
             Alfred Sikes



*By: /s/ Steven A. Elkes
     ---------------------------------
             Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit No.                                   Description
  -----------                                 -----------
  2.1           Agreement and Plan of Merger, dated as of February 11, 2002, by and among the Registrant, Virgil Acquisition Corp. and Promotions.com, Inc.
                (attached as Annex A-1 to the prospectus filed as part of this
                Registration Statement).
  2.2           Amendment No. 1 to Agreement and Plan of Merger, dated as of March 13,
                2002, by and among the Registrant, Virgil Acquisition Corp. and
                Promotions.com, Inc. (attached as Annex A-2 to the prospectus filed as part of this Registration Statement).
  2.3           Berg Stockholder Agreement, dated as of February 11, 2002, by and among the Registrant, Virgil Acquisition Corp. and Ian J. Berg (incorporated by reference from Exhibit 3 to the Registrant's Statement on Schedule
                13D filed February 21, 2002).
  2.4           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and The Travelers Insurance
                Company (incorporated by reference from Exhibit 4 to the Registrant's
                Statement on Schedule 13D filed February 21, 2002).
  2.5           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and Steven Krein (incorporated by reference from Exhibit 5 to the Registrant's Statement on Schedule 13D filed February 21, 2002).
  2.6           Stockholder Agreement, dated as of February 11, 2002, by and among the
                Registrant, Virgil Acquisition Corp. and Daniel J. Feldman
                (incorporated by reference from Exhibit 6 to the Registrant's Statement on Schedule 13D filed February 21, 2002).
  3.1           Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).
  3.2           By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q Quarterly Report for the period ended
                June 30, 2001, File No. 000-25469).
  4.1           Form of Registrant's common stock certificate (incorporated by reference from Exhibit 4.1 to Registration Statement File No. 333-68749).
  5.1           Opinion of Orrick, Herrington & Sutcliffe LLP.*
  10.1          Form of Indemnification Agreement between the Registrant and its directors and officers (incorporated by reference from Exhibit 10.1 to
                Registration Statement File No. 333-68749).
  10.2          1995 Amended and Restated Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 10.2 to Registration Statement
                File No. 333-68749).
  10.3          1997 Amended and Restated Acquisition Stock Option Plan of the
                Registrant (incorporated by reference from Exhibit 10.3 to Registration
                Statement File No. 333-68749).
  10.4          Amended and Restated 1999 Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 99.1 to Registration Statement
                File No. 333-31988).
  10.5          1999 Director Option Plan of the Registrant (incorporated by reference from Exhibit 10.5 to Registration Statement File No. 333-85437).
  10.6          1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from Exhibit 10.6 to Registration Statement File No. 333-85437).
  10.7          1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.7 to Registration Statement File No. 333-85437).
  10.8          Amended and Restated 1999 Non-Qualified Stock Option Plan, as amended by Amendment Number 2.*
  10.9          2001 Non-Qualified Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).

Exhibit No.                                   Description
  -----------                                 -----------
  10.10         Letter Agreement, dated November 11, 1998, between the National
                Broadcasting Company, Inc. ("NBC") and the Registrant (incorporated by reference from Exhibit 10.14 to Registration Statement File No. 333-68749).
  10.11         Amended Letter Agreement, dated as of March 9, 1999, between the
                Registrant and NBC (incorporated by reference from Exhibit 10.27 to
                Registration Statement File No. 333-68749).
  10.12         Amendment, dated February 1, 2001, to Letter Agreement dated March 9,
                1999 between NBC and the Registrant (incorporated by reference from
                Exhibit 10.18 to Registration Statement File No. 333-56150).
  10.13         Amendment to Letter Agreement, dated February 22, 2002, between NBC and the Registrant.*
  10.14         Second Addendum to Interactive Services Agreement, dated February 20,
                2000, between the Registrant and America Online, Inc. (incorporated by reference from Exhibit 10.10.1 to Registration Statement File No. 333-56150).
  10.15         Form of Non-Competition, Non-Disclosure and Assignment of Inventions
                Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and Nancy Evans (incorporated by reference from
                Exhibit 10.18 to Registration Statement File No. 333-68749).
  10.16         Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended on April 29, 1997, among the Registrant, America Online, Inc.,
                Tribune Company, KPCB VII and KPCB Zaibatsu II, including Form of
                Warrant (incorporated by reference from Exhibit 10.22 to Registration
                Statement File No. 333-68749).
  10.17         License Agreement, dated as of September 3, 1999, by and between
                PlanetRx.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.39 to Registration Statement File No. 333-85437).
  10.18         Lease, dated March 14, 2000, between 500-512 Seventh Avenue Limited
                Partnership and the Registrant (incorporated by reference from Exhibit
                10.1 to the Registrant's Form 10-Q Quarterly Report for the period ended March 31, 2000, File No. 000-25469).
  10.19         First Amendment to Lease, dated as of June 7, 2000, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.3 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2000, File No. 000-25469).
  10.20         Second Amendment to Lease, dated January 10, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.28 to Registration Statement File No. 333-56150).
  10.21         Third Amendment to Lease, dated October 17, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.2 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2001, File No. 000-25469).
  10.22         Fourth Amendment to Lease, dated December 3, 2001, between the
                Registrant and 500-512 Seventh Avenue Limited Partnership.*
  10.23         License Agreement, dated as of September 8, 2000, among Lamaze
                International, Inc., Lamaze Publishing Company and the Registrant
                (incorporated by reference from Exhibit 10.2 to the Registrant's Form
                10-Q Quarterly Report for the period ended September 30, 2000,
                File No. 000-25469).
  10.24         Employment Agreement, dated November 29, 2000, between Douglas
                McCormick and the Registrant (incorporated by reference from Exhibit
                10.31 to Registration Statement File No. 333-56150).
  10.25         Amended and Restated Securities Purchase Agreement, dated as of
                February 22, 2001, between the Registrant and Hearst Communications,
                Inc. (incorporated by reference from Exhibit 10.32 to Registration
                Statement File No. 333-56150).
  10.26         Amended and Restated Stockholder Agreement, dated as of June 20, 2001, between the Registrant and Hearst Communications, Inc.*

Exhibit No.                                   Description
  -----------                                 -----------
  10.27         Amended and Restated Magazine Content License and Hosting Agreement,
                dated January 29, 2001, between Hearst Communications, Inc. and
                Women.com Networks, Inc.*
  10.28         Form of Amendment Number 2 to Amended and Restated Magazine Content
                License and Hosting Agreement (incorporated by reference from Exhibit
                10.35 to Registration Statement File No. 333-56150).
  10.29         Promissory Note, dated June 5, 1998, in the amount of $500,000 between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.23 to Registration Statement File No. 333-68749).
  10.30         Amendment No. 1 to Promissory Note, dated as of April 1, 2001, between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.22.1 to Registrant's Form 10-K Annual Report for the period ended December 31, 2000, File No. 000-25469).
  10.31         Letter Agreement, dated as of October 5, 2000, between the Registrant and Candice Carpenter (incorporated by reference from Exhibit 10.34 to
                Registration Statement File No. 333-56150).
  10.32         Amendment to Letter Agreement, dated as of April 1, 2001, between the
                Registrant and Candice Carpenter (incorporated by reference from
                Exhibit 10.35.1 to Registrant's Form 10-K Annual Report for the period ended December 31, 2000, File No. 000-25469).
  10.33         Amendment No. 2 to Letter Agreement, dated as of April 6, 2001, between the Registrant and Candice Carpenter (incorporated by reference from
                Exhibit 10.41.1 to Registration Statement File No. 333-56150).
  10.34         Amendment Number Three to Amended and Restated Magazine Content License
                and Hosting Agreement, dated as of April 5, 2002, between the
                Registrant and Hearst Communications, Inc.*
  10.35         Confidentiality Agreement, dated December 4, 2001, by and between the
                Registrant and Promotions.com, Inc.
  21            Subsidiaries of the Registrant.*
  23.1          Consent of PricewaterhouseCoopers LLP (iVillage).
  23.2          Consent of PricewaterhouseCoopers LLP (Promotions.com).
  23.3          Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
  99.1          Form of Letter of Transmittal.*
  99.2          Opinion of Allen & Company Incorporated (attached as Annex C to the prospectus filed as part of this Registration Statement).
  99.2.1        Consent of Allen & Company Incorporated.*
  99.3          Opinion of Capitalink, L.C. (attached as Annex D to the prospectus filed as part of this Registration Statement).
  99.3.1        Consent of Capitalink, L.C. (included in the opinion of Capitalink,
                L.C. attached as Annex D to the prospectus filed as a part of this
                Registration Statement).
  99.4          Form of proxy for Promotions.com special meeting of stockholders to be held on May 24, 2002.


---------------
*   Previously filed